Exhibit 10.1

DANIEL K. INOUYE, Official Number: 1274136

CONSOLIDATED AGREEMENT

(Consolidation of Commitment to Guarantee, Security, Escrow, Chapter 537 Reserve Fund,

Depository and Financial Agreements of the Federal Ship Financing Program)

Matson Navigation Company, Inc.
Name of Shipowner
555 12th Street			MA -14454	MATNAV 0001
Street Address for Notices			Contract No.	FFB Note Identifier No.
Oakland	California	94607	Corporation
City	State	Zip Code	Organizational Form (e.g., corporation, limited liability company, partnership)
Treasurer			Hawaii
Name of Contact Person to Receive Notices			Jurisdiction of Organization
Email Address: none			April 27, 2020	$185,943,000
General Counsel			Closing Date	Maximum Principal Amount of Guarantee
Send Copies of Notices to
Email Address: none

THIS CONSOLIDATED AGREEMENT (this “Agreement”) is made as of the Closing Date set forth above between THE UNITED STATES OF AMERICA (the “United States”), represented by the Maritime Administrator (the “Administrator”) of the Maritime Administration (“MARAD”), pursuant to Chapter 537 of Title 46 of the United States Code (“Chapter 537”), and the Shipowner named above (the “Shipowner”), an entity existing under the laws of the Jurisdiction of Organization in the Organizational Form both as stated above.  Capitalized terms used herein, unless otherwise noted, have the respective meanings set forth in Annex B.

RECITALS:

A.           The Administrator is authorized, pursuant to the Chapter 537, to guarantee obligations that meet the requirements of Chapter 537;

B.           FFB is authorized, under Section 6(a) of the FFB Act, to make commitments to purchase, and to purchase on terms and conditions determined by FFB, any obligation that is issued, sold, or guaranteed by an agency of the United States;

C.           Pursuant to the FFB Act, FFB and the Administrator entered into the Program Financing Agreement, dated January 19, 2017, as amended as of the date hereof, setting forth the commitment of FFB to enter into agreements to purchase Notes issued by entities designated by the Administrator when those Notes have been guaranteed by the United States, and the commitment of the Administrator to guarantee those Notes;

Contract No. MA-14454	Page 1

D.           The Shipowner desires to participate in MARAD’s Federal Ship Financing Program as established by Chapter 537;

E.           In furtherance thereof, the Shipowner submitted an application on the Application Date to the Administrator for the Guarantee of the obligations under the Note for Financing pursuant to Chapter 537 to finance a portion of the cost of constructing, reconstructing or reconditioning the Vessel, which application was previously deemed complete by the Administrator;

F.            The Shipowner is the sole owner of the Vessel constructed pursuant to the Construction Contract with the Shipyard;

G.           After review of such application, the Administrator determined that:

(1)          pursuant to Section 53707(a) of Chapter 537, the Shipowner is responsible and possesses the ability, experience, financial resources and other qualifications necessary to the adequate operation and maintenance of the Vessel;

(2)          pursuant to Section 53709(b)(1) of Chapter 537, the aggregate of the Depreciated Actual Cost or Actual Cost of the Vessel, as the case may be, is set forth on Annex A of this Agreement and the maximum principal amount of the Note will not exceed the Applicable Guarantee Percentage of the Depreciated Actual Cost or the Actual Cost, as the case may be, set forth on Annex A of this Agreement;

(3)          pursuant to Sections 53710(a)(1), 53710(a)(2) and 53710(a)(3) of Chapter 537 (i) payments of principal required by the Note are satisfactory, (ii) the Approved Interest Rate to be borne by Advances under the Note to be issued on the Closing Date is reasonable, and (iii) the Stated Maturity Date of the Note is satisfactory;

(4)          pursuant to 46 C.F.R. § 298.33(b)(2)(iii), the Shipowner has demonstrated its ability to pay the Required Equity Amount; and

(5)          pursuant to Section 53708(a) of Chapter 537, the proposed use of the Vessel by the Shipowner will be economically sound;

H.           Based upon such determinations, the Administrator (1) issued the Letter Commitment on the Letter Commitment Date, pursuant to which the Administrator stated its commitment to execute the Guarantee, subject to compliance with the terms and conditions set forth in the Letter Commitment; and (2) pursuant to the Program Financing Agreement, delivered to FFB and the Shipowner a Designation Notice (as defined in the Program Financing Agreement) designating the Shipowner to be a “Borrower” for purposes of the Program Financing Agreement;

I.            To aid in the Financing of the Vessel, FFB, the Shipowner and the Administrator have executed and delivered the Note Purchase Agreement providing for the sale and delivery of the Note having the Stated Maturity Date and Approved Interest Rate to be determined with respect to each Advance as set forth on Annex A of this Agreement;

J.            Pursuant to this Agreement, the Administrator is executing, and the Shipowner is accepting, the Commitment to Guarantee with respect to the Note in the maximum principal

Contract No. MA-14454	Page 2

amount equal to the Applicable Guarantee Percentage of the Depreciated Actual Cost or the Actual Cost of the Vessel, as the case may be, on the Closing Date, set forth in Table A of Annex A of this Agreement;

K.           Pursuant to this Agreement, the Shipowner is issuing and delivering the Administrator’s Note to the Administrator on the date hereof;

L.           Pursuant to this Agreement, as security for the due and timely payment of the Administrator’s Note and for the issuance of the Guarantee, the Shipowner is executing and delivering a first preferred mortgage on the Vessel to the Administrator and an amendment to the first preferred mortgage(s) on the Existing Vessels on the date hereof, and granting a security interest to the Administrator in the Collateral, including without limitation the Chapter 537 Reserve Fund, the Late Charges Reserve Subfund, the No-Call Prepayment Fund and the Interest Escrow Fund;

M.          Pursuant to Section 53716 of Chapter 537, the Administrator may hold on account at Treasury funds in the Chapter 537 Reserve Fund, the Late Charges Reserve Subfund, the No-Call Prepayment Fund and the Interest Escrow Fund as collateral for the Guarantee of the Note;

N.           As further security for the due and timely payment of the Administrator’s Note and for the issuance of the Guarantee, (1) the Shipyard has executed and delivered the Consent of Shipyard to the assignment of the Construction Contract to the Administrator; (2) the Affiliate Guarantor has executed and delivered this Agreement and the Affiliate Guaranty to the Administrator; and (3) the Shipowner has executed and delivered the Assignment of Construction Contract, the Assignment of Earnings and the Assignment of Insurances to the Administrator;

O.           It is the intention of the parties that the security interests of the Administrator in the Collateral be perfected by: (1) the execution and delivery of this Agreement and the Mortgage; (2) the Administrator’s possession of the Chapter 537 Reserve Fund, the Late Charges Reserve Subfund, the No-Call Prepayment Fund and the Interest Escrow Fund in accounts at Treasury, and all other sums, moneys, securities and proceeds thereof; and (3) the filing of appropriate financing statements to record the Administrator’s security interests in the Collateral;

P.            To aid in the Financing of the Second Vessel, FFB, the Shipowner and the Administrator may, at the option of the Shipowner, on or prior to June 28, 2020, execute and deliver a Note Purchase Agreement providing for the sale and delivery of a Note having the Stated Maturity Date and Approved Interest Rate to be determined with respect to each Advance as shall be set forth in an amendment to this Agreement;

Q.           As set forth below in Annex X of this Agreement, the Shipowner’s RFFA and Depository Agreement are being terminated and replaced by this Agreement; and

R.           Capitalized terms used herein have the meanings given to them in Annex B, unless otherwise defined herein.

NOW, THEREFORE, under the provisions of Chapter 537, and in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree that this Agreement consists of this introduction and signature page and the following attached

Contract No. MA-14454	Page 3

parts, all of which together constitute the entire agreement of the Administrator and the Shipowner with respect to the subject matter hereof, superseding all prior written and oral agreements and understandings between the parties with respect to such subject matter:

Annex A:   Information Specific to the Shipowner, the Affiliate Guarantor and the Guarantee Transaction

Annex B:    Definitions

Annex C:    General Terms and Conditions

Annex D:    Disclosure Schedule

Annex E:     Form of Administrator’s Note

Annex F:     Form of First Preferred [Fleet/Ship] Mortgage (with Form Supplement to Mortgage and Form Opinion of Counsel to Mortgagor)

Annex G:     Form Assignment of Construction Contract (including copy of Construction Contract)

Annex H-1: Form of Consent of Shipyard

Annex H-2: [Reserved]

Annex I:      Form of Assignment of Earnings

Annex J:      Form of Assignment of Insurances

Annex K :    Form of Affiliate Guaranty

Annex L:    Form of Annual No Default and Vessel Re-Certification

Annex M-1:  Form of Annual Financial Statement Certification

Annex M-2: Form of Quarterly Financial Statement Certification

Annex N:    Form of Computation of Reserve Fund Net Income, Total Deposits or No Deposits and Accountant’s Statement

Annex O:    Form of Opinion of Shipowner’s and Affiliate Guarantor’s Counsel

Annex P:    [Reserved]

Annex X:    Special Provisions

In the event of any conflict or inconsistency between the provisions of Annex A (Information Specific to the Shipowner, the Affiliate Guarantor and the Guarantee Transaction) and Annex C (General Terms and Conditions), the provisions of Annex A of this Agreement shall control.

(SIGNATURE PAGE ON FOLLOWING PAGE)

Contract No. MA-14454	Page 4

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representatives of the parties hereto as of the Closing Date.

(SEAL) Attest:		SHIPOWNER

By:	/s/ Rachel C. Lee	By:	/s/ Joel M. Wine
Name:	Rachel C. Lee	Name:	Joel M. Wine
Title:	Assistant Secretary	Title:	Senior Vice President and Chief Financial Officer

(SEAL) Attest:		UNITED STATES OF AMERICA, MARITIME ADMINISTRATOR

By:	/s/ Kevin C. Feury	By:	/s/ T. Mitchell Hudson, Jr.
Name:	Kevin C. Feury	Name:	T. Mitchell Hudson, Jr.
Title:	Assistant Secretary, Maritime Administration	Title:	Secretary, Maritime Administration

With respect to Annex A, Annex B, and the following Section of Annex C (as amended, if applicable, by Annex X): Sections 2.03(b), (c), (g), (h), (l), (m) and (n), 3.04(c), 9.01, 9.02, 10.01, 10.02, 10.03, 10.04, 10.05, 10.06, 10.07, 10.10, 10.11, 10.12, 10.15, 10.16, 10.17, 10.18, 10.19, 10.20, 10.21, 10.22, 10.23, 10.24, 12.03(h), 13.02, 13.04, 13.05, 13.15, 14.01, 14.02, 14.06, 18.01, 18.05, 18.06, 18.07, 18.08, 18.09, 18.10, 18.11, 18.12 and 18.14 of Annex C, this Agreement has been duly executed and delivered by the duly authorized representatives of the Affiliate Guarantor as of the Closing Date solely to indicate the Affiliate Guarantor’s agreement to be bound by the foregoing provisions to the extent applicable to the Affiliate Guarantor.

(SEAL) Attest:		AFFILIATE GUARANTOR

By:	/s/ Rachel C. Lee	By:	/s/ Joel M. Wine
Name:	Rachel C. Lee	Name:	Joel M. Wine
Title:	Corporate Secretary	Title:	Senior Vice President and Chief Financial Officer

[Signature Page – Consolidated Agreement]

Relating to Contract No. MA-14454

ANNEX A

INFORMATION SPECIFIC TO THE SHIPOWNER, THE AFFILIATE GUARANTOR AND THE GUARANTEE TRANSACTION

See Table A below for Calculation and Itemization)
Actual Cost (See Section 8.01 of Annex C of this Agreement):	$231,042,160 (See Table A below for Calculation and Itemization)
Administrator’s Address for Notices:

MARITIME ADMINISTRATOR

Maritime Administration

1200 New Jersey Avenue, S.E.

Washington, D.C. 20590

ATTN: Office of Marine Financing

Telephone Number:  (202) 366-5737

Email Address: marinefinancing@dot.gov

Affiliate Guarantor(s):	Name: Matson, Inc. Organizational Form: Corporation Jurisdiction of Organization: Hawaii ☐ None
Affiliate Guarantor(s)’ Address for Notices:

Street Address:  555 12th Street, Oakland, CA  94607

Name of Contact: Treasurer

Telephone Number:  (510) 628-4000

Email Address: bbowler@matson.com

With a copy to:

Street Address:  555 12th Street, Oakland, CA  94607

Name of Contact: General Counsel

Telephone Number:

Email Address:

☐ Not Applicable

Aggregate Original Equity Investment (See Section 6.04 of Annex C of this Agreement):	Name of Vessels/Aggregate Original Equity Investment: DANIEL K. INOUYE: $45,099,160

Annex A (Information Specific to the Shipowner and the Guarantee Transaction) Relating to Contract No. MA-14454	Page 1

Amount of the Administrator’s Guarantee (See Section 2.01 of Annex C of this Agreement):

$185,943,000, plus an additional amount as the Administrator or the Deputy Maritime Administrator may approve, up to, but not exceeding, 10% of the Actual Cost or Depreciated Actual Cost (plus interest to the date of payment)

Amount of Administrator’s Note (See Section 3.01 of Annex C and Annex E of this Agreement):	$185,943,000, plus an additional amount as the Administrator or the Deputy Maritime Administrator may approve, up to, but not exceeding, 10% of the Actual Cost or Depreciated Actual Cost
Applicable Guarantee Percentage:

☐ Not more than 75 % of the Depreciated Actual Cost or the Actual Cost of the Vessels

X Not more than 87.5 % of the Depreciated Actual Cost or the Actual Cost of the Vessels

(See Table A of Annex A below for itemization and calculation)

Application Date (See Recital E of Introduction of this Agreement):	September 25, 2014 and amended as of August 11, 2016
Approved Interest Rate (See Section 14.02 of Annex C and Annex E of this Agreement):

For each deemed Advance under the Administrator’s Note, the basic interest rate per annum applicable to the corresponding Advance under the Note plus, in the event the Shipowner elects a Par Prepayment/Refinancing Privilege with respect to such Advance under such Note, a fee (expressed in terms of a basis point incremental to the applicable interest rate) determined by FFB on the basis set forth in the Note.

Charter Hire and Rent Limitation (See Section 12.02(i) of Annex C of this Agreement):	6% of Consolidated Revenue (calculated in accordance with GAAP) for such fiscal year.
Construction Contract (See Section 2.03(a) and other Sections of Annex C of this Agreement):

With respect to the Vessel DANIEL K. INOUYE: Shipbuilding Contract made as of November 6, 2016, between the Shipyard and the Shipowner, for the construction of one Aloha Class containership, Hull No. 29

Annex A (Information Specific to the Shipowner and the Guarantee Transaction) Relating to Contract No. MA-14454	Page 2

Depreciated Actual Cost (See Recital G(2) of Introduction to this Agreement and Table A of Annex A):	$218,757,505 (See Table A below for Calculation and Itemization) ☐ Not Applicable
FFB Address for Notices:	Federal Financing Bank Main Treasury Building 1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220 Attention: Chief Financial Officer Telephone Number: (202) 622-2470 Facsimile Number: (202) 622-0707
Financial Information of Affiliate Guarantors on Closing Date (See Section 13.02 of Annex C of this Agreement)	i) Working Capital $____ ii) Net Worth $_____ iii) Long Term Debt to Net Worth __:___
Financial Information of Shipowner on Closing Date (See Section 13.01 of Annex C of this Agreement)	i) Working Capital $____ ii) Net Worth $_____ iii) Long Term Debt to Net Worth __:__
Financing (See Article I of Annex C of this Agreement):	X Mortgage Period Financing ☐ Construction Period Financing
First Principal Payment Date (See Annex E of this Agreement):	October 15, 2020
Foreign Item Waivers (See Table A of Annex A of this Agreement):	X Specify: $54,741,828 ☐ None
Governing Law State (See Section 18.10(a) of Annex C of this Agreement):	California law to be applied absent applicable federal law, including federal common law
Guarantee Fee (See Section 2.03(p) of Annex C of this Agreement):	$8,699,736 X Shipowner Elects to Include Guarantee Fee as Item of Actual Cost of Vessels
Insurance Requirements (See Section 11.10(e) of Annex C of this Agreement):

Oil pollution liability subject to a sub-limit of $1 billion any one accident or occurrence.  P&I War Risk Clause $500 million.  Contractual extension, through transport extension and cargo deviation $5m combined single limit.

Annex A (Information Specific to the Shipowner and the Guarantee Transaction) Relating to Contract No. MA-14454	Page 3

Interest Escrow Fund Deposit (See Sections 2.03(q) and 5.01 of Annex C of this Agreement):	☐ Six Months Interest Payment of $_____________ X Waived
Investigation Fee (See Section 2.03(p) of Annex C of this Agreement):	$446,773, less the $5,000 filing fee and $102,421 paid for conducting an external review, equal to a total net amount of $339,352
Jurisdiction State/City (See Section 18.10(b) of Annex C of this Agreement):	Washington, D.C.
Late Charges Reserve Subfund Deposit (See Section 6.09 of Annex C of this Agreement):	$12,000.00
Letter Commitment Date (See Recital H of Introduction of this Agreement):	March 23, 2020
Mandatory Progress Prepayment Amount (See Section 3.02 of Annex C of this Agreement):	☐ ____% of Reserve Fund Net Income over Mandatory Progress Prepayment Threshold X Not Applicable
Mandatory Progress Prepayment Threshold (See Section 3.02 of Annex C of this Agreement)	☐ Reserve Fund Net Income > $_______ X Not Applicable
Maximum Payment Amount of Losses Directly to Shipowner (See Section 11.10(c) of Annex C of this Agreement):	$2,500,000
Maximum Self-Insurance Amount (See Section 11.10(b)(4) and 11.10(e) of Annex C of this Agreement):	$2,500,000
Note (See Article I of Annex C of this Agreement):	The future advance promissory note of Shipowner to FFB in the Maximum Principal Amount of $185,943,000 Note Identifier: ____________
Note Purchase Agreement (See Article I of Annex C of this Agreement):	Date: April 27, 2020.
Payment Dates:	X Semi Annual Payment Dates: April 15th and October 15th of each year; or

Annex A (Information Specific to the Shipowner and the Guarantee Transaction) Relating to Contract No. MA-14454	Page 4

☐ Quarterly Payment Dates: _______, _______, ________ and ______ of each year
Qualifying Financial Tests of Affiliate Guarantor(s) (See Section 13.02 of Annex C of this Agreement):

(i)  Net Worth ≥ 90% of amount shown on the Affiliate Guarantor’s Audited Financial Statements that are most recent prior to the Closing Date

(ii) Comply with the Maximum Consolidated Leverage Ratio Covenant set forth in the Existing Credit Agreement

(iii)  Other: N/A

☐    None

Qualifying Financial Tests of Shipowner (See Section 13.01 of Annex C of this Agreement):	(i) Working Capital ≥ $1.00 (ii) Net Worth ≥ N/A (iii) Long-Term Debt to Net Worth ≤ two (2):one (1) (iv) Other: N/A
Required Equity Amount (See Section 8.03(a) of Annex C of this Agreement):	$32,814,505, which is not less than 15% of the Depreciated Actual Cost of the DANIEL K. INOUYE as of the Closing Date
Shipyard:	Philly Shipyard, Inc. (formerly, Aker Philadelphia Shipyard, Inc.)
Shipyard Project (See Section 6.06 of Annex C of this Agreement):	☐ [Insert description and location of Shipyard Project] X Not Applicable
Special Provisions (See Annex X of this Agreement)	X Applicable ☐ Not Applicable
Special Security Default (See Section 14.01(b)(9) of Annex C of this Agreement):	X Not Applicable
Special Subordinated Liens (See Annex B definition of Permitted Liens):	None
Stated Maturity Date (See Sections 7.08 and 13.13 of Annex C of this Agreement and Annex E):	☐ Twenty (20) years from Closing Date ☐ Twenty-Five (25) years from Closing Date X Other: October 15, 2043

Annex A (Information Specific to the Shipowner and the Guarantee Transaction) Relating to Contract No. MA-14454	Page 5

Supplemental Financial Tests of Affiliate Guarantor(s) (See Section 12.02 of Annex C of this Agreement):

(i)  Net Worth ≥ 90% of amount shown on the Affiliate Guarantor’s Audited Financial Statements that are most recent prior to the Closing Date

(ii)  Comply with the Maximum Consolidated Leverage Ratio Covenant

(iii)  Other: Maintain a Qualifying Credit Agreement, unless maintained by the Shipowner (30-day grace period applies)

☐   None

Supplemental Financial Tests of Shipowner (See Section 12.02 of Annex C of this Agreement):

(i)  Working Capital ≥ $1.00

(ii)  Long-Term Debt to Net Worth ≤ 2:1

(iii)   Other: Maintain a Qualifying Credit Agreement, unless maintained by the Affiliate Guarantor (30-day grace period applies)

☐   None

UCC Filing State (State where UCC-1 was filed):	Hawaii
Vessels (See Section 2.03(d) of Annex C of this Agreement):

Type: Aloha class containership

Number of Vessels: 1

Hull Identification Number, if available, Name, if available, and USCG Documentation Number, if applicable:

1. DANIEL K. INOUYE, Official Number: 1274136

Annex A (Information Specific to the Shipowner and the Guarantee Transaction) Relating to Contract No. MA-14454	Page 6

TABLE A

As determined by the Administrator (a) the aggregate Actual Cost of the Vessel is $231,042,160 representing (1) the amounts paid by or for the account of the Shipowner as of the date hereof for the Construction of the Vessel, plus (2) the amount which the Shipowner is on the date hereof obligated to pay under the Construction Contract or is otherwise from time to time hereafter obligated to pay for the Construction of the Vessel; and (b) the aggregate Depreciated Actual Cost of the Vessel as of the Closing Date is $218,757,505 representing (1) the aggregate Actual Cost of the Vessel as of the date hereof, less (2) the depreciation of the Vessel as of the date hereof, both calculated and itemized for the DANIEL K. INOUYE as follows:

	Item of Cost [1]	Amount Paid [2]	Amount Obligated to be Paid [3]	Total [4]
[A]	Shipyard Contract Price (excluding unpaid amounts held in escrow as of October 17, 2019)	$213,945,176		$213,945,176
[B]	Contract Changes and Extras (excluding change order No. 40)	(1,408,800)		(1,408,800)
[C]	Owner Furnished Items	427,991		427,991
[D]	Design, Engineering and Inspection	1,970,975		1,970,975
[E]	Foreign Items Exclusions (unless Foreign Item Waivers applicable)	(55,538)		(55,538)
[F]	Subtotal ([4A] + [4B] + [4C] + [4D] - [4E]) = [4F])	$214,879,804		$214,879,804
[G]	Estimated Guarantee Fee	8,699,736		8,699,736
[H]	Construction Period Interest	10,858,279		10,858,279
[I]	Approved Construction Contract Escalation and Other Adjustments	(3,395,659)		(3,395,659)
[J]	Total Actual Cost ([4F] + [4G] + [4H] + [4I] = [4J])	$231,042,160		$231,042,160

Annex A (Information Specific to the Shipowner and the Guarantee Transaction) Relating to Contract No. MA-14454	Page 7

[K]	Depreciation Recognized from Vessel Delivery Date to Closing Date	(12,284,656)	(12,284,656)
[L]	Total Depreciated Actual Cost ([4J] – [4K]) = [4L])	$218,757,505	$218,757,505

(END OF ANNEX A)

Annex A (Information Specific to the Shipowner and the Guarantee Transaction) Relating to Contract No. MA-14454	Page 8

ANNEX B

DEFINITIONS

1.            Definitions.  Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement.

“Accountant” means an independent certified public accountant or independent licensed public accountant, certified or licensed by a regulatory authority of a state or other political subdivision of the United States, or a firm of independent certified public accountants or independent licensed public accountants, certified or licensed by a regulatory authority of a state or other political subdivision of the United States.

 “Actual Cost” means the actual cost of a Vessel, as set forth on Table A of Annex A of this Agreement or as subsequently re-determined by the Administrator pursuant to this Agreement and Chapter 537.

“Actual Cost Paid” means the amount paid by the Shipowner for the Vessels as set forth in column [2J] on Table A of Annex A of this Agreement.

 “Additional Collateral” means a letter of credit in form and substance satisfactory to the Administrator from a United States bank acceptable to the Administrator in an amount not less than the difference between the forced liquidation value of the Vessels as reflected in the Appraisal and the Outstanding Note.

“Administrator” means the Maritime Administrator of the Maritime Administration of the United States Department of Transportation, or any official of the Maritime Administration to whom is delegated the authority, from time to time, to perform the duties of the Maritime Administrator pursuant to the provisions of Chapter 537.

"Administrator’s Guarantee” has the same meaning as the term “Guarantee.”

“Administrator’s Note” means the promissory note issued and delivered by the Shipowner to the Administrator, as originally executed, substantially in the form attached to this Agreement as Annex E, and as the same may be amended, modified, supplemented or endorsed, including any promissory note issued in substitution thereof.

“Administrator’s Notice” means the notice given, at any time and from time to time, to the Holder from the Administrator with respect to a Security Default.

 “Advance” means an advance of funds made by FFB to the Shipowner under a particular Note.

“Advance Request” means a request from the Shipowner for an Advance under a particular Note.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Annex B (Definitions) - Contract No. MA-14454	Page 1

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“Affiliate Guarantor” means each, and “Affiliate Guarantors” means every, affiliated entity of the Shipowner set forth on Annex A of this Agreement opposite such term that have executed the Affiliate Guaranty.

“Affiliate Guaranty” means the guaranty agreement executed by each Affiliate Guarantor in favor of the United States for the purpose of guaranteeing the Shipowner’s obligations to the Administrator under this Agreement and the Administrator's Note, substantially in the form attached to this Agreement as Annex K, as originally executed or as modified, amended or supplemented.

“Aggregate Original Equity Investment” has the meaning set forth on Annex A of this Agreement opposite such term for each Vessel.

 “Agreement” means the Consolidated Agreement made as of the Closing Date between the United States represented by the Administrator and the Shipowner.

“Amount of Administrator’s Guarantee” has the meaning set forth on Annex A of this Agreement opposite such term.

“Amount of Administrator’s Note” has the meaning set forth on Annex A of this Agreement opposite such term.

“Annual Financial Statement Certification” means an Officer’s Certificate of the Shipowner and the Affiliate Guarantor (a) certifying the calculations of the Supplemental Financial Covenants of Shipowner and Supplemental Financial Covenants of Affiliate Guarantor pursuant to Section 13.04 of Annex C of this Agreement and (b) confirming that no Defaults exist pursuant to Section 13.08(a) of Annex C of this Agreement, in the form attached to this Agreement as Annex M-1.

“Annual Vessel Condition, Maintenance and Class Certification” means an Officer’s Certificate of the Shipowner and the Affiliate Guarantor setting forth, among other things, (a) a statement of the condition and maintenance of each Vessel pursuant to Section 13.09 of Annex C of this Agreement, (b) a confirmation of class issued by the Classification Society showing that the classification and rating for each Vessel on the Delivery Date of each Vessel has been retained for each in class Vessel and (c) copies of all Classification Society reports, including periodic and damage surveys for each Vessel pursuant to Section 13.12 of Annex C of this Agreement, in the form attached to this Agreement as Annex L.

“Applicable Guarantee Percentage” means the Amount of Administrator’s Guarantee expressed as a percentage of the Actual Cost or Depreciated Actual Cost of the Vessels, as the case may be, as set forth on Annex A of this Agreement opposite such term.

“Application Date”  has the meaning set forth on Annex A of this Agreement opposite such term.

 “Appraisal” mean an appraisal of the Vessels commissioned by the Shipowner or the Administrator at the expense of the Shipowner conducted by an appraiser approved by the Administrator, who has followed an appraisal methodology approved by the Administrator, and

Annex B (Definitions) - Contract No. MA-14454	Page 2

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which appraisal shall not have occurred more than twelve (12) months before the date that the appraisal is delivered to the Administrator.

“Approved Interest Rate” means the interest rate per annum set forth on Annex A of this Agreement opposite such term which is established for each Advance made under a particular Note.

“Assignment of Construction Contract” means the assignment from the Shipowner to the Administrator of all the rights, title and interest of the Shipowner under the Construction Contract, substantially in the form attached to this Agreement as Annex G, as the same may be amended, supplemented, restated or otherwise modified from time to time with the consent of the Administrator.

“Assignment of Earnings” means the assignment from the Shipowner to the Administrator of all of the rights, title and interest of the Shipowner in whatever is received upon the lease, sale, charter, transfer or disposition of any Vessel, claims for damages for any breach by any charterer or other party thereto of any bareboat or time charter, or lease of any Vessel; and all remuneration payable by or on behalf of a governmental authority in respect of any detention of any Vessel, and all insurance proceeds payable to the Shipowner for any loss of or damage to all or any part of any Vessel, substantially in the form attached to this Agreement as Annex I, as the same may be amended, supplemented, restated or otherwise modified from time to time with the consent of the Administrator.

“Assignment of Insurances” means the assignment from the Shipowner to the Administrator of all of the rights, title and interest of the Shipowner in all policies and contracts of insurance, substantially in the form attached to this Agreement as Annex J, as the same may be amended, supplemented, restated or otherwise modified from time to time with the consent of the Administrator.

“Audited Financial Statements” mean, with respect to any Person, the annual audited balance sheet and the related statement of income or operations, shareholders’ equity and cash flows for such fiscal year of such Person, including the notes thereto, prepared in accordance with GAAP by an Accountant who may be such Person’s Accountant.

“Authorized Newspaper” means The Wall Street Journal or any such other newspaper as the Administrator may designate by notice to the Shipowner.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means a day on which both FFB and the Federal Reserve Bank of New York are open for business.

“Capital Construction Fund” means the capital construction fund established by the Shipowner, if any, under Chapter 535 of Title 46 of the United States Code, as amended.

“CCF Security Amount” has the meaning set forth in Section 6.10 of Annex C of this Agreement.

“Chapter 313” means the provisions of Chapter 313 of Title 46 of the United States Code, as amended.

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“Chapter 537” means the provisions of Title XI of the Merchant Marine Act of 1936, now codified at Chapter 537 of Title 46 of the United States Code, as amended.

“Chapter 537 Reserve Fund” means the account established pursuant to Section 6.01 of Annex C of this Agreement and held in the name of and for the benefit of the Administrator at Treasury pursuant to Sections 53712 and 53716 of Chapter 537 to be administered pursuant to Article VI of Annex C of this Agreement and to be utilized by the Administrator as Collateral pursuant to Article IV of Annex C of this Agreement.

“Charter Hire and Rent Limitation”  means the amount set forth on Annex A of this Agreement opposite such term.

“Classification Society” means the American Bureau of Shipping or either a member of the International Association of Classification Societies (“IACS”) that has been ISO 9000 series registered or an IACS member that meets the requirements of the International Maritime Organization, is qualified under a Quality Systems Certificate Scheme and recognized by the United States Coast Guard and the Administrator as meeting acceptable standards.

“Closing Date” means the date when this Agreement is executed and delivered by the Shipowner and the Administrator as set forth on the first page of this Agreement.

“Collateral” has the meaning set forth in Section 4.01(b) of Annex C of this Agreement.

“Commitment to Guarantee” means the commitment to guarantee the Note, as set forth in Article II of Annex C of this Agreement, executed by the Administrator and accepted by the Shipowner relating to the Guarantee, as originally executed or as modified, amended or supplemented.

“Computation of Reserve Fund Net Income, Total Deposits or No Deposits and Accountant’s Statement” means the computation and statement substantially in the form attached to this Agreement as Annex N.

“Consent and Agreement of Shipowner and Shipyard” means, in the case of Construction Period Financing, each consent of the Shipyard to the Assignment of Construction Contract to the Administrator under this Agreement and the Shipowner’s and such Shipyard’s modification and amendment of the Construction Contract in favor of the Administrator substantially in the form attached to this Agreement as Annex H-2, as originally executed, modified, amended or supplemented.

“Consent of Shipyard” means each, and “Consents of Shipyards” means, in the case of Mortgage Period Financing, the consent to the Assignment of Construction Contract to the Administrator under this Agreement substantially in the form attached to this Agreement as Annex H-1, as originally executed, modified, amended or supplemented.

“Construction” means construction of the Vessels, including designing, inspecting, outfitting and equipping thereof.

“Construction Contract” means each, and “Construction Contracts” means every, contract relating to the Construction of the Vessels between the Shipowner and the Shipyard set forth on

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Annex A of this Agreement opposite such term, as originally executed or as modified or supplemented pursuant to the applicable provisions thereof and as further amended to be in form satisfactory to the Administrator, including, without limitation, as modified and amended by the Consent of the Shipyard.

“Construction Period Financing” means the financing provided by the issuance of the Note for the purpose of funding Construction of the Vessels as indicated on Annex A of this Agreement opposite the term “Financing” if applicable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” has the meaning set forth in Section 14.01 of Annex C of this Agreement.

“Delivery Date” means the date on which a Vessel is delivered to and accepted by the Shipowner.

“Deposit Funds” means the Chapter 537 Reserve Fund, the Late Charges Reserve Subfund, the Interest Escrow Fund and the No-Call Prepayment Fund and “Deposit Fund” means any one of such funds.

“Depreciated Actual Cost” means the depreciated Actual Cost of a Vessel set forth on Annex A of this Agreement opposite such term or as subsequently re-determined by the Administrator pursuant to this Agreement and Chapter 537.

“Direct Employee Compensation” means the total amount of any wage, salary, bonus, commission, or other form of direct payment to any employee of the Shipowner, the Affiliate Guarantor and any of their Affiliates with guarantees under Chapter 537 as reported to the Internal Revenue Service for any fiscal year.

“Disclosure Schedule”  means that certain schedule as set forth as Annex D to this Agreement delivered to the Administrator on or prior to the Closing Date, setting forth, among other things, (a) items the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in a provision hereof or to make any representation and warranty contained in this Agreement true and correct or (b) any Commercial Tort Claims of the Shipowner.

“Eligible Investments” means any direct obligations of the United States or any agency of the United States.

“Equity Interest” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities (other than convertible debt securities prior to any conversion thereof) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests).

“Equity Interest Holder” means each person with an Equity Interest in the Shipowner.

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“Equity Interest Subordination Agreement” means the subordination agreement between the Shipowner and a Subordinating Equity Interest Holder which subordinates the interest of such Equity Interest Holder in favor of the Administrator substantially in the form attached to this Agreement as Annex P, as originally executed, modified, amended or supplemented.

“Expended Funds Rate” means a rate of interest equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week immediately preceding the date funds were expended by the Administrator.

“FFB” means the Federal Financing Bank, a body corporate and instrumentality of the United States.

“FFB Act” means the Federal Financing Bank Act of 1973 (Pub. L. No. 93-224, 87 Stat. 937, 12 U.S.C. § 2281 et seq.), as amended.

“Financial Assets” has the meaning given by Article 8-102(a)(9) of the UCC.

 “Financing” means Construction Period Financing or Mortgage Period Financing, as applicable, as set forth on Annex A of this Agreement opposite such term.

“First Principal Payment Date” means the date set forth on Annex A of this Agreement opposite such term.

“Foreign Item Waivers” means all waivers granted by the Administrator to permit the inclusion of any item of foreign components and/or services incorporated or to be incorporated into any Vessel into the Actual Cost of such Vessel pursuant to 46 C.F.R. § 298.13, which waivers, if any, are set forth on Annex A of this Agreement opposite such term.

“GAAP” means those generally accepted accounting principles, standards and procedures and practices in effect in the United States that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of a Person, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle, standards and procedures may be so changed.

 “Governing Law State”  means law of the state as set forth on Annex A of this Agreement opposite such term governing the Agreement absent applicable federal law, including federal common law.

“Government” means the United States of America or any of its governmental bodies, departments and agencies.

“Government Use” means the use of a Vessel or requisition of its title required by a government or the Government.

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“Guarantee” or the “Administrator’s Guarantee” means the guarantee by the United States, acting through the Administrator pursuant to Chapter 537, of the Note as provided for in this Agreement and the Note Purchase Documents.

“Guarantee Fee”  means the guarantee fee payable by the Shipowner under 46 U.S.C. § 53714(b) as set forth on Annex A of this Agreement opposite such term.

“Holder” means FFB, for so long as it shall be the holder of the Note, and any successor or assignee of FFB, for so long as such successor or assignee shall be the holder of the Note.

“Income Realized on the Chapter 537 Reserve Fund” means (a) the excess of the cash received from the sale of securities in the Chapter 537 Reserve Fund over their cost (less any losses from sales not already paid pursuant to Section 7.05 of Annex C of this Agreement), (b) cash received from the payment of principal and interest on securities and (c) interest paid by Treasury on cash balances maintained in the form of uninvested funds.

“Insurance Requirements” means amount of insurance per occurrence and in the aggregate set forth on Annex A of this Agreement opposite such term.

“Intended Payment Date” means the particular date on which the Shipowner intends to prepay the Note based upon Sections 3.02, 8.04, 11.12 or 15.01 of Annex C of this Agreement, as the case may be, which must be a Business Day;

“Interest Escrow Fund” means the account established pursuant to Section 5.01 of Annex C of this Agreement and held in the name of and for the benefit of the Administrator at Treasury pursuant to Sections 53712 and 53715 of Chapter 537 to be administered pursuant to Article V of Annex C of this Agreement and to be utilized by the Administrator to pay interest on the Note and as Collateral pursuant to Article IV of Annex C of this Agreement.

“Interest Escrow Fund Deposit” means the deposit required to be made by the Shipowner to pay interest in the amount set forth on Annex A of this Agreement opposite such term.

“Investigation Fee” means the fee payable by the Shipowner under Section 53713(a) of Chapter 537 as set forth on Annex A of this Agreement.

“IP Rights” means, with respect to the Shipowner or the Affiliate Guarantor, the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its business.

“Jurisdiction of Organization” means, with respect to the Shipowner, the state of organization set forth on the first page of this Agreement and, with respect to the Affiliate Guarantor(s), means the state of organization set forth on Annex A of this Agreement opposite the term Affiliate Guarantor.

“Jurisdiction State/City” means the state and city set forth on Annex A of this Agreement opposite such term.

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“Late Charges” means the interest, default interest or late payment premiums or penalties by the Shipowner at any time and from time to time accrued and owing under the Note and the Note Purchase Documents.

“Late Charges Reserve Subfund” means the account established pursuant to Section 6.09 of Annex C of this Agreement and held in the name of and for the benefit of the Administrator at Treasury pursuant to Section 53716 of Chapter 537 to be administered pursuant to Section 6.09 of Annex C of this Agreement and to be utilized by the Administrator to pay Late Charges and as Collateral pursuant to Article IV of Annex C of this Agreement.

“Late Charges Reserve Subfund Deposit” means the deposit required to be made by the Shipowner to pay Late Charges in the amount set forth on Annex A of this Agreement opposite such term.

 “Letter Commitment” means the letter from the Administrator to the Shipowner, setting forth specific determinations made by the Administrator with respect to the proposed project of the Shipowner, as required by the Chapter 537 and regulations promulgated thereunder, and stating the commitment of the Administrator to execute the Guarantee, subject to compliance by the Shipowner with any conditions specified therein.

 “Letter Commitment Date” means the date of the Letter Commitment set forth opposite such term on Annex A of this Agreement.

 “Lien” means each, and “Liens” means every, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, rights in rem, lien (statutory or other), claim, charge, right of set-off or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, with respect to a Person, at any time, the aggregate amount of unrestricted cash (including certificates of deposit and time deposits) and cash equivalents (consisting of short-term, highly liquid investments with a maturity of three (3) months or less at the time of purchase) on hand (and, in each, cash free and clear of all Liens, other than Liens in favor of the Administrator), and, in the case of cash equivalents, available for use within a reasonable period of time.

“Loan Commitment Amount” means the particular amount specified in Schedule I to the Note Purchase Agreement as being the “Loan Commitment Amount.”

“Long-Term Debt” means, with respect to the Shipowner and the Affiliate Guarantor, as of any date, the total notes, bonds, debentures, equipment obligations and other evidence of indebtedness that would be included in long term debt in accordance with GAAP.  There shall also be included any guarantee or other liability for the debt of any other Person, not otherwise included on the balance sheet.

“Loss Event” means any (a) actual, constructive, agreed or compromised total loss of a Vessel, (b) requisition of title to, or seizure or forfeiture of a Vessel or (c) termination of the Construction Contract.

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“Mandatory Compliance Prepayment” means the mandatory prepayment of the Advances required to be made pursuant to Section 8.04 of Annex C of this Agreement.

“Mandatory Compliance Prepayment Amount” means the amount by which the principal amount of all Outstanding Advances exceed the amount eligible for guarantee by the United States under Section 53709(b)(2) of Chapter 537, including interest, premiums and Late Charges, if any.

“Mandatory Loss Prepayment” means the mandatory prepayment of the Advances required as a result of a Loss Event pursuant to Section 11.12 of Annex C of this Agreement.

“Mandatory Loss Prepayment Amount” means an amount equal to the Proportionate Part of the Outstanding Advances affected by a Loss Event, including interest, premiums and Late Charges, if any.

“Mandatory Prepayment” means any Mandatory Compliance Payment, Mandatory Progress Prepayment, Mandatory Loss Prepayment or Mandatory Vessel Sale Prepayment.

“Mandatory Prepayment Amount” means any Mandatory Compliance Prepayment Amount, Mandatory Progress Prepayment Amount, Mandatory Loss Prepayment Amount and Mandatory Vessel Sale Prepayment Amount.

“Mandatory Prepayment Election” means the mandatory election of the Shipowner required to be made pursuant to Sections 3.02, 8.04, 11.12 or 15.01 of Annex C of this Agreement to prepay all or any portion of the Outstanding Advances, in the manner, at the price, and subject to the limitations specified in paragraph 14 of the Note.

“Mandatory Prepayment Election Notice” means the written notification, in the form specified in Paragraph 14(b) of the Note, delivered to FFB (and if FFB is not the Holder, then also to the Holder) and the Administrator of the payment of each mandatory prepayment made pursuant to Sections 3.02, 8.04, 11.12, 15.01 or 17.02 of Annex C of this Agreement, which notice may not be rescinded.

“Mandatory Progress Prepayment” means the mandatory prepayment of the Advances required to be made pursuant to Section 3.02 of Annex C of this Agreement.

“Mandatory Progress Prepayment Amount” means the amount set forth on Annex A of this Agreement opposite such term, including interest, premiums and Late Charges, if any.

“Mandatory Progress Prepayment Threshold” means the amount set forth on Annex A of this Agreement opposite such term.

“Mandatory Vessel Sale Prepayment” means the mandatory prepayment of the Advances required to be made pursuant to Section 15.01 of Annex C of this Agreement.

“Mandatory Vessel Sale Prepayment Amount” means an amount equal to the Proportionate Part of the Outstanding Advances relating to the Vessel or Vessels to be sold, including interest, premiums and Late Charges, if any.

“Market Value Prepayment/Refinancing Privilege” has the meaning specified in Section 12.2 of the Note Purchase Agreement.

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“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Shipowner or the Affiliate Guarantor, individually and taken as a whole; (b) a material impairment of the rights and remedies of the Administrator under any Transaction Document, or of the ability of either (1) the Shipowner, (2) the Affiliate Guarantor or (3) the Shipowner and the Affiliate Guarantor taken as a whole, to perform its or their, as applicable, obligations under any Transaction Document to which it is or they are, as applicable, a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against either (1) the Shipowner, (2) the Affiliate Guarantor or (3) the Shipowner and the Affiliate Guarantor taken as a whole, of any Transaction Document to which any of them is a party.

 “Maximum Payment Amount of Losses Directly to Shipowner”  means the amount as set forth on Annex A of this Agreement opposite such term.

“Maximum Principal Amount” shall have the same meaning as the term Loan Commitment Amount.

“Maximum Self-Insurance Amount”  means the amount as set forth on Annex A of this Agreement opposite such term.

“Minimum Liquidity” means, with respect to the Affiliate Guarantor, as of any date, the minimum liquidity amount set forth on Annex A of this Agreement opposite the term “Qualifying Financial Covenants of Affiliate Guarantor.”

“Moneys Due to Shipowner with Respect to Construction of the Vessels” means all of the Shipowner's right, title and interest in and to receive all moneys, cash, bonds, claims, and securities which from time to time may become due to the Shipowner with respect to the Construction of any Vessel regardless of the legal theory by which moneys are recovered.

“Mortgage” means the first preferred fleet mortgage on the Vessels (or first preferred ship mortgage on the Vessel, as the case may be) by the Shipowner to the Administrator substantially in the form attached to this Agreement as Exhibit F, as originally executed, modified, amended or supplemented.

“Mortgage Period Financing” means the financing provided by the issuance of the Note for the purpose of providing permanent financing of the Vessels as indicated on Annex A of this Agreement opposite the term “Financing” if applicable.

“Net Book Value” means the original book value of an asset less depreciation calculated on a straight line basis over its useful life.

“Net Worth” means, with respect to the Shipowner and the Affiliate Guarantor, individually and consolidated, as of any date, the total of paid-in capital stock, paid-in surplus, earned surplus and appropriated surplus, and all other amounts that would be included in net worth in accordance with generally accepted accounting principles, but exclusive of (a) any receivables from any Equity Interest Holder of the Shipowner or the Affiliate Guarantor, or any director, officer, employee or Related Person of the Shipowner or the Affiliate Guarantor (other than current receivables arising out of the ordinary course of business and not outstanding for more than sixty (60) days) and (b) any increment resulting from the reappraisal of assets.

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“No-Call Advance” means any Outstanding Advance made under the Note Purchase Documents that may not be prepaid during an applicable No-Call Period.

“No-Call Payment Date” means the first date on which a Prepaid No-Call Advance may be paid in full without premium or penalty, which shall be the earlier of (a) the Stated Maturity Date of such Prepaid No-Call Advance or (b) the first installment payment due date after the end of the No-Call Period applicable to such Prepaid No-Call Advance.

“No-Call Period” means any period of time during which a No-Call Advance may not be prepaid pursuant to the Note Purchase Documents.

“No-Call Prepayment Amount” means the aggregate amount required to pay in full all Scheduled Debt Payments on all Prepaid No-Call Advances through and including the respective No-Call Payment Dates of each such Prepaid No-Call Advances.

“No-Call Prepayment Closing Date” means the Business Day on which the Shipowner pays the No-Call Prepayment Amount to the Administrator to be deposited into the No-Call Prepayment Fund, which may not be more than ten (10) Business Days, nor less than five (5) Business Day after the date on which the Administrator receives a No-Call Prepayment Notice.

“No-Call Prepayment Collateral” means the monies deposited in the No-Call Prepayment Fund by the Shipowner pursuant to Section 17.01 of Annex C of this Agreement and the proceeds thereof.

“No-Call Prepayment Fund” means the account established pursuant to Section 17.01 of Annex C of this Agreement and held in the name of and for the benefit of the Administrator at Treasury pursuant to Section 53716 of Chapter 537 to be administered pursuant to Article XVII of Annex C of this Agreement and to be utilized by the Administrator to pay Scheduled Debt Payments with respect to Prepaid No-Call Advances and as Collateral pursuant to Article IV of Annex C of this Agreement.

“No-Call Prepayment Notice” means the written notification given by the Shipowner to the Administrator pursuant to Section 17.02(a)(2) of Annex C of this Agreement with respect to a Mandatory Prepayment to be made, in whole or in part, with respect Prepaid No-Call Advances, which notice may not be rescinded.

“Note” means the Note issued by the Shipowner to FFB pursuant to the Note Purchase Agreement dated as of the date set forth in Annex A of this Agreement opposite such term.

“Note Purchase Agreement” means the Note Purchase Agreement among FFB, the Shipowner and the Administrator dated as of the date set forth in Annex A of this Agreement opposite such term.

“Note Purchase Document” means the Note, the Note Purchase Agreement and any other document executed in connection therewith, and “Note Purchase Documents” means all of such documents.

“OFAC” means the Office of Foreign Assets Control of Treasury.

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“Officer's Certificate” means a certificate conforming to Section 18.01 of Annex C of this Agreement.

“Opinion of Counsel” means an opinion of the Shipowner’s and the Affiliated Guarantor’s counsel, substantially in the form attached to this Agreement as Annex O and acceptable to the Administrator.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Organizational Form” means, with respect to the Shipowner, the organizational form set forth on the first page of this Agreement and, with respect to the Affiliated Guarantor(s), means the organizational form set forth on Annex A of this Agreement.

“Outstanding” means, when used with reference to the Note, all Advances theretofore made under the Note, except Advances that have been Paid.

“Paid” means, as applied to the Note and the indebtedness evidenced thereby, the applicable Advances that have been paid in full (by prepayment, at maturity or otherwise) and are no longer entitled to any rights or benefits provided pursuant to the Transaction Documents.

“Par Prepayment/Refinancing Privilege” has the meaning specified in Section 12.3 of Note Purchase Agreement.

“Payment Date” means the date that the principal of the Outstanding Advances and interest accrued on the Outstanding Advances are due and payable as specified on page 1 of the Note and as set forth on Annex A of this Agreement opposite such term.

“Payment Default” has the meaning set forth in Section 14.01(a) of Annex C of this Agreement.

“Permitted Liens” means:

(a)          The rights of the Shipyard under the Construction Contract, if any;

(b)          Liens on any undelivered Vessel which the Shipyard is obligated to discharge under the Construction Contract;

(c)          Special Subordinated Liens,

(d)          Liens with respect to loans, mortgages and indebtedness guaranteed by the Administrator under Chapter 537 or related to the construction of a vessel approved pursuant to Chapter 537 by the Administrator;

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(e)          Liens arising for damages out of tort covered by insurance, except for any deductible amounts applicable thereto, for wages of a stevedore when employed directly by the owner, operator, master, ship’s husband or agent of any Vessel, for wages of the crew of any Vessel, for general average, for salvage, including contract salvage, provided the same are paid immediately when due;

(f)           Liens in favor of any person furnishing repairs, supplies, towage, use of dry dock or marine railway, or other necessaries to any Vessel on the order of the Shipowner, or of a person authorized by the Shipowner, provided that the same are paid immediately when due;

(g)          Liens imposed on any Vessel for taxes or governmental charges or levies, provided that the same are paid immediately when due;

(h)          Liens incurred in the ordinary course of business of any Vessel not relating to money borrowed which (1) will be paid immediately when due, and (2) which, in the aggregate, at any time are not material to the operations or financial condition of the Shipowner;

(i)           Liens arising by operation of law as a result of the modification of and repairs to any Vessel, including mechanic’s liens, provided that the same are paid immediately when due; and

(j)           Liens in favor of the Administrator granted pursuant to this Agreement, the Mortgage or the other Transaction Documents.

“Person” or “Persons” means any individual, corporation, partnership, joint venture, association, limited liability company, joint‑stock company, trust, unincorporated organization, other entity, government, or any agency or political subdivision thereof.

“Prepaid No-Call Advances” means all No-Call Advances, specified in each No-Call Prepayment Notice, pursuant to which the Shipowner has deposited No-Call Prepayment Collateral in the No-Call Prepayment Fund sufficient to pay all Scheduled Debt Payments on such No-Call Advances through and including their respective No-Call Prepayment Payment Date. “Primary Covenants” means those covenants set forth in Section 12.01 of Annex C of this Agreement.

“Proportionate Part" means, with respect to the item in question, the portion of the item in question, as of the date of any calculation, which bears the same proportion to the entire amount of the item in question as: (a) the Depreciated Actual Cost of the Vessel as of the date of such calculation bears to (b) the Depreciated Actual Cost of all the Vessels as of such date, all as determined by the Administrator.

“Qualifying Financial Covenants of Affiliate Guarantor” means those qualifying financial covenants of the Affiliate Guarantor set forth on Annex A of this Agreement opposite such term.

“Qualifying Financial Covenants of Shipowner” means those qualifying financial covenants of the Shipowner set forth on Annex A of this Agreement opposite such term.

“Quarterly Financial Statement Certification” means the Officer’s Certificate of the Shipowner and the Affiliate Guarantor (a) certifying to the accuracy of certain financial statements

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pursuant to Section 13.05 of Annex C of this Agreement and (b) confirming that no Default exists pursuant to Section 13.08(b) of Annex C of this Agreement, in the form attached to this Agreement as Annex M-2.

“Related Party” means, with respect to any Person, another Person that can exercise control or significant influence over the management and/or operating policies of another Person, to the extent that one of the Persons may be prevented from fully pursuing its own separate interests.  Related parties consist of all affiliates of an enterprise, including (a) its management and their immediate families, (b) its principal owners and their immediate families, (c) its investments accounted for by the equity method, (d) beneficial employee trusts that are managed by the management of the enterprise, and (e) any Person that may, or does, deal with the enterprise and has ownership of, control over, or can significantly influence the management or operating policies of another Person to the extent that an arms-length transaction may not be achieved.

“Request” means a written request to a Person for the action therein specified, signed by a Responsible Officer of the Person making such request.

“Required Equity Amount” means the amount set forth on Annex A of this Agreement opposite such term representing the minimum amount of equity of the Shipowner in the Vessel as determined by the Administrator.

“Reserve Fund Net Income”  has the meaning set forth in Section 6.02 of Annex C of this Agreement.

“Reserve Fund Net Income Deposit” has the meaning set forth in Section 6.04 of Annex C of this Agreement.

“Responsible Officer” means, in the case of any business entity, the chairman of the board of directors, the president, any executive or senior vice president, the secretary, the treasurer, the managing member or the general partner of such business entity.

“Rights Under the Construction Contracts and Related Contracts” means all of the right, title and interest of the Shipowner in and to each Construction Contract, which was assigned to the Administrator pursuant to the Assignment of Construction Contract, together with all other contracts, whether now in existence or hereafter entered into, relating to the Construction of each Vessel.

“Scheduled Debt Payments” means, with respect to each Prepaid No-Call Advance, the aggregate of (a) all installment payments of the principal of each Prepaid No-Call Advance, and interest, premiums and Late Charges, if any, thereon, to occur prior the No Call Payment Date occurring with respect to such Prepaid No-Call Advance after the date of the No-Call Prepayment Notice, and (b) the payment of all Outstanding principal of the Prepaid No-Call Advance, and interest, premiums and Late Charges, if any, due with respect to such Prepaid No-Call Advance on the No-Call Payment Date.

“Security Default” has the meaning specified in Section 14.01(b) of Annex C of this Agreement.

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“Shipowner”  means the entity set forth on the first page of this Agreement; provided, however, that in the event of a Shipyard Project, the term “Shipowner” means the Shipyard, as appropriate.

“Shipyard” means each, and “Shipyards” means every, Shipyard set forth on Annex A of this Agreement opposite such term.

“Shipyard Project” means any shipyard modernization and improvement project described on Annex A of this Agreement opposite such term and in compliance with the requirements of Section 53733 of Chapter 537.

“Solvent” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not reasonably foresee that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Security Default” means those additional events constituting a Security Default under this Agreement as set forth on Annex A of this Agreement opposite such term.

 “Special Subordinated Liens” means those Liens that are permitted by the Administrator to be subordinate to the Mortgage or any Lien granted to the Administrator under this Agreement and the other Transaction Documents as set forth on Annex A of this Agreement opposite such term.

“Stated Maturity Date” means the date determinable as set forth in the Note as the “Maturity Date” as the final date on which the principal of and unpaid interest on the Note is due and payable and as set forth on Annex A of this Agreement opposite such term.

“Subordinating Equity Interest Holder” means an Equity Interest Holder that has subordinated its Equity Interest in favor the Administrator.

 “Supplemental Covenants” means those covenants set forth in Sections 12.02 of Annex C of this Agreement.

 “Supplemental Financial Covenants of Affiliate Guarantor” means the supplemental financial covenants of the Affiliate Guarantor set forth on Annex A of this Agreement opposite such term.

“Supplemental Financial Covenants of Shipowner” means the supplemental financial covenants of the Shipowner set forth on Annex A of this Agreement opposite such term.

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“Surety” means a surety company or companies as shall be satisfactory to the Administrator.

“Surety Bonds” means the performance bonds and payment bonds to be maintained by the Shipowner during the Construction naming the Shipowner and the Administrator as co-obligees in form and substance satisfactory to the Administrator.

 “Transaction Document” means any of this Agreement, the Administrator’s Note, the Assignment of Construction Contract, the Assignment of Earnings, the Assignment of Insurances, the Mortgage, the Affiliate Guaranty, the Note, any Note Purchase Document or any other related document, and “Transaction Documents” means all of such documents.

“Transferee” means the Person to which a sale of a Vessel shall have been made pursuant to Section 15.01 of Annex C of this Agreement.

“Treasury” means the United States Department of Treasury.

“UCC”  means the Uniform Commercial Code as adopted in the UCC State.

“UCC State” has the meaning set forth on Annex A of this Agreement opposite such term.

“Unaudited Financial Statements” means, with respect to any Person, the unaudited balance sheet and the related statement of income or operations, shareholders’ equity and cash flows for such fiscal period of such Person.

“United States” or “U.S.” means the United States of America.

 “Unrestricted Advance” means any Outstanding Advance that is not subject to a No-Call Period.

 “Vessel” or “Vessels” means (a) prior to the Delivery Date, the hull and all work, material, goods, components, machinery, and equipment which are purchased for, identified for use in the hulls and vessels to be built pursuant to the Construction Contract, whether or not located at the Shipyard, and (b) from and after the Delivery Date, shall mean such vessel or vessels as completed in accordance with the Construction Contract, together with related appurtenances, additions, improvements and replacements, and which are further identified in the Granting Clauses of the Mortgage, and are more particularly described on Annex A of this Agreement opposite such term.

“Working Capital” means, with respect to the Shipowner and the Affiliate Guarantor, as of any date, the excess of its current assets over its current liabilities, both determined in accordance with generally accepted accounting principles and adjusted as follows: (a) in determining current assets, there shall also be deducted: (1) Any securities, obligations or evidence of indebtedness of a Related Party or of any stockholder, director, officer or employee (or any member of his family) of the Shipowner or of such Related Party, except advances to agents required for the normal current operation of the Shipowner’s vessels and current receivables arising out of the ordinary course of business and not outstanding for more than sixty (60) days; and (2) An amount equal to any excess of unterminated voyage revenue over unterminated voyage expenses; (b) in determining current liabilities, there shall be deducted any excess of unterminated voyage expenses over unterminated voyage revenue; and (c) in determining current liabilities, there shall be added one half of all annual charter hire and other lease obligations (having a term of more than six (6)

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months) due and payable within the succeeding fiscal year, other than charter hire and such other lease obligations already included and reported as a current liability on the Shipowner’s balance sheet.

2.            Other Interpretive Provisions.  With reference to this Agreement and each other Transaction Document, unless otherwise specified herein or in such other Transaction Document:

(a)      Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (1) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Transaction Document), (2) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (3) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Transaction Document, shall be construed to refer to such Transaction Document in its entirety and not to any particular provision thereof, (4) all references in a Transaction Document to Articles, Sections, Annexes, Appendices and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Appendices and Schedules to, the Transaction Document in which such references appear, (5) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (6) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)      Computation Periods.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from but not including;” the words “to” and “until” each mean “to and including;” and the word “through” means “to and including.”

(c)    Section Headings. Section headings herein and in the other Transaction Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document.

(d)          Accounting Terms.

(1)          Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein or in relevant federal regulations.

(2)          Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial covenant or requirement set forth in any Transaction Document, and the Shipowner shall so request, the Administrator and the Shipowner shall negotiate in good faith

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to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (A) such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Shipowner shall provide to the Administrator financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(3)          Consolidation of Variable Interest Entities.  All references herein to consolidated and consolidating financial statements of the Shipowner and the Affiliate Guarantor or to the determination of any amount for the Shipowner and the Affiliate Guarantor on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Shipowner and the Affiliate Guarantor are required to consolidate pursuant to Topic 810 of the Accounting Standards Codification (ASC) maintained by the Financial Accounting Standards Board (FASB) as if such variable interest entity were an Affiliate.

(e)          Uniform Commercial Code Terms.

All other capitalized terms contained in this Agreement and not otherwise defined herein have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein. Without limiting the generality of the foregoing, the following terms have the meaning ascribed to them in the UCC: Equipment, Inventory, Accounts, Chattel Paper, General Intangibles, Goods, Documents, Instruments, Letter of Credit, Letter of Credit Rights, Investment Property, Commercial Tort Claims, Deposit Accounts and, Accessions. Subject to the foregoing, the term "UCC" refers, as of any date of determination, to the UCC then in effect.

(f)           Rounding.

Except as may otherwise be noted in the calculation of any financial ratios, any financial ratios required to be maintained by the Shipowner or the Affiliate Guarantor pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest tenth of the number (with a rounding-up if there is no nearest tenth of the number).

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INDEX OF DEFINED TERMS

The following table, which is provided solely for convenience of reference and shall not affect the interpretation of this Agreement, generally identifies the location where capitalized terms are used in this Agreement:

Accountant	Annex C Sections 2.03, 6.03, 6.04, 8.01, 13.06, 13.07
Actual Cost	Introduction, Annex A, Annex C Sections 5.03, 8.01, 8.03, 12.03
Actual Cost Paid	Annex C Section 2.03
Additional Collateral	Annex C Section 13.15
Administrator	Introduction, Annex A, Annex C
Administrator’s Guarantee	Annex A, Annex C Sections 2.01, 2.02, 9.01
Administrator's Note	Introduction, Annex A, Annex C
Advance	Introduction, Annex A, Annex C Sections 3.03, 6.02, 7.08, 8.03, 10.23, 11.10, 11.12, 14.02
Advance Request	Annex C Sections 8.02, 8.03
Affiliate	Annex B
Affiliate Guaranty	Introduction, Annex C Sections 2.03, 9.01, 10.01
Affiliate Guarantor	Introduction, Annex A, Annex C
Aggregate Original Equity Investment	Annex A, Annex C Section 6.04
Agreement	Introduction, Annex A, Annex C
Amount of Administrator’s Guarantee	Annex A
Amount of Administrator’s Note	Annex A
Annual Financial Statement Certification	Annex C, Section 13.04
Annual Vessel Condition, Maintenance and Class Certification	Annex C, Sections 13.09, 13.12
Applicable Guarantee Percentage	Introduction, Annex A
Application Date	Introduction, Annex A
Appraisal	Annex C Section 13.15
Approved Interest Rate	Introduction, Annex A, Annex C Section 14.02
Assignment of Construction Contract	Introduction, Annex C Section 2.03, Annex G
Assignment of Earnings	Introduction, Annex C Section 2.03, Annex I
Assignment of Insurances	Introduction, Annex C Section 2.03, Annex J
Audited Financial Statements	Annex C Sections 2.03, 6.06, 13.04, 13.15
Authorized Newspaper	Annex C Section 14.02
Bankruptcy Code	Annex C Section 14.01
Business Day	Annex C Sections 2.03, 3.02, 4.04. 8.04, 11.10, 11.12, 13.15, 14.01, 14.02, 15.01, 17.03
Capital Construction Fund	Annex C Section 6.10
CCF Security Amount	Annex C Section 6.10
Chapter 313	Annex C Sections 11.06, 11.07, 14.01, 14.02
Chapter 537	Introduction, Annex C Sections 2.03, 2.04, 3.04, 4.01, 5.03, 6.01-.11, 8.04, 11.10, 11.12, 12.02, 13.15, 14.01, 14.02, 14.03, 18.03, 18.06
Chapter 537 Reserve Fund	Introduction, Annex C Sections 2.03, 4.01, 5.03, 6.01-.11, 6.02, 11.10, 12.01, 13.15, 14.04
Charter Hire and Rent Limitation	Annex A, Annex C Section 12.02
Classification Society	Annex C Sections 2.03, 13.03, 13.11, 13.12
Closing Date	Introduction, Annex A, Annex C Sections 2.01, 2.02, 2.03, 5.01, 6.01, 6.09, Article X, 10.03, 10.11, 10.17, 10.22, 12.03

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Collateral	Introduction, Annex C Sections 2.03, 4.01, 4.02, 4.04, 10.08, 10.09, 11.05, 11.10, 12.03, 14.02, 14.04, 16.01, 16.02

Commitment to Guarantee	Introduction, Annex C Section 2.01
Computation of Reserve Fund Net Income, Total Deposits or Not Deposits and Accountant’s Statement	Annex C, Section 6.03, Annex N
Consent and Agreement of Shipowner and Shipyard	Introduction, Annex C Section 2.03,
Annex H-2
Consent of Shipyard	Introduction, Annex C Section 2.03, Annex H-1
Construction	Annex A, Annex C Sections 4.01, 6.01, 8.01, 11.03, 11.09, 11.11, 12.02
Construction Contract	Annex A, Annex C Sections 2.03, 4.01, 8.03, 11.08, 11.09, 11.10, 11.12, 12.03, 13.03, Annex G

Construction Period Financing	Annex A, Annex C Section 11.03
Control	Annex B
Default	Annex C Sections 2.03, 3.04, 5.02, 5.03, 6.05, 6.07, 6.09, 6.11, 7.04, 7.06, 8.03, 9.02, 10.12, 11.09, 11.10, 11.12, 11.13, 12.02, 14.01, 14.02, 14.04, 14.05, 17.02, 17.03, 18.08, Annex L
Delivery Date	Introduction, Annex A, Annex C Sections 5.03, 10.14, 11.10, 12.03, 13.03, 13.12
Deposit Funds	Annex C Sections 7.01-.05, 12.02
Depreciated Actual Cost	Introduction, Annex A
Direct Employee Compensation	Annex C Section 12.02
Disclosure Schedule	Introduction, Annex C Section 4.01, Article X, Annex D
Eligible Investments	Annex C Sections 7.04. 7.06
Equity Interest	Annex C Sections 11.02, 11.13
Equity Interest Subordination Agreement	Introduction, Annex C, 11.13, Annex P
Equity Interest Holder	Annex C Sections 6.08, 11.13, 12.02, 12.03
Expended Funds Rate	Annex C Sections 3.04, 4.04, 4.05
FFB	Introduction, Annex A, Annex C Sections 2.02, 2.03, 3.02, 7.08, 8.02, 17.02
FFB Act	Introduction
Financial Asset	Annex C Sections 4.01, 7.01, 7.03, 7.06
Financing	Introduction, Annex A, Annex C Article I , Section 2.03
First Principal Payment Date	Annex A
Foreign Item Waivers	Annex A
GAAP	Annex C Sections 2.03, 6.02, 6.06, 10.16
Governing Law State	Annex A, Annex C Sections 18.10, 18.12
Government	Annex C Sections 10.10, 11.10
Government Use	Annex C Sections 12.03, 13.09, 13.12
Guarantee	Annex C Sections 2.01, 2.02, 2.03, 2.04, 4.01, 6.05, 6.11, 7.02, 7.08, Article XI, 11.10, 11.11, 11.12, 12.01, 12.02, 12.03, Article XIII, 14.02, 14.03, 15.01, 16.02, 18.08
Guarantee Fee	Annex A, Annex C Section 2.03
Holder	Annex C Sections 2.04, 3.02, 3.04, 5.02, 6.09, 6.11, 7.05, 7.08, 8.04, 11.12, 12.01, 14.02, 14.03, 15.01, 17.01, 17.02
Income Realized on the Chapter 537 Reserve Fund	Annex C Sections 6.07, 6.11, 14.04
Insurance Requirements	Annex A, Annex C Section 11.10
Intended Payment Date	Annex C Sections 3.02, 8.04, 11.12, 15.01
Interest Escrow Fund	Introduction, Annex C Sections 2.03, 5.01-.03, 6.02, 16.01
Interest Escrow Fund Deposit	Annex A, Annex C Sections 2.03, 5.01

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Investigation Fee	Annex A, Annex C Section 2.03
IP Rights	Annex C Sections 4.01, 10.19
Jurisdiction of Organization	Introduction, Annex A, Annex C Sections 10.01, 12.03
Jurisdiction State/City	Annex A, Annex C Section 18.10
Late Charges	Annex C Sections 2.03, 4.01, 6.02, 6.09, 14.01, 14.04
Late Charges Reserve Subfund	Introduction, Annex C Sections 4.01, 6.02, 6.09, 6.10
Late Charge Reserve Subfund Deposit	Annex A, Annex C Sections 2.03, 6.09, 6.10
Letter Commitment	Introduction, Annex A
Letter Commitment Date	Introduction, Annex A
Lien	Annex C Sections 2.03, 4.01, 4.02, 4.04, 8.03, 10.05, 10.08, 10.09, 11.05, 11.10, 12.01, 12.02, 13.03, 14.02, 14.05, 16.01, 16.02
Liquidity	Annex A
Loan Commitment Amount	Annex B
Long-Term Debt	Annex A, Annex C Section 12.01, Annex N
Loss Event	Annex C Sections 11.10, 11.12
Mandatory Compliance Prepayment	Annex C Sections 3.02, 8.04
Mandatory Compliance Prepayment Amount	Annex C Section 8.04
Mandatory Loss Prepayment	Annex C Sections 3.02, 11.12
Mandatory Loss Prepayment Amount	Annex C Section 11.12
Mandatory Prepayment	Annex C Section 17.01
Mandatory Prepayment Amount	Annex C Section 17.01
Mandatory Prepayment Election	Annex C Sections 11.12, 15.01
Mandatory Prepayment Election Notice	Annex C Sections 3.02, 8.04, 11.12, 15.01, 17.02
Mandatory Progress Prepayment	Annex C Section 3.02
Mandatory Progress Prepayment Amount	Annex C Section 3.02
Mandatory Progress Prepayment Threshold	Annex C Section 3.02
Mandatory Vessel Sale Prepayment	Annex C Section 3.02
Mandatory Vessel Sale Prepayment Amount	Annex C Section 15.01
Market Value Prepayment/Refinancing Privilege	Annex C Section 3.03
Material Adverse Effect	Annex C Sections 10.07, 10.11, 10.16, 10.18, 10.19, 10.21
Maximum Payment Amount of Losses Directly to Shipowner	Annex A, Annex C Section 11.10
Maximum Principal Amount	Introduction, Annex A, Annex C Sections 3.02, 5.01
Maximum Self-Insurance Amount	Annex A, Annex C Section 11.10
Minimum Liquidity	Annex A, Annex N
Moneys Due to Shipowner with Respect to Construction of the Vessels	Annex C Sections 4.01, 6.01
Mortgage	Introduction, Annex A, Annex C Sections 3.02, 3.04, Article IV, 6.05, 6.10, 6.11, 7.01, 7.02, 11.06, 11.07, 11.10, 12.03, 13.08, 14.01, 14.02, 14.04, 14.05, 15.01, 15.02, 16.02, 18.14, Annex F
Mortgage Period Financing	Annex A
Net Book Value	Annex C Section 12.01
Net Worth	Annex A, Annex C Section 12.01, Annex N
No-Call Advance	Annex C Sections 17.01, 17.02
No-Call Payment Date	Annex C Sections 17.01, 17.02
No-Call Period	Annex C Sections 17.01, 17.02
No-Call Prepayment Amount	Annex C Sections 17.01, 17.02, 17.03
No-Call Prepayment Closing Date	Annex C Sections 17.02, 17.03
No-Call Prepayment Collateral	Annex C Sections 4.01, 17.02
No-Call Prepayment Fund	Annex C Sections 4.01, 17.01, 17.02, 17.03
No-Call Prepayment Notice	Annex C Sections 17.02, 17.03

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Note	Introduction, Annex A, Annex C
Note Purchase Agreement	Introduction, Annex A, Annex C Article I, Sections 2.02, 2.03, 3.03, 3.04, 11.10, 11.12, 12.01, 14.02, 14.03, 15.01
Note Purchase Document	Annex C Sections 3.04, 6.11, 8.02, 8.03, 11.12, 12.03, 12.02, 17.02
OFAC	Annex C Sections 10.23, 11.10
Officer's Certificate	Annex C Sections 2.03, 6.07, 8.01, 8.03, 11.10, 13.03,
13.05, 13.08, 13.09, 17.02, 18.01
Organizational Documents	Annex C Sections 10.05, 11.02, 12.03
Organizational Form	Introduction, Annex A, Annex C Section 12.03
Outstanding	Annex C Sections 11.10, 11.12
Outstanding Advance	Annex C Sections 6.05, 8.04, 11.12, 14.01, 15.01
Paid	Annex A, Annex C Sections 2.04, 6.02
Par Prepayment/Refinancing Privilege	Annex C Section 3.03
Payment Date	Annex A
Payment Default	Annex C Sections 14.01, 14.03
Permitted Liens	Annex A, Annex C Sections 2.03, 10.08, 11.05, 12.01, 12.02
Person	Annex C Sections 5.02, 6.01, 6.07, 7.05, 7.08, 8.02, 8.03, 10.06, 10.17, 10.19, 11.02, 11.05, 11.06, 11.10, 12.01-.03, 14.01, 14.02, 15.01, 15.02, 18.01, 18.02, 18.04, 18.11
Prepaid No-Call Advances	Annex C Sections 17.01, 17.02
Primary Covenants	Annex C Sections 6.08, 12.01
Proportionate Part	Annex C Sections 11.10, 11.12, 15.01
Qualifying Financial Covenants of Affiliate Guarantor	Annex A, Annex C Sections 2.03, 13.02
Qualifying Financial Covenants of Shipowner	Annex A, Annex C Sections 2.03, 6.05, 13.01
Quarterly Financial Statement Certification	Annex C Section 13.05, Annex M-2
Related Party	Annex C Sections 10.15, 12.01, 12.02, 12.03
Request	Annex C Sections 5.02, 6.07, 6.08, 7.04, 7.08, 11.10, 12.03, 14.03, 16.01
Required Equity Amount	Introduction, Annex A, Annex C Section 8.03
Reserve Fund Net Income	Introduction, Annex A, Annex C Sections 3.02, 6.02, 6.03, 6.04, 6.06, 13.06
Reserve Fund Net Income Deposit	Annex C Sections 6.01, 6.03, 6.04, 6.05, 6.06, 6.08, 6.10, 13.07
Responsible Officer	Annex C Sections 2.03. 8.03, 18.01
Rights Under the Construction Contracts and Related Contracts	Annex C Section 4.01
Scheduled Debt Payments	Annex C Sections 17.02, 17.03
Security Default	Annex C Sections 14.01, 14.02, 14.03
Shipowner	Introduction, Annex A, Annex C
Shipyard	Introduction, Annex A, Annex C Sections 2.03, 4.02, 6.06, 7.05, 8.02, 8.03, 11.08, 11.09, 11.10, 12.03, 13.03
Shipyard Project	Annex A, Annex C Section 6.06
Solvent	Annex C Section 10.20
Special Security Default	Annex A, Annex C Section 14.01
Special Subordinated Liens	Annex A, Annex B
Stated Maturity Date	Introduction, Annex A, Annex C Sections 7.08, 13.13
Supplemental Covenants	Annex C Sections 6.08, 12.02
Supplemental Financial Covenants of Affiliate Guarantor	Annex A, Annex C Sections 12.02, 13.04, 13.15, 14.01, Annex M-1
Supplemental Financial Covenants of Shipowner	Annex A, Annex C Sections 12.02, 13.04, 13.15, 14.01, Annex M-1
Surety	Annex C Section 11.09
Surety Bonds	Annex C Section 11.09

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Transaction Document

Annex C Sections 2.03, 3.01, 3.04, 4.01, 6.11, 7.01, 7.02, 8.03, 9.02, 10.01, 10.03-.06, 10.09, 10.11, 10.12, Article XI, 11.13, 12.01 - 12.03, Article XIII, 13.08, 14.01, 14.02, 16.01, 17.02, 18.09 - 18.15

Treasury	Introduction, Annex A, Annex C Sections 5.01, 5.02, 6.09, 7.01, 7.03, 7.08
UCC	Annex C Sections 4.02, 11.05
UCC State	Annex A, Annex C Section 2.03
Unaudited Financial Statements	Annex C Sections 2.03, 13.05, 13.15, Annex M-2
United States or U.S.	Introduction, Annex C
Unrestricted Advance	Annex C Sections 17.01, 17.02
Vessel	Introduction, Annex A, Annex C, Annexes F, G, H-1, H-2, I, J, L
Working Capital	Annex A, Annex N

(END OF ANNEX B)

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ANNEX C

GENERAL TERMS AND CONDITIONS

Annex C (General Terms and Conditions) - Contract No. MA-14454	Page 1

Annex C (General Terms and Conditions) - Contract No. MA-14454	Page 2

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(g) New Enterprise; Business Activity.	40
(h) Merger, Consolidation, Etc.	40
SECTION 12.02. Supplemental Covenants.	41
(a) Withdrawals.	41
(b) Redemptions and Conversion.	41
(c) Dividends.	41
(d) Loans and Advances.	41
(e) Related Party Investments.	41
(f) Prepayment of Indebtedness.	41
(g) Compensation.	42
(h) Acquisitions of Assets.	42
(i) Charters and Leases.	42
(j) Payment of Subordinated Indebtedness.	42
(k) Indebtedness.	42
(l) Investments.	42
(m) Liens.	42
SECTION 12.03 Other Covenants.	42
(a) Changes in Locations, Name, Etc.	42
(b) Modification of Organizational Documents.	43
(c) Modification of Construction Contract.	43
(d) Modification of Note Purchase Documents.	43
(e) Material Changes in the Vessels.	43
(f) Vessels Operation.	43
(g) Insurance.	44
(h) Related Party Transactions	44
(i) Transfers by Equity Interest Holders	44
ARTICLE XIII Financial and Delivery Covenants	44
SECTION 13.01. Qualifying Financial Covenants of the Shipowner.	44
SECTION 13.02. Qualifying Financial Covenants of the Affiliate Guarantor.	45
SECTION 13.03. Delivery Date Requirements.	45
SECTION 13.04. Annual Audited Financial Statements of Shipowner and Affiliate Guarantor.	45
SECTION 13.05. Quarterly Unaudited Financial Statements of Shipowner and Affiliate Guarantor.	46
SECTION 13.06. Annual Accountant’s Statement of Reserve Fund Net Income.	46

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Annex C (General Terms and Conditions) - Contract No. MA-14454	Page 5

Annex C (General Terms and Conditions) - Contract No. MA-14454	Page 6

ARTICLE I

The Note

The Note shall be as provided in the Note Purchase Agreement and in the form of the Note annexed as Exhibit C to the Note Purchase Agreement, the proceeds of which shall be used for the Financing as set forth on Annex A of this Agreement. The Note shall be subject to all of the terms and conditions set forth in the Note Purchase Agreement.

ARTICLE II

Commitment to Guarantee

SECTION 2.01. Commitment to Guarantee. The United States, represented by the Administrator, HEREBY COMMITS ITSELF TO GUARANTEE the payment of the unpaid interest on, and the unpaid balance of the principal of, the Note, including interest accruing between the date of default under the Note and the payment in full of the Guarantee, and, to effect this Commitment to Guarantee, hereby, subject to the terms and conditions hereof, commits itself to execute and deliver the Administrator’s Guarantee on the Closing Date. The Shipowner hereby accepts this Commitment to Guarantee subject to the terms and conditions hereof.

SECTION 2.02.  Form of Guarantee.  The form of the Guarantee to be attached to the Note is as follows:

“The United States of America, acting through the Maritime Administrator, Maritime Administration, U.S. Department of Transportation (the “Administrator”), hereby guarantees to the Federal Financing Bank, its successors and assigns (“FFB”), all payments of principal and interest, when and as due in accordance with the terms of the note dated  [CLOSING DATE], issued by ___________________________________________________________ (the “Borrower”) payable to FFB in the maximum principal amount of $________________, to which this Administrator’s Guarantee is attached (such note being the “Note”), with interest on the principal until paid, irrespective of (i) acceleration of such payments under the terms of the Note, or (ii) receipt by the Administrator of any sums or property from its enforcement of its remedies for the Borrower’s default.

This Administrator’s Guarantee is issued pursuant to Chapter 537 of Title 46 of the United States Code, Section 6 of the Federal Financing Bank Act of 1973 (12 U.S.C. § 2285), and the Note Purchase Agreement dated as of [CLOSING DATE], among FFB, the Borrower, and the Administrator.

UNITED STATES OF AMERICA

By:
Name:
Title:

Annex C (General Terms and Conditions) - Contract No. MA-14454	Page 7

Date:	”

SECTION 2.03. Conditions to Guarantee and Execution and Delivery of the Guarantee.  The obligation of the Administrator to execute and deliver the Guarantee on the Closing Date shall be subject to receipt by the Administrator of the following items on the Closing Date, or such other date specified herein, unless waived by the Administrator:

Transaction Documents

(a)          the Shipowner shall have executed and delivered to the Administrator this Agreement, the Administrator’s Note, the Mortgage, the Assignment of Construction Contract, the Assignment of Earnings, and the Assignment of Insurance, the Note and the Note Purchase Agreement;

(b)          the Affiliate Guarantor shall have executed and delivered to the Administrator (1) this Agreement with respect to those Annexes and Sections of this Agreement set forth above the signature of the Affiliate Guarantor that are applicable to the Affiliate Guarantor and (2) the Affiliate Guaranty, which shall be in full force and effect;

(c)          the Shipowner and the Affiliate Guarantor shall have executed and delivered to the Administrator the declaration required by Section 1352 of Title 31 of the United States Code, as amended, and the Lobbying Disclosure Act of 1995, classified at 2 U.S.C. § 1601;

(d)          (1) the Shipowner and the Shipyard shall have executed and delivered to the Administrator (A) a copy of the Construction Contract and (B) a certificate indicating that, on behalf of itself and all of its respective contractors, there are no Liens against the Vessel, in form and substance acceptable to the Administrator; and (2) (A) in the event of Mortgage Period Financing, the Shipyard shall have executed and delivered to the Administrator the Consent of Shipyard or (B) in the event of Construction Period Financing, the Shipowner and the Shipyard shall have executed and delivered to the Administrator the Consent and Agreement of Shipowner and Shipyard;

(e)          the Administrator shall have received a subordination in form and substance satisfactory to the Administrator with respect to all non-Chapter 537 debt of the Shipowner relating to the Vessels, if any, that has not been discharged;

(f)           FBB shall have executed and delivered the Note Purchase Agreement in form and substance acceptable to the Administrator;

(g)          the Shipowner and Affiliate Guarantor each shall have delivered to the Administrator an Opinion of Counsel, which shall include, among other things, an opinion to the effect that: (1) by the terms of this Agreement, the Shipowner has granted to the Administrator a fully perfected, first priority security interest in each of the assets which constitutes the Collateral; and (2) all filings, recordings, notices and other actions required to perfect the Administrator's interests in the Collateral and to render such security interests valid and enforceable under the UCC State have been duly effected, together with copies of such filings;

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(h)          the Administrator shall have received from the Shipowner: (1)(i) two executed original counterparts of the Note Purchase Agreement; (ii) two copies of the Note; (iii) two executed originals of the legal opinion issued under Subsection (g) of this Section; (iv) two executed originals of the legal opinion delivered to FFB pursuant to the Note Purchase Agreement; and (v) two executed original counterparts of this Agreement, each of the Annexes hereto and all other documents executed and delivered by the Shipowner, the Affiliate Guarantor or FFB in connection with the closing, and (2) within thirty (30) days after the Closing Date six bound copies of this Agreement, together with the Annexes, and all other documents executed and delivered by the Shipowner, the Affiliate Guarantor or FFB in connection with the closing of the transactions contemplated hereby.

Vessel Documents

(i)           the Shipowner shall have provided the Administrator with satisfactory evidence of marine insurance as required by Section 11.10 of this Agreement, naming the Administrator as lender loss payee for Vessel hull & machinery coverage and as a co-assured to all liability coverage;

(j)           if the Shipowner intends to operate any of the Vessels in the U.S. domestic trade, the Shipowner and any bareboat charterers of such Vessels shall have furnished to the Administrator an affidavit complying with the requirements of 46 CFR Part 355, demonstrating U.S. citizenship;

(k)          if the Vessels have been delivered to the Shipowner, the Shipowner shall have delivered to the Administrator (1) evidence that the Vessels are and shall remain documented by the United States Coast Guard with a coastwise endorsement and (2) the United States Coast Guard certificates and evidence from the Classification Society that each Vessel is in class;

Financial Conditions

(l)           the Administrator shall have received at least ten (10) Business Days prior to the Closing Date (1) a detailed, pro forma balance sheet for the Shipowner certified by a Responsible Officer, including adequate disclosures in accordance with GAAP and showing, among other things, all non-Chapter 537 debt of Shipowner; and (2) detailed, consolidated and consolidating pro forma balance sheets for the Shipowner and the Affiliate Guarantor, certified by a Responsible Officer of the Shipowner and of the Affiliate Guarantor. Each balance sheet described in this Subsection (l) shall be dated as of the Closing Date, reflect the completion of the Financing under Chapter 537, and demonstrate compliance with the Qualifying Financial Covenants of the Shipowner and the Qualifying Financial Covenants of the Affiliate Guarantor;

(m)         the Administrator shall have received the most recent annual Audited Financial Statements or quarterly Unaudited Financial Statements of Shipowner and the Affiliate Guarantor prepared in accordance with GAAP, each certified by a Responsible Officer of the Shipowner and the Affiliate Guarantor and showing, among other things, all non-Chapter 537 debt of the Shipowner and of the Affiliate Guarantor;

Closing Certifications

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(n)          the Shipowner and Affiliate Guarantor, to the extent applicable, shall have executed and delivered to the Administrator an Officer’s Certificate representing and warranting the truth of the following statements as of the Closing Date:

(1)          each of the representations and warranties set forth at Article X of this Agreement;

(2)          the Shipowner is not in violation of any Federal laws having a substantial adverse effect on the interests of the United States and that the consummation of the Commitment complies with Federal law;

(3)          there have been no occurrences that would adversely or materially affect the condition of any of the Vessels, their hull or any of their component parts, or, in the event such occurrences exist, a detailed description of such occurrence, in which event the Administrator may take such action as it deems appropriate, including not issuing the Guarantee;

(4)          there have not been any materially adverse changes in the financial or legal condition of the Shipowner or the Affiliate Guarantor or in the economic conditions in the intended trade for the Vessels, each as determined in the sole judgment of the Administrator;

(5)          there are no Liens on the Vessels or its component parts, except Permitted Liens;

(6)          no Default or event after any period of time or any notice, or both, would constitute, a Default has occurred;

(7)          the amount of Actual Cost Paid is true and correct;

(8)          each item in the amount of Actual Cost Paid is properly included in the Actual Cost of the Vessel;

(9)          each of the Shipowner and the Affiliate Guarantor is in compliance with the Qualifying Financial Covenants of Shipowner and the Qualifying Financial Covenants of Affiliate Guarantor, respectively, in accordance with GAAP, as adjusted by 46 CFR § 298.13(d), and detailing such compliance; and

(10)        all non-Chapter 537 debt of the Shipowner relating to the Vessels has been discharged or subordinated in a manner satisfactory to the Administrator;

(o)          the Shipowner’s Accountant shall have provided a certification or other evidence satisfactory to the Administrator as to the amounts paid from Advances with respect to Section 2.03(n) (7) and (8) of this Agreement;

Fees and Deposits

(p)          the Administrator shall have received the Guarantee Fee payable under 46 U.S.C. §53714(b) and the Investigation Fee due under 46 U.S.C. §53713(a);

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(q)          the Shipowner shall have made the Interest Escrow Fund Deposit, unless waived by the Administrator as indicated in Annex A of this Agreement;

(r)           the Shipowner shall have made the Late Charges Reserve Subfund Deposit;

Other Conditions

(s)           the Shipowner shall have complied in all material respects with its agreements under this Agreement and all other requirements of Chapter 537 and the applicable regulations, as determined in the sole judgment of the Administrator;

(t)           there have not been any occurrences which have or would adversely and materially affect the condition of the Vessels, their hulls or any of their component parts, as determined in the sole judgment of the Administrator;

(u)          there shall not have occurred a Default or event after any period of time or any notice, or both, which would constitute a Default; and

(v)          all documentation and legal opinions relating to the transactions contemplated by this Agreement and the Note Purchase Agreement shall be in form and substance satisfactory to the Administrator and all security interests in the Collateral shall be fully perfected and of first priority as of the Closing Date.

SECTION 2.04. Assignment; Termination of the Guarantee. (a) The Guarantee may not be assigned by the Shipowner without the prior written approval of the Administrator and any attempt to do so shall be null and void ab initio.

(b) The Guarantee shall terminate only when, one or more of the following events shall occur:

(1)          the Note shall have been Paid;

(2)          the Holder shall have elected to terminate the Guarantee, and the Administrator has been so notified by the Holder in writing; provided that, such termination shall not prejudice any rights accruing hereunder prior to such termination;

(3)          the Guarantee shall have been paid in full in cash by the Administrator; or

(4)          each Holder shall have failed to demand payment of the Guarantee as provided in Chapter 537.

ARTICLE III

Administrator’s Note

SECTION 3.01.  Administrator’s Note.  On this date, the Shipowner has duly executed and delivered, and the Administrator has accepted, the Administrator’s Note in an amount equal to the Maximum Principal Amount of the Note. The Administrator’s Note, and any endorsement thereof executed and delivered to the Administrator in accordance with Section 12.01(h) or

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otherwise shall be secured by this Agreement, the Mortgage and the other Transaction Documents.

SECTION 3.02.  Mandatory Progress Prepayment.  (a) If at the end of any fiscal year of the Shipowner, the Reserve Fund Net Income of the Shipowner exceeds the Mandatory Progress Prepayment Threshold, then the Shipowner shall on demand from the Administrator immediately prepare and deliver to FFB, the Holder and the Administrator a Mandatory Prepayment Election Notice (indicating the Shipowner’s intent to prepay the Advances or any portion of the Advances in an amount equal to the Mandatory Progress Prepayment Amount on the Intended Payment Date, which shall not be less than five (5) Business Days or more than ten (10) Business Days after receipt of such notice by the Holder), which notice shall not be rescinded, and the Shipowner shall pay the Mandatory Progress Prepayment Amount to the Holder on the Intended Payment Date; provided,  however, that if a Mandatory Progress Prepayment is required under this Section, (a) the Shipowner shall only apply such prepayment to those Unrestricted Advances that will not result in the incurrence of a prepayment penalty or premium upon prepayment of such Advance, and (b) if such Mandatory Progress Prepayment Amount exceeds the amount of those Outstanding Unrestricted Advances that will not result in the incurrence of a prepayment penalty or premium upon prepayment of such Advance, then the Mandatory Progress Prepayment Amount shall be reduced to the amount of such Outstanding Unrestricted Advances.  The obligations of the Shipowner under this Section shall be in addition to its obligations under Article VI hereof.

(b)          Advances are also subject to (1) a Mandatory Compliance Prepayment in accordance with Section 8.04 of this Agreement; (2) a Mandatory Loss Prepayment to comply with Section 11.12 of this Agreement; and (3) a Mandatory Vessel Sale Prepayment to comply with Section 15.01 of this Agreement.

(c)          Any mandatory prepayments made in accordance with Clauses (a) or (b) of this Section shall result in a corresponding reduction in the outstanding amount of the Administrator’s Note.

SECTION 3.03.  Elective Prepayments and Refinancings of Advances.  Advances are subject to elective prepayment and refinancing based upon the Market Value/Prepayment Refinancing Privilege and the Par Prepayment/Refinancing Privilege in accordance with Paragraphs 14 and 15 of the Note and Paragraphs 12.2 and 12.3 of the Note Purchase Agreement.  The allowance of any such refinancing of Advances shall be at the sole discretion of the Administrator.  Any such elective prepayments or refinancings of Advances shall result in a corresponding reduction and refinancing of the outstanding amount of the Administrator’s Note.

SECTION 3.04. Additional Debts of Shipowner to Administrator. (a) If the Shipowner shall fail to perform any covenant, condition or agreement set forth in the Transaction Documents, the Administrator may, in its discretion, at any time during the continuance of an event which by itself, with the passage of time, or the giving of notice, would constitute a Default, perform all acts and make all necessary expenditures to remedy such failure. Notwithstanding the foregoing, the Administrator shall not be obligated to (and shall not be liable for the failure to) perform such acts and make such expenditures.  All funds advanced and expenses and damages incurred by the Administrator relating to such compliance shall constitute a debt due from the Shipowner to the Administrator and shall be secured hereunder and under the Mortgage prior to the Administrator's

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Note and shall be repaid by the Shipowner upon demand, together with interest at the Expended Funds Rate plus two percent (2%).

(b) (1) All funds advanced and expenses incurred by the Administrator pursuant to Section 4.05 of this Agreement and the Transaction Documents; (2) all other expenses incurred incident to the exercise by the Administrator of any rights and remedies pursuant to Section 4.04(a), Section 4.04(b), Article XIV or any other provisions of this Agreement, the other Transaction Documents and the Note Purchase Documents or in connection with the assumption by the Administrator of the rights and duties of the Shipowner under the Note Purchase Agreement and the Note; and (3) all payments made to the Holder as a result of the default of the Shipowner under Chapter 537 (including, but not limited to, fees paid to the Holder for expenses incident to the assumption of the Note Purchase Agreement by the Administrator), shall constitute a debt due from the Shipowner to the Administrator and shall also be secured hereunder and under the Mortgage and the other Transaction Documents prior to the Administrator's Note and shall be repaid by the Shipowner upon demand together with interest at the Expended Funds Rate plus two percent (2%).

(c)  All payments required to be made by the Shipowner or the Affiliate Guarantor under the Transaction Documents shall be made by wire transfer in immediately available funds in accordance with payment instructions provided by the Administrator.

ARTICLE IV

Security Agreement

SECTION 4.01.  Granting Clause.  (a) In order to create a present security interest in the Administrator, the Shipowner does hereby grant, sell, convey, assign, transfer, mortgage, pledge, set over and confirm unto the Administrator a first priority continuing security interest in, Lien on and right of setoff against, all of the right, title and interest of the Shipowner in and to all of the following, whether now owned or existing or hereafter arising or acquired:

(1)	each Construction Contract and the Rights Under the Construction Contracts and Related Contracts;

(2)	Moneys Due to Shipowner with Respect to the Construction of the Vessels;

(3)          each Vessel and all Goods, including, without limitation, Accessions, fuel, Equipment and Inventory, Accounts, including, without limitation, any bareboat charters, time charters, charter hire, voyage or other charters, earnings, affreightments, General Intangibles, including, without limitation, IP Rights of the Shipowner, Chattel Paper, Documents, Instruments, Letters of Credit, Letters of Credit Rights, Investment Property, Commercial Tort Claims described on the Disclosure Schedule or notified to the Administrator pursuant to Section 11.04, and Deposit Accounts, (all terms are defined as set forth in Annex B of this Agreement or in the UCC as applicable) appertaining to or relating to each Vessel or its operation, whether or not on board or ashore and not covered by the Mortgage;

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(4)          the Late Charges Reserve Subfund and all sums, moneys, securities and proceeds of the Late Charges Reserve Subfund currently on deposit or hereafter deposited in said account;

(5)          the Chapter 537 Reserve Fund and all sums, moneys, securities and proceeds of the Chapter 537 Reserve Fund currently on deposit or hereafter deposited in said account;

(6)          the Interest Escrow Fund and all sums, moneys, securities and proceeds of the Interest Escrow Fund currently on deposit or hereafter deposited in said account, including, without limitation, Financial Assets;

(7)          the No-Call Prepayment Fund and all sums, moneys, securities and proceeds of the No-Call Prepayment Fund hereafter deposited in said fund, including, without limitation, the No-Call Prepayment Collateral;

(8)          all policies and contracts of insurance relating to each Vessel, including, without limitation, the Shipowner’s rights under all entries in any protection and indemnity or war risks associations or clubs, which are from time to time taken out by or for the Shipowner in respect of each Vessel, their hull, machinery, freights, disbursements, profits or otherwise, and all the benefits thereof and all other rights of the Shipowner in respect thereof, including, without limitation, all claims of whatsoever nature including without limitation any general  average claims or loss of hire claims, as well as return premium;

(9)          all cash and non-cash Products and Proceeds of the collateral described in Clauses (1) through (8) of this Section 4.01(a); and

(10)        the Mortgage, to be executed and delivered by the Shipowner to the Administrator, as mortgagee covering each Vessel.

(b)          The right, title and interest of the Administrator pursuant to Section 4.01(a) of this Agreement are herein, collectively, called the "Collateral." The Administrator shall hold the Collateral as collateral security for all of the obligations and liabilities of the Shipowner under this Agreement, the Administrator's Note, the Mortgage and the other Transaction Documents and as collateral security, whether now made or hereafter entered into, for and with respect to the Guarantee.

(c)          Notwithstanding Subsections (a) and (b) of this Section 4.01, (1) the Shipowner shall remain liable to perform its obligations under each Construction Contract and the above-mentioned other agreements; (2) the Administrator shall not, by virtue of this Agreement, have any obligations under any of the documents referred to in Clause (1) or be required to make any payment owing by the Shipowner thereunder; and (3) if there is no existing Default, the Shipowner shall (subject to the rights of the Administrator hereunder) be entitled to exercise all of its rights under each of the documents referred to in this Section and shall be entitled to receive all of the benefits accruing to it thereunder as if Subsections (a) and (b) of this Section were not applicable.

SECTION 4.02. Uniform Commercial Code Filings. The Shipowner shall (a) furnish evidence satisfactory to the Administrator that financing statements under the UCC shall have been

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filed against the Shipowner (or the Shipyard, if applicable) in all offices in which it may be necessary or advisable in the opinion of the Administrator to perfect the Administrator’s security interests, and (b) from time to time execute and deliver such further instruments and take such action as may reasonably be required to more effectively subject the Collateral to the Lien of this Agreement and the Mortgage as contemplated thereby, including, but not limited to, legal opinions from an independent counsel for the Shipowner to the effect that all UCC financing statements and UCC continuation statements have been filed to perfect and continue to perfect the Administrator's interests in the Collateral and are valid and enforceable first priority perfected security interests.

SECTION 4.03. Surrender of Vessel Documents. The Administrator shall consent to the surrender of each Vessel's documents in connection with any re-documentation of such Vessel required on account of alterations to such Vessel which are not prohibited by this Agreement or the Mortgage.

SECTION 4.04. General Powers of the Administrator.  (a) In the event that any Vessel shall be arrested or detained by a marshal or other officer of any court of law, equity or admiralty jurisdiction in any country or nation of the world or by any government or other authority, and shall not be released from arrest or detention within fifteen (15) Business Days from the date of arrest or detention, the Shipowner hereby authorizes and empowers the Administrator, in the name of the Shipowner and hereby irrevocably appoints the Administrator and its successors and assigns the true and lawful attorney of the Shipowner, in its name and stead, to apply for and receive possession of and to take possession of such Vessel with all the rights and powers that the Shipowner might have, possess and exercise in any such event. This power of attorney shall be irrevocable and may be exercised not only by the Administrator but also by an appointee or appointees, with full power of substitution, to the same extent as if said appointee or appointees had been named as one of the attorneys above named by express designation.

(b)          The Shipowner also authorizes and empowers the Administrator or the Administrator’s appointee or appointees, as the true and lawful attorney of the Shipowner, to appear in the name of the Shipowner, or its successors or assigns, in any court of any country or nation in the world where a suit is pending against any Vessel because or on account of any alleged Lien against the Vessel from which the Vessel has not been released and to take such proceedings as to them or any of them as may seem proper towards the defense of such suit and the discharge of such lien, and all expenditures made or incurred by them or any of them for the purpose of such defense or discharge shall be deemed to be an indebtedness of the Shipowner and shall be secured by this Agreement and the Mortgage and shall be immediately due and payable and, until paid, shall bear interest at the Expended Funds Rate plus two percent (2%).

(c)          The Shipowner irrevocably authorizes the Administrator or its appointee (with full power of substitution) to appear in the name of the Shipowner in any court of any country or nation of the world where a suit is pending against the whole or any part of the Collateral because of, or on account of, any alleged Lien or claim against the whole or any part of the Collateral, from which the whole or said part of the Collateral has not been released. The Administrator shall not be obligated to (nor be liable for the failure to) take any action provided for in Subsections (a) and (b) of this Section.

SECTION 4.05.  Performance of the Shipowner’s Agreements by the Administrator. If the Shipowner shall fail to perform punctually and fully any of its agreements hereunder,

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including but not limited to providing the Administrator with any audited or unaudited financial statements, reports, certifications or calculations required hereunder to be provided by the Shipowner to the Administrator, the Administrator may, in its discretion, perform all acts and make all necessary expenditures to remedy such failure.  Notwithstanding the foregoing, the Administrator shall not be obligated to (and shall not be liable for the failure to) perform such acts and make such expenditures, including, but not limited to, the hiring of accounting professionals to review the books and records of the Shipowner to the satisfaction of the Administrator, and the Shipowner hereby agrees to disclose all and any pertinent information determined to be necessary for the conduct of such a review by the Administrator or its consultants.  All funds advanced and expenses and damages incurred by the Administrator relating to such compliance shall constitute a debt due from the Shipowner to the Administrator and shall be secured hereunder and under the Mortgage prior to the Administrator's Note and shall be repaid by the Shipowner upon demand, together with interest at the Expended Funds Rate plus two percent (2%).

ARTICLE  V

Interest Escrow Fund

SECTION 5.01.  Establishment of Interest Escrow Fund.   On or prior to the Closing Date, the Administrator shall establish the Interest Escrow Fund with Treasury and the Shipowner shall deposit into the Interest Escrow Fund an amount equal to the Interest Escrow Fund Deposit, which shall be an amount equal to six (6) months’ interest on the Note assuming the Maximum Principal Amount of the Note has been advanced on the Closing Date, unless such requirement is waived by the Administrator as set forth on Annex A of this Agreement.

SECTION 5.02. Disbursements from the Interest Escrow Fund. (a) The Administrator shall at any time and from time to time within a reasonable time after receipt of a Request from the Shipowner or upon its own authority taken without formal prompting or request from any Person, cause Treasury to disburse from the Interest Escrow Fund directly to the Administrator for payment to the Holder, or to the Administrator any unpaid interest which the Shipowner is obligated to pay but has not paid with respect to any interest on the Note or the Administrator’s Note.

(b)          If, at any time of determination, the total amount on deposit in the Interest Escrow Fund exceeds the calculation of interest due on the Note for the successive six (6) month period assuming the full advance of the Note on the date of determination at the rate established and as determined by the Administrator, unless there is an existing Default, then, upon receipt of the Shipowner’s Request, the Administrator shall cause Treasury to disburse to the Administrator for disbursement to the Shipowner such excess from the Interest Escrow Fund.

SECTION 5.03. Termination Date of the Interest Escrow Fund. The Interest Escrow Fund will terminate on the latest to occur of (a) ninety (90) days after the Delivery Date of the last Vessel covered by this Agreement, (b) the date that the full amount of the aggregate Actual Cost of the last Vessel covered by this Agreement has been paid, or (c) the date that the final determination of the aggregate Cost of all of the Vessels has been made by the Administrator.  Any funds remaining in the Interest Escrow Fund after the termination date of  the Interest Escrow Fund shall be paid to the Shipowner except that if a Default exists at such time, the funds remaining in

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the Interest Escrow Fund will be deposited into the Chapter 537 Reserve Fund and applied in accordance with the terms of Section 14.04 of this Agreement.

ARTICLE VI

Chapter 537 Reserve Fund (including Late Charges Subfund)

SECTION 6.01.  Establishment of Chapter 537 Reserve Fund.  On the Closing Date, the Administrator shall establish the Chapter 537 Reserve Fund. In the event that the Shipowner shall, at any time and from time to time, receive any Moneys Due with Respect to the Construction of the Vessels, the Shipowner shall give notice thereof to the Administrator and shall promptly pay the same over to the Administrator who shall deposit the funds into the Chapter 537 Reserve Fund for application in accordance with Section 14.04 of this Agreement. When and if the Shipowner or other Person is required by Sections 6.04 and 13.07 of this Agreement to make a Reserve Fund Net Income Deposit into the Chapter 537 Reserve Fund, the Shipowner or other Person shall pay those funds to the Administrator who shall deposit the funds into the Chapter 537 Reserve Fund.

SECTION 6.02.  Computation of Reserve Fund Net Income.  Within one hundred five (105) days after the end of each fiscal year of the Shipowner, the Shipowner shall compute its net income attributable to the operation of the Vessels for such year in accordance with this Section ("Reserve Fund Net Income").  This computation requires the multiplication of the Shipowner’s total net income after taxes by a fraction with a numerator composed of the total original capitalized cost of all Vessels and a denominator composed of the total original capitalized cost of all the Shipowner's fixed assets.  The total net income after taxes, computed in accordance with GAAP, shall be adjusted as follows:

(a)          The depreciation expense applicable to the fiscal year shall be added back; and

(b)          There shall be subtracted (1) an amount equal to the principal amount of debt required to be paid or redeemed, and actually paid or redeemed by the Shipowner during the year, excluding payments from the Chapter 537 Reserve Fund; and (2) the principal amount of Advances Paid, in excess of the required  prepayments which may be used by the Shipowner as a credit against future required prepayments with respect to Advances including the Late Charges Reserve Subfund and the Interest Escrow Fund.

SECTION 6.03.  Delivery of Statement of Reserve Fund Net Income. Within one hundred five (105) days after the end of each fiscal year of the Shipowner, the Shipowner shall deliver to the Administrator, the Computation of Reserve Fund Net Income, Total Deposits or Net Deposits and Accountant’s Statement stating (a) the Reserve Fund Net Income for such fiscal year and total amount of all Reserve Fund Net Income Deposits that are required to be so deposited into the Chapter 537 Reserve Fund for such fiscal year (and showing the pertinent calculations), or (b) that no Reserve Fund Net Income Deposit was required to be made for such fiscal year (and showing the pertinent calculations) and (c) that at the end of such fiscal year no adjustments were required to be made for such fiscal year (and showing the pertinent calculations) pursuant to this Section (and, if such adjustments were required to be made, stating the reasons therefor). The computation of the Reserve Fund Net Income Deposit shall be made on the basis of information available to the Shipowner at the time of each such deposit.  Each Reserve Fund Net Income

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Deposit shall be subject to adjustments from time to time in the event and to the extent that the same would be required or permitted by mistakes or omissions, additional information becoming available to the Shipowner, or judicial or administrative determinations made subsequent to the making of such deposits.

SECTION 6.04.  Annual Reserve Fund Net Income Deposit. Within one hundred fifteen (115) days after the end of each fiscal year of the Shipowner, the Shipowner shall transmit to the Administrator for the Administrator’s prompt deposit into the Chapter 537 Reserve Fund an amount equal to (a) (1) the Reserve Fund Net Income for such fiscal year less (2) ten percent (10%) of the Shipowner's Aggregate Original Equity Investment in each Vessel then owned by the Shipowner, as specified in Annex A of this Agreement, deducted annually for each such Vessel (prorated for a period of less than a full fiscal year) multiplied by (b) fifty percent (50%) of the balance of the Reserve Fund Net Income remaining after the above deductions of Clause (a) above (“Reserve Fund Net Income Deposit”). The Shipowner shall deliver to the Administrator at the time of each Reserve Fund Net Income Deposit pursuant to this Section and any deposits required under this Agreement, a statement of the Shipowner’s Accountant stating that such deposit has been computed in accordance with Section 6.02 hereof and showing the pertinent calculations.

SECTION 6.05.  Exceptions to Annual Reserve Net Income Deposit.  Notwithstanding anything to the contrary set forth in this Agreement, the Shipowner shall not be required to make any Reserve Fund Net Income Deposit if (a) the Note and the related Administrator's Note with respect to the Vessels shall have been satisfied and discharged and if the Shipowner shall have paid or caused to be paid all other sums secured under this Agreement or the Mortgage, (b) the Guarantee of the Note shall have been terminated pursuant to this Agreement other than by reason of payment of the Guarantee by the Administrator, (c) the Shipowner was, at the close of its fiscal year, subject to and in compliance with all of the Qualifying Financial Covenants of Shipowner and there is no existing Default or (d) the amount in the Chapter 537 Reserve Fund (including any securities at current market value) is equal to or in excess of fifty percent (50%) of the Outstanding Advances and there is no existing Default.

SECTION 6.06.  Shipyard Net Cash Flow Deposit. In the case of a Shipyard Project, (a) within one hundred five (105) days after the end of its fiscal year, the Shipyard shall submit its Audited Financial Statements for such year showing its net cash flow in a manner acceptable to the Administrator, in lieu of any other computation of Reserve Fund Net Income specified in Section 6.02 for Vessels, and (b) except as provided in 46 CFR § 298.35(d), the Shipyard shall make a deposit into the Chapter 537 Reserve Fund of two percent of its net cash flow, as defined by GAAP, and as shown on its most recent Audited Financial Statements in lieu of the Annual Reserve Fund Net Income Deposit specified in Section 6.04.

SECTION 6.07.  Withdrawals from Chapter 537 Reserve Fund. From time to time, moneys in the Chapter 537 Reserve Fund may be subject to withdrawal upon receipt by the Administrator from the Shipowner of a Request for payment (specifying the Person or Persons to be paid, the amount of such payment, and the bank account to which the Shipowner requests that the payment be made) executed by the Shipowner, together with an Officer's Certificate of the Shipowner stating the reasons and purpose for the withdrawal. If the Administrator approves the Request, the Administrator shall promptly withdraw the moneys from the Chapter 537 Reserve Fund and make payment in accordance with the terms of the Request.  The Administrator shall have the right to disapprove any Request for withdrawal from the Chapter 537 Reserve Fund and,

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in the event of a Default under this Agreement, the right to apply all or part of the proceeds in the Chapter 537 Reserve Fund to all amounts due and owing the Administrator under this Agreement.  In that event, the Administrator may retain and offset any or all of the cash in the Chapter 537 Reserve Fund, and any Income Realized on the Chapter 537 Reserve Fund, as part of the Administrator’s recovery against the Shipowner.

SECTION 6.08.  Impermissible Payments. If the Shipowner makes any payment in violation of the Primary Covenants or the Supplemental Covenants, if applicable, and each Equity Interest Holder that has received such a payment fails to repay such amounts within fifteen (15) days of receipt of notice from the Administrator to the Shipowner requesting such repayment (or if the Shipowner shall have failed to make a timely Reserve Fund Net Income Deposit in violation of Section 6.04 of this Agreement), the Shipowner shall, upon Request from the Administrator, pay into the Chapter 537 Reserve Fund, the amount remaining due from such Equity Interest Holders plus interest at the Expended Funds Rate plus two percent (2%) from the date the monies were initially paid (or from the date the Reserve Fund Net Income Deposit should have been made).  It is understood and agreed that any payment made by the Shipowner pursuant to this Section 6.08 shall not release or extinguish the obligation of the Equity Interest Holders to repay improperly received funds; provided that such funds repaid by the Equity Interest Holders shall not be paid into the Chapter 537 Reserve Fund to the extent the Shipowner has already made payments into the Chapter 537 Reserve Fund pursuant to this Section 6.08.

SECTION 6.09.  Late Charges Reserve Subfund and Deficiency Deposits.   On the Closing Date, the Administrator shall establish the Late Charges Reserve Subfund as a subfund of the Chapter 537 Reserve Fund with Treasury and the Shipowner shall deposit the Late Charges Reserve Subfund Deposit with the Administrator who shall deposit such proceeds into the Late Charges Reserve Subfund. The Administrator shall have the sole right to make withdrawals from the Late Charges Reserve Subfund. The Late Charges Reserve Subfund shall be held and disbursed by the Administrator to pay any Late Charges. Provided no Default has occurred, the Administrator shall release to the Holder entitled to receive any Late Charges sufficient funds from the Late Charges Reserve Subfund to cover such Late Charges as and when the same become due and payable.  At any time and from time to time that the amount in the Late Charges Reserve Subfund shall be less than the greater of (a) the Late Charges Reserve Subfund Deposit or (b) an amount determined by the Administrator to be sufficient to cover thirty (30) days of hypothetical Late Charges based upon a daily rate selected by the Administrator, then, upon notice of such deficiency by the Administrator to the Shipowner, the Shipowner shall immediately make any additional deposit of cash into the Late Charges Reserve Subfund.

SECTION 6.10.  Capital Construction Fund in Lieu of Chapter 537 Reserve Fund.   If the Shipowner has established a Capital Construction Fund, at any time when a Reserve Fund Net Income Deposit would otherwise be required to be made into the Chapter 537 Reserve Fund pursuant to this Article VI, and the Shipowner elects to make such deposits to the Capital Construction Fund, the Shipowner must enter into an agreement, satisfactory to the Administrator, providing that all such deposits of assets therein will be security (the “CCF Security Amount”) to the United States in lieu of the Chapter 537 Reserve Fund. The Reserve Fund Net Income Deposit requirements of the Chapter 537 Reserve Fund and of this Agreement will be deemed satisfied by deposits of equal amounts in the Capital Construction Fund, and withdrawal of the CCF Security Amount will be subject to the Administrator’s prior consent. If, for any reason, the Capital Construction Fund terminates prior to the payment of the Note, the Administrator's Note and all

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other amounts due under or secured by this Agreement or the Mortgage, the CCF Security Amount will be deposited or re-deposited in the Chapter 537 Reserve Fund.

SECTION 6.11.  Termination of the Chapter 537 Reserve Fund.

(a)          Upon the occurrence of (1) a Default, and (2) (A) the assumption of the Shipowner’s rights and duties under the Note and the Note Purchase Documents or (B) the payment by the Administrator to the Holder pursuant to a demand under the Guarantee, the Chapter 537 Reserve Fund (including the Late Payment Reserve Subfund) shall be terminated and all amounts in the Chapter 537 Reserve Fund (including Income Realized on the Chapter 537 Reserve Fund which has not yet been paid to the Shipowner), shall be applied in accordance with the terms of Section 14.04 of this Agreement. The Administrator’s rights to draw upon the Chapter 537 Reserve Fund shall not be exclusive of any other rights of the Administrator under the Transaction Documents, and each and every right shall be cumulative and concurrent, and may be enforced separately, successively or together, and may be exercised from time to time as often as the Administrator may deem necessary.

(b)  The Chapter 537 Reserve Fund (including the Late Payment Reserve Subfund) shall terminate at such time as the Administrator's Note shall have been satisfied and discharged and the Shipowner shall have paid or caused to be paid all sums secured under this Agreement and the Mortgage. Upon such termination of the Chapter 537 Reserve Fund, the moneys remaining in the Chapter 537 Reserve Fund shall be subject to withdrawal and payment into the general funds of the Shipowner.

ARTICLE VII

General Provisions Relating to the Deposit Funds and Administrator as Paying Agent

SECTION 7.01. Administrator’s Security Interest and Other Rights in Deposit Funds. The Deposit Funds and all Financial Assets held by the Administrator at Treasury in the Deposit Funds, at whatever time, pursuant to the provisions of this Agreement, whether cash or securities, or proceeds thereof or otherwise, shall constitute and be held in the Deposit Funds solely and exclusively for the benefit of the Administrator as security for the payment and performance of any and all of the Administrator’s Notes and the undertakings of the Shipowner and Affiliate Guarantor in this Agreement, the Mortgage and the other Transaction Documents. In addition to the rights set forth in this Agreement, the Administrator shall have all rights and remedies set forth in any of the Transaction Documents or otherwise as permitted by applicable law pertaining to the Deposit Funds.

SECTION 7.02.  Deposit Funds Not Trust Funds. The Deposit Funds shall not constitute trust funds.  The Deposit Funds shall constitute collateral security for all of the obligations and liabilities of the Shipowner under this Agreement, the Administrator's Note and as collateral security for and with respect to the Guarantee. The obligation of the Shipowner to deliver the Deposit Funds to the Administrator is separate from and in addition to all other obligations to pay or deliver funds (whether principal, interest, fees, expenses, deposits, escrows, reserves or otherwise) to the Administrator under the Transaction Documents.  Nothing contained in this Article VII shall in any manner whatsoever alter, impair or affect the obligations of the Shipowner, or relieve the Shipowner of any of its obligations to make payments and perform all of its other obligations required under the Transaction Documents. Any withdrawal from the Deposit Funds

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pursuant to this Agreement shall not effect a discharge of or diminish any obligations of the Shipowner under this Agreement, the Mortgage or any other agreement as the case may be except to the extent that the amount withdrawn is applied to payments required to be made by the Shipowner under this Agreement, the Mortgage or any other agreement.

SECTION 7.03.  Contents of Deposit Funds.   The parties hereto hereby agree that only cash may be deposited into a Deposit Fund and that such cash and all other assets in a Deposit Fund shall be treated as a Financial Asset.  Any cash held in the Deposit Funds pursuant to any of the provisions of this Agreement (a) shall not be segregated at Treasury, but shall be separately accounted for on the Administrator’s books and records, and (b) shall bear interest and be invested to the extent provided in Section 7.04 below.

SECTION 7.04. Investment and Liquidation of the Deposit Funds.  Provided that the Shipowner is not in Default, (a) the Administrator may invest and reinvest any cash held in the Deposit Funds in Eligible Investments with such maturities as to ensure that the Deposit Funds will be available as required for the purposes hereof; and (b) the Administrator shall comply with a Shipowner’s Request to sell all or any designated part of the Eligible Investments in the Deposit Funds. The Administrator shall have no liability to the Shipowner for acting in accordance with such Request.  If such sale (or any payment at maturity) produces (a) a net sum less than the cost (including accrued interest paid, as such) of the Eligible Investments so sold or paid, the Administrator shall give notice to the Shipowner, and the Shipowner shall promptly pay the deficiency to the Administrator for deposit into the applicable Deposit Fund, or (b) a net sum greater than the cost (including accrued interest paid as such) of the Eligible Investments so sold or paid, the Administrator shall promptly pay the excess to the Shipowner. The Shipowner expressly acknowledges and agrees that cash deposited in the Deposit Funds pursuant to this Agreement may suffer a loss if liquidated prior to the maturity of the Eligible Investment.

SECTION 7.05.  Disbursements Out of Available Cash. The Administrator shall not be required to make any disbursement from the Deposit Funds except out of the cash available therein. If sufficient cash is not available to make the requested disbursement, additional cash shall be provided by the maturity or sale of securities in accordance with instructions pursuant to Section 7.04 hereof. If any sale or payment on maturity shall result in a loss in the principal amount of any Deposit Fund invested in securities so sold or matured, the requested disbursement from such Deposit Fund shall be reduced by an amount equal to such loss, and the Shipowner shall, no later than the time for such disbursement, pay to the Holder, the Shipyard, or any other Person entitled thereto, the balance of the requested disbursement from the Shipowner’s funds.

SECTION 7.06. Interest, Financial Assets and Taxes. So long as the Shipowner is not in Default, the Administrator may pay the Shipowner any interest paid on cash or Eligible Investments (less an amount equal to accrued interest paid upon purchase) when credited in the Deposit Fund.  Any and all securities or other Financial Assets credited to a Deposit Fund shall be registered in the name of the Administrator, endorsed to the Administrator and in no case will any Financial Asset credited to any Deposit Fund be registered in the name of the Shipowner, be payable to the order of the Shipowner or specially endorsed to the Shipowner.  All taxes, if any, applicable to the acquisition or sale of Eligible Investments under this Section shall be paid by the Shipowner from its separate funds.

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SECTION 7.07. Improper Disbursements From Deposit Funds. At any time the Administrator shall have determined that there has been, for any reason, a disbursement from any Deposit Fund contrary to this Section, the Administrator shall give notice to the Shipowner of the amount improperly disbursed, the amount to be deposited or re-deposited into such Deposit Fund on account thereof, and the reasons for such determination.  The Shipowner shall thereafter promptly deposit or re-deposit, as appropriate, such amount (with interest, if any) required by the Administrator into such Deposit Fund.

SECTION 7.08.  Administrator as Paying Agent. So long as FFB is the Holder of the Note, to the extent required by the Note, the following shall apply:

(a)          Cash received by the Administrator as a payment of amounts due with respect to Advances under the Note shall be timely paid to FFB and all other cash shall be held by the Administrator in Treasury as a special deposit for application in accordance with this Article VII and Section 14.04 of this Agreement.  Cash held by the Administrator in Treasury as a payment of amounts due with respect to Advances under the Note (1) need not be segregated; (2) shall not be invested; and (3) shall not bear interest except to the extent the Administrator allows.

(b)          Any moneys received by the Administrator, for the payment of amounts due with respect to Advances under the Note and remaining unclaimed by any Holder for six (6) years after the Stated Maturity Date shall be paid by Treasury to the Shipowner upon receipt of a Request by the Shipowner, approved by the Administrator and sent to Treasury, unless the Administrator has previously paid the Guarantee, in which case it shall not be paid to the Shipowner.  In such event, the Holder shall thereafter be entitled to look only to the Person that received the unclaimed amounts for the payment thereof, and the Administrator shall thereupon be relieved from all responsibility to such Holder.  No such Request or payment shall be construed to extend any statutory period of limitations, which would have been applicable in the absence of such Request or payment.

ARTICLE VIII

Actual Cost and Advance Requests

SECTION 8.01.  Actual Cost Determinations. (a) The Actual Cost of each Vessel (and the aggregate Actual Cost of all of the Vessels), determined as of the date of this Agreement, is as set forth in Table A of Annex A of this Agreement.

(b)          The Administrator agrees to:

(1)          make a final determination of the Actual Cost of each Vessel, limited to amounts paid by or for the account of the Shipowner on account of the items set forth in Table A of Annex A of this Agreement and, to the extent approved by the Administrator, any other items or any increase in the amounts of such items, such determination to be made as of the time of payment by or for the account of the Shipowner of the full amount of said Actual Cost of such Vessel, excluding any amounts which are not to become due and payable, and

(2)          promptly give notice to the Shipowner, of the results of said final determination; provided that, the Shipowner shall have requested such determination not

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less than sixty (60) days in advance and shall have furnished to the Administrator not less than thirty (30) days in advance of such determination along with a Shipowner’s Officer’s Certificate and a statement by an Accountant or, with the Administrator’s prior consent, the Shipowner’s accountant of the total amounts paid or obligated to be paid by or for the account of the Shipowner for the Construction of such Vessel, together with a breakdown of such totals according to the items paid or obligated to be paid.

SECTION 8.02.  Advance Requests.  Subject to the conditions precedent set forth Section 8.03 hereof and in the Note Purchase Documents, the Administrator shall within a reasonable time after receipt of an Advance Request issue an Advance Request Approval Notice to FFB approving the payment to the Shipyard or any other Person of any amount which the Shipowner is obligated to pay, or to the Shipowner as reimbursement for any amounts it has paid, on account of the items and amounts or any other items set forth in Table A of Annex A of this Agreement or subsequently approved by the Administrator.

SECTION 8.03. Conditions Precedent to Approve Advance Requests. (a) In addition to the conditions precedent set forth in the Note Purchase Documents, the obligation of the Administrator to approve any Advance Request and issue an Advance Request Approval Notice shall be subject to the following conditions precedent:

(1)         a Responsible Officer of the Shipowner shall deliver an Officer’s Certificate of the Shipowner, in form and substance satisfactory to the Administrator, stating that (A) there is no Default under the Construction Contract nor any of the Transaction Documents; (B) there have been no occurrences which have or would adversely and materially affect the condition of the Vessel, its hull or any of its component parts; (C) the amounts of the Advance Request are in accordance with the Construction Contract including the approved disbursement schedule and each item in these amounts is properly included in the Administrator’s approved estimate of Actual Cost; (D) with respect to the Advance Request, once the Contractor is paid there will be no Liens on the applicable Vessel, its hull or component parts for which the withdrawal is being requested except for those already approved by the Administrator; and (E) if the Vessel has already been delivered, it is in class and is being maintained in the highest and best condition.

(2)         the Administrator shall receive an Officer’s Certificate of the Shipyard, in form and substance satisfactory to the Administrator, stating that there are no Liens on the applicable Vessel as provided in Section 8.03(a)(1)(D) of this Agreement and attaching the invoices and receipts supporting each proposed withdrawal to the satisfaction of the Administrator, which shall be attached to the Officer’s Certificate referred to in Section 8.03(a)(1) above.

(3)         no Advance Request shall be made or approved:

(A)         to any Person until the total amount paid by or for the account of the Shipowner from sources other than the Advances equals at least 12½% (or 25% as the case may be) of the Actual Cost of the related Vessel;

(B)         to the Shipowner which would have the effect of reducing the total amounts paid by the Shipowner pursuant to Clause (A) of this Subsection; or

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(C)         to any Person on account of items, amounts or increases representing changes and extras or owner furnished equipment, if any, set forth in Table A of Annex A of this Agreement, unless such items, amounts and increases shall have been previously approved by the Administrator;

provided,  however, that when the amount guaranteed by the Administrator equals 75% or less of the Actual Cost, then after the initial 12½% of Actual Cost has been paid by or on behalf of the Shipowner for such Vessel and up to 37½% of Actual Cost has been paid by Advances, the Shipowner shall pay the remaining Required Equity Amount before any additional Advances are made for such Vessel.

(b)         Notwithstanding any other provision of this Section, the Shipowner shall not seek or receive reimbursement for any amount paid to the Shipyard or any Person by the Administrator.

SECTION 8.04. Mandatory Compliance Prepayment.   (a) In the event the principal amount of the Outstanding Advances is in excess of the amount eligible for guarantee by the United States under Section 53709(b) of Chapter 537, the Administrator shall notify the Shipowner of the required Mandatory Compliance Prepayment and the Shipowner shall send a Mandatory Prepayment Election Notice to the Holder (which may not be rescinded) with a copy to the Administrator to prepay the principal amount of the Outstanding Advances in an amount equal to the Mandatory Compliance Prepayment Amount. The Shipowner shall pay the Mandatory Compliance Prepayment Amount on the Intended Payment Date as set forth in such Mandatory Prepayment Election Notice, which payment shall not be made less than five (5) Business Days or more than ten (10) Business Days after receipt of such notice by the Administrator and the Holder.

(b) The Mandatory Compliance Prepayment is not subject to Article XVII hereof.

(c) If a Mandatory Compliance Prepayment is required under this Section, (1) the Shipowner shall first apply such prepayment to Unrestricted Advances, and (2) if such Mandatory Compliance Prepayment exceeds the amount of those Unrestricted Advances in Clause (1) above, then the balance of the Mandatory Compliance Prepayment shall be applied to No-Call Advances.  In order to make a payment under Clause (2) in this subsection: (A) the Shipowner shall give the Administrator a No-Call Prepayment Notice specifying (i) the amount of the balance of the Mandatory Compliance Prepayment, (ii) the No-Call Payment Date, and (iii) irrevocable instructions from the Shipowner to the Administrator to pay such amount to the Holder on the No-Call Payment Date; and (B) the Shipowner shall pay the amount specified in the No-Call Prepayment Notice to the Administrator to be held in the No-Call Prepayment Fund until the No-Call Payment Date.

ARTICLE IX

Affiliate Guaranty and Limitation on Subrogation

SECTION 9.01.  Execution and Delivery of Affiliate Guaranty. The Shipowner and the Affiliate Guarantor acknowledge that (a) the Administrator has required the execution and delivery of the Affiliate Guaranty as an integral part of the consideration offered by or on behalf of the Shipowner as a condition of the Administrator's issuance of the Administrator’s Guarantee, and (b) the Affiliate Guarantor has executed and delivered (1) the Affiliate Guaranty to the Administrator for the purpose of guaranteeing the Shipowner’s obligations to the Administrator

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under this Agreement and (2) this Agreement for the purpose of covenanting to and agreeing with those Annexes and Sections of this Agreement set forth above the signature of the Affiliate Guarantor.  The obligations of the Affiliate Guarantor to the Administrator under the Affiliate Guaranty shall be secured by the collateral, if any, granted to the Administrator by the Affiliate Guarantor as more fully set forth in the Affiliate Guaranty.

SECTION 9.02.  No Payments to Affiliate Guarantor. In the event a Default has occurred and is continuing, until all amounts payable to the Administrator pursuant to the Administrator’s Note and the other Transaction Documents have been paid in full, the Shipowner shall not make any payment to the Affiliate Guarantor and the Affiliate Guarantor shall not enforce any right to receive payment and shall not accept any payment from the Shipowner, under any legal or equitable right (including any right of subrogation) the Affiliate Guarantor may have or be entitled to claim against the Shipowner.

ARTICLE X

Representations and Warranties

The Shipowner and, to the extent applicable, the Affiliate Guarantor, represents and warrants to the Administrator that, except as set forth on the Disclosure Schedule, the following statements are true and correct as of the Closing Date and further represents and warrants that such statements shall remain true and correct thereafter for so long as this Agreement shall not have been discharged:

SECTION 10.01. Organization and Existence; Power and Authority. The Shipowner and each Affiliate Guarantor is duly organized, validly existing and in good standing under the laws of its Jurisdiction of Organization, has full legal right, power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, to issue the Note and the Administrator’s Note or the Affiliate Guaranty, as the case may be, and to carry out and consummate all transactions contemplated by this Agreement and each of the other Transaction Documents to which it is a party and has duly authorized the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party.

SECTION 10.02. Qualification. Neither the Shipowner nor any Affiliate Guarantor has failed to qualify to do business in any jurisdiction in the United States in which its business or properties require such qualification, and the Shipowner and each Affiliate Guarantor had and has full legal right, power and authority to own its own properties and assets and conduct its business as it is presently conducted.

SECTION 10.03. Proper Execution. As of the Closing Date, the officers of the Shipowner and each Affiliate Guarantor executing this Agreement and each of the other Transaction Documents to which it is a party are duly and properly in office and fully authorized to execute the same on behalf of the Shipowner or Affiliate Guarantor, as the case may be.

SECTION 10.04. Due Execution and Delivery. This Agreement and each of the other Transaction Documents to which the Shipowner and each Affiliate Guarantor is a party have been duly authorized, executed and delivered by the Shipowner and the Affiliate Guarantor, are in full force and effect and constitute the legal, valid and binding agreements of the Shipowner and the Affiliate Guarantor enforceable in accordance with their terms.

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SECTION 10.05. No Conflicts or Contravention. The execution and delivery of this Agreement and each of the other Transaction Documents, the consummation of the transactions herein and therein described and the fulfillment of or compliance with the terms and conditions hereof and thereof, will not conflict with or constitute a violation or breach of or default (with due notice or the passage of time or both) by the Shipowner or any Affiliate Guarantor of any of its Organizational Documents, any applicable law or administrative rule or regulation, or applicable court or administrative decree or order, or any indenture, mortgage, deed of trust, loan agreement, lease, contract or other agreement or instrument to which the Shipowner or any Affiliate Guarantor is a party or by which it or its properties are otherwise subject or bound, or result in the creation or imposition of any prohibited Lien of any nature whatsoever upon any of the property or assets of the Shipowner or any Affiliate Guarantor.

SECTION 10.06. Governmental Authorizations; Other Consents or Approvals. No consent or approval of any trustee, holder of any indebtedness of the Shipowner, the Affiliate Guarantor or any other Person, and no consent, permission, authorization, order or license of, or filing or registration with, any governmental entity is necessary in connection with the execution and delivery of this Agreement and each of the Transaction Documents, the consummation of any transaction herein or therein described, or the fulfillment of or compliance with the terms and conditions hereof or thereof, except as have been obtained or made and as are in full force and effect.

SECTION 10.07. No Litigation. There is no action, suit, proceeding, inquiry or investigation, before or by any court or Federal, state, municipal or other governmental authority, pending, or to the knowledge of the Shipowner after reasonable inquiry and investigation, threatened against or affecting the Shipowner, the Affiliate Guarantor or the assets, properties or operations of the Shipowner or the Affiliate Guarantor which are likely to be determined to have, or could be reasonably expected to have, a Material Adverse Effect. Neither Shipowner nor the Affiliate Guarantor is in default (and no event has occurred and is continuing which with the giving of notice or the passage of time or both could constitute a default) with respect to any order or decree of any court or any order, regulation or demand of any Federal, state, municipal or other governmental authority, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 10.08 Ownership of Collateral; Liens. The Shipowner lawfully owns all Collateral, including each Vessel, free from any Lien except for Permitted Liens.

SECTION 10.09. Valid Pledge. This Agreement establishes the valid first priority duly perfected Lien on the Collateral in favor of the Administrator for the benefit and security of the Administrator and any future owners of the Administrator’s Note and the other obligations of the Shipowner under the Transaction Documents; such Lien is in full force and effect and is not subordinate or junior to any other Liens in respect of the Collateral; and the Shipowner is not in breach of any covenants set forth in this Agreement or the other Transaction Documents.

SECTION 10.10. No Debarment. Neither the Shipowner nor the Affiliate Guarantor is debarred or suspended or voluntarily excluded from participation in contracts or procurement matters with the Government or delinquent on a Government debt.

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SECTION 10.11. Accuracy of Representations, Warranties and Information; Disclosure. (a)  As of the Closing Date, representations, warranties and certifications of the Shipowner and the Affiliate Guarantor set forth in each of the other Transaction Documents to which the Shipowner or the Affiliate Guarantor is a party and all written information provided by the Shipowner and the Affiliate Guarantor to the Administrator in the Application, when taken as a whole and after giving effect to any updates provided to the Administrator in writing, remain true and accurate in all material respects.

(b) Each of the Shipowner and the Affiliate Guarantor has disclosed to the Administrator all agreements, instruments and corporate or other restrictions to which it or the Affiliate Guarantor is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Shipowner or the Affiliate Guarantor to the Administrator in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Shipowner  represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 10.12. No Defaults.  No Default (or event which with the passage of time, notice or both would constitute a Default) has occurred and is continuing under this Agreement or any of the other Transaction Documents to which the Shipowner or the Affiliate Guarantor is a party and, to the knowledge of the Shipowner and the Affiliate Guarantor, no other party to any of such agreements is in default thereunder.

SECTION 10.13.  Shipowner’s United States Citizenship. The Shipowner is a citizen of the United States within the meaning of 46 USC § 50501, and shall remain such a citizen for operation in the trades in which the Shipowner proposes to operate the Vessels.

SECTION 10.14. Vessel Documentation. Upon the Delivery Date and continuing at all times thereafter, each Vessel is and shall remain documented under the laws of the United States.

SECTION 10.15. Insurance. The properties of the Shipowner and the Affiliate Guarantor are insured with financially sound and reputable insurance companies not a Related Party of the Shipowner or the Affiliate Guarantor, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Shipowner or the Affiliate Guarantor operates and, with respect to the Vessels, as are specified in Section 11.10 hereof.

SECTION 10.16. Taxes.  Each of  the Shipowner and the Affiliate Guarantor has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax

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assessment against the Shipowner or the Affiliate Guarantor that would, if made, have a Material Adverse Effect.

SECTION 10.17. Subsidiaries; Equity Interest.  As of the Closing Date, (a) the Shipowner has no subsidiaries and has no equity investments in any Person and (b) the Affiliate Guarantor is the sole parent of the Shipowner.

SECTION 10.18. Compliance with Laws.  Each of the Shipowner and the Affiliate Guarantor is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 10.19. Intellectual Property; Licenses, Etc.  The Shipowner and the Affiliate Guarantor own, or possess the IP Rights, without conflict with the rights of any other Person.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Shipowner or the Affiliate Guarantor infringes upon any rights held by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Shipowner, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 10.20. Solvency.  Each of the Shipowner and the Affiliate Guarantor is, individually and together with the Affiliate Guarantor on a consolidated basis, Solvent.

SECTION 10.21. Casualty, Etc.  Neither the businesses nor the properties of the Shipowner or the Affiliate Guarantor are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 10.22. Labor Matters.  As of the Closing Date, neither the Shipowner nor the Affiliate Guarantor has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

SECTION 10.23. Sanctioned Persons.  Neither the Shipowner or the Affiliate Guarantor nor, to the knowledge of the Shipowner, any director, officer, agent, employee or Affiliate of any the Shipowner or the Affiliate Guarantor is currently subject to any sanctions administered by OFAC; and neither the Shipowner nor the Affiliate Guarantor will directly or indirectly use the proceeds of the Advances or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any United States sanctions administered by OFAC.

SECTION 10.24. Foreign Corrupt Practices Act.  Neither the Shipowner, the Affiliate Guarantor nor any Affiliate has taken any actions in violation of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq.

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ARTICLE XI

Affirmative Covenants

So long as the Administrator shall have any obligations under the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under this Agreement, the Administrator’s Note or any other Transaction Document:

SECTION 11.01.  United States Citizenship. In the event the Shipowner shall cease to be a citizen of the United States within the meaning of 46 U.S.C. § 50501, the Shipowner shall notify the Administrator immediately of such fact.

SECTION 11.02. Dissolution and Re-establishment. In the event any action by the Shipowner, any Person with an Equity Interest in the Shipowner or the management of the Shipowner results or would result in dissolution of the Shipowner pursuant to its Organizational Documents or governing law, the Shipowner shall cause each Person with an Equity Interest in the Shipowner to forthwith take all steps necessary to reform and reestablish the Shipowner.

SECTION 11.03.  Transportation of Foreign Manufactured Items.  With respect to Construction Period Financing, the Shipowner shall cause at least fifty percent (50%) of any equipment, materials or commodities to be used in the Construction of the Vessels which are manufactured outside the United States and are transported to the United States on ocean vessels to be transported on privately owned United States-flag commercial vessels, if available.

SECTION 11.04. Commercial Tort Claims.  If the Shipowner shall at any time hold or acquire a Commercial Tort Claim in excess of $100,000, the Shipowner shall promptly notify the Administrator in a writing signed by the Shipowner of the brief details thereof and grant to the Administrator in such writing a security interest therein and in the proceeds thereof pursuant to Article IV hereof, with such writing to be in form and substance satisfactory to the Administrator.

SECTION 11.05. Maintenance of Perfected Security Interest; Further Documentation. The Shipowner shall:

(a)          maintain the security interest created by this Agreement as a first perfected security interest and shall defend such security interest against the claims and demands of all Persons whomsoever;

(b)          furnish to the Administrator from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrator may reasonably request, all in reasonable detail;

(c)          take all steps necessary (including the filing of any required UCC continuation statements) from time to time in order to maintain the Administrator’s first priority (subject to Permitted Liens) Lien in the Collateral; and

(d)          promptly, at any time and from time to time, and at the sole expense of the Shipowner, duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrator may reasonably deem necessary for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein

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granted, including, without limitation, the delivery of certificated securities and the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created in this Agreement.  Shipowner shall provide to the Administrator timely notice of such execution, delivery, or recordation of such instruments and documents, and copies thereof.

SECTION 11.06. Notice of Mortgage. (a) The Shipowner shall cause a properly certified copy of the Mortgage to be carried on board each self-propelled Vessel with that Vessel's documents and shall be exhibited on demand to any Person having business with such Vessel or to any Administrator’s representative.

(b)          The Shipowner shall cause a notice printed in plain type of such size that the paragraph of reading matter covers a space not less than six inches wide by nine inches high, and framed, to be placed and kept prominently exhibited in the chart room and in the master's cabin of a self-propelled Vessel.

(c)          The Shipowner shall cause the notice referred to in Subsection (b) of this Section to read as follows:

“NOTICE OF FIRST PREFERRED [FLEET/SHIP] MORTGAGE

This Vessel is owned by [INSERT NAME OF SHIPOWNER], a [INSERT JURISDICTION OF ORGANIZATION] [INSERT ORGANIZATIONAL FORM] (the “Shipowner”), and is covered by a First Preferred [Fleet/Ship] Mortgage in favor of the United States of America, under authority of Chapter 313 of Title 46 of the United States Code. Under the terms of said Mortgage neither the Shipowner, any charterer, the master or agent of this Vessel nor any other person has any right, power or authority to create, incur or permit to be placed or imposed upon this Vessel any lien other than statutory liens incident to current operations that are subordinate to the Mortgage.”

SECTION 11.07.  Compliance with 46 U.S.C. Chapter 313. The Shipowner shall comply with and satisfy all of the provisions of Chapter 313, in order to establish and thereafter to maintain the Mortgage as a preferred mortgage upon each Vessel.

SECTION 11.08.  Maintenance of Construction Contract.  The Shipowner shall cause the Construction Contract to be maintained in full force and effect insofar as it relates to the due performance by the Shipowner and the Shipyard of all their respective obligations thereunder.

SECTION 11.09.  Concerning the Performance and Payment Bonds.  During the Construction, if applicable, the Shipowner shall cause to be maintained Surety Bonds issued by the Surety to be obtained by the Shipyard in the amount of the Construction Contract. In the event that the price for the work to be performed under the Construction Contract is increased, then the Surety Bonds shall be increased simultaneously in a corresponding amount. The Shipowner hereby agrees that the Administrator shall be the sole loss payee under the Surety Bonds and the Surety shall pay such amounts directly to the Administrator for distribution to the co-obligees as their interests may appear.  The Shipowner hereby agrees that its interest as a co-obligee under each of the Surety Bonds is and shall be, upon the occurrence of a Default under this Agreement, fully

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subject and subordinate to the rights and interests of the Administrator therein.  In the event of a default under this Agreement, which default results in a payment under any of the Surety Bonds, then the Surety Bonds proceeds shall be distributed by the Administrator in accordance with the provisions of Section 14.04 hereof.  The Shipowner hereby irrevocably appoints the Administrator, the true and lawful attorney of the Shipowner, in its name and stead, to execute all consents, approvals, settlements and agreements on behalf of the Shipowner with respect to any rights related to the Surety Bonds.

SECTION 11.10. Insurance. (a) Builder’s Risk Insurance with War Risk Endorsements. Prior to the Delivery Date of each Vessel, the Shipowner shall, without cost to the Administrator or, with respect to builder's risk insurance with a war risk endorsement mentioned below, without cost to the Shipyard, cause each Vessel to be insured as provided in the Construction Contract; provided that, the insurance required by this Section shall be approved by the Administrator.

(b)          Insurance Amounts. Upon the Delivery Date of each Vessel and at all times thereafter, the Shipowner shall, without cost to the Administrator, keep such Vessel insured as indicated below and with such additional insurance as may be specified by the Administrator in an amount in U.S. dollars equal to one hundred ten percent (110%) of the unpaid principal amount of the Proportionate Part of the Administrator's Note, or such greater sum, up to and including the full commercial value of such Vessel as may be required by the Administrator.  The Shipowner shall provide to the Administrator: (1) at least sixty (60) days prior notice of all insurance renewals; and (2) premium payment confirmation shall be sent in writing to the Administrator by the Shipowner’s marine insurance broker or the head underwriter within five (5) Business Days.

(1)          Hull & Machinery, and War Risk Insurance. Marine and war risk hull insurance under the latest (at the time of issue of the policies in question) forms of American Institute of Marine Underwriters' policies approved by the Administrator and/or policies issued by or for the Maritime Administration (or under such other forms of policies as the Administrator may approve in writing) insuring such Vessel against the usual risks covered by such forms (including, at the Shipowner’s option, such amounts of increased value and other forms of "total loss only" insurance as are permitted by said hull insurance policies).

(2)          Port Risk Insurance. While any Vessel is laid up, at the Shipowner’s option and in lieu of the above-mentioned marine and war risk hull insurance or marine and war risk hull and increased value insurance, port risk insurance with war risk endorsement under the latest (at the time of issue of the policies in question) forms of American Institute of Marine Underwriters' policies approved by the Administrator and/or policies issued by or for the Maritime Administration (or under such other forms of policies as the Administrator may approve in writing) insuring such Vessel against the usual risks covered by such forms.

(3)          Mortgagee’s Interest Insurance. Mortgagee’s Interest Insurance in relation to each Vessel, providing for the indemnification of the Administrator and the United States for any losses under or in connection with this Agreement which directly or indirectly result from loss of or damage to any Vessel or a liability of any Vessel or of the Shipowner, where the loss or damage is required to be covered by an obligatory insurance

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policy but of which there is a non-payment (or reduced payment) by the underwriters because of:

(A)         any act or omission on the part of the Shipowner, of any operator, charterer, manager or sub-manager of the Vessel owned by it or of any officer, employee or agent of a Shipowner, or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(B)         any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of a Shipowner, any other person referred to in Subsection (i) above, or of any officer, employee or agent of that Shipowner, or of such a person, including either the casting away or damaging of the Vessel or the Vessel being unseaworthy; or

(C)         any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing.

The underwriters for Mortgagee’s Interest Insurance shall be the same underwriter as the Hull & Machinery and War Risk underwriters, unless otherwise approved in writing by the Administrator.

(4)          Self Insurance. Notwithstanding the foregoing, the Shipowner, with the Administrator’s prior consent, shall have the right to self-insure up to the Maximum Self-Insurance Amount for any loss resulting from any one accident or occurrence (other than an actual or constructive total loss of any Vessel).

(c)          Loss Payee. All policies of insurance under this Section shall provide, so long as this Agreement is in effect and the Collateral has not been discharged, that payment of all losses shall be made payable to the Administrator for distribution by him to himself, the Shipowner and (in the case of the insurance required by Subsection (a) of this Section) the Shipyard, except that (1) as provided in Subsection (e) of this Section and (2) under the policies required by Subsection (b) of this Section, payment of all losses up to the Maximum Payment Amount of Losses Directly to Shipowner by all insurance underwriters with respect to any one accident, occurrence or event may be made directly to the Shipowner unless there is an existing Default, or if the Administrator shall have assumed the Shipowner’s rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, in which event payment of all losses shall be made payable to the Administrator as aforesaid. Any such insurance recoveries to which the Administrator shall be so entitled shall be applied as follows:

(1) Non-Constructive Total Loss Insurance Recoveries. In the event that insurance becomes payable under said policies on account of an accident, occurrence or event not resulting in an actual or constructive total loss or an agreed or compromised total loss of any Vessel, the Administrator (A) shall, if there is no existing Default and if none of the events described in Section 11.12 hereof has occurred, in accordance with a Shipowner’s Request, pay, or consent that the underwriters pay, direct for repairs, liabilities, salvage claims or other charges and expenses (including use and labor charges

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due or paid by the Shipowner) covered by the policies, or (to the extent that, as stated in an Officer's Certificate delivered to the Administrator, accompanied by written confirmation by the underwriter or a surveyor or adjuster, the damage shall have been repaired and the cost thereof paid of such liabilities, salvage claims, or other charges and expenses discharged or paid) reimburse, or consent that the underwriters reimburse, the Shipowner therefor and (after all known damage with respect to the particular loss shall have been repaired, except to the extent the Shipowner, with the Administrator’s consent, deems the said repair inadvisable, and all known costs, liabilities, salvage claims, charges and expenses, covered by the policies, with respect to such loss shall have been discharged or paid, as stated in an Officer's Certificate delivered to the Administrator, accompanied by written confirmation by the underwriters or a surveyor or adjuster) pay, or consent that the underwriters pay, any balance to the Shipowner; or (B) if there is an existing Default, shall direct the underwriters to pay to the Administrator all insurance proceeds due and owing, and the Administrator shall apply such proceeds to the Shipowner’s defaulted debt, or, in the Administrator’s sole discretion, to repairs to the Vessel; or (C) if the Guarantee shall have terminated pursuant to Section 2.04(c) hereof or if the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537 and none of the events described in Section 11.12 hereof has occurred, apply the insurance as provided in Section 14.04 hereof; or (D) if the Guarantee shall have terminated pursuant to Section 2.04(b) or (d) hereof, pay the insurance to the Shipowner; and

(2) Actual Constructive Total Loss Insurance Recoveries.  In the event of an accident, occurrence or event resulting in an actual or constructive total loss of any Vessel prior to the Delivery Date of such Vessel, the Shipowner shall forthwith deposit with the Administrator any insurance moneys which the Shipowner receives on account thereof under policies of insurance required by Subsection (a) of this Section, and any such insurance moneys shall be held by the Administrator for ten (10) days (or such lesser or further time as the Shipowner and the Administrator may agree upon).  Upon the expiration of said period of time, (A) if there is no existing Default and if the Shipowner, the Shipyard and the Administrator shall have elected not to construct such Vessel under the Construction Contract, then said insurance moneys shall be applied, to the extent necessary and required pursuant to Section 11.12 hereof; or (B) if there is no existing Default and if the Shipowner, the Shipyard and the Administrator shall not have made the election contemplated by Clause (A) of this Subsection, then said insurance moneys (together with the Shipowner’s funds to the extent, if any, required by the Administrator for deposit on account of interest under Clause (ii) below) shall be deposited in the Chapter 537 Reserve Fund, in such amount and to the extent available, so that the moneys deposited into the Chapter 537 Reserve Fund with respect to such Loss Event shall be equal to (i) the principal amount of the Proportionate Part of the Advances Outstanding under the Note relating to such Vessel at the time of such deposit and (ii) such interest on said deposit, if any, as may be required by the Administrator (said moneys to be subject to withdrawal in the same manner as moneys originally deposited in said Chapter 537 Reserve Fund); and the balance, if any, of such insurance moneys held by the Administrator with respect to such event shall be paid to the Shipowner.

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(d)          Claim for Constructive Total Loss. In the event of an accident, occurrence or event resulting in a constructive total loss of any Vessel, the Administrator shall have the right (with the prior consent of the Shipowner, unless there is an existing Default, and at any time prior to the Delivery Date of such Vessel also with the prior consent of the Shipyard) to claim for a constructive total loss of such Vessel.  If (1) such claim is accepted by all underwriters under all policies then in force as to such Vessel under which payment is due for total loss and (2) payment in full is made in cash under such policies to the Administrator, then the Administrator shall have the right to abandon such Vessel to the underwriters of such policies, free from the Lien of this Agreement and the Mortgage.

(e)          Protection and Indemnity Insurance. Commencing on the Delivery Date of each Vessel, the Shipowner shall, without cost to the Administrator, keep each such Vessel insured against marine and war risk protection and indemnity risks and liabilities by policies of insurance approved by the Administrator as to form and in the amount of the Insurance Requirements; provided that, (1) the Shipowner shall, as soon as possible before such Delivery Date, present any such policy to the Administrator (who shall promptly approve or disapprove the same), (2) any approval of a policy under this Subsection shall be effective until the end of the policy period or until sixty (60) days after the Administrator shall notify the Shipowner of a desired change in the form and/or amount thereof, whichever shall first occur, and (3) war risk protection and indemnity insurance shall be required unless the Administrator gives notice to the Shipowner stating that such insurance is not required.

Such policies may provide that (1) if the Shipowner shall not have incurred the loss, damage, or expense in question, any loss under such insurance may be paid directly to the Person to whom any liability covered by such policies has been incurred (whether or not a Default then exists), and (2) if the Shipowner shall have incurred the loss, damage or expense in question, any such loss shall be paid to the Shipowner in reimbursement if there is no existing Default of which the underwriter has written notice from the Shipowner or the Administrator, or, if there is such an existing Default, to the Administrator to be held and applied as follows:  (A) applied as provided in Section 14.04 hereof in the event the Guarantee shall have terminated pursuant to Section 2.04(c) hereof or if the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, or (B) to the extent not theretofore applied pursuant to Section 14.04 hereof, paid forthwith to the Shipowner upon its Request in the event there is no existing Default or the Guarantee shall have terminated pursuant to Section 2.04(b) or (d) hereof at the date of delivery of such Request; provided that, irrespective of the foregoing, with the Administrator’s prior consent, the Shipowner shall have the right to self-insure in an amount up to the Maximum Self-Insurance Amount hereof with respect to each accident, occurrence or event, except that, with respect to cargo or property carried, the Shipowner, with the Administrator’s prior consent, shall have the right to self-insure in an amount up to the Maximum Self-Insurance Amount set forth on Annex A of this Agreement with respect to each cargo or property carried.

(f)           Insurance Underwriters. All insurance required under this Section shall be placed and kept with the Government or with United States domiciled and state regulated or United States domiciled mutual assurance association to the maximum extent possible subject to market capacity, (and/or other foreign, if permitted by the Administrator in writing) insurance companies, underwriters' association or underwriting funds approved by the Administrator.  All insurance required under this Subsection shall be arranged through United States licensed marine insurance

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brokers and/or underwriting agents domiciled in the United States (and/or other foreign, if permitted by the Administrator in writing) as chosen by the Shipowner and approved by the Administrator.

(g)          Providing Compromised Total Loss. The Administrator shall not have the right to enter into an agreement or compromise providing for an agreed or compromised total loss of any Vessel without prior consent of (1) the Shipyard (prior to the Delivery Date of such Vessel) and (2) (unless there is an existing Default) the Shipowner.  If (1) the Shipowner shall have given prior consent thereto or (2) there is an existing Default, the Administrator shall have the right in his discretion, and with the prior consent of the Shipyard prior to the Delivery Date of such Vessel, to enter into an agreement or compromise providing for an agreed or compromised total loss of such Vessel; provided that, if the aggregate amount payable to the Shipowner and/or the Administrator under such agreement or compromise, together with funds held by the Administrator and available for the prepayment of the Note, is not sufficient to pay the Proportionate Part of the Outstanding Advances pursuant to Section 11.12 hereof, the Administrator shall not enter into such agreement or compromise without the Shipowner’s prior consent.

(h)          Vessel Requisition. During the continuance of (1) a taking or requisition of the use of any Vessel by any government or governmental body, or (2) a charter, with the Administrator’s prior consent, of the use of any Vessel by the Government, the provisions of this Section shall be deemed to have been complied with in all respects if such government or governmental body shall have agreed to reimburse, in a manner approved by the Administrator in writing, the Shipowner for loss or damage covered by the insurance required hereunder or resulting from the risks under Subsections (a), (b), and (e) of this Section or if the Shipowner shall be entitled to just compensation therefor. In addition, the provisions of this Section shall be deemed to have been complied with in all respects during any period after (A) title to any Vessel shall have been taken or requisitioned by any government or governmental body or (B) there shall have been an actual or constructive total loss or an agreed or compromised total loss of any Vessel.  In the event of any taking, requisition, charter or loss contemplated by this Subsection, the Shipowner shall promptly furnish to the Administrator an Officer's Certificate stating that such taking, requisition, charter or loss has occurred and, if there shall have been a taking, requisition or charter of the use of any Vessel, that the government or governmental body in question has agreed to reimburse the Shipowner, in a manner approved by the Administrator, for loss or damage resulting from the risks under Subsections (a), (b), and (e) of this Section or that the Shipowner is entitled to just compensation therefor.

(i)           Required Assured and No Recourse. All insurance required under (1) Subsection (a) of this Section shall be taken out in the names of the Shipowner, the United States and the Shipyard as assureds, and (2) Subsections (b) and (c) of this Section shall be taken out in the names of the Shipowner and the United States as assureds.  All policies for such insurance so taken out shall, unless otherwise consented to by the Administrator, provide that (1) there shall be no recourse against the United States for the payment of premiums or commissions, (2) if such policies provide for the payment of club calls, assessments or advances, there shall be no recourse against the United States for the payment thereof, and (3) at least thirty (30) days' prior written notice of any cancellation for the nonpayment of premiums, commissions, club calls, assessments or advances shall be given to the Administrator by the lead insurance underwriters.

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(j)           Surety Agreement. In the event that any claim or Lien is asserted against any Vessel for loss, damage or expense which is covered by insurance hereunder and it is necessary for the Shipowner to obtain a bond or supply other security to prevent arrest of such Vessel or to release such Vessel from arrest on account of said claim or Lien, the Administrator, on the Shipowner’s Request, may, at the Administrator’s sole option, assign to any Person executing a surety or guaranty bond or other agreement to save or release such Vessel from such arrest, all right, title and interest of the Administrator in and to said insurance covering such loss, damage or expense as collateral security to indemnify against liability under said bond or other agreement.

(k)          Original Insurance Policy. Except as the Administrator shall otherwise direct by notice in writing to the Shipowner, the Shipowner shall deliver to the Administrator the original policies evidencing insurance maintained under this Section; provided that, if any such original policy shall have been delivered previously to the Administrator or to a mortgagee by the Shipowner under another ship mortgage of the Shipowner, the Shipowner shall deliver a duplicate or pro forma copy of such policy to the Administrator. The Administrator or any agent thereof (who may also be an agent of the issuer) shall at all times hold the policies delivered as aforesaid; provided that, if one or more of said policies are held by an agent of the Administrator, the Shipowner shall, upon the Administrator’s Request, deliver a duplicate or pro forma copy thereof to the Administrator, and provided further, that if the Shipowner shall deliver to the Administrator a Request (1) stating that delivery of such policy to the insurer is necessary in connection with the collection, enforcement or settlement of any claim thereunder (including claims for return premiums and any other amounts payable by the insurer) and (2) setting forth the name and address of the Person to whom such policy is to be delivered or mailed for such purpose, and if the Administrator approves such Request, the Administrator shall, at the Shipowner’s expense, deliver or mail (by registered or certified mail, postage prepaid) such policy in accordance with such Request, accompanied by a written direction to the recipient to redeliver such policy directly to the Administrator or an agent thereof when it has served the purpose for which so delivered.  The Shipowner agrees that, in case it shall at any time so cause the delivery or mailing of any policy to any Person as aforesaid, the Shipowner will cause such policy to be promptly redelivered to the Administrator or an agent thereof as aforesaid.  The Administrator shall have no duty to see to the redelivery of such policy, but shall have the duty to request the redelivery thereof at intervals of sixty (60) days thereafter.

(l)           Trade Restrictions. Unless, requested by the Shipowner in writing and approved the Administrator in writing, the Vessel shall not call, operate, or transit territorial waters of any country who is not a party to (1) a bilateral investment treaty with the United States, (2) a multilateral or regional trade treaty which the United States also is a party to, or (3) the United Nations Convention on Transparency in Treaty-Based Investor-State Arbitration (Convention), done at New York on December 10, 1958, as amended or modified.

(m)         Office of Foreign Asset Control (OFAC). The Shipowner shall not be members of any P&I Clubs which contribute or obligate to third party liabilities to countries or organizations, or individuals that OFAC designates as prohibited for United States domiciled organizations.

(n)          No Limits to Additional Insurance as Required. Nothing in this Section shall limit the insurance coverage which the Administrator may require under any contract or agreement to which the Administrator and the Shipowner are parties.

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SECTION 11.11.  Surveys and Inspection of the Vessels; Examination of Shipowner's Records.  The Shipowner shall: (a) afford the Administrator, upon reasonable notice, access to the Vessels, their cargoes, logs and papers for the purpose of inspecting the same; (b) maintain all business and financial records for a period of at least six (6) years following the termination of the Guarantee, including, without limitation, records of all amounts paid or obligated to be paid by or for the account of the Shipowner for each Vessel’s Construction; and (c) at reasonable times permit the Administrator, upon request, to (1) make reasonable, material and pertinent inspection, examination and audit of any books, accounts, records, and papers in the custody and control of the Shipowner or others relating to the Shipowner’s financial or business conditions, including taking information therefrom and making copies thereof and transcripts or extracts therefrom and (2) make inspections and appraisals of any of the Shipowner’s assets.

SECTION 11.12.  Mandatory Loss Prepayment.  Subject to Article XVII hereof, upon the occurrence of any Loss Event, then all of the following shall apply:

(a)          The Shipowner shall promptly give notice thereof to the Administrator.

(b)          The Shipowner shall pay all amounts it receives by reason of such Loss Event to the Administrator within three (3) Business Days after receipt by the Shipowner.

(c)          Within three (3) Business Days after receipt by the Administrator of the amounts referred to in Subsection (b) above, the Shipowner shall calculate the estimated Mandatory Loss Prepayment Amount which shall be reviewed and verified by the Administrator, and, within three (3) Business Days of such verification by the Administrator, the Shipowner shall deposit with the Administrator an amount equal to (1) the verified Mandatory Loss Prepayment Amount minus (2) the amount received by the Administrator pursuant to Subsection (b) above.

(d)          After the Administrator has received sufficient funds to pay the Mandatory Loss Prepayment Amount pursuant to Subsections (b) and (c) above:

(1)          if there is no existing Default (A) within five (5) Business Days after receipt by the Administrator of the funds referred to in Subsections (b) and (c) above, the Shipowner shall make a Mandatory Prepayment Election of the prepayment of Advances in an amount equal to the Mandatory Loss Prepayment Amount (which may not be rescinded) and shall send a Mandatory Prepayment Election Notice to the Holder with a copy to the Administrator, which shall specify an Intended Payment Date of not less than five (5) Business Days or more than ten (10) Business Days after the receipt of such notice by the Holder; (B) one (1) Business Day prior to the Intended Payment Date, the Shipowner shall pay to the Administrator for payment to the Holder any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election; (C) on the Intended Payment Date, the Administrator shall pay to the Holder the amounts held by it pursuant to Subsections (b) and (c) and Clause (B) above in accordance with terms of the Mandatory Prepayment Election Notice; and (D) the balance, if any, shall be promptly paid by the Administrator to the Shipowner including any interest earned on the proceeds which are in excess of the amount required to prepay such Advances;

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(2)          if there is an existing Default and the Guarantee shall not have terminated pursuant to Section 2.04 hereof, such amounts shall be held until the same may be applied or paid under Paragraph (1) of this Subsection; provided that, in lieu of Clause (D) of Paragraph (1) of this Subsection (d), the balance, if any, including any interest earned on the proceeds which are in excess of the amount required to prepay the Mandatory Loss Prepayment Amount and any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election, shall be held in the Chapter 537 Reserve Fund by the Administrator;

(3)          if the Guarantee shall have terminated pursuant to Section 2.04(c) hereof or if the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, such amounts shall be applied as provided in Section 14.04 hereof; or

(4)          if the Guarantee shall have terminated pursuant to Section 2.04(a), (b), or (d) hereof, such amounts shall be paid by the Administrator to the Shipowner.

Provided that, notwithstanding the foregoing, the Shipowner shall not be required to pay the Administrator any amount which the Administrator agrees is in excess of the amount needed for prepayment of the Proportionate Part of the Outstanding Advances affected by the Loss Event plus any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election.

SECTION 11.13.  Equity Interest Holders of Shipowner.  The Shipowner shall cause each existing Equity Interest Holder, and all future Equity Interest Holders, to forthwith enter into an Equity Interest Subordination Agreement in favor of the Administrator, whereby each Equity Interest Holder agrees that (a)  if there is no existing Default, any amounts owed by the Shipowner to the Equity Interest Holder with respect to its Equity Interest shall be subordinated to the Shipowner’s payment of the Note, the Administrator’s Note and debts under this Agreement, provided that such distributions may be paid to the extent the Shipowner is permitted to pay dividends under Section 12.02(c) of this Agreement; and (b) if there is an existing Default, the Equity Interest Holder shall be subordinated in its rights to receive any distribution or to be paid any sums whatsoever by the Shipowner until the Administrator has made a full recovery of any and all amounts owed under the Note, the Administrator’s Note and the other Transaction Documents.  Notwithstanding the foregoing, this Section 11.13 shall not apply to (x) any Equity Interest Holder of a Shipowner that is a public company or (y) any Equity Interest Holder of a Shipowner that is not a public company and that owns an Equity Interest of five percent (5%) or less in the Shipowner.  Nonetheless, the Shipowner shall adhere to the subordination provisions of Clauses (a) and (b) above in the absence of an agreement between the Administrator and its Equity Interest Holders.

SECTION 11.14.  Authorization to Access Reports, Records, Tax Returns, Etc. The Shipowner shall, and hereby does, authorize all federal, state, and municipal authorities (a) to furnish reports of examination, records, and other information relating to the conditions and affairs of the Shipowner, any desired information from reports, returns, files, tax returns, and records of such authorities upon request therefor by the Administrator and (b) to permit the Administrator to have full access from time to time, to make copies of and extracts from, any and all reports, returns, files, tax returns, and records by, or with respect to the Shipowner, and all reports of the examiner

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or other information concerning the Shipowner contained in the files and records of such authorities.

ARTICLE XII

Negative Covenants

SECTION 12.01 Primary Covenants. So long as the Administrator shall have any obligations under this Agreement or the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under this Agreement, the Administrator’s Note or any other Transaction Document, without the Administrator’s prior consent:

(a)          Distribution of Earnings. Except as hereinafter provided, the Shipowner shall not make any distribution of earnings, except as may be permitted by Subsections (1) or (2) below:

(1)          From retained earnings in an amount specified in Subsection (3) below, provided that, in the fiscal year in which the distribution of earnings is made there is no operating loss to the date of such payment of such distribution of earnings, and (A) there was no operating loss in the immediately preceding three (3) fiscal years, or (B) there was a one (1) year operating loss during the immediately preceding three (3) fiscal years, but (i) such loss was not in the immediately preceding fiscal year, and (ii) there was positive net income for the three (3) year period.

(2)          If distributions of earnings may not be made under Subsection (1) above, a distribution can be made in an amount equal to the total operating net income for the immediately preceding three (3) fiscal year period, provided that, (A) there were no two (2) successive years of operating losses, (B) in the fiscal year in which such distribution is made, there is no operating loss to the date of such distribution, and (C) the distribution or earnings made would not exceed an amount specified in Section 12.01(a)(3) hereof.

(3)          Distributions of earnings may be made from earnings of prior years in an aggregate amount equal to (A) 40 percent of the Shipowner's total net income after tax for each of the prior years, less any distributions that were made in such years; or (B) the aggregate of the Shipowner's total net income after tax for such prior years, provided that, after making such distribution, the Shipowner's Long-Term Debt does not exceed its Net Worth. In computing net income for purposes of this Section, extraordinary gains, such as gains from the sale of assets, shall be excluded.

(b)          Service, Management and Operating Agreement. The Shipowner shall not enter into any service, management or operating agreement for the operation of the Vessel (excluding husbanding type agreements), or appoint or designate a managing or operating agent for the operation of the Vessel (excluding husbanding agents) unless approved by the Administrator.

(c)          Sell, Mortgage, Transfer, Charter of Vessel; Liens.    (1) The Shipowner shall not sell, mortgage, transfer or demise charter the Vessel or any assets to any non-Related Party except as permitted in Section 12.01(h) and 14.05 of this Agreement, or (2) sell, mortgage, transfer, or demise charter the Vessel or any assets to a Related Party unless such transaction is (A) at a fair market value as determined by an independent appraiser acceptable to the Administrator, and (B) a total cash transaction or, in the case of a demise charter, the charter payments are cash payments.

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(d)          Time Charters; Liens.  The Shipowner shall not:

(1)(A) Enter into any time charter of the Vessels in excess of six (6) months unless the time charter contains the following provision, “This time charter is subject to each of the rights and remedies of the Maritime Administrator of the Maritime Administration, an agency of the United States of America, and has been assigned to the Administrator under a Consolidated Agreement and a First Preferred [Fleet/Ship] Mortgage, each executed by the Shipowner in favor of the Administrator with respect to the Vessels being chartered.” and (B) shall, within ten (10) calendar days of entering into any time charter in excess of six (6) months, transmit a copy of the time charter to the Administrator; or

(2) Create, incur or permit to be placed or imposed on any Vessel, or permit any charterer, master of any Vessel or other Person to create, incur or permit to be placed or imposed on any Vessel, any Lien except Permitted Liens.

(e)          Sales; Leasebacks. The Shipowner shall not enter into any agreement for both sale and leaseback of the same assets so sold unless the proceeds from such sale are at least equal to the fair market value of the property sold.

(f)           Guarantees. The Shipowner shall not guarantee, or otherwise become liable for the obligations of any Person, except (1) with respect to any undertakings as to the fees and expenses of the Holder, (2) endorsement for deposit of checks and other negotiable instruments acquired in the ordinary course of business and (3) as otherwise permitted in Section 12.02(l) of this Agreement.

(g)          New Enterprise; Business Activity. The Shipowner shall not directly or indirectly embark on any new enterprise or business activity not directly connected with the business of shipping or other activity in which the Shipowner is actively engaged presently.

(h)          Merger, Consolidation, Etc. The Shipowner shall not enter into any succession, merger or consolidation or convey, sell, demise charter, or otherwise transfer, or dispose of any portion of its properties or assets (any and all of which acts are encompassed within the words "sale" or "sold" as used herein), provided that if the Administrator gives prior written consent to such transaction, then any successor shall (1) (by instrument amending or supplementing this Agreement, and the Mortgage, as may be necessary), expressly assume the payment of the principal of (and premium, if any) and interest on the Outstanding Note in accordance with the terms of the Note Purchase Agreement, (2) execute and deliver to the Administrator, an endorsement to the Administrator's Note in form and substance satisfactory to the Administrator, and (3) expressly assume the payment of the principal of and interest on the Administrator's Note, and shall expressly assume the payment and performance of the agreements of the Shipowner in the Note Purchase Agreement, this Agreement, the Mortgage and any related document. Upon the assumption of the documents listed above, the Administrator shall consent to the surrender of each Vessel’s documents pursuant to 46 U.S.C. § 12136(b)(2), as amended; provided that, concurrently with such surrender, such Vessel shall be re-documented under the laws of the United States.

Notwithstanding the foregoing Subsections of this Section, the Shipowner shall not be deemed to have sold such properties or assets and the consent of the Administrator shall not be required if: (1) the Net Book Value of the aggregate of all the assets sold by the Shipowner during

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the prior twelve (12) month period does not exceed ten percent (10%) of the total Net Book Value of all of the Shipowner's assets (the assets which are the basis for the calculation of the ten percent (10%) of the Net Book Value are those indicated on the most recent annual Audited Financial Statement required to be submitted pursuant to Article 13 hereof prior to the date of the sale); (2) the Shipowner retains the proceeds of the sale of assets for use in accordance with the Shipowner's regular business activities; and (3) the sale is not otherwise prohibited by Subsection 12.01(c) above. Notwithstanding any other provision of this Subsection, the Shipowner may not consummate such sale without the Administrator’s prior consent if the Shipowner has not, prior to the time of such sale, submitted to the Administrator its most recent annual Audited Financial Statement referred to above, and any attempt to consummate a sale absent such approval shall be null and void ab initio.

SECTION 12.02.  Supplemental Covenants.  So long as the Administrator shall have any obligations under this Agreement or the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under the Administrator’s Note or any other Transaction Document and (a) if there is an existing Default or (b) if, after giving effect to any Primary Covenant transaction or transactions occurring during any fiscal year of the Shipowner or the Affiliate Guarantor, (1) the Shipowner does not satisfy the Supplemental Financial Covenants of Shipowner, or (2) the Affiliate Guarantor does not satisfy the Supplemental Financial Covenants of Affiliate Guarantor, neither the Shipowner nor the Affiliate Guarantor shall, without the Administrator’s prior consent:

(a)          Withdrawals. Withdraw any capital;

(b)          Redemptions and Conversion. Redeem any share capital or convert any of the same into debt;

(c)          Dividends. Pay any dividend except that (1) if there is no existing Default and if the Shipowner is a pass-through entity for tax purposes and continues to retain such status, the Shipowner may distribute to its Equity Interest Holders for the purpose of assisting such Equity Interest Holders in their efforts to pay their annual federal income taxes with respect to the immediately preceding tax year, a sum equal to no greater than the amount of taxes the Shipowner would have paid for that tax year if the Shipowner had been a Subchapter C Corporation with the prior consent of the Administrator, and (2) the Shipowner may pay dividends payable in capital stock of the Shipowner;

(d)          Loans and Advances. Make any loan or advance (except advances to cover current expenses of the Shipowner), either directly or indirectly, to any Equity Interest Holder, director, officer, or employee of the Shipowner, or to any Related Party;

(e)          Related Party Investments. Make any investments in the securities of any Related Party or make any payments whatsoever to a Related Party, except for (1) distributions permitted by Subsection (c) above, (2) salary paid in the ordinary course of business for services rendered, and (3) amounts not in excess of the fair market value of goods and/or services provided;

(f)           Prepayment of Indebtedness.  Prepay in whole or in part any indebtedness to any Equity Interest Holder, director, officer or employee of the Shipowner, or to any Related Party;

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(g)          Compensation.  Increase any Direct Employee Compensation  paid to any employee in excess of $148,835 per annum; nor increase any Direct Employee Compensation which is already in excess of $148,835 per annum; nor initially employ or re-employ any person at a Direct Employee Compensation rate in excess of $148,835 per annum; provided,  however, the $148,835 limit may be increased annually based on the previous year’s closing CPI-U (Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics);

(h)          Acquisitions of Assets. Acquire any fixed assets other than those required for the maintenance of the Shipowner's existing assets, including the normal maintenance and operation of any vessel or vessels owned or chartered by the Shipowner;

(i)           Charters and Leases. Either enter into or become liable (directly or indirectly) under charters and leases (having a term of six (6) months or more) for the payment of charter hire and rent on all such charters and leases which have annual payments aggregating in excess of the Charter Hire and Rent Limitation;

(j)           Payment of Subordinated Indebtedness. Pay, in whole or in part, any indebtedness subordinated to the Note or to any other Chapter 537 obligations;

(k)          Indebtedness. Create, assume, incur, or in any manner become liable for any indebtedness, except current liabilities, or short-term loans scheduled to be repaid within twelve (12) months, incurred or assumed in the ordinary course of business as such business presently exists;

(l)           Investments. Make any investment, whether by acquisition of equity or indebtedness, or by loan, advance, transfer of property, capital contribution, guarantee of indebtedness or otherwise, in any Person, other than obligations of the United States, bank deposits or investments in securities of the character permitted for moneys in the Deposit Funds;

(m)         Liens. Create, assume, permit or suffer to exist or continue any Lien upon, or pledge of, or subject to the prior payment of any indebtedness, any of its property or assets, real or personal, tangible or intangible, whether now owned or hereafter acquired, or own or acquire, or agree to acquire, title to any property of any kind subject to or upon a chattel mortgage or conditional sales agreement or other title retention agreement, except Permitted Liens.

SECTION 12.03 Other Covenants.  So long as the Administrator shall have any obligations under this Agreement or the Guarantees, or any obligations remain outstanding, unpaid or unsatisfied under the Administrator’s Note or any other Transaction Document, the Shipowner shall not, without the Administrator’s prior consent:

(a)          Changes in Locations, Name, Etc. Change (1) its corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (2) the location of its chief executive office or principal place of business, (3) its identity or corporate structure or its Organizational Form, (4) its Jurisdiction of Organization or its organizational identification number in such Jurisdiction of Organization or (5) its federal taxpayer identification number, unless, in each case, the Shipowner shall have first (A) notified the Administrator of such change at least thirty (30) days prior to the effective date of such change, and (B) taken all action reasonably requested by the Administrator for the purpose of maintaining the perfection and

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priority of the Administrator’s security interests under this Agreement and the other Transaction Documents. In any notice furnished pursuant to this Section, the Shipowner will expressly state in a conspicuous manner that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection and maintaining the priority of the Administrator’s security interest in the Collateral and any other collateral granted pursuant to the Transaction Documents. At the Request of the Administrator, on or prior to the occurrence of such event, the Shipowner will provide to the Administrator an opinion of counsel, in form and substance reasonably satisfactory to the Administrator, to the effect that such event will not impair the validity of the security interests hereunder, the perfection and priority thereof, the enforceability of the Note Purchase Documents or the other Transaction Documents, and such other matters as may be reasonably requested by the Administrator;

(b)          Modification of Organizational Documents. Amend, modify or voluntarily terminate any of its Organizational Documents;

(c)          Modification of Construction Contract. Consent, amend, modify, assign or terminate the Construction Contract or consent to any change in the Construction Contract which releases the Shipyard from its obligations to comply with the provisions of the Construction Contract or any applicable laws, treaties, conventions, rules and regulations; provided that, the Administrator’s prior consent shall not be necessary, but prompt notice to the Administrator shall be given for (1) any mandatory or regulatory change to the Construction Contract as a result of any requirements of  any governmental agency, or (2) any non-mandatory changes that Shipyard and Shipowner desire to make which do not exceed, with respect to any item of the Vessel’s Construction, one percent (1%) of the Vessel’s contract price and which do not, in the aggregate, cause the Vessels Contract Price to be increased more than five (5%) percent or the delivery and completion date of the Vessel to be extended more than ten (10) days. Notwithstanding the foregoing, no change shall be made in the general dimensions and/or characteristics of the Vessels which changes the capacity of each of the Vessels to perform as originally intended by the Construction Contract without the Administrator’s prior consent.  The Administrator will nonetheless retain its authority to review work done under a change order to ascertain whether the work should be included in Actual Cost and whether the price charged is fair and reasonable.  Notwithstanding anything to the contrary contained in the Construction Contract or herein, no changes to the payment milestones and disbursement schedules shall be made without the Administrator’s prior consent, except to the extent reasonably required to reflect the change orders under this Section;

(d)          Modification of Note Purchase Documents. Amend, modify, assign or terminate or consent to the amendment, modification, assignment or termination of any of the Note Purchase Documents;

(e)          Material Changes in the Vessels.  After the Delivery Date of any undelivered Vessel or the Closing Date of any already delivered Vessel, make, or permit to be made, any material change in the structure, means of propulsion, type or speed of such Vessel or in its rig, without the Administrator's prior consent;

(f)           Vessels Operation. Except when the Vessel is in Government Use, (1) cause or permit the Vessels to be operated in any manner contrary to law or to any lawful rules or

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regulations of the United States, (2) remove or attempt to remove the Vessels beyond the limits of the United States without the Administrator’s prior consent except on voyages with the intention of returning to the United States, (3) abandon such Vessels in any foreign port unless there has been an actual or constructive total loss or an agreed or compromised total loss of any of the Vessels, (4) engage in any unlawful trade or violate any law or carry any cargo that will expose any Vessel to penalty, forfeiture, or capture, or (5) do, or suffer or permit to be done, anything which can or may negatively affect the documentation of the Vessel under the laws and regulations of the United States;

(g)          Insurance.  (1) Do any act, nor voluntarily suffer or permit any act to be done, whereby any insurance required by Section 11.10 hereof shall or may be suspended, impaired or defeated or (2) suffer or permit any Vessel to engage in any voyage or to carry any cargo not permitted under the policies of insurance then in effect without first covering such Vessel with insurance satisfactory in all respects for such voyage or the carriage of such cargo; provided that, this Subsection shall be subject to the requirements of any military authority of the United States and shall not apply in the case of such Vessel if and so long as the title or use of such Vessel shall have been taken, requisitioned or chartered by any government or governmental body as contemplated by Section 11.12 of this Agreement;

(h)          Related Party Transactions. Enter into, or be a party to, any transaction with a Related Party of the Shipowner or the Affiliate Guarantor or any of the Equity Interest Holder of the Shipowner or the Affiliate Guarantor except in the ordinary course of business and on terms which are fully disclosed to the Administrator in advance and are no less favorable to Shipowner, the Affiliate Guarantor, such Related Party or any of the Equity Interest Holder of the Shipowner or the Affiliate Guarantor than would be obtained in a comparable arms’-length transaction with an unrelated third party;

(i)           Transfers by Equity Interest Holders. Permit any Equity Interest Holder holding more than a ten percent (10%) Equity Interest in the Shipowner to transfer any of its interests in the Shipowner to any Person; unless (1) the Shipowner is a public company; or (2) (A) the Administrator shall have given its prior written consent to the proposed transaction and (B) the transferee shall have assumed in full all of the existing obligations of the transferring Equity Interest Holder under the Shipowner’s Organizational Documents, this Agreement, the Mortgage and the other Transaction Documents.

ARTICLE XIII

Financial and Delivery Covenants

So long as the Administrator shall have any obligations under this Agreement or the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under this Agreement, the Administrator’s Note or any other Transaction Document:

SECTION 13.01. Qualifying Financial Covenants of the Shipowner.  Immediately upon the execution and delivery of this Agreement and at all times thereafter, the Shipowner shall satisfy the Qualifying Financial Covenants of Shipowner.

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SECTION 13.02. Qualifying Financial Covenants of the Affiliate Guarantor.  Immediately upon the execution and delivery of this Agreement and at all times thereafter, the Affiliate Guarantor shall satisfy the Qualifying Financial Covenants of Affiliate Guarantor.

SECTION 13.03.  Delivery Date Requirements.  At or prior to the Delivery Date, the Shipowner shall:

(a)          furnish to the Administrator an interim class certificate issued for each such Vessel by the Classification Society and promptly after the Delivery Date of each Vessel, furnish to the Administrator when available a certificate of class with respect to such Vessel issued by the Classification Society. Notwithstanding the foregoing, if the Vessel is a barge which is not classed, then the Shipowner shall, at all times, at its own cost and expense maintain and preserve each Vessel, so far as may be practicable, in at least as good order and condition, ordinary wear and tear excepted, as at the Delivery Date of such Vessel;

(b)          document the Vessel under the laws of the United States with the United States Coast Guard;

(c)          execute and deliver to the Administrator the Mortgage or, if appropriate, a mortgage supplement;

(d)          record the Mortgage or, if appropriate, a mortgage supplement with the National Vessel Documentation Center of the United States Coast Guard, or its successor;

(e)          deliver to the Administrator an Officer’s Certificate from (1) the Shipowner certifying that (a) the Vessel is free of any Lien of any character except Liens granted to the Administrator; (b) there has not occurred and is not then continuing any event which constitutes (or after any period of time or any notice, or both, would constitute) a Default under this Agreement; (c) the marine insurance as required under Sections 2.03(i) and 11.10 hereof will be in full force and effect at the time of Vessel delivery; (d) the Vessel was constructed substantially in accordance with the plans and specifications of the Construction Contract; and (e) there have been no unusual occurrences (or a full description of such occurrences, if any) which would adversely affect the condition of the delivered Vessel, and (2) the Shipyard certifying that (a) the Vessel is free of any Lien of any character except Liens granted to the Administrator; (b) the Vessel was constructed substantially in accordance with the plans and specifications of the Construction Contract; and (c) there have been no unusual occurrences (or a full description of such occurrences, if any) which would adversely affect the condition of the delivered Vessel;

(f)           deliver to the Administrator a certificate of insurance complying with Section 11.10 of this Agreement; and

(g)          deliver to the Administrator (1) an Opinion of Counsel; and (2) a certificate of delivery and acceptance from the Shipyard and the Shipowner to the Administrator with respect to the delivered Vessel.

SECTION 13.04.  Annual Audited Financial Statements of Shipowner and Affiliate Guarantor.  The Shipowner shall deliver to the Administrator, in duplicate, within one hundred

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five (105) days after the end of each fiscal year of the Shipowner commencing with the first fiscal year ending after the date of this Agreement, (a) the Shipowner’s Audited Financial Statements for such fiscal year, along with such other forms requested by the Administrator, (b) the Affiliate Guarantor’s Audited Financial Statements for such fiscal year, (c) the consolidated and consolidating Audited Financial Statements of the Shipowner and the Affiliate Guarantor for such fiscal year, and (d) an Annual Financial Statement Certification as of the end of such fiscal year.

SECTION 13.05.  Quarterly Unaudited Financial Statements of Shipowner and Affiliate Guarantor.  The Shipowner shall deliver to the Administrator, in duplicate, within forty-five (45) days after the expiration of each fiscal quarter commencing with the first full quarter ending after the date of this Agreement, (a) the Shipowner’s Unaudited Financial Statements for such fiscal quarter, (b) the Affiliate Guarantor’s Unaudited Financial Statements for such fiscal quarter, (c) the consolidated and consolidating Unaudited Financial Statements of the Shipowner and the Affiliate Guarantor for such fiscal quarter, and (d) a Quarterly Financial Statement Certification as of the end of such fiscal quarter.

SECTION 13.06.  Annual Accountant’s Statement of Reserve Fund Net Income. Within one hundred five (105) days after the end of each fiscal year of the Shipowner, the Shipowner shall deliver to the Administrator the statement of the Shipowner’s Accountant regarding the Shipowner’s Reserve Fund Net Income for such year pursuant to Section 6.03 of this Agreement.

SECTION 13.07. Annual Reserve Fund Net Income Deposit.  Within one hundred fifteen (115) days after the end of each fiscal year of the Shipowner, the Shipowner shall deliver to the Administrator either (a) the Reserve Fund Net Income Deposit, if one is required to be made, together with a statement of the Shipowner’s Accountant, relating to the calculation of the Reserve Fund Net Income Deposit pursuant to Section 6.04 of this Agreement or (b) a statement of the Shipowner’s Accountant that a Reserve Fund Net Income Deposit is not required.

SECTION 13.08.  No Default Certificate.    (a) Within one hundred five (105) days after the end of each fiscal year of the Shipowner, the Shipowner shall furnish to the Administrator an Annual Financial Statement Certification dated as of the close of such fiscal year stating whether or not the Shipowner and the Affiliate Guarantor are in default in the performance of or in default in the compliance with any covenant, agreement or condition contained in this Agreement, the Mortgage, any other Transaction Document to which it is a party or charter relating to any Vessel, and if so, specifying each such default and stating the nature thereof.

(b)  The Shipowner shall deliver to the Administrator, in duplicate, within forty-five (45) days after the expiration of each fiscal quarter commencing with the first full quarter ending after the date of this Agreement, a Quarterly Financial Statement Certification dated as of the end of such fiscal quarter stating whether or not the Shipowner and the Affiliate Guarantor are in default in the performance of or in default in the compliance with any covenant, agreement or condition contained in this Agreement, the Mortgage, any other Transaction Document to which it is a party or charter relating to any Vessel, and if so, specifying each such default and stating the nature thereof.

SECTION 13.09.  Annual Vessel Condition and Maintenance Officer’s Certificate.  Within one hundred five (105) days after the end of each fiscal year of the Shipowner, the

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Shipowner shall deliver to the Administrator an Annual Vessel Condition, Maintenance and Class Certification stating the condition and maintenance of each Vessel; provided however, that this Section shall not apply when the Vessel is in Government Use.

SECTION 13.10.  Annual Insurance Broker’s Certificate.  Within one hundred five (105) days after the end of each fiscal year of the Shipowner, the Shipowner shall deliver to the Administrator a certificate from its insurance broker certifying that all insurance coverage required by Section 11.10 of this Agreement is in full force and effect and that no premiums are in arrears.

SECTION 13.11.  Classification Certificates. As and when they are renewed and received, the Shipowner shall deliver to the Administrator copies of all Classification Society classification certificates relating to the Vessels.

SECTION 13.12.  Annual In-Class Vessel Confirmation Survey and Inspections.  Within one hundred five (105) days after the end of each fiscal year of the Shipowner and at any other time requested by the Administrator, the Shipowner shall furnish to the Administrator an Annual Vessel Condition, Maintenance and Class Certification; provided that, the foregoing shall not apply if the Vessel is in Government Use and the governmental body does not permit classification and rating of the Vessel.

SECTION 13.13.  Biennial Not Classed Vessel Survey and Inspections  Within one hundred five (105) days after the end of every two (2) fiscal years of the Shipowner commencing the second full fiscal year after the date of this Agreement and at any other time reasonably requested by the Administrator, the Shipowner shall obtain a survey and inspection of each not classed Vessels by an independent marine surveyor approved by the Administrator; provided that, no such surveys will be requested within the last three (3) years prior to the Stated Maturity Date of the Note. The Shipowner shall furnish two copies of such report of such independent marine surveyor to the Administrator within one hundred twenty-five (125) days after the end of every two (2) fiscal years of the Shipowner.

SECTION 13.14.  Biennial Appraisals of Vessels. Within one hundred five (105) days after the end of every two (2) fiscal years of the Shipowner commencing the second full fiscal year after the date of this Agreement and at any time reasonably requested by the Administrator, the Shipowner shall obtain, at its own expense, an appraisal of the fair market value, replacement value, orderly liquidation value and forced liquidation value of the Vessels from an appraiser approved by the Administrator and shall furnish two copies of such report and appraisal to the Administrator within one hundred twenty-five (125) days after the end of every two (2) fiscal years of the Shipowner. This requirement may be met by the Shipowner by providing copies of the latest annual class surveys and desktop appraisals of the Vessels to the Administrator to the extent available.

SECTION 13.15.  Appraisal; Additional Collateral. If (a) the annual Audited Financial Statements submitted by the Shipowner in accordance with Section 13.04 of this Agreement indicate that (1) the Shipowner is not in compliance with the Supplemental Financial Covenants of Shipowner or (2) the Affiliate Guarantor is not in compliance with the Supplemental Financial Covenants of Affiliate Guarantor or (b) the quarterly Unaudited Financial Statements submitted by the Shipowner in accordance with Section 13.05 of this Agreement indicate that (1) either the Shipowner is not in compliance with the Supplemental Financial Covenants of Shipowner or (2)

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the Affiliate Guarantor is not in compliance with any of the Supplemental Financial Covenants of Affiliate Guarantor and (c) at the time, the aggregate value of the sum of (1) any funds on deposit in the Chapter 537 Reserve Fund, and (2) the appraised forced liquidation value of the Vessels that have been delivered to the Shipowner, as indicated by the Appraisal, is less than the Outstanding Note, then the Shipowner shall, within ten (10) Business Days after demand from the Administrator, furnish to the Administrator the Additional Collateral.  The Administrator shall immediately release the Additional Collateral upon satisfaction by (a) the Shipowner of the Supplemental Financial Covenants of Shipowner and (b) the Affiliate Guarantor of the Supplemental Financial Covenants of Affiliate Guarantor for four consecutive fiscal quarters, as evidenced by the Unaudited Financial Statements submitted by the Shipowner and the Affiliate Guarantor in accordance with Sections 13.04 and 13.05 of this Agreement.

ARTICLE XIV

Defaults and Remedies

SECTION 14.01.  What Constitutes "Defaults;" Continuance of Defaults.  Each of the following events shall constitute a "Default":

(a)          A default in the payment of the whole or any part of the interest on any of the Outstanding Advances when the same shall become due and payable; a default in the payment of the whole or any part of the Late Charges, prepayment amounts, premiums or penalties when the same shall become due and payable; or default in the payment of the whole or any part of the principal of the Outstanding Advances when the same shall become due and payable, whether by reason of mandatory prepayment, maturity, acceleration, or otherwise; a default in any payment in compliance with a final order of a court of competent jurisdiction pursuant to any provision of the Bankruptcy Code or any Federal Law replacing or superseding such Code, or applicable state law or otherwise; and continuation of such default for a period of thirty (30) days shall constitute and is herein called a "Payment Default."  Any corresponding default with respect to the interest on, or the principal of, premiums or penalties due on, the Note and any default with respect to the mandatory prepayments due under this Agreement is also deemed to be a Payment Default;

(b)          The following shall constitute and each is herein called a "Security Default":

(1)          A default by the Shipowner in the due and punctual observance and performance of any provision in Sections 4.02, 10.09, 10.13, 10.14, 10.18, 11.01, 11.02, 11.03, 11.05, 11.06, 11.07, 11.08, 11.09, 12.01 12.02, 12.03, 13.03, 15.01, 17.01, 17.02 and 17.03 of this Agreement;

(2)          A default continuing for five (5) Business Days, unless otherwise stated, after written notice to Shipowner from the Administrator specifying such failure by the Shipowner in the due and punctual observance and performance of any provision in Sections 6.04, 6.06, 6.09, 7.07, 9.02, 10.08, 11.10 (except (g) and (k) thereof), and 11.13 of this Agreement;

(3)          A default continuing for thirty (30) days after written notice to the Shipowner from the Administrator by the Shipowner in the due and punctual observance of any other provision, condition or covenant in this Agreement or any provision set forth in the Mortgage, provided that the cure period shall be reduced to ten (10) days in connection with any failure to pay a debt due or make a payment due under Section 4.05 or Section 6.08 hereof;

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(4)          The Shipowner or any guarantors of the Shipowner’s performance under this Agreement, the Mortgage or any other Transaction Document, becomes insolvent or bankrupt or ceases paying or providing for the payment of its debts generally, or the Shipowner or any guarantor is dissolved or, by a court of competent jurisdiction, is adjudged as bankrupt, or makes a general assignment for the benefit of its creditors, or loses its charter by forfeiture or otherwise; or a petition for reorganization of the Shipowner or any guarantor under the Bankruptcy Code is filed by the Shipowner or any guarantor, or such petition be filed by creditors and the same is approved by such a court of competent jurisdiction; or a reorganization of the Shipowner or any guarantor under the Bankruptcy Code is approved by a court, whether proposed by a creditor, a stockholder or any other Person whomsoever; or a receiver or receivers of any kind whatsoever, whether appointed in admiralty, bankruptcy, common law or equity proceedings, is appointed, by a decree of a court of competent jurisdiction, with respect to any Vessel, or all or substantially all of the Shipowner’s or any guarantor’s property, and such decree shall have continued unstayed, on appeal or otherwise, and in effect for a period of sixty (60) days;

(5)          Any default in the due and punctual observance and performance of any provision set forth in any of the Transactions Documents (other than this Agreement and the Mortgage);

(6)          Any representation or warranty made in this Agreement, the Mortgage or any other Transaction Document, or in any certificate required to be furnished pursuant thereto, that is proven to be incorrect in any material respect;

(7)          Any event constituting a default under any security agreement or preferred mortgage under Chapter 313, relating to any other vessel or vessels owned by the Shipowner or Affiliate Guarantor, or guaranteed by the Affiliate Guarantor and financed under Chapter 537;

(8)          Any event constituting a default by the Shipowner or the Affiliate Guarantor under any non-Chapter 537 debt of the Shipowner or the Affiliate Guarantor;

(9)          Any Special Security Default; and

(10)        Any event constituting a default under any bareboat or time charter or contract of affreightment of the Vessel.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, the failure or omission of the Shipowner or the Affiliate Guarantor to satisfy any Supplemental Financial Covenant of Shipowner or any Supplemental Financial Covenant of Affiliate Guarantor, respectively, shall not, by itself, constitute a Default hereunder.

SECTION 14.02. Remedies Upon Default. (a) At any time following the occurrence of a Security Default, the Administrator may give the Holder an Administrator’s Notice, after which the Holder shall have the right to make demand for payment of the Guarantee in accordance with Chapter 537, unless the Administrator shall have assumed the Shipowner’s rights and duties under the Note Purchase Agreement and Note, and made any payments in default under Chapter 537.

(b) Upon the occurrence of a Default, the Administrator shall have the right at its discretion to:

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(1)          Declare the principal of the Administrator's Note, interest accrued thereon, premiums and all other monetary obligations due under the Administrator’s Note, this Agreement, the Mortgage or any of the other Transaction Documents to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Shipowner, at any time after a Default has occurred and is continuing under the terms of this Agreement or any of the other Transaction Documents and, thereupon, the principal of and interest on the Administrator's Note shall become immediately due and payable, together with interest at the Approved Interest Rate applicable to each Advance under the Administrator’s Note; provided, however, that if any Default specified in Section 14.01(b)(4) hereof shall occur, the principal of, all interest on, premiums and all other monetary obligations due under the Administrator’s Note, this Agreement, the Mortgage or any of the other Transaction Documents shall thereupon become due and payable concurrently therewith, without any further action by the Administrator, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which the Shipowner hereby expressly waives;

(2)          Take the Vessels without legal process wherever the same may be (and the Shipowner or other Person in possession shall forthwith surrender possession of the Vessels to the Administrator upon demand) and hold, layup, lease, charter, operate, or otherwise use the Vessels for such time and upon such terms as the Administrator may reasonably deem to be in the Administrator’s best interest, accounting only for the net profits, if any, arising from the use of the Vessels, and charging against all receipts from the use of the Vessels, all reasonable charges and expenses relating to such Vessel’s use. IT IS EXPRESSLY UNDERSTOOD AND AGREED TO BY THE SHIPOWNER THAT SURRENDER OF ANY VESSEL UNDER THIS SECTION MUST BE AND WILL BE IMMEDIATE AND IN ACCORDANCE WITH THE DIRECTIONS OF THE ADMINISTRATOR. FAILURE OF THE SHIPOWNER TO IMMEDIATELY COMPLY WITH THE ADMINISTRATOR’S DEMAND FOR SURRENDER OF ANY VESSEL WILL CAUSE THE POSSESSION OF THE VESSEL BY THE SHIPOWNER (INCLUDING, BUT NOT LIMITED TO, POSSESSION AND CONTROL OF THE VESSEL BY A MASTER OR CREW MEMBER ON BOARD THE VESSEL) TO BE UNLAWFUL, THEREBY SUBJECTING THE SHIPOWNER TO ALL FINES, PENALTIES AND ACTIONS WHICH THE ADMINISTRATOR DEEMS APPLICABLE AND APPROPRIATE. SHOULD THE SHIPOWNER CONTINUE TO OPERATE, POSSESS OR CONTROL THE VESSEL CONTRARY TO THE ADMINISTRATOR’S DIRECTIONS AND THE PROVISIONS HEREIN, THEN THE ADMINISTRATOR SHALL, IN ADDITION TO ANY OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, BE ENTITLED TO A TEMPORARY RESTRAINING ORDER AND/OR ORDER FOR INJUNCTIVE RELIEF NECESSARY TO GAIN COMPLIANCE HEREWITH. IN ADDITION TO EXPRESSLY CONSENTING THAT THE INJURY AND DAMAGE RESULTING FROM BREACH HEREOF WOULD BE IMPOSSIBLE TO MEASURE MONETARILY, SHIPOWNER EXPRESSLY WAIVES ANY DEFENSE BASED UPON AN ALLEGED EXISTENCE OF AN ADEQUATE REMEDY AT LAW;

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(3)          Exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by Chapter 313;

(4)          Bring suit at law, in equity or in admiralty to recover judgment for any and all amounts due or to enforce any rights under the Administrator's Note, this Agreement, the Mortgage, and the other Transaction Documents to collect the same out of any and all property  of the Shipowner and/or the Affiliate Guarantor, whether or not the same is subject to the Lien of the Mortgage or this Agreement, and in connection therewith, obtain a decree ordering the sale of any Vessel in accordance with Subsection (b)(6) of this Section;

(5)          Have a receiver of the Vessels appointed as a matter of right in any suit under this Section (and any such receiver may have the rights of the Administrator under Subsection (b)(6) of this Section) and any receiver so appointed shall have full right and power to use and operate the Vessels;

(6)          Sell any Vessel, free from any claim of the Shipowner, in addition to any and all other rights, powers, and remedies elsewhere in this Agreement or by law granted to and conferred upon the Administrator, upon such terms and conditions as it may deem to be for its best advantage, including the right to sell and dispose of any Vessel free from any claim of or by the Shipowner, at public sale, by sealed bids or otherwise, after twice publishing notice of the time and place of such sale prior to the proposed sale in the Authorized Newspaper, and by mailing notice of such sale to the Shipowner at its last known address; such publication and mailing is to be made at least ten (10) Business Days prior to the date fixed for such sale; such sale may be held at such place and at such time as the Administrator in such notice may have specified, or may be adjourned by the Administrator from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice of publication and the Administrator may make any such sale at the time and place to which the same shall be so adjourned; and any such sale may be conducted without bringing any Vessel to the place designated for such sale and in such manner as the Administrator may deem to be for its best advantage, and the Administrator may become the purchaser at any such sale, and shall have the right to credit on the purchase price any or all sums of money due to the Administrator under the Administrator’s Note, this Agreement, the Mortgage, the other Transaction Documents or otherwise hereunder. THE SHIPOWNER EXPRESSLY AGREES AND ACKNOWLEDGES THAT SALE OF THE VESSEL PURSUANT TO THIS SECTION WILL NOT IMPAIR OR LIMIT THE ADMINISTRATOR’S LEGAL RIGHT TO COLLECT FROM THE SHIPOWNER ANY DEFICIENCY REMAINING AFTER THE SALE. IF ANY APPLICABLE LEGAL AUTHORITIES MAY BE CONSTRUED TO LIMIT THE ADMINISTRATOR’S RIGHTS TO COLLECTION OF SAID DEFICIENCY FROM THE SHIPOWNER, THEN SHIPOWNER HEREBY EXPRESSLY WAIVES, RELINQUISHES AND FOREVER GIVES UP THE RIGHT TO AVAIL ITSELF OF SUCH LEGAL AUTHORITIES;

(7)          Accept a conveyance of title to, and to take without legal process (and the Shipowner or other Person in possession shall forthwith surrender possession to the Administrator), the whole or any part of any Vessel and the Collateral wherever the same may be, and to take possession of and to hold the same;

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(8)          In the Administrator’s discretion, take any and all action authorized by Sections 53715(c), 53724, and 53725 of Chapter 537 and any and all action provided for, or authorized, or permitted by, or with respect to the Collateral;

(9)          Receive, in the event of an actual or constructive total loss, or an agreed or compromised total loss, or a requisition of title to or use of any Vessel, all insurance or other payments therefor to which the Shipowner would otherwise be entitled, such insurance moneys to be applied by the Administrator in accordance with Section 14.04 hereof; and

(10)        Pursue to final collection of all the claims arising under this Agreement and to collect such claims from, the Collateral.

(c)          The Shipowner hereby irrevocably appoints the Administrator the true and lawful attorney of the Shipowner, in its name and stead, to make all necessary transfers of the whole or any part of the Collateral in connection with a sale, use or other disposition pursuant to Section 14.02(b) hereof, and for that purpose to execute all necessary instruments of assignment and transfer, the Shipowner hereby ratifying and confirming all that its said attorney shall lawfully do by virtue hereof. Nevertheless, the Shipowner shall, if so requested by the Administrator, ratify and confirm such sale by executing and delivering to any purchaser of the whole or any part of the Collateral, such proper bill of sale, conveyance, instrument of transfer, or release as may be designated in such request.

(d)          The Shipowner hereby irrevocably appoints the Administrator the true and lawful attorney of the Shipowner so long as a Default shall have occurred and shall not have been waived by the Administrator, in the name of the Shipowner, to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all hires, earnings, issues, revenues, income, and profits of the Vessels and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, any right of action against the designer, builder, surveyor, or other material party for any fault, negligence or deficiency in design, construction or survey of the Vessels and all other sums, due or to become due, at or after the time of the happening of any Default in respect of the Vessels or in respect of any insurance thereon from any person whomsoever, and to make, give and execute in the name of the Shipowner, acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Shipowner all checks, notes, drafts, warrants, agreements, and all other instruments in writing with respect to the foregoing.

(e)          No remedy shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy.

(f)           No delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Default.

(g)          The exercise of any right or remedy shall not constitute an election of remedies by the Administrator.

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(h)          If the Administrator discontinues any proceeding, the rights and remedies of the Administrator and of the Shipowner shall be as though no such proceeding had been taken.

SECTION 14.03. Waivers of Default. (a) If the Administrator shall not have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, and if the Administrator determines that an event which, with the passage of time, would become a Payment Default, has been remedied within thirty (30) days after the occurrence of such event, upon a Request by the Shipowner, the Administrator shall waive the consequences of such event.

(b)          If the Administrator shall not have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, and if the Administrator shall have determined prior to payment of the Guarantee that a Payment Default has been remedied within thirty (30) days after the occurrence of such event, but prior to the date of demand by the Holder for payment under the Guarantee, upon a Request by the Shipowner, the Administrator shall waive such Default.

(c)          If the Administrator shall have determined prior to the expiration of the period required for payment of the Guarantee that a Payment Default had not occurred or has been subsequently remedied by the Shipowner (and if the Administrator shall not have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537 and prior to any payment of Guarantee), the Administrator shall notify the Holder and the Shipowner of such determination, and, the Administrator shall waive such Default.

(d)          The Administrator, in its sole discretion, may waive any Security Default or any event which by itself, or with the passage of time or the giving of notice, or both, would give rise to a Security Default.

(e)          The Administrator shall notify the Shipowner in writing of any determinations made under Subsections (a), (b), and (c) of this Section, and the Administrator shall waive the consequences of any such Default, and annul any declaration under Section 14.02 of this Agreement, and the consequences thereof.

(f)           No waiver under this Section shall extend to or affect any subsequent or other Default, nor impair any rights or remedies consequent thereon.

(g)          No waiver under this Section shall be deemed to have occurred because the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537.

SECTION 14.04. Application of Proceeds. (a) The proceeds (from sale or otherwise) of the whole or any part of the Collateral (including the Chapter 537 Reserve Fund and all Income Realized on the Chapter 537 Reserve Fund) and use thereof by the Administrator under any of the foregoing powers, (b) the proceeds of any judgment collected by the Administrator for any Default hereunder, (c) the proceeds of any insurance and of any claim for damages to the whole or any part of the Collateral received by the Administrator while exercising any such power, and (d) all other

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amounts received by the Administrator, including amounts which are required by Sections 11.10 and 11.12 hereof shall be applied by the Administrator in the following order:

(1)          To the payment of all advances and all reasonable charges by the Administrator pursuant to this Agreement, including the expenses of any sale, counsel fees, the expenses of any taking of possession of any Vessel, costs and expenses of collection, and any other expenses or advances made or incurred by the Administrator in the protection and preservation of the Vessels or of its rights or in the pursuance of its remedies hereunder and to the payment of any damages sustained by the Administrator from the Default(s) of the Shipowner; any debt owed by the Shipowner to the Administrator which this Agreement  or any other Transaction Document states is entitled to be paid prior to the Administrator’s Note, and any payment due under this Agreement, the Mortgage or any of the other Transaction Documents, and at the option of the Administrator, to provide a fund adequate in the opinion of the Administrator to furnish suitable indemnity against liens claiming priority over the Mortgage;

(2)          To the payment of Late Charges payable under Paragraphs 11 and 16 of the Note;

(3)          To the payment of premiums payable under Paragraphs 14 and 15 of the Note;

(4)          To the payment of the whole amount of interest then due and unpaid upon the Administrator’s Note; provided,  however, that such application of funds shall not cure or be deemed to cure a Default;

(5)          To the payment of the whole amount of the principal then due and unpaid upon the Administrator’s Note; provided,  however, that such application of funds shall not cure or be deemed to cure a Default;

(6)          To the Administrator for application to any other debt of the Shipowner due to the Administrator under any other financing guaranteed by the Administrator under Chapter 537; and

(7)          Any surplus then remaining shall belong and be paid or returned to the Shipowner or to whomever shall be lawfully entitled to receive the same.

SECTION 14.05. Shipowner’s Rights in Absence of Default.  Except during the existence of a Default, the Shipowner (a) shall be permitted to retain actual possession and use of the Vessel, and (b) shall have the right, from time to time, in its discretion and without the consent of or release by the Administrator, after providing not less than thirty (30) days prior notice to the Administrator, to dispose of, free from the Lien granted to the Administrator pursuant to Article IV of this Agreement and of the Mortgage, any and all engines, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit, tools, pumps, pumping and other equipment, and all other appurtenances to the Vessels, and also any and all additions, improvements and replacements in or to the Vessels or said appurtenances, after first or simultaneously replacing the same with items of at least substantially equal value.

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SECTION 14.06.  Authority of United States.  Each of the Shipowner and Affiliate Guarantor agrees, acknowledges and consents to take all steps, measures or actions which are within the discretion or authority of the Mortgagee.

ARTICLE XV

Consolidation, Mergers and Sale

SECTION 15.01. Consolidation, Merger or Sale; Mandatory Vessel Sale Prepayments. (a) Nothing in this Agreement shall prevent any lawful consolidation or merger of the Shipowner with or into any other Person, or any sale of a Vessel or Vessels by the Shipowner, the Administrator, or a court of law to any other Person lawfully entitled to acquire and operate such Vessel or Vessels, or any sale of all or substantially all of its assets by the Shipowner, the Administrator, or a court of law to any other Person; provided that, the Administrator shall have given its prior written consent to such succession, merger, consolidation or sale.

(b) Any Successor shall (by instrument amending or supplementing this Agreement, and the Mortgage, as may be necessary), (1) expressly assume, in accordance with the terms of the Note, the payment of the principal of (and premium, if any) and interest on the Outstanding Advances, as determined by the Administrator, and the Shipowner’s duties under the Note, (2) execute and deliver to the Administrator, an endorsement to the Administrator's Note in form and substance satisfactory to the Administrator, (3) expressly assume the payment of the principal of and interest on the Administrator's Note, and (4) expressly assume the performance of the agreements of the Shipowner in this Agreement, the Mortgage, the Note Purchase Agreement, and any related document.  When a Person so assumes the Note and such Proportionate Part of the Outstanding Advances, the Person and the Administrator shall execute an assumption agreement of the Note Purchase Agreement and the Note and the Shipowner shall be discharged and released from any and all obligations thereunder relating to such Proportionate Part of the Outstanding Advances.

(c) Upon the assumption of the documents listed in Subsection (b) of this Section, the Administrator shall, in connection with the transaction, consent to the surrender of each Vessel’s documents pursuant to 46 U.S.C. § 12136(b)(2), as amended; provided that, concurrently with such surrender, such Vessel shall be re-documented under the laws of the United States.

(d) Subject to Article XVII hereof, in the event of any proposed sale of less than all the Vessels, if the Administrator determines that there will not remain adequate security for the Guarantees after discharge and release of any such Vessel or Vessels from this Agreement and the Mortgage, either:

(1) the Shipowner shall make a Mandatory Prepayment Election (which shall not be rescinded) and shall send a Mandatory Prepayment Election Notice to the Holder with a copy to the Administrator (which may not be rescinded) to prepay the principal amount of the Outstanding Advances in an amount equal to the Mandatory Vessel Sale Prepayment Amount and the Shipowner shall pay the Mandatory Vessel Sale Prepayment Amount on the Intended Payment Date set forth in such Mandatory Prepayment Election Notice (which shall not be less than five (5) or more than ten (10) Business Days after receipt of such notice by the Administrator), in accordance with the provisions of Paragraphs 14 and 15 of the Note and Sections 12.2 and 12.3 of the Note Purchase Agreement; or

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(2) the Transferee shall expressly assume (A) in accordance with the terms of the Note, the payment of the principal of (and premium, if any) and interest on the Outstanding Advances, as determined by the Administrator, and the Shipowner’s duties under the Note, (B) the payment of the principal of and interest on the Administrator's Note, and (C) the performance of the agreements of the Shipowner in this Agreement, the Mortgage, the Note Purchase Agreement, and any related document.  Upon any such assumption, (1) the Transferee shall succeed to and be substituted for the Shipowner with the same force and effect as if it had been named in the Note Purchase Agreement, the Note, this Agreement and the Mortgage (and such other documents) to the extent the documents relate to such Proportionate Part of the Outstanding Advances and to such Vessel or Vessels and (2) the Proportionate Part of the Outstanding Advances shall be surrendered to the Holder for appropriate notation or for the issuance of new obligations in exchange for such Proportionate Part of the Outstanding Advances in the name of the Transferee, as required by the Administrator.

(e) Shipowner shall not sell any Vessel subject to a No-Call Advance during the No-Call Period unless: (1) such sale is necessary for the purposes of avoiding a Default; and (2) the Administrator has given its prior written consent to such proposed sale.

ARTICLE XVI

Termination and Discharge

SECTION 16.01.  Discharge of Agreement.  Except as set forth in Section 5.03 of this Agreement with respect to a release of Lien on the Interest Escrow Fund, if the Note and the related Administrator's Note shall have been satisfied and discharged, and if the Shipowner shall pay or cause to be paid all other sums that may have become secured under this Agreement and the other Transaction Documents, then this Agreement and the Liens, estate and rights and interests hereby and thereby granted, shall cease, terminate, and become null and void, and the Administrator, on the Shipowner’s Request and at the Shipowner's cost and expense, shall forthwith cause satisfaction and discharge and duly acknowledge such satisfaction and discharge of this Agreement to be entered upon its and other appropriate records, and shall execute and deliver to the Shipowner such instruments as may be necessary, and forthwith the estate, right, title and interest of the Administrator in and to the Collateral, and any other securities, cash, and any other property held by it under this Agreement, shall thereupon cease, determine and become null and void, and the Administrator shall transfer, deliver and pay the same to the Shipowner.

SECTION 16.02.  Release of Liens.  If the Guarantee on the Outstanding Note shall have been terminated pursuant to Section 2.04(b) hereof, the Administrator shall release the Liens, estate, rights and interests in the Collateral granted to it by the Shipowner pursuant to this Agreement and the Mortgage.

ARTICLE XVII

No-Call Prepayment Deposits

SECTION 17.01. Mandatory Prepayment Deposits During No-Call Periods. If a Mandatory Prepayment pursuant to Sections 11.12 or 15.01 herein is required to be made by the Shipowner and (a) No-Call Advances are then outstanding under the related note, and (b) the Holder has not accelerated the maturity of the unpaid principal balance of, accrued interest on, and

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other amounts payable under, the Note, as the case may be, then, the Shipowner shall: (1) with respect to then outstanding No-Call Advances, irrevocably deposit pursuant to Sections 17.02 and 17.03 herein the No-Call Prepayment Amount into the No-Call Prepayment Fund; and (2) with respect to all other related outstanding Unrestricted Advances, if any, pay pursuant to Sections 11.12 or 15.01 hereof, as the case may be, all outstanding principal of such Unrestricted Advances, and interest, premiums and Late Charges, if any, thereon.

SECTION 17.02. Conditions to No-Call Prepayment During No-Call Periods. The deposit of the No-Call Prepayment Amount into the No-Call Prepayment Fund pursuant to Section 17.01 hereof shall be subject to the satisfaction of each of the following conditions:

(a)          The Shipowner shall give (1) to the Holder and the Administrator the Mandatory Prepayment Election Notice as required pursuant to Sections 11.12 and 15.01 hereof, as the case may be, to the extent of Unrestricted Advances, and (2) with respect to No-Call Advances, to the Administrator a No-Call Prepayment Notice (A) specifying (i) the No-Call Prepayment Closing Date, (ii) the beginning and ending dates of the No-Call Period applicable to each Prepaid No-Call Advance and the No-Call Payment Date of each Prepaid No-Call Advance, (iii) the amount of the Scheduled Debt Payments on each No-Call Advance  and the Stated Maturity of each No-Call Advance, (iv), the No-Call Prepayment Amount, and (v) irrevocable instructions from the Shipowner to the Administrator to pay or prepay each Prepaid No-Call Advance on the applicable No-Call  Payment Date; and (B) attaching (i) an opinion of an Accountant acceptable to the Administrator calculating and certifying to the accuracy of the No-Call Prepayment Amount, and  (ii) either evidence satisfactory to the Administrator that (x) all prepayment notices required by the Note Purchase Documents with respect to the Prepaid No-Call Advances have been given to the Holder and the Administrator, to the extent possible under the Transaction Documents, or (y) an irrevocable power of attorney authorizing the Administrator to give such prepayment notices with respect to the Prepaid No-Call Advances has been granted to the Administrator by the Shipowner.

(b)          No Default has occurred and is continuing.

(c)          The Shipowner shall have delivered each of the following documents to the Administrator, in form and substance satisfactory to the Administrator, on or prior to the No-Call Prepayment Closing Date, unless the Administrator has issued a written waiver of its right to receive any such document:

(1)          An Officer’s Certificate from the Shipowner certifying the following:

(A)         The No-Call Prepayment Amount is in an amount sufficient to provide for the payment of all Scheduled Debt Payments on all Prepaid No-Call Advances specified in the No-Call Notice Prepayment Notice; and

(B)         The Administrator is irrevocably authorized to pay the Scheduled Debt Payments to FFB on behalf of the Shipowner from the No-Call Prepayment Fund.

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(2)          A written certificate from an Accountant acceptable to the Administrator, calculating and certifying to the Administrator that the No-Call Prepayment Amount is sufficient to make all Scheduled Debt Payments as they fall due on the Prepaid No-Call Advances, including the full payment due on the Prepaid No-Call Advances on each No-Call Payment Date.

(3)          One or more opinions of counsel for the Shipowner confirming that the Administrator has a valid and perfected first priority security interest in the No-Call Prepayment Collateral and the proceeds of the No-Call Prepayment Collateral.

(4)          Any other opinions, certificates, documents or instruments that the Administrator may request.

(d)          The Shipowner will pay all reasonable costs and expenses incurred by the Administrator relating to the No-Call Prepayment Fund. Such expenses include all fees, costs and expenses incurred by the Administrator and its agents relating to the No-Call Prepayment Fund (including attorneys’ fees and costs for the review and preparation of all materials described in this Agreement and any related documentation or other costs related to the deposit).

(e)          The Administrator reserves the right to require that the Shipowner post a deposit to cover costs which Administrator reasonably anticipates that the Administrator will incur relating to the No-Call Prepayment Fund.

(f)         All payments required to be made by the Shipowner to the Administrator pursuant to this Section will be made by wire transfer of immediately available funds to the account(s) designated by the Administrator in its acknowledgement of the No-Call Prepayment Notice.

SECTION 17.03. Other No-Call Prepayment Provisions. (a) If the Shipowner does not pay the No-Call Prepayment Amount to the Administrator for deposit into the No-Call Prepayment Fund on the No-Call Prepayment Closing Date for any reason, the Shipowner agrees to reimburse the Administrator for all third party costs and expenses incurred by the Administrator in reliance on the executed No-Call Prepayment Notice, within five (5) Business Days after the Shipowner receives a written demand for payment, accompanied by a statement, in reasonable detail, of the Administrator’s third party costs and expenses. All amounts due to the Administrator by the Shipowner pursuant to this Subsection shall be obligations of the Shipowner secured by this Agreement.

(b)          Unless a Default shall have occurred, any amount remaining in the No-Call Prepayment Fund after the final payment of all Scheduled Debt Payments relating to the No-Call Advances shall be the property of the Shipowner and shall be returned to the Shipowner by the Administrator upon the request of the Shipowner.  Upon the occurrence of a Default, the amounts in the No-Call Prepayment Fund shall be retained by the Administrator and applied to the obligations of the Shipowner in the manner set forth in Section 14.04 hereof.

ARTICLE XVIII

Miscellaneous

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SECTION 18.01. Officer’s Certificates. To satisfy a covenant or condition provided for in this Agreement, the Responsible Officer of the Person making such Officer’s Certificate shall certify that the officer (a) has read such covenant or condition; (b) has made or caused to be made such examination or investigation as is necessary to enable the Officer to express an informed opinion with respect to such covenant or condition; and (c) believes to the best of the Officer’s knowledge that such condition or covenant has been met.  An Officer’s Certificate shall set forth the pertinent supporting information and shall be subject to the Administrator’s review of its adequacy and accuracy.

SECTION 18.02. Successors and Assigns.  All the covenants, promises, stipulations and agreements of the Administrator, Shipowner and Affiliate Guarantor, to the extent applicable, in this Agreement shall bind the Administrator, Shipowner, Affiliate Guarantor, to the extent applicable, and their respective successors and assigns. This Agreement is for the sole benefit of the Shipowner, the Affiliate Guarantor, the Administrator, and their respective successors and assigns, and no other Person shall have any right hereunder.

SECTION 18.03.  Notices.  Except as otherwise provided in this Agreement or by Chapter 537, all notices, requests, demands, directions, consents, waivers, approvals or other communications hereunder must be in writing and may be made or delivered in person or by registered or certified mail, postage prepaid, or by electronic or facsimile transmission with confirmation, addressed to the party at the address of such party set forth on Annex A of this Agreement, or at such other address as such party shall advise each other party by notice in accordance with this Section, and shall be effective upon receipt by the addressee thereof. Each party shall provide a United States address for purposes of this Section.

SECTION 18.04.  Waivers of Notice.  In any case where notice by publication, mail or otherwise is provided for by this Agreement, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be deemed the equivalent of such notice.

SECTION 18.05.  Execution in Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when it shall have been executed by the Administrator and when the Administrator shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 18.06. Applicable Regulations.  To the extent federal regulations apply, only the provisions of the regulations issued under Chapter 537, as amended, modified or supplemented from time to time, shall control this Agreement provisions.

SECTION 18.07.  Table of Contents, Titles and Headings. The table of contents, and titles of the Articles and the headings of the Sections are not a part of this Agreement and shall not be deemed to affect the meaning or construction of any of its provisions.

SECTION 18.08.  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the

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execution and delivery hereof and thereof and the issuance of the Guarantee.  Such representations and warranties have been or will be relied upon by the Administrator, regardless of any investigation made by the Administrator or on its behalf and notwithstanding that the Administrator may have had notice or knowledge of any Default, and shall continue in full force and effect as long as the Guarantee or any other obligation of the Shipowner or the Affiliate Guarantor hereunder or under any Transaction Document shall remain outstanding, unpaid or unsatisfied.

SECTION 18.09.  Severability.  If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 18.10.  Governing Law; Jurisdiction; Etc.  (a) GOVERNING LAW.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the United States of America, including federal common law, and absent applicable federal law, the laws of the Governing Law State, notwithstanding its conflict of laws rules.

(b)           SUBMISSION TO JURISDICTION.  EACH OF THE SHIPOWNER AND THE AFFILIATE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE JURISDICTION STATE/CITY, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND SUCH PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FEDERAL COURT EXCEPT SUCH MATTERS PROPERLY BROUGHT TO THE U.S. COURT OF FEDERAL CLAIMS.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATOR MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST THE SHIPOWNER, THE AFFILIATE GUARANTOR OR ANY OTHER TRANSACTION PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE.  THE SHIPOWNER AND THE AFFILIATE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING

Annex C (General Terms and Conditions) - Contract No. MA-14454	Page 60

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION.  THE SHIPOWNER AND THE AFFILIATE GUARANTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS.  EACH OF THE SHIPOWNER AND THE AFFILIATE GUARANTOR HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 18.03.

SECTION 18.11.  Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 18.12.  Electronic Execution of Documents.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement, the other Transaction Documents or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Electronic Signatures and Records Act of the Governing Law State, if any, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 18.13.  Amendments and Supplements to Transaction Documents.  This Agreement and the other Transaction Documents may not be amended or supplemented orally, but may be amended or supplemented from time to time only by an instrument in writing executed by the Shipowner, the Administrator and the Affiliate Guarantor, to the extent applicable.

SECTION 18.14.  Further Assurances.  In the event that this Agreement, the Mortgage, the Administrator’s Note or any other Transaction Documents, or any provisions hereof or thereof, including amendments or substitutions with respect to either, shall be deemed invalid in whole or in part by reason of any present or future law of the United States or any decision of any authoritative court, or if the documents at any time held by the Shipowner be deemed by the Administrator for any reason insufficient to carry out the true intent and spirit of this Agreement, the Administrator’s Note, the Mortgage and the other Transaction Documents, then, from time to

Annex C (General Terms and Conditions) - Contract No. MA-14454	Page 61

time the Shipowner will execute on its own behalf such other and further assurances and documents as in the opinion of counsel for the Administrator may be required to carry out the terms, conditions and intent of this Agreement, the Administrator’s Note, the Mortgage and the other Transaction Documents and any other agreement or document executed by the Shipowner in connection therewith. Upon failure of the Shipowner to do so, the Administrator may execute any and all such other and further assurances and documents, for and in the name of the Shipowner, and the Shipowner hereby irrevocably appoints the Administrator the agent attorney-in-fact of the Shipowner to do so. Any expenses of the Administrator in connection with the foregoing shall be a debt due from the Shipowner to the Administrator in payment thereof and shall be secured by the lien of this Agreement and the Mortgage.

SECTION 18.15.  Entire Agreement.  THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE ENTIRE AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

(END OF ANNEX C)

Annex C (General Terms and Conditions) - Contract No. MA-14454	Page 62

ANNEX D

DISCLOSURE SCHEDULE

This Disclosure Schedule is delivered by Matson Navigation Company, Inc., a Hawaii corporation (the “Shipowner”), to THE UNITED STATES OF AMERICA (the “United States”), represented by the Maritime Administrator (the “Administrator”) of the Maritime Administration, pursuant to the Consolidated Agreement, Contract No. 14454, by and between the Shipowner and the Administrator (the “Agreement”).

Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Agreement.

This Disclosure Schedule is intended to be read in conjunction with the Agreement, of which this Disclosure Schedule is an integral part.  This Disclosure Schedule and the information and disclosures contained herein are intended to qualify and limit the representations, warranties and covenants of the Shipowner contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.  This Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of the Shipowner, except as and to the extent provided in the Agreement.  The disclosures set forth in this Disclosure Schedule have been drafted subject to and in response to the language used in the Agreement, including qualifications that limit certain required disclosures to materiality or are subject to stated monetary thresholds, as applicable.

Inclusion of any item, information or matter in this Disclosure Schedule (i) does not represent an admission or determination by the Shipowner that such item, information or matter is or is reasonably likely to be material or would constitute a material adverse effect, nor shall it be deemed to establish a standard for materiality or a Shipowner material adverse effect, (ii) shall not constitute, or be deemed to be, an admission of liability concerning such items, information or matters by the Shipowner, and (iii) shall not be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of the Agreement.  In cases where a representation or warranty is qualified by a reference to materiality or a Shipowner material adverse effect the disclosure of any item, information or matter in this Disclosure Schedule shall not imply that any other undisclosed item, information or matter that has a greater value or could otherwise be deemed more significant (i) is or is reasonably likely to be material or (ii) has had or is reasonably likely to result in a Shipowner material adverse effect.  The items, information and matters in this Disclosure Schedule include brief descriptions of certain aspects of the assets, business, agreements, documents or condition of Shipowner, and such descriptions are necessarily not complete.

Inclusion of any item, information or matter in this Disclosure Schedule shall not constitute, or be deemed to be, an admission by any person of any information, matter or item whatsoever with respect to any violation of Law (or that disclosure is required under Law) or any breach of, or default under, any contract.

Any matter disclosed in a section of this Disclosure Schedule shall be deemed disclosed

Annex D (Disclosure Schedule) - relating to Contract No. MA-14454	Page 1

for the purposes of the Section of the Agreement to which such section relates and any other Sections of the Agreement to the extent it is reasonably apparent that such disclosure also qualifies or applies to such other Sections.

Items, information and matters reflected in this Disclosure Schedule are not necessarily limited to items, information or matters required by the Agreement to be reflected in the Schedules.  Such additional items, information and matters are set forth for information purposes and do not necessarily include other items, information or matters of a similar nature or impose any duty or obligation to disclose any items, information or matters beyond what is required by the Agreement.

The headings used in the Schedules are for reference only and shall not affect the disclosures contained herein.

Any references to “we”, “us”, or “our” in the Schedules shall mean the Shipowner.

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1.     List any exceptions to the representation and warranty set forth in Annex C - General Terms and Conditions.

SECTION 10.17. Subsidiaries; Equity Interest.

1.     The Shipowner has the following subsidiaries:

a.     See the attached Exhibit A

2.     The Shipowner has the following equity investments:

a.     SSA Terminals, LLC

b.     Pension and Post-Retirement Plans include investments in equity securities

c.     Investments in Mutual Funds

2.     List any Commercial Tort Claim, including a description of the commercial tort claim with specificity (See Section 4.01(a)(3) – Commercial Tort Claims).  If none, please so indicate by checking the box:  ☒.

3.     As of the Closing Date, the binding agreements referred to in Sections 12.01(f), 12.02(e), (j) and (l) are the following:

a.     Amended and Restated Guaranty Agreement dated as of June 29, 2017 by and among Matson Navigation Company, Inc., certain other subsidiaries of Matson, Inc. and Bank of America, N.A., as agent, pursuant to the Amended and Restated Credit Agreement dated as of June 29, 2017 by and among Matson, Inc., certain lenders, and Bank of America, N.A., as agent.

b.     Multiparty Guaranty Dated as of November 5, 2013 by Matson Navigation Company, Inc. and certain other subsidiaries of Matson, Inc. pursuant to the Note Purchase Agreement dated November 5, 2013 among Matson, Inc. and the holders of the notes issued thereunder, as amended to the date hereof.

c.     Multiparty Guaranty Dated as of July 30, 2015 by Matson Navigation Company, Inc. and certain other subsidiaries of Matson, Inc. pursuant to the Note Purchase Agreement dated July 30, 2015 among Matson, Inc. and the holders of the notes issued thereunder, as amended to the date hereof.

d.     Multiparty Guaranty Dated as of June 29, 2012 by Matson Navigation Company, Inc. and certain other subsidiaries of Matson, Inc. pursuant to the Third Amended

Annex D (Disclosure Schedule) - relating to Contract No. MA-14454	Page 3

and Restated Note Purchase and Private Shelf Agreement dated as of September 14, 2016 by and among Matson, Inc. and the purchasers party thereto, as amended to the date hereof.

e.     Multiparty Guaranty dated as of December 21, 2016 by Matson Navigation Company, Inc. and certain other subsidiaries of Matson, Inc. pursuant to the Note Purchase Agreement dated as of December 21, 2016 by and among Matson, Inc. and the purchasers party thereto, as amended to the date hereof.

f.     Parent Company Agreement dated as of April 24, 2002 by Matson Navigation Company, Inc. and certain other parties thereto pursuant to the Amended and Restated Limited Liability Company Agreement of SSA Terminals, LLC dated as of April 24, 2002 by and among SSA Ventures and Matson Ventures, Inc., as amended to the date hereof.

(END OF ANNEX D)

Annex D (Disclosure Schedule) - relating to Contract No. MA-14454	Page 4

EXHIBIT A to ANNEX D

Matson Navigation Company, Inc.	Hawaii
Subsidiaries:
Matson Alaska, Inc.	Delaware
Subsidiaries:
Horizon Lines Holding Corp. Delaware
Subsidiaries:
Horizon Lines of Puerto Rico, LLC	Delaware
HLPR Holding Corp.	Delaware
Horizon Logistics, LLC	Delaware
Subsidiaries:
Horizon Services Group, LLC	Delaware
Aero Logistics, LLC	Delaware
Horizon Lines, LLC	Delaware
Subsidiaries:
Horizon Lines of Guam, LLC	Delaware
Horizon Lines Vessels, LLC	Delaware
H-L Distribution Service, LLC	Delaware
Matson Navigation Company of Alaska, LLC	Delaware
Subsidiaries:
Horizon Lines Merchant Vessels, LLC	Delaware
Subsidiaries:
Horizon Lines Alaska Vessels, LLC	Delaware
Horizon Lines Alaska Terminals, LLC	Delaware
Matson Logistics, Inc.	Hawaii
Subsidiaries:
Matson Logistics Services, LLC	Hawaii
Matson Logistics Warehousing, Inc.	Hawaii
Span Intermediate, LLC Delaware
Subsidiary:
Span Acquisition Co., LLC	Delaware
Subsidiaries:
Span Alaska Transportation, LLC	Washington

Annex D (Disclosure Schedule) - relating to Contract No. MA-14454	Page 5

Alaska Freight Express, LLC	Washington
Midnight Sun Transportation Services, LLC	Alaska
Matson Logistics Limited	Hong Kong
Matson Navigation Vessels, LLC	Delaware
Matson Terminals, Inc.	Hawaii
Matson Ventures, Inc.	Hawaii
Matson Logistics (Shanghai) Co., Ltd.	China
Matson Shipping (Hong Kong) Limited	Hong Kong
Matson Shipping (Shanghai) Co., Ltd.	China
Matson South Pacific Holdco Limited	New Zealand
Subsidiary:
Matson South Pacific Limited	New Zealand
Subsidiaries:
Matson Cook Islands Limited	Cook Islands
Tranz Pacific Ship Management Limited	New Zealand

Annex D (Disclosure Schedule) - relating to Contract No. MA-14454	Page 6

ANNEX E

FORM OF ADMINISTRATOR’S NOTE

PROMISSORY NOTE TO UNITED STATES OF AMERICA

(“Administrator’s Note”)

Matson Navigation Company, Inc., a Hawaii corporation (the “Shipowner”), for value received, promises to pay THE UNITED STATES OF AMERICA (the “United States”), represented by the Maritime Administrator of the Maritime Administration (the “Administrator”), at the office of the Maritime Administration, U.S. Department of Transportation, Washington, D.C., in lawful money of the United States of America, the aggregate principal amount of up to $185,943,000, together with interest thereon until such principal sum has been paid, as and to the extent that after a Default has occurred and is continuing the Administrator makes payments under the Guarantee or expressly assumes the Shipowner’s right and duties under the Note.  This Administrator's Note (“Administrator’s Note”) is subject to mandatory prepayment on the same terms and conditions as the Note referred to below.  Capitalized terms used herein have the meaning defined herein or in the Consolidated Agreement, Contract No. MA-14454, dated April 27, 2020, between the Shipowner and the Administrator (the “Agreement”).

This Administrator’s Note is given (1) in consideration of the Administrator’s issuance, pursuant to the provisions of 46 U.S.C. Chapter 537 of a Guarantee (the “Guarantee”) of payment of the unpaid interest on and the unpaid balance of the principal amount of the Future Advance Promissory Note (FFB Note Identifier MATNAV 0001, Maximum Principal Amount $185,943,000), dated April 27, 2020 (the “Note”), issued by the Shipowner to the Federal Financing Bank, a body corporate and instrumentality of the United States (“FFB”), pursuant to a Note Purchase Agreement, by and among FFB, the Shipowner and the Administrator, in order to finance a portion of the cost of construction of the Vessel, and (2) to evidence the Shipowner’s obligation to pay the Administrator, after a Default has occurred and is continuing, any amount that the Administrator (i) actually pays to the Holder of the Note under said Guarantee or (ii) becomes obligated to pay the Holder after the Administrator expressly assumes the Shipowner’s right and duties under the Note.

This Administrator’s Note is issued pursuant to the provisions of the Agreement.  The Agreement contemplates that on the date hereof, a first preferred fleet mortgage on the Vessel (the “Mortgage”) will be executed and delivered by the Shipowner, as mortgagor, to the Administrator, as mortgagee, covering the Shipowner's interest in such Vessel.  The definitions used in, and the provisions of, the Agreement and the Mortgage are incorporated herein by reference.

This Administrator’s Note has been negotiated and received by the Administrator, is secured by the Agreement and the Mortgage, and is subject to all the terms of the Agreement and the Mortgage, to the same extent as if said documents were set out herein in full.

1

To the extent that the Note is Outstanding and until the Guarantee on the Note has been terminated pursuant to the provisions of Section 2.04(b) of Annex C to the Agreement, this Administrator’s Note shall remain outstanding and unpaid, subject, however, to the last paragraph hereof.  Payments on the Note shall be deemed a payment of principal and interest on this Administrator’s Note, if any, and shall reduce any liability of the Shipowner under this Administrator’s Note when paid in the following manner:

(1) by payment of principal of and interest on the Note in accordance with the provisions thereof;

(2) by any prepayment of the Note in accordance with the provisions thereof; and

(3) when the Note has been Paid in full, other than by payment of the Guarantee.

If payment on the Note is made with moneys advanced or loaned to the Shipowner by the Administrator, such payment on the Note shall not, as to such amount, constitute payment of principal or interest on this Administrator’s Note and the same shall not in any way be discharged as to such amount.  In the event that the Administrator assumes the Shipowner’s rights and duties under the Note and makes any payments thereunder, such payments shall not, as to such amounts, constitute payment of principal and interest on this Administrator’s Note and the same shall not in any way discharge such amounts until such time as this Administrator’s Note is paid in full or otherwise discharged in an appropriate proceeding in a court of competent jurisdiction as established by the final order of a court of last resort or the final order of an inferior court which is not appealed.

The unpaid balance of the principal of this Administrator’s Note and the interest hereon may be declared or may become immediately due and payable by declaration of the Administrator at any time after (i) a Default has occurred and is continuing under the terms of the Agreement and (ii) the Administrator has made payment under the Guarantee or the Note or has expressly assumed the Shipowner’s right and duties under the Note.  Upon such declaration, the unpaid balance of the principal of and the interest on this Administrator’s Note shall become due and payable, together with interest thereon at the rate set forth in the Note plus two percent.

Notwithstanding anything to the contrary contained in this Administrator’s Note, the Note, the Agreement or any other Transaction Document, (i) the obligations of the Shipowner under this Administrator’s Note to make any payment hereunder shall come into effect solely following (x) a Default by the Shipowner and (y) in the event that the Administrator shall have made payment to the FFB under the Administrator’s Guarantee or in the event that the Administrator shall have expressly assumed the Shipowner’s rights and duties under the Note (such assumption referred to herein as an “Administrator Assumption”), (ii) any liability of Shipowner under this Administrator’s Note shall not be in addition to the Shipowner’s obligations under the Note and shall be reduced by any payments made by Shipowner or Affiliate Guarantor under the Note, (iii)

2

this Administrator’s Note shall evidence solely the Shipowner’s obligation to pay the Administrator any amount that the Administrator may be required to pay to the Holder of the Note under said Guarantee, (iv) the amounts due and owing by Shipowner under the Note and this Administrator’s Note shall constitute a single indebtedness in a maximum collective principal amount not in excess of the face amount of this Administrator’s Note, (v) the Administrator waives any rights of subrogation, contribution, agreement, or otherwise arising under the Note, it being the intent of the parties that the Administrator’s right to recover from the Shipowner any payments it makes under the Guarantee shall be solely as set forth in this Administrator’s Note (it being acknowledged and agreed that the obligations of the Shipowner under this Administrator’s Note are secured by the Collateral), (vi) the maximum liability of Shipowner and Affiliate Guarantor, collectively, under the Transaction Documents with respect to principal payments on the Note and this Administrator’s Note, collectively, shall in no event be in excess of the face amount of this Administrator’s Note and (vii) in the event of an Administrator Assumption, then the Shipowner shall be automatically and by operation of law discharged from any further liability under the Note.  In the event the Administrator becomes the “Holder” of the Note, the Note shall be deemed amended to become consistent with the terms of this Section 18.17.  Upon any Administrator Assumption or any payment by the Administrator under its Guarantee of the Note, (i) the Administrator shall provide prompt written notice of such assumption and/or payment to the Shipowner and (ii) regardless of when such notice is provided, the Administrator shall upon the written request of the Shipowner confirm payment of any such obligations assumed or paid by the Administrator under the Note.

IN WITNESS THEREOF, the Shipowner has caused this Administrator’s Note to be signed on this 27th day of April, 2020.

(SEAL) Attest:	Matson Navigation Company, Inc., Shipowner

By:	By:
Name:	Name:
Title:	Title:

3

ANNEX F

FORM OF PREFERRED FLEET MORTGAGE

Contract No. MA-14455

FIRST PREFERRED FLEET MORTGAGE

THIS FIRST PREFERRED FLEET MORTGAGE (this “Mortgage”), dated the 16th day of April, 2020 (“Closing Date”), is made by Matson Navigation Company, Inc., (the “Shipowner” or “Mortgagor”), a Hawaii (“Jurisdiction of Organization”) corporation, having offices located at 555 12th Street, Oakland, California  94607, to THE UNITED STATES OF AMERICA (the "United States"), represented by the Maritime Administrator of the Maritime Administration (the “Mortgagee” or the “Administrator”), having offices located at the United States Department of Transportation, 1200 New Jersey Avenue, S.E., Washington, D.C. 20590. Capitalized terms used herein, unless otherwise defined herein, have the respective meanings set forth in Appendix 1 to this Mortgage.

RECITALS

A.           The Mortgagor has authorized the execution and delivery of the Note Purchase Agreement and the issuance of the Note in the Maximum Principal Amount of $185,943,000, to finance, in part, the construction costs of the construction of the DANIEL K. INOUYE, Official Number 1274136 (the “Vessel”).

B.           The Mortgagor is the sole owner of the whole of the Vessel which has been duly documented under the laws of the United States;

C.           In connection with the Financing, the Mortgagee and the Mortgagor intend to enter into a Consolidated Agreement, Contract No. MA-14454 (the “Agreement”), in which the United States, represented by the Mortgagee, commits to guarantee to the Holder the due payment of the unpaid interest on, and the unpaid balance of the principal of, the Note up to the Amount of Administrator’s Guarantee;

D.           In connection with the Financing, the Mortgagor issued the Administrator’s Note payable to the Mortgagee in the amount equal to the Amount of the Administrator’s Guarantee;

E.           To secure the Guarantee and the payment of the Administrator’s Note and the other obligations of the Mortgagor under this Mortgage, the Agreement and the other Transaction Documents, the Mortgagor has executed and delivered this Mortgage to the Mortgagee;

F.            As provided in the Agreement, to aid in the Financing of the Second Vessel, FFB, the Mortgagor and the Administrator may, at the option of the Mortgagor, execute and deliver a Note Purchase Agreement providing for the sale and delivery of a Note having the Stated Maturity Date and Approved Interest Rate to be determined with respect to each Advance as shall be set forth in an amendment to the Agreement; and

G.           If the Mortgagor elects to enter into a Note Purchase Agreement to aid in the Financing of the Second Vessel the Mortgagor and the Mortgagee shall execute and deliver a supplement to this Mortgage subjecting the Second Vessel to the lien of this Mortgage and amending Article Second to provide that this Mortgage shall be released with respect to either vessel upon the discharge of the Agreement with respect to such vessel pursuant to Section 16.01 of the Agreement.

NOW, THEREFORE, the parties hereby agree that this Mortgage consists of this Mortgage and the following appendices:

Appendix 1:    Definitions

Appendix 2:    Information Specific to the Mortgage

Appendix 3:    Special Provisions

In the event of any conflict or inconsistency between the provisions of Appendix 2: “Information Specific to the Mortgage” or Appendix 3: “Special Provisions” and this Mortgage, the provisions of Appendix 2 and Appendix 3, as the case may be, shall control.  In the event of any conflict or inconsistency between the provisions of this Mortgage and its Appendices and provisions of the Agreement, the provisions of the Agreement shall control unless doing so would impair the effectiveness of this Mortgage as a first preferred mortgage under Chapter 313, in which case, the Mortgage provisions will control.

FURTHER, THIS MORTGAGE WITNESSETH THAT, in consideration of the premises and of the additional covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and as security for the Guarantee and in order to secure the payment of the Administrator’s Note, and the other obligations of the Mortgagor under the Transaction Documents, including this Mortgage and the Agreement, and the due performance and observance of all the agreements and covenants in the Administrator’s Note and the Transaction Documents, including this Mortgage and the Agreement, the Mortgagor has granted, conveyed, mortgaged, pledged, confirmed, assigned, transferred and set over, and by these presents does grant, convey, mortgage, pledge, confirm, assign, transfer and set over unto the Mortgagee a hundred percent interest in the whole of the each of the Vessel which is more fully described in its certificates of documentation, together with all of its boilers, engines, motors, machinery, masts, spares, rigging, boats, anchors, cables, chains, tools, pumps and pumping equipment, apparel, furniture, skiffs, sails, fittings, navigation equipment, propulsion equipment, and all other equipment, electronics, computers, software, electronic records, records and papers whether on board or not, together with all accessions, substitutions, additions, replacements, improvements, parts and accessions, now existing or hereafter made of, in or to said Vessel or said appurtenances (collectively, the “Vessel Collateral”).

TO HAVE AND TO HOLD, all and singular, the above-mortgaged and described property unto the Mortgagee, to its use, benefit and advantage forever.

PROVIDED ALWAYS, that if the Mortgagor shall pay, or cause to be paid, the principal of, interest on and other amounts due under the Note or the Administrator’s Note in accordance with the terms thereof, and shall pay any and all other sums that may hereinafter become secured by this Mortgage in accordance with the terms hereof, and shall keep, perform and observe all of the covenants and promises contained in the Note, the Administrator’s Note, and the Transaction Documents, including this Mortgage and the Agreement, or expressed, or implied therein and herein to be kept, performed, and observed by or on the part of the Mortgagor, then this Mortgage

First Preferred Fleet Mortgage, Contract No. MA-14455	Page 2

and the estate and rights hereby granted shall cease and be void; otherwise to remain in full force and effect.

The Mortgagor hereby covenants and agrees with the Mortgagee that the Vessel now or at any time subject to the lien of this Mortgage are to be held by the Mortgagor subject to the further agreements and conditions hereinafter set forth.

ARTICLE I

Principal Amount Secured

The total principal amount of the obligations that is secured by this Mortgage is One Hundred Eighty-Five Million, Nine Hundred Forty-Three Thousand Dollars and 00/100's ($185,943,000), excluding interest, expenses and fees.

ARTICLE II

Representations and Warranties of Mortgagor

The Mortgagor represents and warrants to the Mortgagee that, except as set forth on Appendix 3 to this Mortgage, the following statements are true and correct as of the Closing Date and further represents and warrants that such statements shall remain true and correct thereafter for so long as this Mortgage shall have not been discharged.

SECTION 2.01. Organization and Existence; Power and Authority. The Mortgagor is duly organized, validly existing and in good standing under the laws of its Jurisdiction of Organization, has full legal right, power and authority to enter into this Mortgage and each of the other Transaction Documents to which it is a party, to issue the Note and the Administrator’s Note, and to carry out and consummate all transactions contemplated by this Mortgage and each of the other Transaction Documents to which it is a party and has duly authorized the execution, delivery and performance of this Mortgage and each of the other Transaction Documents to which it is a party.

SECTION 2.02. Qualification. The Mortgagor has not failed to qualify to do business in any jurisdiction in the United States in which its business or properties require such qualification, and the Mortgagor had and has full legal right, power and authority to own its own properties and assets and conduct its business as it is presently conducted.

SECTION 2.03. Proper Execution. As of the Closing Date, the officers of the Mortgagor executing this Mortgage and each of the other Transaction Documents to which it is a party are duly and properly in office and fully authorized to execute the same on behalf of the Mortgagor.

SECTION 2.04. Due Execution and Delivery. This Mortgage and each of the other Transaction Documents to which the Mortgagor is a party have been duly authorized, executed and delivered by the Mortgagor are in full force and effect and constitute the legal, valid and binding agreements of the Mortgagor enforceable in accordance with their terms.

SECTION 2.05. No Conflicts or Contravention. The execution and delivery of this Mortgage and each of the other Transaction Documents, the consummation of the transactions herein and therein described and the fulfillment of or compliance with the terms and conditions

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hereof and thereof, will not conflict with or constitute a violation or breach of or default (with due notice or the passage of time or both) by the Mortgagor of any of its Organizational Documents, any applicable law or administrative rule or regulation, or applicable court or administrative decree or order, or any indenture, mortgage, deed of trust, loan agreement, lease, contract or other agreement or instrument to which the Mortgagor is a party or by which it or its properties are otherwise subject or bound, or result in the creation or imposition of any prohibited Lien of any nature whatsoever upon any of the property or assets of the Mortgagor.

SECTION 2.06. Governmental Authorizations; Other Consents or Approvals. No consent or approval of any trustee, holder of any indebtedness of the Mortgagor or any other Person, and no consent, permission, authorization, order or license of, or filing or registration with, any governmental entity is necessary in connection with the execution and delivery of this Mortgage and each of the Transaction Documents, the consummation of any transaction herein or therein described, or the fulfillment of or compliance with the terms and conditions hereof or thereof, except as have been obtained or made and as are in full force and effect.

SECTION 2.07. No Litigation. There is no action, suit, proceeding, inquiry or investigation, before or by any court or Federal, state, municipal or other governmental authority, pending, or to the knowledge of the Mortgagor after reasonable inquiry and investigation, threatened against or affecting the Mortgagor or the assets, properties or operations of the Mortgagor which are likely to be determined to have, or could be reasonably expected to have, a Material Adverse Effect. The Mortgagor is not in default (and no event has occurred and is continuing which with the giving of notice or the passage of time or both could constitute a default) with respect to any order or decree of any court or any order, regulation or demand of any Federal, state, municipal or other governmental authority, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 2.08 Ownership of Collateral; Liens. The Mortgagor lawfully owns each Vessel, free from any Lien except for Permitted Liens.

SECTION 2.09.  Mortgagor’s United States Citizenship. The Mortgagor is a citizen of the United States within the meaning of Section 50501 of Title 46 of the United States Code and shall remain such a citizen for operation in the trades in which the Mortgagor proposes to operate the Vessels.

SECTION 2.10. Taxes.  The Mortgagor has filed all Federal, state and other material tax returns and reports required to be filed, and has paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Mortgagor that would, if made, have a Material Adverse Effect.

ARTICLE III

Affirmative Covenants

So long as the Mortgagee shall have any obligations under the Agreement or the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under this Mortgage, the Agreement,

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the Administrator’s Note or any other Transaction Document, the Mortgagor covenants and agrees as follows:

SECTION 3.01.  No Liens on Vessels. (a) Neither the Mortgagor, any charterer, the master of any Vessel, nor any other person has or shall have any right, power, or authority, without the Administrator’s prior consent, to create, incur, or permit to be placed or imposed, upon any of the Vessels any lien whatsoever other than the lien of this Mortgage or Permitted Liens.

(b)          If the Mortgagor desires to contest an asserted lien, the Mortgagor may do so if the Mortgagor acts in good faith and by appropriate proceedings and has set aside adequate reserves determined in accordance with GAAP.

SECTION 3.02. Notice of Mortgage. (a) The Mortgagor shall cause a properly certified copy of this Mortgage to be carried onboard each self-propelled Vessel with that Vessel's documents and which shall be exhibited on demand to any Person having business with such Vessel or to any Mortgagee’s representative.

(b)   The Mortgagor shall cause a notice printed in plain type of such size that the paragraph of reading matter covers a space not less than six inches wide by nine inches high, and framed, to be placed and kept prominently exhibited in the chart room and in the master's cabin of a self-propelled Vessel.

(c)  The Mortgagor shall cause the notice referred to in Subsection (b) of this Section to read as follows:

"NOTICE OF FIRST PREFERRED [FLEET/SHIP] MORTGAGE

This Vessel is owned by [INSERT NAME OF MORTGAGOR], a [INSERT JURISDICTION OF ORGANIZATION] [INSERT ORGANIZATIONAL FORM] ("Mortgagor"), and is covered by a First Preferred [Fleet/Ship] Mortgage in favor of the United States of America, under authority of Chapter 313, Title 46 of the United States Code. Under the terms of said Mortgage neither the Mortgagor, any charterer, the master or agent of this Vessel nor any other person has any right, power or authority to create, incur or permit to be placed or imposed upon this Vessel any lien other than statutory liens incident to current operations that are subordinate to the Mortgage."

SECTION 3.03.  Mandatory Loss Prepayment.  Upon the occurrence of any Loss Event, then all of the following shall apply:

(a)          The Mortgagor shall promptly give notice thereof to the Mortgagee.

(b)          The Mortgagor shall pay all amounts it receives by reason of such Loss Event to the Mortgagee within three (3) Business Days after receipt by the Mortgagor.

(c)          Within three (3) Business Days after receipt by the Mortgagee of the amounts referred to in Subsection (b) above, the Mortgagor shall calculate the estimated Mandatory Loss Prepayment Amount which shall be reviewed and verified by the Mortgagee, and within three (3) Business Days of such verification by the Mortgagee, the Mortgagor shall deposit with the

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Mortgagee an amount equal to (1) the verified Mandatory Loss Prepayment Amount minus (2) the amount received by the Mortgagee pursuant to Subsection (b) above.

(d)          After the Mortgagee has received sufficient funds to pay the Mandatory Loss Prepayment Amount pursuant to Subsections (b) and (c) above:

(1)          if there is no existing Default, (A) within five (5) Business Days after receipt by the Mortgagee of the funds referred to in Subsections (b) and (c) above, the Mortgagor shall make a Mandatory Prepayment Election of the prepayment of Advances in an amount equal to the Mandatory Loss Prepayment Amount (which may not be rescinded) and shall send a Mandatory Prepayment Election Notice to the Holder with a copy to the Mortgagee, which shall specify an Intended Payment Date of not less than five (5) Business Days or more than ten (10) Business Days after the receipt of such notice by the Holder, (B) one (1) Business Day prior to the Intended Payment Date, the Mortgagor shall pay to the Mortgagee for payment to the Holder any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election, (C) on the Intended Payment Date, the Mortgagee shall pay to the Holder the amounts held by it pursuant to Subsections (b) and (c) and clause (B) above in accordance with terms of the Mandatory Prepayment Election Notice, and (D) the balance, if any, shall be promptly paid by the Mortgagee to the Mortgagor including any interest earned on the proceeds which are in excess of the amount required to prepay such Advances;

(2)          if there is an existing Default and the Guarantee shall not have terminated pursuant to Section 2.04 of Annex C of the Agreement, such amounts shall be held until the same may be applied or paid under Paragraph (1) of this Subsection; provided that, in lieu of Clause (D) of Paragraph (1) of this Subsection, the balance, if any, including any interest earned on the proceeds which are in excess of the amount required to prepay the Mandatory Loss Prepayment Amount and any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election, shall be held in the Chapter 537 Reserve Fund by the Mortgagee;

(3)          if the Guarantee shall have terminated pursuant to Section 2.04(c) of Annex C of the Agreement or if the Mortgagee shall have assumed the Mortgagor's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, such amounts shall be applied as provided in Section 5.04 hereof; or

(4)          if the Guarantee shall have terminated pursuant to Section 2.04(a), (b) or (d) of Annex C of the Agreement, such amounts shall be paid by the Mortgagee to the Mortgagor.

Provided that, notwithstanding the foregoing, the Mortgagor shall not be required to pay the Mortgagee any amount which the Mortgagee agrees is in excess of the amount needed for prepayment of the Proportionate Part of the Outstanding Advances affected by the Loss Event plus any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election.

SECTION 3.04 Vessel Covenants.

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(a)          Warranty of Title.  The Mortgagor shall, for the Mortgagee's benefit, warrant and defend the title to, and possession of, each Vessel and every part thereof against the claims and demands of all Persons whomsoever.

(b)          Taxes and Governmental Charges.  The Mortgagor shall pay and discharge, or cause to be paid and discharged, on or before the same shall become delinquent, all taxes, assessments, government charges, fines and penalties lawfully imposed upon each Vessel, unless the same are being diligently contested in good faith.

(c)          Vessel No Liens Certificate.  (1) At the later to occur of the Closing Date or the Delivery Date of each Vessel, the Mortgagor and the Shipyard shall provide an Officer’s Certificate stating that there are no liens or rights in rem against the respective Vessel except for the Mortgage; and (2) after the Delivery Date of each Vessel, the Mortgagor shall satisfy, or cause to be satisfied, within thirty(30) days of its knowledge thereof, any Lien which shall be filed against such Vessel unless the same is being diligently contested in good faith.

(d)          Compliance with Applicable Laws. The Mortgagor shall at all times be in compliance with all laws of the United States and other jurisdictions, if applicable, and shall cause each Vessel (1) to be designed to meet, and on the Delivery Date thereof and at all times thereafter shall meet, all requirements of applicable laws, treaties and conventions, and of applicable rules and regulations thereunder, and (2) to have on board valid certificates showing compliance therewith; provided that the foregoing shall not apply if (A) the Vessel is in Government Use; (B) there has been an actual or constructive total loss or an agreed or compromised total loss of such Vessel; or (C) there has been any other loss with respect to such Vessel and the Mortgagor shall not have had a reasonable time to repair the same.

(e)  Vessels Condition and Maintenance.  The Mortgagor shall cause each Vessel to be constructed, maintained and operated so as to meet, at all times, the highest classification, certification, rating and inspection standards for Vessels of the same age and type as may be imposed by the Classification Society; provided that, the foregoing shall not apply if (1) the Vessel is or has been under Government Use, (2) there has been an actual or constructive total loss or an agreed or compromised total loss of such Vessel, or (3)  there has been any other loss with respect to such Vessel and the Mortgagor shall not have had a reasonable time to repair the same. In addition to the foregoing, the Mortgagor will keep the Vessels in as good condition as will enable it to pass such inspection as may be required by marine underwriters as a condition of their writing such insurance in such amounts as are required under the Agreement or this Mortgage or as required by the United States Coast Guard as a condition to certifying that the Vessels are seaworthy and in compliance with all applicable safety, navigational, and pollution control requirements.  The Mortgagor shall furnish the Mortgagee full information regarding any casualties or other accidents or damage to the Vessels.

(f)           Classification of the Vessels.  At the later to occur of the Closing Date or the Delivery Date, the Mortgagor shall furnish to the Mortgagee an interim class certificate issued for each such Vessel by the Classification Society and promptly after receipt by Mortgagor, furnish to the Mortgagee a certificate of class with respect to each such Vessel issued by the Classification Society.

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(g)          Annual In-Class Vessel Confirmation Survey and Inspections.  Within one hundred five (105) days after the end of each fiscal year of the Mortgagor and at any other time reasonably requested by the Mortgagee, the Mortgagor shall (1) furnish to the Mortgagee a certificate of confirmation of class issued by the Classification Society showing that the classification and rating for each Vessel on the Delivery Date of each Vessel has been retained for each in class Vessel and (2) furnish to the Mortgagee copies of all Classification Society reports, including periodic and damage surveys for each Vessel; provided that, the foregoing shall not apply if the Vessel is in Government Use and the governmental body does not permit classification and rating of the Vessel. Notwithstanding the foregoing, if the Vessel is a barge which is not classed, then the Mortgagor shall, at all times, at its own cost and expense maintain and preserve each Vessel, so far as may be practicable, in at least as good order and condition, ordinary wear and tear excepted, as at the Delivery Date of such Vessel.  Upon the Delivery Date and thereafter, the Mortgagor shall cause each Vessel to be and to remain documented under the laws of the United States of America.

(h)          Biennial Not Classed Vessel Survey and Inspections.  Within one hundred five (105) days after the end of every two fiscal years of the Mortgagor commencing the second full fiscal year after the date of this Mortgage and at any other time reasonably requested by the Mortgagee, the Mortgagor shall obtain a survey and inspection of each not classed Vessel by an independent marine surveyor approved by the Mortgagee; and provided that, no such surveys will be requested within the last three (3) years prior to the Stated Maturity Date of the Note. The Mortgagor shall furnish two copies of such report of such independent marine surveyor to the Mortgagee within one hundred twenty-five (125) days after the end of every two fiscal years of the Mortgagor.

(i)           Biennial Appraisals of Vessels. Within 105 days after the end of every two fiscal years of the Mortgagor commencing the second full fiscal year after the date of this Mortgage and at any time reasonably requested by the Mortgagee, the Mortgagor shall obtain, at its own expense, an appraisal of the fair market value, replacement value, orderly liquidation value and forced liquidation value of the Vessels from an appraiser approved by the Mortgagee and shall furnish two copies of such report and appraisal to the Mortgagee within 125 days after the end of every two fiscal years of the Mortgagor. This requirement may be met by the Mortgagor by providing copies of the latest annual class surveys and desktop appraisals of the Vessels to the Mortgagee to the extent available.

(j)           Material Changes in the Vessels.  The Mortgagor shall not, after the Delivery Date of any undelivered Vessel or the Closing Date of any already delivered Vessel, make, or permit to be made, any material change in the structure, means of propulsion, type or speed of such Vessel or in its rig, without the Mortgagee's prior consent.

SECTION 3.05. Payment of Moorage, Fuel, Seamen’s Wages and Other Items Giving Rise to Maritime Liens. The Mortgagor shall pay or cause to be paid all charges for goods and services rendered to the Vessels, including, without limitation, all moorage, fuel and other consumables, maintenance, repairs, and insurance premiums; towage; seamen’s wages; salvage; liability to repair dock and collision damage; liability to compensate for personal injury and boating accidents; and maintenance, cure and unearned wages owed to former crewmen as and when the same shall be come due.

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SECTION 3.06.  Further Documentation. The Mortgagor shall promptly, at any time and from time to time, upon the Request of the Mortgagee, and at the sole expense of the Mortgagor, duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Mortgagee may reasonably deem necessary for the purpose of obtaining or preserving the full benefits of this Mortgage and of the rights and powers herein granted.

SECTION 3.07.  Compliance with 46 U.S.C. Chapter 313. The Mortgagor will comply with and satisfy all the provisions of Chapter 313 to establish and maintain this Mortgage as a First Preferred [Ship/Fleet] Mortgage upon the Vessels.

SECTION 3.08.  United States Documentation of Vessels. At the Delivery Date and thereafter, each of the Vessels is and shall remain documented under the laws of the United States.

SECTION 3.09.  Surveys and Inspection of the Vessels; Examination of Mortgagor's Records.  The Mortgagor shall: (a) afford the Mortgagee, upon reasonable notice, access to the Vessels, their cargoes, logs and papers for the purpose of inspecting the same; (b) maintain all business and financial records for a period of at least six years following the termination of the Guarantee, including, without limitation, records of all amounts paid or obligated to be paid by or for the account of the Mortgagor for each Vessel’s Construction; and (c) at reasonable times permit the Mortgagee, upon request, to (1) make reasonable, material and pertinent inspection, examination and audit of any books, records, and papers in the custody and control of the Mortgagor or others relating to the Mortgagor’s financial or business conditions, including taking information therefrom and making of copies thereof and transcripts or extracts therefrom and (2) make inspections and appraisals of any of the Mortgagor’s Vessels.

SECTION 3.10.  Insurance.   (a) Insurance Amounts. Upon the Delivery Date of each Vessel and at all times thereafter, the Mortgagor shall, without cost to the Mortgagee, keep such Vessel insured as indicated below and with such additional insurance as may be specified by the Mortgagee in an amount in U.S. dollars equal to one hundred ten percent (110%) of the unpaid principal amount of the Proportionate Part of the Administrator’s Note, or such greater sum, up to and including the full commercial value of such Vessel as may be required by the Mortgagee.  The Mortgagor shall provide to the Mortgagee: (1) at least sixty (60) days prior notice of all insurance renewals; and (2) premium payment confirmation shall be sent in writing to the Mortgagee by the Mortgagor’s marine insurance broker or the head underwriter within five (5) Business Days.

(1)          Hull & Machinery and War Risk Insurance. Marine and war risk hull insurance under the latest (at the time of issue of the policies in question) forms of American Institute of Marine Underwriters' policies approved by the Mortgagee and/or policies issued by or for the Maritime Administration (or under such other forms of policies as the Mortgagee may approve in writing) insuring such Vessel against the usual risks covered by such forms (including, at the Mortgagor’s option, such amounts of increased value and other forms of "total loss only" insurance as are permitted by said hull insurance policies); and

(2)          Port Risk Insurance. While any Vessel is laid up, at the Mortgagor’s option and in lieu of the above-mentioned marine and war risk hull insurance or marine and war risk hull and increased value insurance, port risk insurance with war risk

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endorsement under the latest (at the time of issue of the policies in question) forms of American Institute of Marine Underwriters' policies approved by the Mortgagee and/or policies issued by or for the Maritime Administration (or under such other forms of policies as the Mortgagee may approve in writing) insuring such Vessel against the usual risks covered by such forms.

(3)          Mortgagee’s Interest Insurance. Mortgagee’s Interest Insurance in relation to each Vessel, providing for the indemnification of the Mortgagee and the United States for any losses under or in connection with this Mortgage which directly or indirectly result from loss of or damage to any Vessel or a liability of any Vessel or of the Mortgagor, where the loss or damage is required to be covered by an obligatory insurance policy but of which there is a non-payment (or reduced payment) by the underwriters because of:

(A) any act or omission on the part of the Mortgagor, of any operator, charterer, manager or sub-manager of the Vessel owned by it or of any officer, employee or agent of a Mortgagor, or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(B) any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of a Mortgagor, any other person referred to in Subsection (i) above, or of any officer, employee or agent of that Mortgagor, or of such a person, including either the casting away or damaging of the Vessel or the Vessel being unseaworthy; or

(C) any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing.

The underwriters for Mortgagee’s Interest Insurance shall be the same underwriter as the Hull & Machinery and War Risk underwriters, unless otherwise approved in writing by the Mortgagee.

(4)          Self Insurance. Notwithstanding the foregoing, the Mortgagor, with the Mortgagee’s prior consent, shall have the right to self-insure up to the Maximum Self-Insurance Amount for any loss resulting from any one accident or occurrence (other than an actual or constructive total loss of any Vessel).

(b)          Loss Payee.  All policies of insurance under this Section shall provide, so long as this Mortgage is in effect and the Collateral has not been discharged, that payment of all losses shall be made payable to the Mortgagee for distribution by him to himself, the Mortgagor, except that (1) as provided in Subsection (d) of this Section and (2) under the policies required by Subsection (a) of this Section, payment of all losses up to the Maximum Payment Amount of Losses Directly to Mortgagor by all insurance underwriters with respect to any one accident, occurrence or event may be made directly to the Mortgagor unless there is an existing Default, or if the Mortgagee shall have assumed the Mortgagor’s rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, in which event payment of all losses shall be made payable to the Mortgagee as aforesaid.

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In the event that insurance becomes payable under said policies on account of an accident, occurrence or event not resulting in an actual or constructive total loss or an agreed or compromised total loss of any Vessel, the Mortgagee (1) shall if there is no existing Default and if none of the events described in Section 3.03 of this Mortgage has occurred, in accordance with a Mortgagor’s Request, pay, or consent that the underwriters pay, direct for repairs, liabilities, salvage claims or other charges and expenses (including use and labor charges due or paid by the Mortgagor) covered by the policies, or (to the extent that, as stated in an Officer's Certificate delivered to the Mortgagee, accompanied by written confirmation by the underwriter or a surveyor or adjuster, the damage shall have been repaired and the cost thereof paid of such liabilities, salvage claims, or other charges and expenses discharged or paid) reimburse, or consent that the underwriters reimburse, the Mortgagor therefor and (after all known damage with respect to the particular loss shall have been repaired, except to the extent the Mortgagor, with the Mortgagee’s consent, deems the said repair inadvisable, and all known costs, liabilities, salvage claims, charges and expenses covered by the policies, with respect to such loss shall have been discharged or paid, as stated in an Officer's Certificate delivered to the Mortgagee, accompanied by written confirmation by the underwriters or a surveyor or adjuster) pay, or consent that the underwriters pay, any balance to the Mortgagor; or (2) if there is an existing default, shall direct the underwriters to pay to the Mortgagee all insurance proceeds due and owing, and the Mortgagee shall apply such proceeds to the Mortgagor’s defaulted debt, or, in the Mortgagee’s sole discretion, to repairs to the Vessel; or (3) if the Guarantee shall have terminated pursuant to Section 2.04(c) of Annex C of the Agreement or if the Mortgagee shall have assumed the Mortgagor's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537 and none of the events described Section 3.03 of this Mortgage has occurred, apply the insurance as provided in Section 5.04 hereof; or (4) if the Guarantee shall have terminated pursuant to Section 2.04(b) of Annex C of the Agreement, pay the insurance to the Mortgagor.

(c)          Claim for Constructive Total Loss. In the event of an accident, occurrence or event resulting in a constructive total loss of any Vessel, the Mortgagee shall have the right, with the prior consent of the Mortgagee, unless there is an existing Default, to claim for a constructive total loss of such Vessel.  If (1) such claim is accepted by all underwriters under all policies then in force as to such Vessel under which payment is due for total loss and (2) payment in full is made in cash under such policies to the Mortgagee, then the Mortgagee shall have the right to abandon such Vessel to the underwriters of such policies, free from the Lien of this Mortgage and the Agreement.

(d)          Protection and Indemnity Insurance. Commencing on the Delivery Date of each Vessel, the Mortgagor shall, without cost to the Mortgagee, keep each such Vessel insured against marine and war risk protection and indemnity risks and liabilities by policies of insurance approved by the Mortgagee as to form and in the amount of the Insurance Requirements; provided that, (1) the Mortgagor shall, as soon as possible before such Delivery Date, present any such policy to the Mortgagee (who shall promptly approve or disapprove the same), (2) any approval of a policy under this Subsection shall be effective until the end of the policy period or until sixty (60) days after the Mortgagee shall notify the Mortgagor of a desired change in the form and/or amount thereof, whichever shall first occur, and (3) war risk protection and indemnity insurance shall be required unless the Mortgagee gives notice to the Mortgagor stating that such insurance is not required.

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Such policies may provide that (1) if the Mortgagor shall not have incurred the loss, damage, or expense in question, any loss under such insurance may be paid directly to the Person to whom any liability covered by such policies has been incurred (whether or not a Default then exists), and (2) if the Mortgagor shall have incurred the loss, damage or expense in question, any such loss shall be paid to the Mortgagor in reimbursement if there is no existing Default of which the underwriter has written notice from the Mortgagor or the Mortgagee, or, if there is such an existing Default, to the Mortgagee to be held and applied as follows:  (A) applied as provided in Section 5.04 hereof in the event the Guarantee shall have terminated pursuant to Section 2.04(c) of Annex C of the Agreement or if the Mortgagee shall have assumed the Mortgagor's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, or (B) to the extent not theretofore applied pursuant to Section 5.04 hereof, paid forthwith to the Mortgagor upon its Request in the event there is no existing Default or the Guarantee shall have terminated pursuant to Section 2.04(b) or (d) of Annex C of the Agreement at the date of delivery of such Request; provided that, irrespective of the foregoing, with the Mortgagee’s prior consent, the Mortgagor shall have the right to self-insure in an amount up to the Maximum Self-Insurance Amount hereof with respect to each accident, occurrence or event, except that, with respect to cargo or property carried, the Mortgagor, with the Mortgagee’s prior consent, shall have the right to self-insure in an amount up to the Maximum Self-Insurance Amount with respect to each cargo or property carried.

(e)          Insurance Underwriters.  All insurance required under this Section shall be placed and kept with the Government or with United States domiciled and state-regulated or United States domiciled mutual assurance association to the maximum extent possible subject to market capacity, (and/or other foreign, if permitted by the Mortgagee in writing) insurance companies, underwriters' association or underwriting funds approved by the Mortgagee.  All insurance required under this Subsection shall be arranged through United States licensed marine insurance brokers and/or underwriting agents domiciled in the United States (and/or other foreign, if permitted by the Mortgagee in writing) as chosen by the Mortgagor and approved by the Mortgagee.

(f)           Providing Compromised Total Loss. The Mortgagee shall not have the right to enter into an agreement or compromise providing for an agreed or compromised total loss of any Vessel without prior consent of (1) the Shipyard (prior to the Delivery Date of such Vessel) and (2) (unless there is an existing Default) the Mortgagor.  If (1) the Mortgagor shall have given prior consent thereto or (2) there is an existing Default, the Mortgagee shall have the right in his discretion, and with the prior consent of the Shipyard prior to the Delivery Date of such Vessel, to enter into an agreement or compromise providing for an agreed or compromised total loss of such Vessel; provided that, if the aggregate amount payable to the Mortgagor and/or the Mortgagee under such agreement or compromise, together with funds held by the Mortgagee and available for the prepayment of the Note, is not sufficient to pay the Proportionate Part of the Outstanding Advances pursuant Section 3.03 hereof, the Mortgagee shall not enter into such agreement or compromise without the Mortgagor’s prior consent.

(g)          Vessel Requisition.   During the continuance of (1) a taking or requisition of the use of any Vessel by any government or governmental body, or (2) a charter, with the Mortgagee’s prior consent, of the use of any Vessel by the Government, the provisions of this Section shall be deemed to have been complied with in all respects if such government or governmental body shall have agreed to reimburse, in a manner approved by the Mortgagee in writing, the Mortgagor for

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loss or damage covered by the insurance required hereunder or resulting from the risks under Subsections (a) and (d) of this Section or if the Mortgagor shall be entitled to just compensation therefor. In addition, the provisions of this Section shall be deemed to have been complied with in all respects during any period after (A) title to any Vessel shall have been taken or requisitioned by any government or governmental body or (B) there shall have been an actual or constructive total loss or an agreed or compromised total loss of any Vessel.  In the event of any taking, requisition, charter or loss contemplated by this Subsection, the Mortgagor shall promptly furnish to the Mortgagee an Officer's Certificate stating that such taking, requisition, charter or loss has occurred and, if there shall have been a taking, requisition or charter of the use of any Vessel, that the government or governmental body in question has agreed to reimburse the Mortgagor, in a manner approved by the Mortgagee, for loss or damage resulting from the risks under Subsections (a) and (d) of this Section or that the Mortgagor is entitled to just compensation therefor.

(h)          Required Assured and No Recourse.  All insurance required under Subsections (a) and (b) of this Section shall be taken out in the names of the Mortgagor and the Mortgagee as co-assureds.  All policies for such insurance so taken out shall, unless otherwise consented to by the Mortgagee, provided that (1) there shall be no recourse against the Mortgagee for the payment of premiums or commissions, (2) if such policies provide for the payment of club calls, assessments or advances, there shall be no recourse against the Mortgagee for the payment thereof, and (3) at least ten (10) days' prior written notice of any cancellation for the nonpayment of premiums, commissions, club calls, assessments or advances shall be given to the Mortgagee by the lead insurance underwriters.

(i)           Surety Agreement.  In the event that any claim or Lien is asserted against any Vessel for loss, damage or expense which is covered by insurance hereunder and it is necessary for the Mortgagor to obtain a bond or supply other security to prevent arrest of such Vessel or to release such Vessel from arrest on account of said claim or Lien, the Mortgagee, on the Mortgagor’s Request, may, at the Mortgagee’s sole option, assign to any Person executing a surety or guaranty bond or other agreement to save or release such Vessel from such arrest, all right, title and interest of the Mortgagee in and to said insurance covering such loss, damage or expense as collateral security to indemnify against liability under said bond or other agreement.

(j)           Original Insurance Policy.  Except as the Mortgagee shall otherwise direct by notice in writing to the Mortgagor, the Mortgagor shall deliver to the Mortgagee the original policies evidencing insurance maintained under this Section; provided that, if any such original policy shall have been delivered previously to the Mortgagee or to a mortgagee by the Mortgagor under another ship mortgage of the Mortgagor, the Mortgagor shall deliver a duplicate or pro forma copy of such policy to the Mortgagee. The Mortgagee or any agent thereof (who may also be an agent of the issuer) shall at all times hold the policies delivered as aforesaid; provided that, if one or more of said policies are held by an agent of the Mortgagee, the Mortgagor shall, upon the Mortgagee’s Request, deliver a duplicate or pro forma copy thereof to the Mortgagee, and provided further, that if the Mortgagor shall deliver to the Mortgagee a Request (1) stating that delivery of such policy to the insurer is necessary in connection with the collection, enforcement or settlement of any claim thereunder (including claims for return premiums and any other amounts payable by the insurer) and (2) setting forth the name and address of the Person to whom such policy is to be delivered or mailed for such purpose, and if the Mortgagee approves such Request, the Mortgagee shall, at the Mortgagor’s expense, deliver or mail (by registered or certified mail, postage prepaid) such policy in accordance with such Request, accompanied by a written direction to the recipient

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to redeliver such policy directly to the Mortgagee or an agent thereof when it has served the purpose for which so delivered.  The Mortgagor agrees that, in case it shall at any time so cause the delivery or mailing of any policy to any Person as aforesaid, the Mortgagor will cause such policy to be promptly redelivered to the Mortgagee or an agent thereof as aforesaid.  The Mortgagee shall have no duty to see to the redelivery of such policy, but shall have the duty to request the redelivery thereof at intervals of sixty (60) days thereafter.

(k)          Trade Restrictions. Unless, requested by the Mortgagor in writing and approved by the Mortgagee in writing, the Vessel shall not call, operate, or transit territorial waters of any country who is not a party to (1) a bilateral investment treaty with the U.S., (2) a multilateral or regional trade treaty which the United States also is a party to, or (3) the United Nations Convention on Transparency in Treaty-Based Investor-State Arbitration (Convention), done at New York on December 10, 1958, as amended or modified.

(l)           Office of Foreign Asset Control (OFAC). The Mortgagor shall not be a member of any P&I Clubs which contribute or obligate to third party liabilities to countries or organizations, or individuals that the Office of Foreign Asset Control designates as prohibited for United States domiciled organizations.

(m)         No Limits to Additional Insurance as Required. Nothing in this Section shall limit the insurance coverage which the Mortgagee may require under any contract or agreement to which the Mortgagee and the Mortgagor are parties.

SECTION 3.11.  Return to Exclusive Economic Zone of United States. Upon demand by the Mortgagee to the master of any Vessel or the Mortgagor, the Mortgagor will return the Vessel to the waters known as the exclusive economic zone of the United States and, if the Mortgagee so demands, to a port of call chosen by the Mortgagee, thereby revoking any prior written consent extended by the Mortgagee, if any, with respect to operation of the Vessel outside the exclusive economic zone of the United States.

SECTION 3.12.  Payment of Administrator’s Note and Other Sums. The Mortgagor will duly and punctually pay the principal of and interest on the Administrator’s Note and any other sums owed to the Mortgagee in connection with this Mortgage, the Agreement, the Note and the Administrator’s Note,  as herein or therein provided, and will at all times keep, perform, and observe all of the covenants, conditions, stipulations, promises, and agreements in this Mortgage and in the Agreement and the Administrator’s Note (as either may, from time to time, be amended, substituted, restated or modified) expressed or implied on its part to be kept, performed, and observed, and will duly punctually pay all sums that may hereinafter become due hereunder or thereunder.

SECTION 3.13.  Discharge of Complaints. If a complaint shall be filed against any Vessel, or if any Vessel shall be levied upon or taken into custody, or detained by any proceeding in any court or tribunal, the Mortgagor will within fifteen (15) days thereafter cause the Vessel to be discharged. In the event a complaint is filed against said Vessel, or in the event said Vessel is levied upon or taken into custody or detained by any authority whatsoever, the Mortgagor shall immediately notify the Mortgagee by electronic transmission (email) and confirmed by a letter sent by registered or certified mail, postage prepaid.

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SECTION 3.14.  Reimbursement of Expenditures. The Mortgagor will reimburse the Mortgagee for any and all expenditures which the Mortgagee may elect to make from time to time to protect the security granted hereunder (in the event of the Mortgagor’s failure to do so), including, without limitation of the foregoing, payment of taxes, repairs, insurance premiums, surveys, the discharge of any Lien, payment of costs associated with a complaint filed against the Vessel or seizure of the Vessel, expenses incurred by the Mortgagee in retaking the Vessel and any other expenditures reasonably deemed necessary by the Mortgagee to protect and preserve the Vessel. Any such payment or payments made by the Mortgagee shall be for the account of the Mortgagor and the making thereof by the Mortgagee shall not cure the Mortgagor’s default in that regard nor constitute a waiver of any right or remedy granted to the Mortgagee hereunder, and all sums so expended by the Mortgagee or any liability incurred by it shall be immediately due and payable and shall be deemed to be an indebtedness of the Mortgagor and secured by this Mortgage, and until paid, shall bear interest at the Expended Funds Rate plus two percent (2%).

SECTION 3.15.  Other Covenants. The Mortgagor will faithfully comply with, observe, perform or discharge any and all covenants, conditions or obligations which are imposed on the Mortgagor by any other agreement or document executed in connection with this Mortgage, the Administrator’s Note or the other Transaction Documents, concurrently or otherwise.

SECTION 3.16.    Further Assurances.  In the event that this Mortgage, the Agreement, the Administrator’s Note and the other Transaction Documents, or any provisions hereof or thereof, including amendments or substitutions with respect to either, shall be deemed invalid in whole or in part by reason of any present or future law of the United States or any decision of any authoritative court, or if the documents at any time held by the Mortgagee be deemed by the Mortgagee for any reason insufficient to carry out the true intent and spirit of this Mortgage, the Agreement, the Administrator’s Note and the other Transaction Documents, then, from time to time the Mortgagor will execute on its own behalf such other and further assurances and documents as in the opinion of counsel for the Mortgagee may be required to carry out the terms, conditions and intent of this Mortgage, the Agreement, the Administrator’s Note and the other Transaction Documents and any other agreement or document executed by the Mortgagor in connection therewith. Upon failure of the Mortgagor to do so, the Mortgagee may execute any and all such other and further assurances and documents, for and in the name of the Mortgagor, and the Mortgagor hereby irrevocably appoints the Mortgagee the agent attorney-in-fact of the Mortgagor to do so. Any expenses of the Mortgagee in connection with the foregoing shall be a debt due from the Mortgagor to the Mortgagee in payment thereof and shall be secured by the lien of this Mortgage.

ARTICLE IV

Negative Covenants

So long as the Mortgagee shall have any obligations under the Agreement or the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under this Mortgage, the Agreement, the Administrator’s Note or any other Transaction Document, the Mortgagor covenants and agrees as follows:

SECTION 4.01.  Merger, Consolidation, Sale, Mortgage, Transfers, Demise Charters Etc.  Except with the prior written consent of the Mortgagee and subject to terms acceptable to Mortgagee, the Mortgagor shall not enter into any succession, merger or consolidation or convey, sell, mortgage, demise, charter, or otherwise transfer, or dispose of any Vessel.

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SECTION 4.02. Time Charters; Liens.  (a) (1) The Mortgagor shall not enter into any time charter of the Vessels in excess of six months unless the time charter contains the following provision, “This time charter is subject to each of the rights and remedies of the Maritime Administrator of the Maritime Administration, an agency of the United States of America, and has been assigned to the Administrator under a Consolidated Agreement and a First Preferred [Fleet/Ship] Mortgage, each executed by the Shipowner in favor of the Administrator with respect to the Vessels being chartered.” and (2) shall, within ten (10) calendar days of entering into any time charter in excess of six months, transmit a copy of the time charter to the Mortgagee.

(b)          The Mortgagor shall not create, incur or permit to be placed or imposed on any Vessel, or permit any charterer, master of any Vessel or other Person to create, incur or permit to be placed or imposed on any Vessel, any Lien except Permitted Liens.

SECTION 4.03.  Vessels Operation. Except when the Vessel is in Government Use, the Mortgagor shall not (a) cause or permit the Vessels to be operated in any manner contrary to law or to any lawful rules or regulations of the Maritime Administration, (b) remove or attempt to remove the Vessels beyond the limits of the United States without the Mortgagee’s prior consent except on voyages with the intention of returning to the United States, (c) abandon such Vessels in any foreign port unless there has been an actual or constructive total loss or an agreed or compromised total loss of any of the Vessels; (d) engage in any unlawful trade or violate any law or carry any cargo that will expose any Vessel to penalty, forfeiture, or capture, (e) do, or suffer or permit to be done, anything which can or may injuriously affect the documentation of the Vessel under the laws and regulations of the United States.

SECTION 4.04.  Service, Management and Operating Agreement. The Mortgagor shall not enter into any service, management or operating agreement for the operation of the Vessel (excluding husbanding type agreements), or appoint or designate a managing or operating agent for the operation of the Vessel (excluding husbanding agents) unless approved by the Mortgagee.

ARTICLE V

Defaults and Remedies

SECTION 5.01. What Constitutes “Defaults”; Continuance of Defaults. Each of the following events shall constitute a “Default”:

(a)          A default in the payment of the whole or any part of the interest on any of the Outstanding Advances when the same shall become due and payable; a default in the payment of the whole or any part of the Late Charges, prepayment or refinancing amounts, premiums or penalties when the same shall become due and payable; or default in the payment of the whole or any part of the principal of the Outstanding Advances when the same shall become due and payable, whether by reason of mandatory prepayment, maturity, acceleration, or otherwise; a default in any payment in compliance with a final order of a court of competent jurisdiction pursuant to any provision of the Bankruptcy Code or any Federal Law replacing or superseding such Code, or applicable state law or otherwise; and continuation of such default for a period of 30 days shall constitute and is herein called a "Payment Default."  Any corresponding default with respect to the interest on, or the principal of, premiums or penalties due on, the Administrator’s

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Note and any default with respect to the mandatory prepayments due under the Agreement is also deemed to be a Payment Default;

(b)          The following shall constitute and each is herein called a "Security Default:”

(1)          A default by the Mortgagor in the due and punctual observance and performance of any provision in Sections 2.09, 3.01, 3.04(c), 3.04(d), 3.04(e), 3.05, 3.07, 3.08, 3.12, 3.16, or 4.01 of this Mortgage or Sections 4.02, 10.09, 10.13, 10.14, 10.18, 11.01, 11.02, 11.03, 11.05, 11.06, 11.07, 11.08, 11.09, 12.01 12.02, 12.03, 13.03, 15.01, 15.02, 17.01, 17.02 or 17.03 of Annex C of the Agreement;

(2)          A default continuing for five (5) Business Days, unless otherwise stated, after written notice to Mortgagor from the Mortgagee specifying such failure by the Mortgagor in the due and punctual observance and performance of any provision in Sections 2.08, 3.03, 3.04(g), 3.04(h), 3.04(i), 3.04(j), 3.10 (except (f) and (j)), or 4.03 of this Mortgage or Sections 6.04, 6.06, 6.09, 7.07, 9.02, 10.08, 11.10 (except (g) and (k) thereof), and 11.13 of Annex C of the Agreement;

(3)          A default continuing for thirty (30) days after written notice to the Mortgagor from the Mortgagee by the Mortgagor in the due and punctual observance of any other provision, condition or covenant in this Mortgage or any provision set forth in, the Agreement, provided that the cure period shall be reduced to ten (10) days in connection with any failure to pay a debt due or make a payment due under Section 5.08 hereof or Sections 4.05 or 6.08 of Annex C of the Agreement;

(4)          The Mortgagor or any guarantors of the Mortgagor’s performance under this Mortgage, the Agreement or any other Transaction Document, becomes insolvent or bankrupt or ceases paying or providing for the payment of its debts generally, or the Mortgagor or any guarantor is dissolved or, by a court of competent jurisdiction, is adjudged a bankrupt, or makes a general assignment for the benefit of its creditors, or loses its charter by forfeiture or otherwise; or a petition for reorganization of the Mortgagor or any guarantor under the Bankruptcy Code is filed by the Mortgagor or any guarantor , or such petition is filed by creditors and the same is approved by such a court of competent jurisdiction; or a reorganization of the Mortgagor or any guarantor under the Bankruptcy Code is approved by a court, whether proposed by a creditor, a stockholder or any other Person whomsoever; or a receiver or receivers of any kind whatsoever, whether appointed in admiralty, bankruptcy, common law or equity proceedings, is appointed, by a decree of a court of competent jurisdiction, with respect to any Vessel, or all or substantially all of the Mortgagor’s or any guarantor’s property, and such decree shall have continued unstayed, on appeal or otherwise, and in effect for a period of 60 days;

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(5)          Any other default in the due and punctual observance and performance of any provision set forth in this Mortgage, the Agreement and any other Transactions Documents;

(6)          Any representation or warranty made in this Mortgage, the Agreement or any other Transaction Document, or in any certificate required to be furnished pursuant thereto, is proven to be incorrect in any material respect;

(7)          Any event constituting a default under any security agreement or preferred mortgage under Chapter 313, relating to any other vessel or vessels owned by the Mortgagor or the Affiliate Guarantor, or guaranteed by the Affiliate Guarantor and financed under Chapter 537;

(8)          Any event constituting a default by the Mortgagor or the Affiliate Guarantor under any non-Chapter 537 debt of the Mortgagor or the Affiliate Guarantor;

(9)          Any Special Security Default; and

(10)        Any event constituting a default by the Mortgagor under any bareboat or time charter or contract of affreightment of the Vessel.

SECTION 5.02.  Remedies Upon Default. (a) At any time following the occurrence of a Security Default, the Mortgagee may give the Holder a notice with respect to such Security Default, after which the Holder shall have the right to make demand for payment of the Guarantee in accordance with Chapter 537, unless the Mortgagee shall have assumed the Mortgagor’s rights and duties under the Note Purchase Agreement and Note, and made any payments in default under Chapter 537.

(b)   Upon the occurrence of a Default, the Mortgagee shall have the right at its discretion to:

(1)          Declare the principal of the Administrator’s Note interest accrued thereon, premiums and all other monetary obligations due under the Administrator’s Note, the Agreement, this Mortgage or any of the other Transaction Documents to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Mortgagor, at any time after a Default has occurred and is continuing under the terms of this Mortgage, the Agreement or any of the other Transaction Documents. Thereupon, the principal of and interest on the Administrator’s Note shall become immediately due and payable, together with interest at the Approved Interest Rate applicable to each Advance under the Administrator’s Note; provided, however, that if any Default specified in Section 5.01(b)(4) hereof shall occur, the principal of, all interest on, premiums and all other monetary obligations due under the Administrator’s Note, the Agreement, this Mortgage or any of the other Transaction Documents shall thereupon become due and payable concurrently therewith, without any further action by the Mortgagee, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which the Mortgagor hereby expressly waives;

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(2)          Take the Vessels without legal process wherever the same may be (and the Mortgagor or other Person in possession shall forthwith surrender possession of the Vessels to the Mortgagee upon demand) and hold, layup, lease, charter, operate, or otherwise use the Vessels for such time and upon such terms as the Mortgagee may reasonably deem to be in the Mortgagee’s best interest, accounting only for the net profits, if any, arising from the use of the Vessels, and charging against all receipts from the use of the Vessels, all reasonable charges and expenses relating to such Vessel’s use.  IT IS EXPRESSLY UNDERSTOOD AND AGREED TO BY THE MORTGAGOR THAT SURRENDER OF ANY VESSEL UNDER THIS SECTION MUST BE AND WILL BE IMMEDIATE AND IN ACCORDANCE WITH THE DIRECTIONS OF THE MORTGAGEE. FAILURE OF THE MORTGAGOR TO IMMEDIATELY COMPLY WITH THE MORTGAGEE’S DEMAND FOR SURRENDER OF ANY VESSEL WILL CAUSE THE POSSESSION OF THE VESSEL BY THE MORTGAGOR (INCLUDING, BUT NOT LIMITED TO, POSSESSION AND CONTROL OF THE VESSEL BY A MASTER OR CREW MEMBER ON BOARD THE VESSEL) TO BE UNLAWFUL THEREBY SUBJECTING THE MORTGAGOR TO ALL FINES, PENALTIES AND ACTIONS WHICH THE MORTGAGEE DEEMS APPLICABLE AND APPROPRIATE. SHOULD THE MORTGAGOR CONTINUE TO OPERATE, POSSESS OR CONTROL THE VESSEL CONTRARY TO THE MORTGAGEE’S DIRECTIONS AND THE PROVISIONS HEREIN, THEN THE MORTGAGEE SHALL, IN ADDITION TO ANY OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, BE ENTITLED TO A TEMPORARY RESTRAINING ORDER AND/OR ORDER FOR INJUNCTIVE RELIEF NECESSARY TO GAIN COMPLIANCE HEREWITH. IN ADDITION TO EXPRESSLY CONSENTING THAT THE INJURY AND DAMAGE RESULTING FROM BREACH HEREOF WOULD BE IMPOSSIBLE TO MEASURE MONETARILY, MORTGAGOR EXPRESSLY WAIVES ANY DEFENSE BASED UPON AN ALLEGED EXISTENCE OF AN ADEQUATE REMEDY AT LAW.

(3)          Exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by Chapter 313;

(4)          Bring suit at law, in equity or in admiralty to recover judgment for any and all amounts due or to enforce any rights under the this Mortgage, the Administrator’s Note or the other Transaction Documents to collect the same out of any and all property of the Mortgagor and/or the Affiliate Guarantor, whether or not the same is subject to the Lien of this Mortgage or the Agreement, and in connection therewith, obtain a decree ordering the sale of any Vessel in accordance with Subsection (b)(vi) of this Section;

(5)          Have a receiver of the Vessels appointed as a matter of right in any suit under this Section (and any such receiver may have the rights of the Mortgagee under Subsection (d) of this Section) and any receiver so appointed shall have full right and power to use and operate the Vessels;

(6)          Sell any Vessel, free from any claim of the Mortgagor, in addition to any and all other rights, powers, and remedies elsewhere in this Mortgage or by law granted to and conferred upon the Mortgagee, upon such terms and conditions as it may deem to be for its best advantage, including the right to sell and dispose of any Vessel free from any claim of or by the Mortgagor, at public sale, by sealed bids or otherwise, after twice publishing notice of the time and place of such sale prior to the proposed sale in the

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Authorized Newspaper, and by mailing notice of such sale to the Mortgagor at its last known address; such publication and mailing is to be made at least ten (10) Business Days prior to the date fixed for such sale; such sale may be held at such place and at such time as the Mortgagee in such notice may have specified, or may be adjourned by the Mortgagee from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice of publication and the Mortgagee may make any such sale at the time and place to which the same shall be so adjourned; and any such sale may be conducted without bringing any Vessel to the place designated for such sale and in such manner as the Mortgagee may deem to be for its best advantage, and the Mortgagee may become the purchaser at any such sale, and shall have the right to credit on the purchase price any or all sums of money due to the Mortgagee under the Administrator’s Note, this Mortgage, the Agreement, the other Transaction Documents or otherwise hereunder. THE MORTGAGOR EXPRESSLY AGREES AND ACKNOWLEDGES THAT SALE OF ANY VESSEL PURSUANT TO THIS SECTION WILL NOT IMPAIR OR LIMIT THE MORTGAGEE’S LEGAL RIGHT TO COLLECT FROM THE MORTGAGOR ANY DEFICIENCY REMAINING AFTER THE SALE. IF ANY APPLICABLE LEGAL AUTHORITIES MAY BE CONSTRUED TO LIMIT THE MORTGAGEE’S RIGHTS TO COLLECTION OF SAID DEFICIENCY FROM THE MORTGAGOR, THEN MORTGAGOR HEREBY EXPRESSLY WAIVES, RELINQUISHES AND FOREVER GIVES UP THE RIGHT TO AVAIL ITSELF OF SUCH LEGAL AUTHORITIES;

(7)          Accept a conveyance of title to, and to take without legal process (and the Mortgagor or other Person in possession shall forthwith surrender possession to the Mortgagee), the whole or any part of any Vessel and the Collateral wherever the same may be, and to take possession of and to hold the same;

(8)          In the Mortgagee’s discretion, take any and all action authorized by Sections 53715(c), 53724 and 53725 of Chapter 537 and any and all action provided for, or authorized, or permitted by, or with respect to the Collateral;

(9)          Receive, in the event of an actual or constructive total loss, or an agreed or compromised total loss, or a requisition of title to or use of any Vessel, all insurance or other payments therefor to which the Mortgagor would otherwise be entitled, such insurance moneys to be applied by the Mortgagee in accordance with Section 5.04 hereof; and

(10)        Pursue to final collection of all the claims arising under this Mortgage, the Agreement or any other Transaction Document and to collect such claims from the Collateral.

(c)          The Mortgagor hereby irrevocably appoint the Mortgagee the true and lawful attorney of the Mortgagor, in its name and stead to make all necessary transfers of the whole or any part of the Vessels in connection with a sale, use or other dispositions pursuant to Section 5.02(b) hereof, and for that purpose it shall execute all necessary instruments of assignment and transfer, the Mortgagor hereby ratifying and confirming all that its said attorney shall lawfully do by virtue hereof. Nevertheless, the Mortgagor shall, if so requested by the Mortgagee in writing, ratify and confirm such sale by executing and delivering to the purchaser of any Vessel such proper bill of sale, conveyance, instrument of transfer, and release as may be designated in such request.

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(d)          The Mortgagor hereby irrevocably appoints the Mortgagee the true and lawful attorney of the Mortgagor so long as a Default shall have occurred and shall not have been waived by the Mortgagee, in the name of the Mortgagor, to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all hires, earnings, issues, revenues, income and profits of the Vessels and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, any right of action against the designer, builder, surveyor or other material party for any fault, negligence or deficiency in design, construction or survey of the Vessels and all other sums, due or to become due, at or after the time of the happening of any Default in respect of the Vessels or in respect of any insurance thereon from any person whomsoever, and to make, give and execute in the name of the Mortgagor, acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Mortgagor all checks, notes, drafts, warrants, agreements and all other instruments in writing with respect to the foregoing.

(e)          No remedy shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy.

(f)           No delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Default.

(g)          The exercise of any right or remedy shall not constitute an election of remedies by the Mortgagee.

(h)          If the Mortgagee discontinues any proceeding, the rights and remedies of the Mortgagee and of the Mortgagor shall be as though no such proceeding had been taken.

SECTION 5.03. Waivers of Default. (a) If the Mortgagee shall not have assumed the Mortgagor's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, and if the Mortgagee determines that an event which, with the passage of time, would become a Payment Default, has been remedied within thirty (30) days after the occurrence of such event, upon a Request by the Mortgagor, the Mortgagee shall waive the consequences of such event.

(b)          If the Mortgagee shall not have assumed the Mortgagor's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, and if the Mortgagee shall have determined prior to payment of the Guarantee that a Payment Default has been remedied within thirty (30) days after the occurrence of such event, but prior to the date of demand by a Holder for payment under the Guarantee, upon a Request by the Mortgagor, the Mortgagee shall waive such Default.

(c)          If the Mortgagee shall have determined prior to the expiration of the period required for payment of the Guarantee that a Payment Default had not occurred or has been subsequently remedied by the Mortgagor (and if the Mortgagee shall not have assumed the Mortgagor's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537 and prior to any payment of the Guarantee), the Mortgagee shall notify the Holder and the Mortgagor of such determination, and, the Mortgagee shall waive such Default.

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(d)          The Mortgagee, in its sole discretion, may waive any Security Default or any event which by itself, or with the passage of time or the giving of notice, or both, would give rise to a Security Default.

(e)          The Mortgagee shall notify the Mortgagor and the Holder in writing of any determinations made under Subsections (a), (b), and (c) of this Section, and the Mortgagee shall waive the consequences of any such Default, and annul any declaration under Section 5.02 of this Mortgage, and the consequences thereof.

(f)           No waiver under this Section shall extend to or affect any subsequent or other Default, nor impair any rights or remedies consequent thereon.

(g)   No waiver under this Section shall be deemed to have occurred because the Mortgagee shall have assumed the Mortgagor's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537.

SECTION 5.04.  Application of Proceeds. (a) The proceeds (from sale or otherwise) of the whole or any part of the Vessel and the other Collateral and use thereof by the Mortgagee under any of the foregoing powers, (b) the proceeds of any judgment collected by the Mortgagee for any Default hereunder, (c) the proceeds of any insurance and of any claim for damages to the whole or any part of the Vessel and the other Collateral received by the Mortgagee while exercising any such power, and (d) all other amounts received by the Mortgagee, including amounts which are required by Sections 3.03 and 3.10 hereof shall be applied by the Mortgagee in the following order:

(1)          To the payment of all advances and all reasonable charges by the Mortgagee pursuant to this Mortgage, the Agreement, the Administrator’s Note or any other Transaction Document, including the expenses of any sale, counsel fees, the expenses of any taking of possession of any Vessel, costs and expenses of collection, and any other expenses or advances made or incurred by the Mortgagee in the protection and preservation of the Vessels or of its rights or in the pursuance of its remedies hereunder and to the payment of any damages sustained by the Mortgagee from the Default or Defaults of the Mortgagor; any debt owed by the Mortgagor to the Mortgagee which this Mortgage, the Administrator’s Note, the Agreement or any other Transaction Document states is entitled to be paid prior to the Administrator’s Note, and any payment due under this Mortgage, the Agreement or any of the other Transaction Documents, and at the option of the Mortgagee, to provide a fund adequate in the opinion of the Mortgagee to furnish suitable indemnity against liens claiming priority over this Mortgage;

(2)          To the payment of Late Charges payable under Paragraphs 11 and 16 of the Note;

(3)          To the payment of premiums payable under Paragraphs 14 and 15 of the Note;

(4)          To the payment of the whole amount of interest then due and unpaid upon the Administrator’s Note; provided, however, that such application of funds shall not cure or be deemed to cure a Default;

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(5)          To the payment of the whole amount of the principal then due and unpaid upon the Administrator’s Note; provided,  however, that such application of funds shall not cure or be deemed to cure a Default;

(6)          To the Mortgagee for application to any other debt of the Mortgagor due to the Mortgagee under any other financing guaranteed by the Mortgagee under Chapter 537; and

(7)          Any surplus then remaining shall belong and be paid or returned to the Mortgagor or to whomever shall be lawfully entitled to receive the same.

SECTION 5.05.  Mortgagor’s Rights in Absence of Default. Except during the existence of a Default, the Mortgagor (a) shall be permitted to retain actual possession and use of the Vessel, and (b) shall have the right, from time to time, in its discretion and without the consent of or release by the Mortgagee, after providing not less than thirty (30) days prior notice to the Mortgagee, to dispose of, free from the Lien granted to the Mortgagee pursuant to Article IV of Annex C of the Agreement and this Mortgage, any and all engines, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit, tools, pumps, pumping and other equipment, and all other appurtenances to the Vessels, and also any and all additions, improvements and replacements in or to the Vessels or said appurtenances, after first or simultaneously replacing the same with items of at least substantially equal value.

SECTION 5.06.  Divesture of Rights, Title and Interest. Any sale of any Vessel pursuant to this Mortgage shall operate to divest and forever bar the Mortgagor from any and all right, title and interest of any nature whatsoever of the Mortgagor therein and thereto. No purchaser shall be bound to inquire whether notice has been given, or whether any Default has occurred, or as to the propriety of the sale, or as to the application of proceeds thereof.

SECTION 5.07.  General Powers of Mortgagee.  (a) In the event that any Vessel shall be arrested or detained by a marshal or other officer of any court of law, equity, or admiralty jurisdiction in any country or nation of the world or by any government or other authority and shall not be released from arrest or detention within fifteen (15) days from the date of arrest or detention, the Mortgagor hereby authorizes and empowers the Mortgagee in the name of the Mortgagor and does hereby irrevocably appoint the Mortgagee and its successors and assigns the true and lawful attorney of the Mortgagor, in its name and stead to apply for and receive possession of and to take possession of the Vessels with all rights and powers that the Mortgagor might have, possess, or exercise in any such event.  This power of attorney shall be irrevocable and may be exercised not only by the Mortgagee but also by an appointee or appointees, with full power of substitution, to the same extent as if the said appointee or appointees had been named as one of the attorneys above named by express designation.

(b)          The Mortgagor also authorizes and empowers the Mortgagee or the Mortgagee’s appointee or appointees, as the true and lawful attorney of the Mortgagor, to appear in the name of the Mortgagor, or its successors or assigns, in any court of any country or nation of the world where a suit is pending against any Vessel because of or on account of any alleged Lien against the Vessel from which the Vessel has not been released and to take such proceedings as to them or any of them as may seem proper towards the defense of such suit and the discharge of such Lien, and all expenditures made or incurred by them or any of them for the purpose of such defense or discharge shall be deemed to be an indebtedness of the Mortgagor and shall be secured by this

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Mortgage and shall be immediately due and payable and, until paid, shall bear interest at the Expended Funds Rate plus two percent (2%).

(c)          The Mortgagor irrevocably authorizes the Mortgagee or its appointee (with full power of substitution) to appear in the name of the Mortgagor in any court of any country or nation of the world where a suit is pending against the whole or any part of the Collateral because of, or on account of, any alleged Lien or claim against the whole or any part of the Collateral, from which the whole or said part of the Collateral has not been released. The Mortgagee shall not be obligated to (nor be liable for the failure to) take any action provided for in Subsections (a) and (b) of this Section.

SECTION 5.08.  Additional Debts of Mortgagor to Mortgagee. (a) If the Mortgagor shall fail to perform any covenant, condition or agreement set forth in any of the Transaction Documents, the Mortgagee may, in its discretion, at any time during the continuance of an event which by itself, with the passage of time, or the giving of notice, would constitute a Default, perform all acts and make all necessary expenditures to remedy such failure. Notwithstanding the foregoing, the Mortgagee shall not be obligated to (and shall not be liable for the failure to) perform such acts and make such expenditures.  All funds advanced and expenses and damages incurred by the Mortgagee relating to such compliance shall constitute a debt due from the Mortgagor to the Mortgagee and shall be secured hereunder prior to the Administrator’s Note and shall be repaid by the Mortgagor upon demand, together with interest at the Expended Funds Rate plus two percent (2%).

(b) (1) All funds advanced and expenses incurred by the Mortgagee pursuant to Subsection (a) of this Section, the Agreement and the Transaction Documents; (2) all other expenses incurred incident to the exercise by the Mortgagee of any rights and remedies pursuant to this Article or any other provisions of this Mortgage, the Agreement, the other Transaction Documents and the Note Purchase Documents or in connection with the assumption by the Mortgagee of the rights and duties of the Mortgagor under the Note Purchase Agreement and the Note; and (3) all payments made to the Holder as a result of the default of the Mortgagor under Chapter 537 (including, but not limited to, fees paid to the Holder for expenses incident to the assumption of the Note Purchase Agreement by the Mortgagee), shall constitute a debt due from the Mortgagor to the Mortgagee and shall also be secured hereunder and the other Transaction Documents prior to the Administrator’s Note and shall be repaid by the Mortgagor upon demand together with interest at the Expended Funds Rate plus two percent (2%).  All payments required to be made by the Mortgagor under the Transaction Documents shall be made by wire transfer in immediately available funds in accordance with payment instructions provided by the Mortgagee.

SECTION 5.09.  Authority of United States. The Mortgagor agrees, acknowledges and consents to take all steps, measures or actions which are within the discretion or authority of the Mortgagee.

SECTION 5.10.  Consent to Jurisdiction for Foreclosure of Mortgage.  The Mortgagor hereby expressly and irrevocably consents to the jurisdiction of the United States District Court where the Vessel is to be surrendered by the Mortgagor at the direction of the Mortgagee pursuant to Section 5.02 hereof or, absent such direction by the Mortgagee, to the jurisdiction of any court in any country whatsoever having jurisdiction over any Vessel for the foreclosure of this Mortgage, the sale of the Vessel, or the enforcement of any other remedy or right hereunder, and hereby

First Preferred Fleet Mortgage, Contract No. MA-14455	Page 24

expressly and irrevocably submits the person of the Mortgagor and the Vessel to the jurisdiction of any such court in any country in any such action or proceeding.

SECTION 5.11.   Consent to Jurisdiction for Proceeding Relating to Mortgage. This Mortgage shall in all respects be governed by and construed in accordance with the federal laws of the United States, including federal common law. The Mortgagor irrevocably submits to the jurisdiction of the United States District Court of the Jurisdiction State/City, in any proceeding relating to this Mortgage and agrees that any process or summons in any such action may be served by mailing to Mortgagor a copy thereof, unless the Mortgagee has instituted proceedings in a United States District Court which maintains jurisdiction over where the Vessel may be located and, in such case, Mortgagor consents to and subjects itself to the jurisdiction of that federal court.

SECTION 5.12.  Chapter 537 Rights and Remedies. The Mortgagee, in addition to such other rights or remedies it may have, shall have the right, in its discretion, to take any and all action authorized by Chapter 537 and, to the extent not in express conflict with the action authorized by said Sections, any and all action provided for in or authorized or permitted by or in respect of this Mortgage, the Agreement, the Administrator’s Note, the other Transaction Documents, any Note Purchase Documents, and policies of insurance (including all action provided for in or authorized or permitted by or in respect of any or all said documents by the Mortgagee) and public policy, as the case may be.

SECTION 5.13.  Restoration of Rights and Position. In case the Mortgagee shall have proceeded to enforce any right, power, or remedy under this Mortgage by foreclosure, entry, or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies, and powers of the Mortgagee shall continue as if no proceedings had been taken.

SECTION 5.14.  Remedies Cumulative. Each and every power and remedy herein specifically given to the Mortgagee or otherwise in this Mortgage shall be cumulative and shall be in addition to every other power and remedy herein specifically given or now or hereafter existing at law, in equity, admiralty, or by statute, and each and every power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy occurring upon a Default shall impair any such right, power, or remedy or be construed to be a waiver of any such Default or to be any acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the Administrator’s Note maturing after any Default or of any payment on account of any past Default be construed to be a waiver of any right to take advantage of any future Default or of any past Default not completely cured thereby.

ARTICLE VI

Miscellaneous

SECTION 6.01.  Notices.  Except as otherwise provided in this Mortgage or by Chapter 537, all notices, requests, demands, directions, consents, waivers, approvals or other

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communications hereunder must be in writing and may be made or delivered in person or by registered or certified mail, postage prepaid, or by electronic or facsimile transmission with confirmation, addressed to the party at the address of such party specified in Appendix 2, or at such other address as such party shall advise each other party by notice in accordance with this Section, and shall be effective upon receipt by the addressee thereof. Each party shall provide a United States address for the purpose of service of process.

SECTION 6.02.  Waivers of Notice.  In any case where notice by publication, mail or otherwise is provided for by this Mortgage, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be deemed the equivalent of such notice.

SECTION 6.03. Officer’s Certificates. To satisfy a covenant or condition provided for in this Mortgage, the Responsible Officer of the Person making such Officer’s Certificate shall certify that the officer (a) has read such covenant or condition; (b) has made or caused to be made such examination or investigation as is necessary to enable the Officer to express an informed opinion with respect to such covenant or condition; and (c) believes to the best of the Officer’s knowledge that such condition or covenant has been met.  An Officer’s Certificate shall set forth the pertinent supporting information and shall be subject to the Mortgagee’s review of its adequacy and accuracy.

SECTION 6.04. Successors and Assigns.  All the covenants, promises, stipulations and agreements of the Mortgagee and Mortgagor in this Mortgage shall bind the Mortgagee and Mortgagor and its respective successors and assigns. This Mortgage is for the sole benefit of the Mortgagor, the Mortgagee, and their respective successors and assigns, and no other Person shall have any right hereunder.

SECTION 6.05.  Table of Contents, Titles and Headings. The table of contents, and titles of the Articles and the headings of the Sections are not a part of this Mortgage and shall not be deemed to affect the meaning or construction of any of its provisions.

SECTION 6.06. Applicable Regulations.  Only the provisions of the regulations issued under Chapter 313 and Chapter 537, as amended, modified or supplemented from time to time, shall control the provisions of this Mortgage.

SECTION 6.07. Surrender of Vessel Documents. The Mortgagee shall consent to the surrender of each Vessel's documents in connection with any re-documentation of such Vessel required on account of alterations to such Vessel which are not prohibited by this Mortgage.

SECTION 6.08.  Amendments and Supplements to the Mortgage.  This Mortgage may not be amended or supplemented orally, but may be amended or supplemented from time to time only by an instrument in writing executed by the Mortgagor and the Mortgagee.

SECTION 6.09.  Counterparts. This Mortgage may be executed simultaneously in any number of counterparts and all such counterparts executed and delivered each as an original shall constitute but one and the same instrument.

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SECTION 6.10.  No Waiver of Preferred Status of Mortgage.  No provision of this Mortgage, the Agreement or any of the other Transaction Documents shall be deemed to constitute a waiver under Section 31305 of Chapter 313 by the Mortgagee of the preferred status of this Mortgage given by Section 31322 of Chapter 313, and any provision of this Mortgage, the Agreement or any of the other Transaction Documents which would otherwise constitute such a waiver, shall to such extent be of no force and effect.  In the event that any provision of this Mortgage would, as a matter of law, operate to waive the preferred status thereof, such provision for all intents and purposes, shall be deemed eliminated therefrom as though such provision had never been inserted herein.

SECTION 6.11.  Termination and Discharge.  If the Note and the related Administrator’s Note shall have been satisfied and discharged, and if the Mortgagor shall pay or cause to be paid all other sums that may have become secured under this Mortgage, the Agreement and the other Transaction Documents, then this Mortgage, the Agreement and the Liens, estate and rights and interests hereby and thereby granted, shall cease, terminate, and become null and void, and the Mortgagee, on the Mortgagor’s Request and at the Mortgagor's cost and expense, shall forthwith cause satisfaction and discharge and duly acknowledge such satisfaction and discharge of this Mortgage and the Agreement to be entered upon its and other appropriate records, and shall execute and deliver to the Mortgagor such instruments as may be necessary, and forthwith the estate, right, title and interest of the Mortgagee in and to the Collateral, and any other securities, cash, and any other property held by it under this Mortgage and the Mortgage, shall thereupon cease, determine and become null and void, and the Mortgagee shall transfer, deliver and pay the same to the Mortgagor.

SECTION 6.12.  Release of Liens.  If the Guarantee on the Outstanding Note shall have been terminated pursuant to Section 2.04(b) of Annex C of the Agreement, the Mortgagee shall release the Liens, estate, rights and interests in the Collateral granted to it by the Mortgagor pursuant to this Mortgage and the Agreement.

(SIGNATURE PAGE ON FOLLOWING PAGE)

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IN WITNESS WHEREOF, this instrument has been executed on the date set forth in the acknowledgment below.

MORTGAGOR	Attest:

By:	By:
Name:	Name:
Title:	Title:

ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
) ss:
COUNTY OF ALAMEDA	)

On this __ day of _______, 2020, before me, a Notary Public in and for the State of California, City and County of San Francisco, personally appeared ___________________, duly known to me to be the __________________, of MATSON NAVIGATION COMPANY, INC., a Hawaii corporation, the entity described, and who executed the Amendment No. 1 to First Preferred Ship Mortgages annexed hereto, and acknowledged to me that they executed said Amendment on behalf of said entity by authority set forth in the documents constituting and governing such entity.

NOTARY PUBLIC
My Commission Expires:

[Signature Page to Mortgage]

Relating to Contract No. MA-14454

APPENDIX 1

TO MORTGAGE

DEFINITIONS

[NOTE: Certain definitions set forth below are used in the Mortgage with the meanings given to them in Appendix 3.]

1.            Definitions.  Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Mortgage.

“Actual Cost” means the actual cost of a Vessel, as set forth on Table A of Appendix 2 of this Mortgage or as subsequently re-determined by the Mortgagee pursuant to the Agreement and Chapter 537.

“Actual Cost Paid” means the amount paid by the Mortgagor for the Vessels as set forth in column [2J] on Table A of Appendix 2 of this Mortgage.

"Administrator’s Guarantee” has the same meaning as the term “Guarantee.”

“Administrator’s Note” means the promissory note issued and delivered by the Mortgagor to the Mortgagee, as originally executed and as the same may be amended, modified, supplemented or endorsed, including any promissory note issued in substitution thereof.

“Advance” means an advance of funds made by FFB under a particular Note.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Guarantor” means each, and “Affiliate Guarantors” means every, affiliated entity of the Mortgagor set forth on Appendix 2 of this Mortgage opposite such term that have executed the Affiliate Guaranty.

“Agreement” has the meaning set forth in Recital C of this Mortgage.

 “Amount of Administrator’s Guarantee” has the meaning set forth on Appendix 2 of this Mortgage opposite such term.

“Approved Interest Rate” means the interest rate per annum set forth on Appendix 2 of this Mortgage opposite such term which is established for each Advance made under the Note.

“Authorized Newspaper” means The Wall Street Journal or any such other newspaper as the Mortgagee may designate by notice to the Mortgagor.

“Bankruptcy Code” means Title 11 of the United States Code.

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“Business Day” means a day on which both FFB and the Federal Reserve Bank of New York are open for business.

“Chapter 313” means the provisions of Chapter 313 of Title 46 of the United States Code, as amended.

“Chapter 537” means the provisions of Title XI of the Merchant Marine Act of 1936, now codified at Chapter 537 of Title 46 of the United States Code, as amended.

“Chapter 537 Reserve Fund” means the account established pursuant to Section 6.01 of Annex C of the Agreement and held in the name of and for the benefit of the Mortgagee at Treasury pursuant to Sections 53712 and 53716 of Chapter 537 to be administered pursuant to Article VI of Annex C of the Agreement and to be utilized by the Mortgagee as Collateral pursuant to Article IV of Annex C of the Agreement.

“Classification Society” means the American Bureau of Shipping or either a member of the International Association of Classification Societies (“IACS”) that has been ISO 9000 series registered or an IACS member that meets the requirements of the International Maritime Organization, is qualified under a Quality Systems Certificate Scheme and recognized by the United States Coast Guard and the Mortgagee as meeting acceptable standards.

“Closing Date” means the date when this Mortgage is executed and delivered by the Mortgagor and the Mortgagee as set forth on the first page of this Mortgage.

“Collateral” has the meaning set forth in the granting clause of this Mortgage.

“Construction” means construction of the Vessels, including designing, inspecting, outfitting and equipping thereof

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” has the meaning set forth in Section 5.01 of this Mortgage.

“Delivery Date” means the date on which a Vessel is delivered to and accepted by the Mortgagor.

“Depreciated Actual Cost” means the depreciated Actual Cost of a Vessel set forth in Appendix 2 of this Mortgage opposite such term or as subsequently re-determined by the Mortgagee pursuant to the Agreement and Chapter 537.

“Expended Funds Rate” means a rate of interest equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week immediately preceding the date funds were expended by the Mortgagee.

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“FFB” means the Federal Financing Bank, a body corporate and instrumentality of the United States.

“Financing” has the same meaning as the term “Mortgage Period Financing.”

“Foreign Item Waivers” means all waivers granted by the Mortgagee to permit the inclusion of any item of foreign components and/or services incorporated or to be incorporated into any Vessel into the Actual Cost of such Vessel pursuant to 46 C.F.R. § 298.13, which waivers, if any, are set forth on Appendix 2 of this Mortgage opposite such term.

“GAAP” means those generally accepted accounting principles, standards and procedures and practices in effect in the United States that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of a Person, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle, standards and procedures may be so changed.

“Government” means the United States of America or any of its governmental bodies, departments and agencies.

“Government Use” means the use of a Vessel or requisition of its title required by a government or the Government.

“Guarantee” or the “Administrator’s Guarantee” means the guarantee by the United States, acting through the Mortgagee pursuant to Chapter 537, of the Note as provided for in the Agreement and the Note Purchase Documents.

“Guarantee Fee”  means the guarantee fee payable by the Mortgagor under Section 53714(b) of Chapter 537 as set forth on Appendix 2 of this Mortgage opposite such term.

“Holder” means FFB, for so long as it shall be the holder of the Note, and any successor or assignee of FFB, for so long as such successor or assignee shall be the holder of the Note.

“Insurance Requirements” means amount of insurance per occurrence and in the aggregate set forth on Appendix 2 of this Mortgage opposite such term.

“Intended Payment Date” means the particular date on which the Mortgagor intends to prepay the Note based upon Section 3.03 of this Mortgage, which must be a Business Day.

“Jurisdiction of Organization” means, with respect to the Mortgagor, the state of organization set forth on the first page of this Mortgage and, with respect to the Affiliate Guarantor(s), means the state of organization set forth on Appendix 2 of the Mortgage opposite the term “Affiliate Guarantor”.

“Jurisdiction State/City” means the state set forth on Appendix 2 of this Mortgage opposite such term.

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 1	Page 3

“Late Charges” means the interest, default interest or late payment premiums or penalties by the Mortgagor at any time and from time to time accrued and owing under the Note and the Note Purchase Documents.

“Lien” means each, and “Liens” means every mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, rights in rem, lien (statutory or other), claim, charge, right of set-off or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).“

“Loan Commitment Amount” means the particular amount specified in Schedule I to the Note Purchase Agreement as being the “Loan Commitment Amount.”

“Loss Event” means any (a) actual, constructive, agreed or compromised total loss of a Vessel, (b) requisition of title to, or seizure or forfeiture of a Vessel or (c) termination of the Construction Contract.

“Mandatory Loss Prepayment” means the mandatory prepayment of the Advances required as a result of a Loss Event pursuant to Section 3.03 of this Mortgage.

“Mandatory Loss Prepayment Amount” means an amount equal to the Proportionate Part of the Outstanding Advances affected by a Loss Event.

“Mandatory Prepayment Election” means the mandatory election of the Mortgagor required to be made pursuant to Section 3.03 of this Mortgage to prepay all or any portion of the Outstanding Advances, in the manner, at the price, and subject to the limitations specified in Paragraph 14 of the Note.

“Mandatory Prepayment Election Notice” means the written notification, in the form specified in Paragraph 14(b) of the Note, delivered to FFB (and if FFB is not the Holder, then also to the Holder) and the Mortgagee of the payment of each mandatory prepayment made pursuant to Section 3.03 of this Mortgage, which notice may not be rescinded.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Mortgagor or the Affiliate Guarantor, individually and taken as a whole; (b) a material impairment of the rights and remedies of the Mortgagee under any Transaction Document, or of the ability of either (1) the Mortgagor, (2) the Affiliate Guarantor or (3) the Mortgagor and the Affiliate Guarantor taken as a whole, to perform its or their, as applicable, obligations under any Transaction Document to which it is or they are, as applicable, a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against either (1) the Mortgagor, (2) the Affiliate Guarantor or (3) the Mortgagor and the Affiliate Guarantor taken as a whole, of any Transaction Document to which any of them is a party.

“Maximum Payment Amount of Losses Directly to Mortgagor” means the amount as set forth on Appendix 2 of this Mortgage opposite such term.

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 1	Page 4

“Maximum Principal Amount” shall have the same meaning as the term Loan Commitment Amount.

“Maximum Self-Insurance Amount” means the amount as set forth on Appendix 2 of this Mortgage opposite such term.

“Mortgage” means this first preferred fleet mortgage on the Vessels (or first preferred ship mortgage on the Vessel, as the case may be) by the Mortgagor to the Mortgagee, as originally executed, modified, amended or supplemented.

“Mortgage Period Financing” means the financing provided by the issuance of the Note for the purpose of providing permanent financing of the Vessels.

“Note” means the Note issued by the Mortgagor to FFB pursuant to the Note Purchase Agreement dated as of the date set forth in Appendix 2 of this Mortgage opposite such term.

“Note Purchase Agreement” means the Note Purchase Agreement among FFB, the Mortgagor and the Mortgagee dated as of the date set forth in Appendix 2 of this Mortgage opposite such term.

“Note Purchase Document” means the Note, the Note Purchase Agreement or any other document executed in connection therewith and “Note Purchase Documents” means all of such documents.

“Officer's Certificate” means a certificate conforming to Section 6.03 of this Mortgage.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Organizational Form” means, with respect to the Mortgagor, the organizational form set forth on Appendix 2 of this Mortgage opposite the term “Mortgagor” and, with respect to the Affiliate Guarantor(s), means the organizational form set forth on Appendix 2 of this Mortgage opposite the term “Affiliate Guarantor”.

“Outstanding” means, when used with reference to the Note, all Advances theretofore made under the Note, except Advances that have been Paid.

“Paid” means, as applied to the Note and the indebtedness evidenced thereby, the applicable Advances that have been paid in full (by prepayment, at maturity or otherwise) and are no longer entitled to any rights or benefits provided pursuant to the Transaction Documents.

“Payment Default” has the meaning set forth in Section 5.01(a) of this Mortgage.

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 1	Page 5

“Permitted Liens” means:

(a)          The rights of the Shipyard under the Construction Contract, if any;

(b)          Liens on any undelivered Vessel which the Shipyard is obligated to discharge under the Construction Contract;

(c)          Special Subordinated Liens;

(d)          Liens with respect to loans, mortgages and indebtedness guaranteed by the Mortgagee under Chapter 537 or related to the construction of a vessel approved pursuant to Chapter 537 by the Mortgagee;

(e)          Liens arising for damages out of tort covered by insurance, except for any deductible amounts applicable thereto, for wages of a stevedore when employed directly by the owner, operator, master, ship’s husband or agent of any Vessel, for wages of the crew of any Vessel, for general average, for salvage, including contract salvage, provided the same are paid immediately when due;

(f)           Liens in favor of any person furnishing repairs, supplies, towage, use of dry dock or marine railway, or other necessaries to any Vessel on the order of the Mortgagor, or of a person authorized by the Mortgagor, provided that the same are paid immediately when due;

(g)          Liens imposed on any Vessel for taxes or governmental charges or levies, provided that the same are paid immediately when due;

(h)          Liens incurred in the ordinary course of business of any Vessel not relating to money borrowed which (1) will be paid immediately when due, and (2) which, in the aggregate, at any time are not material to the operations or financial condition of the Mortgagor;

(i)           Liens arising by operation of law as a result of the modification of and repairs to any Vessel, including mechanic’s liens, provided that the same are paid immediately when due; and

(j)           Liens in favor of the Mortgagee granted pursuant to the Agreement, this Mortgage or the other Transaction Documents.

“Person” or “Persons” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, other entity, government, or any agency or political subdivision thereof.

“Proportionate Part" means, with respect to the item in question, the portion of the item in question, as of the date of any calculation, which bears the same proportion to the entire amount of the item in question as: (a) the Depreciated Actual Cost of the Vessel as of the date of such calculation bears to (b) the Depreciated Actual Cost of all the Vessels as of such date, all as determined by the Mortgagee.

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 1	Page 6

“Request” means a written request to a Person for the action therein specified, signed by a Responsible Officer of the Person making such request.

“Responsible Officer” means, in the case of any business entity, the chairman of the board of directors, the president, any executive or senior vice president, the secretary, the treasurer, the managing member or the general partner of such business entity.

“Security Default” has the meaning specified in Section 5.01(b) of this Mortgage.

“Shipyard” means each, and “Shipyards” means every, Shipyard set forth on Appendix 2 of this Mortgage opposite such term.

“Special Security Default” means those additional events constituting a Security Default under this Mortgage as set forth on Appendix 2 of this Mortgage opposite such term.

“Special Subordinated Liens” means those Liens that are permitted by the Mortgagee to be subordinate to this Mortgage under the Agreement and the other Transaction Documents as set forth on Appendix 2 of this Mortgage opposite such term.

“Stated Maturity Date” means the date determinable as set forth in the Note and the Administrator’s Note as the final date on which the principal of and unpaid interest on the Note and the Administrator’s Note is due and payable and as set forth on Appendix 2 of this Mortgage opposite such term.

“Transaction Document” means this Mortgage, the Agreement, the Administrator’s Note, the Note, any Note Purchase Document or any other related document, and “Transaction Documents” means all of such documents.

“Treasury” means the United States Department of Treasury.

“United States” or “U.S.” means the United States of America.

“Vessel” or “Vessels” has the meaning set forth in Recital A of this Mortgage.

2.            Other Interpretive Provisions.  With reference to this Mortgage, unless otherwise specified herein: (a)      The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (1) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Transaction Document), (2) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (3) the words “herein,” “hereof” and “hereunder,” and words of similar import when used, shall be construed to refer to the Mortgage in its entirety and not to any particular provision thereof, (4) any reference to any

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 1	Page 7

law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (5) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from but not including;” the words “to” and “until” each mean “to and including;” and the word “through” means “to and including.”

(c)        Section headings herein and in the other Transaction Documents are included for convenience of reference only and shall not affect the interpretation of this Mortgage or any other Transaction Document.

(End of Appendix 1)

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 1	Page 8

APPENDIX 2

TO THE MORTGAGE

INFORMATION SPECIFIC TO THE MORTGAGE

Actual Cost (See Section 4.04 and Table A of this Appendix):	$231,042,160 (See Table A below for Calculation and Itemization)
Affiliate Guarantor(s):	Name: Matson, Inc. Organizational Form: Corporation Jurisdiction of Organization: Hawaii ☐ None
Affiliated Guarantor(s)’ Address for Notices:

Street Address:  555 12th Street, Oakland, CA  94607

Name of Contact: Treasurer

Telephone Number:  (510) 628-4000

Email Address: bbowler@matson.com

With a copy to:

Street Address:  555 12th Street, Oakland, CA  94607

Name of Contact: General Counsel

Telephone Number:

Email Address:

☐ Not Applicable

Amount of the Administrator’s Guarantee (See Recitals):

$185,943,000, plus an additional amount as the Administrator or the Deputy Maritime Administrator may approve, up to, but not exceeding, 10% of the Actual Cost or Depreciated Actual Cost (plus interest to the date of payment)

Approved Interest Rate (See Section 5.02):

For each deemed Advance under the Administrator’s Note, the basic interest rate per annum applicable to the corresponding Advance under the Note plus, in the event the Shipowner elects a Par Prepayment/Refinancing Privilege with respect to such Advance under such Note, a fee (expressed in terms of a basis point incremental

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 2	Page 1

to the applicable interest rate) determined by FFB on the basis set forth in the Note.
Depreciated Actual Cost (See Table A of this Appendix):	☐ $218,757,505 (See Table A below for Calculation and Itemization) ☐ Not Applicable
FFB Address for Notices:	Federal Financing Bank Main Treasury Building 1500 Pennsylvania Avenue, NW Washington, D.C. 20220 ATTN: Chief Financial Officer Telephone No.: (202) 622-2470 Facsimile No.: (202) 622-0707
Foreign Item Waivers (See Table A of this Appendix):	X Specify: $54,741,828 ☐ None
Guarantee Fee (See Table A of this Appendix):	$8,699,736 X Shipowner Elects to Include Guarantee Fee as Item of Actual Cost of Vessels
Insurance Requirements (See Section 3.10, as modified in Appendix 3):

Oil pollution liability subject to a sub-limit of $1 billion any one accident or occurrence.  P&I War Risk Clause $500 million.  Contractual extension, through transport extension and cargo deviation $5m combined single limit.

Jurisdiction State/City (See Section 5.11)	Washington, D.C.
Maximum Self-Insurance Amount (See Section 3.10):	$2,500,000
Maximum Payment Amount of Losses Directly to Mortgagor (See Section 3.10):	$2,500,000
Mortgagee’s Address for Notices:

MARITIME ADMINISTRATOR

Maritime Administration

1200 New Jersey Avenue, S.E.

Washington, D.C. 20590

ATTN: Office of Marine Financing

Telephone No.: (202) 366-5737

Facsimile No.:  (202) 366-7901

Email Address: marinefinancing@dot.gov

Mortgagor’s Address for Notice	555 12th Street Street Address for Notices Oakland, California 94607

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 2	Page 2

Name of Contact Person to Receive Notices: Treasurer Email Address: none Send Copies of Notices to: General Counsel Email Address: none
Shipyard:	Philly Shipyard, Inc. (formerly, Aker Philadelphia Shipyard, Inc.)
Shipyard Project:	[Name of Shipyard where project is located] X Not Applicable
Special Subordinated Liens (See Appendix 1 definition of Permitted Liens):	See definition of Permitted Liens in Appendix 3.
Stated Maturity Date (See Section 3.04):	October 15, 2043, the date set forth in the Note as the “Maturity Date” ☐ Twenty (20) years from Closing Date ☐ Twenty-Five (25) years from Closing Date X Other: October 15, 2043
Special Security Default (See Section 5.01):	See Appendix 3
Vessels:

Type: Aloha class containership

Number of Vessels: 1

Hull Identification Number, if available, Name, if available, and USCG Documentation Number, if applicable:

1. DANIEL K. INOUYE, Official Number: 1274136

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 2	Page 3

TABLE A

As determined by the Administrator, (a) the aggregate Actual Cost of the Vessels is $231,042,160 representing (1) the amounts paid by or for the account of the Mortgagor as of the date hereof for the Construction of the Vessels plus (2) the amount which the Mortgagor is on the date hereof obligated to pay under the Construction Contract or is otherwise from time to time hereafter obligated to pay for the Construction of the Vessels; and (b) the aggregate Depreciated Actual Cost of the Vessels is $218,757,505 representing (1) the aggregate Actual Cost of the Vessels as of the date hereof less (2) the depreciation of the Vessels as of the date hereof, both calculated and itemized for [EACH VESSEL/THE VESSELS] as follows:

	Item of Cost [1]	Amount Paid [2]	Amount Obligated to be Paid [3]	Total [4]
[A]	Shipyard Contract Price	$213,945,176		$213,945,176
[B]	Contract Changes and Extras	(1,408,800)		(1,408,800)
[C]	Owner Furnished Items	427,991		427,991
[D]	Design, Engineering and Inspection	1,970,975		1,970,975
[E]	Foreign Items Exclusions (unless Foreign Item Waivers applicable)	(55,538)		(55,538)
[F]	Subtotal ([4A] + [4B] + [4C] + [4D] - [4E]) = [4F])	$214,879,804		$214,879,804
[G]	Estimated Guarantee Fee	8,699,736		8,699,736
[H]	Construction Period Interest	10,858,279		10,858,279
[I]	Approved Construction Contract Escalation	(3,395,659)		(3,395,659)
[J]	Total Actual Cost ([4F] + [4G] + [4H] + [4I] = [4J])	$231,042,160		$231,042,160
[K]	Depreciation Recognized from Vessel Delivery Date to Closing Date	(12,284,656)		(12,284,656)
[L]	Total Depreciated Actual Cost ([4J] – [4K]) = [4L])	$218,757,505		$218,757,505

(End of Appendix 2)

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 2	Page 4

APPENDIX 3

TO THE MORTGAGE

SPECIAL PROVISIONS

1.            Amendments to Appendix 1:

If a defined term below is listed in Appendix 1, such term is used in this Mortgage with the meaning set forth below in lieu of the definition given to it in Appendix 1.  If a defined term below is not listed in Appendix 1, such term is hereby added to Appendix 1 in the appropriate place in alphabetical order.  Each of the following defined terms is used in this Mortgage with the following meanings.

“Advance” means an advance of funds made by FFB to the Shipowner under a particular Note.

“Classification Society” means DNV-GL or either a member of the International Association of Classification Societies (“IACS”) that has been ISO 9000 series registered or an IACS member that meets the requirements of the International Maritime Organization, is qualified under a Quality Systems Certificate Scheme and recognized by the United States Coast Guard and the Administrator as meeting acceptable standards.

“GAAP” means those generally accepted accounting principles, standards and procedures and practices in effect in the United States that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of a Person, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principles, standards and procedures may be so changed.

“Loss Event” means any (a) actual, constructive, agreed or compromised total loss of a Vessel, or (b) requisition of title to, or seizure or forfeiture of a Vessel.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities, or financial condition of the Shipowner and the Affiliate Guarantor, taken as a whole; (b) a material impairment of the material rights and remedies of the Administrator under any Transaction Document, or of the ability of the Shipowner and the Affiliate Guarantor taken as a whole, to perform their obligations under any Transaction Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against either (1) the Shipowner, (2) the Affiliate Guarantor or (3) the Shipowner and the Affiliate Guarantor taken as a whole, of any Transaction Document to which any of them is a party.

 “Outstanding” means, when used with reference to the Note or the Advances, the principal amount of such Note or the aggregate principal amount of such Advances less the principal amount thereof that has been Paid.

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 1

“Paid” means, as applied to the Note, the indebtedness evidenced thereby, any Advances, or any portion thereof, the principal amount of the same that has been paid (through installment payments of principal, by prepayment, at maturity or otherwise) and that is no longer entitled to any rights or benefits provided pursuant to the Transaction Documents.

“Permitted Liens” means:

(a)          The rights of the Shipyard under the Construction Contract, if any;

(b)          Liens on any undelivered Vessel which the Shipyard is obligated to discharge under the Construction Contract;

(c)          Special Subordinated Liens,

(d)          Liens with respect to loans, mortgages and indebtedness guaranteed by the Administrator under Chapter 537 or related to the construction of a vessel (including the Existing Vessels) approved pursuant to Chapter 537 by the Administrator;

(e)          Liens arising for damages out of tort covered by insurance, except for any deductible amounts applicable thereto, for wages of a stevedore when employed directly by the owner, operator, master, ship’s husband or agent of any Vessel, for wages of the crew of any Vessel, for general average, for salvage, including contract salvage, provided the same are paid immediately when due;

(f)           Liens in favor of any person furnishing repairs, supplies, towage, use of dry dock or marine railway, or other necessaries to any Vessel on the order of the Shipowner, or of a person authorized by the Shipowner, provided that the same are paid immediately when due;

(g)          Liens imposed on any Vessel for taxes or governmental charges or levies, provided that the same are paid immediately when due;

(h)          Liens incurred in the ordinary course of business of any Vessel not relating to money borrowed which (1) will be paid in the ordinary course of business, and (2) which, in the aggregate, at any time are not material to the operations or financial condition of the Shipowner;

(i)           Liens arising by operation of law as a result of the modification of and repairs to any Vessel, including mechanic’s liens, provided that the same are paid in the ordinary course of business;

(j)           Liens in favor of the Administrator granted pursuant to the Agreement, this Mortgage or the other Transaction Documents; and

(k)          Liens permitted with respect to the Existing Vessels by the terms of the Existing Title XI Financing.

“Responsible Officer” means, in the case of any business entity, the chairman of the board of directors, the president, any senior vice president, the secretary, the treasurer, the managing member or the general partner of such business entity.

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 2

“Vessel Collateral” has the meaning set forth in the granting clause of this Mortgage.

2.            Article II of this Mortgage is hereby deleted in its entirety and the following is substituted in its place:

ARTICLE II

Representations and Warranties of Mortgagor

The Shipowner represents and warrants to the Administrator that, to the actual knowledge of the Responsible Officers of the Shipowner, except as set forth on the Disclosure Schedule to the Agreement, the following statements are true and correct as of the Closing Date and further represents and warrants that such statements shall remain true and correct thereafter for so long as this Mortgage shall not have been discharged, unless such representation is by its terms limited to the Closing Date:

SECTION 2.01. Organization and Existence; Power and Authority. As of the Closing Date, the Shipowner is duly organized, validly existing and in good standing under the laws of its Jurisdiction of Organization, has full legal right, power and authority to enter into this Mortgage and each of the other Transaction Documents to which it is a party, to issue the Note and the Administrator’s Note, and to carry out and consummate all transactions contemplated by this Mortgage and each of the other Transaction Documents to which it is a party, and has duly authorized the execution, delivery and performance of this Mortgage and each of the other Transaction Documents to which it is a party.

SECTION 2.02. Qualification. As of the Closing Date, the Shipowner has not failed to qualify to do business in any jurisdiction in the United States in which failure to do so would have a Material Adverse Effect, and the Shipowner had and has full legal right, power and authority to own its own properties and assets and conduct its business as it is presently conducted in each case except to the extent such failure would not reasonably be expected to have a Material Adverse Effect.

SECTION 2.03. Proper Execution. As of the Closing Date, the officers of the Shipowner executing this Mortgage and each of the other Transaction Documents to which it is a party are duly and properly in office and fully authorized to execute the same on behalf of the Shipowner.

SECTION 2.04. Due Execution and Delivery.  As of the Closing Date, this Mortgage and each of the other Transaction Documents to which the Shipowner is a party have been duly authorized, executed and delivered by the Shipowner, are in full force and effect and constitute the legal, valid and binding agreements of the Shipowner enforceable in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting creditors’ rights in general and to the availability of equitable remedies.

SECTION 2.05. No Conflicts or Contravention. As of the Closing Date, the execution and delivery of this Mortgage and each of the other Transaction Documents, the consummation of the transactions herein and therein described and the fulfillment of or compliance with the terms and conditions hereof and thereof, will not materially conflict with or constitute a material violation, breach of or default (with due notice or the passage of time or both) by the Shipowner of any of its Organizational Documents, any applicable law or administrative rule or regulation, or applicable court or administrative decree or order, or any indenture, mortgage, deed of trust, loan

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 3

agreement, lease, contract or other agreement or instrument to which the Shipowner is a party or by which it or its properties are otherwise subject or bound, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of the Shipowner, other than Permitted Liens, except in each case such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 2.06. Governmental Authorizations; Other Consents or Approvals. As of the Closing Date, no consent or approval of any trustee or holder of any indebtedness of the Shipowner, and no consent, permission, authorization, order or license of, or filing or registration with, any governmental entity is necessary in connection with the execution and delivery of this Mortgage and each of the Transaction Documents, the consummation of any transaction herein or therein described, or the fulfillment of or compliance with the terms and conditions hereof or thereof, except as have been obtained or made and as are in full force and effect, and except in each case such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 2.07. No Litigation. As of the Closing Date, there is no action, suit, proceeding, inquiry or investigation, before or by any court or Federal, state, municipal or other governmental authority, pending, or to the knowledge of the Shipowner, threatened in writing against or affecting the Shipowner, or the assets, properties or operations of the Shipowner which would reasonably be expected to have, a Material Adverse Effect.  As of the Closing Date, the Shipowner is not in default (and to the actual knowledge of the Shipowner’s Responsible Officers no event has occurred and is continuing which with the giving of notice or the passage of time or both could constitute a default) with respect to any order or decree of any court or any order, regulation or demand of any Federal, state, municipal or other governmental authority, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 2.08. Ownership of Vessel; Liens.  As of the Closing Date, the Shipowner lawfully owns its right, title, and interest in the Vessel, free from any Lien except for Permitted Liens.

SECTION 2.09.  Shipowner’s United States Citizenship. As of the Closing Date, the Shipowner is a citizen of the United States within the meaning of 46 USC § 50501.

SECTION 2.10. Vessel Documentation. As of the Closing Date, the Vessel is documented under the laws of the United States.

SECTION 2.11. Taxes.  As of the Closing Date, the Shipowner has filed all Federal, state and other material tax returns and reports required to be filed, and has paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  As of the Closing Date, there is no proposed tax assessment against the Shipowner that would, if made, have a Material Adverse Effect.

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 4

3.            Article III of this Mortgage is hereby deleted in its entirety and the following substituted in its place:

So long as the Administrator shall have any obligations under the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under this Mortgage, the Administrator’s Note or any other Transaction Document:

SECTION 3.01.  No Liens on Vessels. (a) Neither the Mortgagor, any charterer, the master of any Vessel, nor any other person has or shall have any right, power, or authority, without the Administrator’s prior consent, to create, incur, or permit to be placed or imposed, upon any of the Vessels any lien whatsoever other than the lien of this Mortgage or Permitted Liens.

(c)          If the Mortgagor desires to contest an asserted lien, the Mortgagor may do so if the Mortgagor acts in good faith and by appropriate proceedings and has set aside adequate reserves determined in accordance with GAAP.

SECTION 3.02.  United States Citizenship. The Shipowner shall remain a citizen of the United States within the meaning of 46 USC § 50501.  In the event the Shipowner shall cease to be a citizen of the United States within the meaning of 46 U.S.C. § 50501, the Shipowner shall notify the Administrator of such fact immediately after a Responsible Officer of the Shipowner shall have actual knowledge thereof.

SECTION 3.03.  Documentation of Vessels.  The Shipowner shall cause each Vessel to remain documented under the laws of the United States of America.

SECTION 3.04.  Further Documentation. The Mortgagor shall promptly, at any time and from time to time, upon the Request of the Mortgagee, and at the sole expense of the Mortgagor, duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Mortgagee may reasonably deem necessary for the purpose of obtaining or preserving the full benefits of this Mortgage and of the rights and powers herein granted.

SECTION 3.05. Notice of Mortgage. The Shipowner shall, within a reasonable time after the Closing Date:

(a)          cause a properly certified copy of this Mortgage to be carried on board each self-propelled Vessel with that Vessel's documents and shall be exhibited on demand to any Person having business with such Vessel or to any Administrator’s representative; and

(b)          cause a notice printed in plain type of such size that the paragraph of reading matter covers a space not less than six inches wide by nine inches high, and framed, to be placed and kept prominently exhibited in the chart room and in the master's cabin of a self-propelled Vessel.

(c)          The Shipowner shall cause the notice referred to in Subsection (b) of this Section to read as follows:

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 5

“NOTICE OF FIRST PREFERRED FLEET MORTGAGE

This Vessel is owned by MATSON NAVIGATION COMPANY, INC., a Hawaii corporation (the “Shipowner”), and is covered by a First Preferred Fleet Mortgage in favor of the United States of America, under authority of Chapter 313 of Title 46 of the United States Code. Under the terms of said Mortgage neither the Shipowner, any charterer, the master or agent of this Vessel nor any other person has any right, power or authority to create, incur or permit to be placed or imposed upon this Vessel any lien other than statutory liens incident to current operations that are subordinate to the Mortgage.”

SECTION 3.06.  Compliance with 46 U.S.C. Chapter 313. The Shipowner shall comply with and satisfy all of the provisions of Chapter 313, to the extent necessary in order to establish and thereafter to maintain this Mortgage as a preferred mortgage upon each Vessel.

SECTION 3.07. Insurance.

(b)          Insurance Amounts. From and after the Closing Date and at all times thereafter, the Shipowner shall, without cost to the Administrator, keep such Vessel insured as indicated below and with such additional insurance as may be specified by the Administrator in an amount in U.S. dollars equal to one hundred ten percent (110%) of the unpaid principal amount of the Proportionate Part of the Administrator's Note, or such greater sum, up to and including the full commercial value of such Vessel as may be required by the Administrator.  The Shipowner shall provide to the Administrator complete confirmation of insurance in the form of certificates of insurance prior to expiration of existing coverage.

(1)          Hull & Machinery, and War Risk Insurance. Marine and war risk hull insurance under the latest (at the time of issue of the policies in question) forms of American Institute of Marine Underwriters' policies approved by the Administrator and/or policy forms which provide materially equivalent coverage afforded under latest American Institute of Marine Underwriter policies and/or policies issued by or for the Maritime Administration (or under such other forms of policies as the Administrator may approve in writing) insuring such Vessel against the usual risks covered by such forms (including, at the Shipowner’s option, such amounts of increased value and other forms of "total loss only" insurance as are permitted by said hull insurance policies).

(2)          Port Risk Insurance. While any Vessel is laid up, at the Shipowner’s option and in lieu of the above-mentioned marine and war risk hull insurance or marine and war risk hull and increased value insurance, port risk insurance with war risk endorsement under the latest (at the time of issue of the policies in question) forms of American Institute of Marine Underwriters' policies approved by the Administrator and/or policy forms which provide materially equivalent coverage afforded under latest American Institute of Marine Underwriter policies and/or policies issued by or for the Maritime Administration (or under such other forms of policies as the Administrator may approve in writing) insuring such Vessel against the usual risks covered by such forms.

(3)          [Deleted/Reserved]

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 6

(4)          Self Insurance. Notwithstanding the foregoing, the Shipowner, with the Administrator’s prior consent, shall have the right to self-insure up to the Maximum Self-Insurance Amount for any loss resulting from any one accident or occurrence (other than an actual or constructive total loss of any Vessel).

(c)          Loss Payee. All policies of insurance under this Section shall provide, so long as the Agreement is in effect and the Vessel Collateral has not been discharged, that payment of all losses shall be made payable to the Administrator for distribution by him to himself, the Shipowner and (in the case of the insurance required by Subsection (a) of this Section) the Shipyard, except that (1) as provided in Subsection (e) of this Section and (2) under the policies required by Subsection (b) of this Section, payment of all losses up to the Maximum Payment Amount of Losses Directly to Shipowner by all insurance underwriters with respect to any one accident, occurrence or event may be made directly to the Shipowner unless there is an existing Default, or if the Administrator shall have assumed the Shipowner’s rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, in which event payment of all losses shall be made payable to the Administrator as aforesaid. Any such insurance recoveries to which the Administrator shall be so entitled shall be applied as follows:

(1) Non-Constructive Total Loss Insurance Recoveries. In the event that insurance becomes payable under said policies on account of an accident, occurrence or event not resulting in an actual or constructive total loss or an agreed or compromised total loss of any Vessel, the Administrator (A) shall, if there is no existing Default that has occurred and is continuing and if none of the events described in Section 3.09 hereof has occurred, in accordance with a Shipowner’s Request, pay, or consent that the underwriters pay, direct for repairs, liabilities, salvage claims or other charges and expenses (including use and labor charges due or paid by the Shipowner) covered by the policies, or (to the extent that, as stated in an Officer's Certificate delivered to the Administrator, accompanied by written confirmation by the underwriter or a surveyor or adjuster, the damage shall have been repaired and the cost thereof paid of such liabilities, salvage claims, or other charges and expenses discharged or paid) reimburse, or consent that the underwriters reimburse, the Shipowner therefor and (after all known damage with respect to the particular loss shall have been repaired, except to the extent the Shipowner, with the Administrator’s consent, deems the said repair inadvisable, and all known costs, liabilities, salvage claims, charges and expenses, covered by the policies, with respect to such loss shall have been discharged or paid, as stated in an Officer's Certificate delivered to the Administrator, accompanied by written confirmation by the underwriters or a surveyor or adjuster) pay, or consent that the underwriters pay, any balance to the Shipowner; or (B) if there is an existing Default, shall direct the underwriters to pay to the Administrator all insurance proceeds due and owing, and the Administrator shall apply such proceeds to the Shipowner’s defaulted debt, or, in the Administrator’s sole discretion, to repairs to the Vessel; or (C) if the Guarantee shall have terminated pursuant to Section 2.04(b)(3) of the Agreement or if the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537 and none of the events described in Section 3.09 hereof has occurred, apply the insurance as provided in Section 14.04 of the Agreement; or (D) if the Guarantee shall have terminated pursuant to Section 2.04(b)(1), (2) or (4) of the Agreement, pay the insurance to the Shipowner; and

(2) [Deleted/Reserved]

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 7

(d)          Claim for Constructive Total Loss. In the event of an accident, occurrence or event resulting in a constructive total loss of any Vessel, the Administrator shall have the right (with the prior consent of the Shipowner, unless there is an existing Default, and at any time prior to the Delivery Date of such Vessel also with the prior consent of the Shipyard) to claim for a constructive total loss of such Vessel.  If (1) such claim is accepted by all underwriters under all policies then in force as to such Vessel under which payment is due for total loss and (2) payment in full is made in cash under such policies to the Administrator, then the Administrator shall have the right to abandon such Vessel to the underwriters of such policies, free from the Lien of the Agreement and this Mortgage.

(e)          Protection and Indemnity Insurance. Commencing on the Closing Date of each Vessel, the Shipowner shall, without cost to the Administrator, keep each such Vessel insured against marine and war risk protection and indemnity risks and liabilities by insurance approved by the Administrator as to form and in the amount of the Insurance Requirements; provided that, (1) the Shipowner shall, as soon as possible before such Closing Date, present any such certificate of entry to the Administrator (who shall promptly approve or disapprove the same), (2) any approval of a policy under this Subsection shall be effective until the end of the policy period or until sixty (60) days after the Administrator shall notify the Shipowner of a desired change in the form and/or amount thereof, whichever shall first occur, and (3) war risk protection and indemnity insurance shall be required unless the Administrator gives notice to the Shipowner stating that such insurance is not required.

Such policies may provide that (1) if the Shipowner shall not have incurred the loss, damage, or expense in question, any loss under such insurance may be paid directly to the Person to whom any liability covered by such policies has been incurred (whether or not a Default then exists), and (2) if the Shipowner shall have incurred the loss, damage or expense in question, any such loss shall be paid to the Shipowner in reimbursement if there is no existing Default of which the underwriter has written notice from the Shipowner or the Administrator, or, if there is such an existing Default, to the Administrator to be held and applied as follows:  (A) applied as provided in Section 14.04 hereof in the event the Guarantee shall have terminated pursuant to Section 2.04(b)(3) of the Agreement or if the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, or (B) to the extent not theretofore applied pursuant to Section 14.04 of the Agreement, paid forthwith to the Shipowner upon its Request in the event there is no existing Default or the Guarantee shall have terminated pursuant to Section 2.04(b)(1), (2) or (4) of the Agreement at the date of delivery of such Request; provided that, irrespective of the foregoing, with the Administrator’s prior consent, the Shipowner shall have the right to self-insure in an amount up to the Maximum Self-Insurance Amount hereof with respect to each accident, occurrence or event, except that, with respect to cargo or property carried, the Shipowner, with the Administrator’s prior consent, shall have the right to self-insure in an amount up to the Maximum Self-Insurance Amount set forth on Annex A of the Agreement with respect to each cargo or property carried.

(f)           Insurance Underwriters. All insurance required under this Section shall be placed and kept with the Government or with United States domiciled and state regulated or United States domiciled mutual assurance association to the maximum extent possible subject to market capacity (and/or other foreign, if permitted by the Administrator as set forth in 46 CFR Part 249), insurance companies, underwriters' association or underwriting funds approved by the Administrator.  The Administrator shall notify Shipowner at least thirty (30) days in advance of any update to or

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revision of the Administrator’s List of “MARAD Approved Foreign Underwriters.”  All insurance required under this Subsection shall be arranged through United States licensed marine insurance brokers and/or underwriting agents domiciled in the United States (and/or other foreign, if permitted by the Administrator in writing) as chosen by the Shipowner and approved by the Administrator.

(g)          Providing Compromised Total Loss. The Administrator shall not have the right to enter into an agreement or compromise providing for an agreed or compromised total loss of any Vessel without prior consent of the Shipowner unless there is an existing Default.  If (1) the Shipowner shall have given prior consent thereto or (2) there is an existing Default, the Administrator shall have the right in his discretion, and with the prior consent of the Shipyard prior to the Delivery Date of such Vessel, to enter into an agreement or compromise providing for an agreed or compromised total loss of such Vessel; provided that, if the aggregate amount payable to the Shipowner and/or the Administrator under such agreement or compromise, together with funds held by the Administrator and available for the prepayment of the Note, is not sufficient to pay the Proportionate Part of the Note then Outstanding pursuant to Section 11.12 of the Agreement, the Administrator shall not enter into such agreement or compromise without the Shipowner’s prior consent.

(h)          Vessel Requisition. During the continuance of (1) a taking or requisition of the use of any Vessel by any government or governmental body, or (2) a charter, with the Administrator’s prior consent, of the use of any Vessel by the Government, the provisions of this Section shall be deemed to have been complied with in all respects if such government or governmental body shall have agreed to reimburse, in a manner approved by the Administrator in writing, the Shipowner for loss or damage covered by the insurance required hereunder or resulting from the risks under Subsections (a), (b), and (e) of this Section or if the Shipowner shall be entitled to just compensation therefor. In addition, the provisions of this Section shall be deemed to have been complied with in all respects during any period after (A) title to any Vessel shall have been taken or requisitioned by any government or governmental body or (B) there shall have been an actual or constructive total loss or an agreed or compromised total loss of any Vessel.  In the event of any taking, requisition, charter or loss contemplated by this Subsection, the Shipowner shall promptly furnish to the Administrator an Officer's Certificate stating that such taking, requisition, charter or loss has occurred and, if there shall have been a taking, requisition or charter of the use of any Vessel, that the government or governmental body in question has agreed to reimburse the Shipowner, in a manner approved by the Administrator, for loss or damage resulting from the risks under Subsections (a), (b), and (e) of this Section or that the Shipowner is entitled to just compensation therefor.

(i)           Required Assured and No Recourse. All insurance required under Subsections (b) and (e) of this Section shall be taken out in the names of the Shipowner and the United States as additional insured or co-assureds.  All policies for such insurance so taken out shall, unless otherwise consented to by the Administrator, provide that (1) there shall be no recourse against the United States for the payment of premiums or commissions, (2) if such policies provide for the payment of club calls, assessments or advances, there shall be no recourse against the United States for the payment thereof, and (3) at least ten (10) days' prior written notice of any cancellation for the nonpayment of premiums, commissions, club calls, assessments or advances shall be given to the Administrator by the lead insurance underwriters.

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(j)           Surety Agreement. In the event that any claim or Lien is asserted against any Vessel for loss, damage or expense which is covered by insurance hereunder and it is necessary for the Shipowner to obtain a bond or supply other security to prevent arrest of such Vessel or to release such Vessel from arrest on account of said claim or Lien, the Administrator, on the Shipowner’s Request, may, at the Administrator’s sole option, assign to any Person executing a surety or guaranty bond or other agreement to save or release such Vessel from such arrest, all right, title and interest of the Administrator in and to said insurance covering such loss, damage or expense as collateral security to indemnify against liability under said bond or other agreement.

(k)          Insurance Certificates. Except as the Administrator shall otherwise direct by notice in writing to the Shipowner, the Shipowner shall deliver to the Administrator the certificate of entry evidencing protection & indemnity and a certificate of insurance evidencing hull & machinery insurance maintained under this Section; provided that, if any such certificate of insurance shall have been delivered previously to the Administrator or to a mortgagee by the Shipowner under another ship mortgage of the Shipowner, the Shipowner shall deliver a duplicate or pro forma copy of such policy to the Administrator. Upon request by the Administrator, Shipowner shall provide a copy of the hull & machinery proforma policy.  The Administrator or any agent thereof (who may also be an agent of the issuer) shall at all times hold the certificates delivered as aforesaid; provided that, if one or more of said certificates are held by an agent of the Administrator, the Shipowner shall, upon the Administrator’s Request, deliver a duplicate or pro forma hull & machinery policy  thereof to the Administrator, and provided further, that if the Shipowner shall deliver to the Administrator a Request (1) stating that delivery of such policy to the insurer is necessary in connection with the collection, enforcement or settlement of any claim thereunder (including claims for return premiums and any other amounts payable by the insurer) and (2) setting forth the name and address of the Person to whom such policy is to be delivered or mailed for such purpose, and if the Administrator approves such Request, the Administrator shall, at the Shipowner’s expense, deliver or mail (by registered or certified mail, postage prepaid) such policy in accordance with such Request, accompanied by a written direction to the recipient to redeliver such policy directly to the Administrator or an agent thereof when it has served the purpose for which so delivered.  The Shipowner agrees that, in case it shall at any time so cause the delivery or mailing of any policy to any Person as aforesaid, the Shipowner will cause such policy to be promptly redelivered to the Administrator or an agent thereof as aforesaid.  The Administrator shall have no duty to see to the redelivery of such policy, but shall have the duty to request the redelivery thereof at intervals of sixty (60) days thereafter.

(l)           Trade Restrictions. Unless requested by the Shipowner in writing and approved the Administrator in writing, the Vessel shall not call, operate, or transit territorial waters of any country who is not a party to (1) a bilateral investment treaty with the United States, (2) a multilateral or regional trade treaty which the United States also is a party to, or (3) the United Nations Convention on Transparency in Treaty-Based Investor-State Arbitration (Convention), done at New York on December 10, 1958, as amended or modified, provided however, no such request and approval shall be required in the event of an emergency.

(m)         Office of Foreign Asset Control (OFAC). The Shipowner shall not be members of any P&I Clubs which, to the actual knowledge of the Responsible Officers of the Shipowner, contribute or obligate to third party liabilities to countries or organizations, or individuals that OFAC designates as prohibited for United States domiciled organizations.

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(n)          No Limits to Additional Insurance as Required. Nothing in this Section shall limit the insurance coverage which the Administrator may require under any contract or agreement to which the Administrator and the Shipowner are parties other than the Transaction Documents.

(o)          When Required Insurance is not Commercially Available.  If at any time the insurance required by this Section 3.07 is not commercially available or is available at a cost the Shipowner considers uneconomical, the Shipowner shall submit to the Administrator for the Administrator’s approval a proposal for insurance coverage on terms the Shipowner considers acceptable and that provides coverages that are as close as commercially available to the requirements of this Section 3.07.  During the time the insurance required by this Section 3.07 is not commercially available or is available at a cost the Shipowner considers uneconomical, the failure to maintain such insurance required by this Section 3.07 shall not constitute a Security Default provided that the Shipowner continues to keep the Vessels insured on terms that are commercially available and with coverages the Shipowner considers to be as close as commercially available to the requirements of this Section 3.07.  If at any time after availing itself of the provisions of this Section 3.07(o) the insurance required by this Section 3.07 again becomes commercially available or available at a cost the Shipowner considers economical, the Shipowner shall as soon as practicable thereafter reinstate the insurance required by this Section 3.07.

SECTION 3.08.  Surveys and Inspection of the Vessels; Examination of Shipowner's Records.  The Shipowner shall: (a) afford the Administrator, upon reasonable notice, access to the Vessels, their cargoes, logs and papers for the purpose of inspecting the same; (b) maintain all business and financial records relating to the Vessels for the period of time required by applicable law, provided that the Shipowner shall maintain records of all amounts paid or obligated to be paid by or for the account of the Shipowner for each Vessel’s Construction for a period of at least six (6) years after the Closing Date; and (c) at reasonable times permit the Administrator, upon request, to (1) make reasonable, material and pertinent inspection, examination and audit of any books, accounts, records, and papers in the custody and control of the Shipowner or others relating to the Vessels, including taking information therefrom and making copies thereof and transcripts or extracts therefrom and (2) make inspections and appraisals of the Vessel Collateral.

SECTION 3.09.  Mandatory Loss Prepayment.  Subject to Article XVII of the Agreement, upon the occurrence of any Loss Event, then all of the following shall apply:

(a)          The Shipowner shall promptly give notice thereof to the Administrator.

(b)          The Shipowner shall pay all amounts it receives by reason of such Loss Event up to the amount of the principal amount of the Note then Outstanding to the Administrator within three (3) Business Days after receipt by the Shipowner.

(c)          Within three (3) Business Days after receipt by the Administrator of the amounts referred to in Subsection (b) above, the Shipowner shall calculate the estimated Mandatory Loss Prepayment Amount which shall be reviewed and verified by the Administrator, and, within three (3) Business Days of such verification by the Administrator, the Shipowner shall deposit with the Administrator an amount equal to (1) the verified Mandatory Loss Prepayment Amount minus (2) the amount received by the Administrator pursuant to Subsection (b) above.

(d)          After the Administrator has received sufficient funds to pay the Mandatory Loss Prepayment Amount pursuant to Subsections (b) and (c) above:

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(1)          if there is no existing Default (A) within five (5) Business Days after receipt by the Administrator of the funds referred to in Subsections (b) and (c) above, the Shipowner shall make a Mandatory Prepayment Election of the prepayment of Advances in an amount equal to the Mandatory Loss Prepayment Amount (which may not be rescinded) and shall send a Mandatory Prepayment Election Notice to the Holder with a copy to the Administrator, which shall specify an Intended Payment Date of not less than five (5) Business Days or more than ten (10) Business Days after the receipt of such notice by the Holder; (B) one (1) Business Day prior to the Intended Payment Date, the Shipowner shall pay to the Administrator for payment to the Holder any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election; (C) on the Intended Payment Date, the Administrator shall pay to the Holder the amounts held by it pursuant to Subsections (b) and (c) and Clause (B) above in accordance with terms of the Mandatory Prepayment Election Notice; and (D) the balance, if any, shall be promptly paid by the Administrator to the Shipowner including any interest earned on the proceeds which are in excess of the amount required to prepay such Advances;

(2)          if there is an existing Default and the Guarantee shall not have terminated pursuant to Section 2.04 of the Agreement, such amounts shall be held until the same may be applied or paid under Paragraph (1) of this Subsection; provided that, in lieu of Clause (D) of Paragraph (1) of this Subsection (d), the balance, if any, including any interest earned on the proceeds which are in excess of the amount required to prepay the Mandatory Loss Prepayment Amount and any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election, shall be held in the Chapter 537 Reserve Fund by the Administrator;

(3)          if the Guarantee shall have terminated pursuant to Section 2.04(b)(3) of the Agreement or if the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, such amounts shall be applied as provided in Section 14.04 of the Agreement; or

(4)          if the Guarantee shall have terminated pursuant to Section 2.04(b)(1), (2), or (4) of the Agreement, such amounts shall be paid by the Administrator to the Shipowner.

Provided that, notwithstanding the foregoing, the Shipowner shall not be required to pay the Administrator any amount which the Administrator agrees is in excess of the amount needed for prepayment of the Proportionate Part of the Outstanding Advances affected by the Loss Event plus any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election.

SECTION 3.10. Compliance with Laws.  The Shipowner shall comply in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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4.            Article IV of this Mortgage is hereby deleted in its entirety and the following substituted in its place:

So long as the Administrator shall have any obligations under this Mortgage or the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under this Mortgage, the Administrator’s Note or any other Transaction Document, without the Administrator’s prior consent:

SECTION 4.01.  Service, Management and Operating Agreement. The Shipowner shall not enter into any service, management or operating agreement for the operation of the Vessel (excluding husbanding type agreements), or appoint or designate a managing or operating agent for the operation of the Vessel (excluding husbanding agents) unless approved by the Administrator.

SECTION 4.02.  Sell, Mortgage, Transfer, Charter of Vessel; Liens.  (1) The Shipowner shall not sell, mortgage, transfer or demise charter the Vessel to any non-Related Party except as permitted in Section 12.01(h) and 14.05 of the Agreement, or (2) sell, mortgage, transfer, or demise charter the Vessel to a Related Party unless such transaction is (A) at a fair market value as determined by an independent appraiser acceptable to the Administrator, and (B) a total cash transaction or, in the case of a demise charter, the charter payments are cash payments.

SECTION 4.03.  Time Charters; Liens.  The Shipowner shall not:

(1)(A) Enter into any time charter of the Vessels in excess of six (6) months unless the time charter contains the following provision, “This time charter is subject to each of the rights and remedies of the Maritime Administrator of the Maritime Administration, an agency of the United States of America, and has been assigned to the Administrator under a Consolidated Agreement and a First Preferred Fleet Mortgage, each executed by the Shipowner in favor of the Administrator with respect to the Vessels being chartered.” and (B) shall, within ten (10) calendar days of entering into any time charter in excess of six (6) months, transmit a copy of the time charter to the Administrator; or

(2)          Create, incur or permit to be placed or imposed on any Vessel, or permit any charterer, master of any Vessel or other Person to create, incur or permit to be placed or imposed on any Vessel, any Lien except Permitted Liens.

SECTION 4.04.  Merger, Consolidation, Etc. Subject to Section 12.01 (i) of the Agreement, the Shipowner shall not enter into any merger or consolidation (other than any merger or consolidation in which the Shipowner is the sole survivor) or convey, sell, demise charter, or otherwise transfer, or dispose of any portion of its properties or assets (any and all of which acts are encompassed within the words "sale" or "sold" as used herein), provided that the Shipowner shall not be deemed to have sold such properties or assets and the consent of the Administrator shall not be required if: (1) the Net Book Value of the aggregate of all the assets sold by the Shipowner during the prior twelve (12) month period does not exceed ten percent (10%) of the total Net Book Value of all of the Shipowner's assets (the assets which are the basis for the calculation of the ten percent (10%) of the Net Book Value are those indicated on the most recent annual Audited Financial Statement required to be submitted pursuant to Article 13 of the Agreement prior to the date of the sale); (2) the Shipowner retains or uses the proceeds of the sale of assets for use in accordance with the Shipowner's regular business activities; and (3) the sale is

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not otherwise prohibited by Section 4.02 above. Notwithstanding any other provision of this Section, the Shipowner may not consummate such sale without the Administrator’s prior consent if the Shipowner has not, prior to the time of such sale, submitted to the Administrator its most recent annual Audited Financial Statement referred to above, and any attempt to consummate a sale absent such approval shall to the extent provided by law be null and void ab initio.

SECTION 4.05.  Material Changes in the Vessels.  After the Delivery Date of any undelivered Vessel or the Closing Date of any already delivered Vessel, make, or permit to be made, any material change in the structure, means of propulsion, type or speed of such Vessel or in its rig, without the Administrator's prior consent; provided however, it is understood that nothing herein prohibits the installation of scrubbers, the conversion to LNG operation, any change that does not diminish the value, utility or useful life of the Vessel, or the installation of machinery or equipment required by any applicable law, any governmental authority having jurisdiction over the Vessel, or by the Vessel’s classification society.

SECTION 4.06.  Vessels Operation. Except when the Vessel is in Government Use, (1) cause or permit the Vessels to be operated in any manner contrary to law or to any lawful rules or regulations of the United States, (2) remove or attempt to remove the Vessels beyond the limits of the United States without the Administrator’s prior consent except on voyages with the intention of returning to the United States, (3) abandon such Vessels in any foreign port unless there has been an actual or constructive total loss or an agreed or compromised total loss of any of the Vessels, (4) engage in any unlawful trade or violate any law or carry any cargo that will expose any Vessel to penalty, forfeiture, or capture, or (5) do, or suffer or permit to be done, anything which can or may negatively affect the documentation of the Vessel under the laws and regulations of the United States.

5.            In Article V of this Mortgage, Sections 5.01 through 5.09, inclusively, are hereby deleted in their entirety and the following is substituted in their place:

ARTICLE V

Defaults and Remedies

SECTION 5.01.  What Constitutes "Defaults;" Continuance of Defaults.  Each of the following events shall constitute a "Default":

(a)          A default in the payment of the whole or any part of the interest on any of the principal amount of the Note then Outstanding when the same shall become due and payable; a default in the payment of the whole or any part of the Late Charges, prepayment amounts, premiums or penalties when the same shall become due and payable; or a default in the payment of the whole or any part of the principal amount of the Note then Outstanding when the same shall become due and payable, whether by reason of mandatory prepayment, maturity, acceleration, or    otherwise; and continuation of such any such default for a period of thirty (30) days shall constitute and is herein called a "Payment Default";

(b)          The following shall constitute and each is herein called a "Security Default":

(1)          A default by the Shipowner in the due and punctual observance and performance of any provision in Sections 11.07, 12.01 12.02, 12.03, and 15.01(a) of the Agreement;

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(2)          A default continuing for five (5) Business Days, unless otherwise stated herein, after written notice to Shipowner from the Administrator specifying such failure by the Shipowner in the due and punctual observance and performance of any provision in Sections 6.04, 6.09(b), 7.07(b), 9.02, 10.08, 11.05 of the Agreement, and

(3)          (i) A default by the Shipowner continuing for thirty (30) days after written notice to the Shipowner from the Administrator in the due and punctual observance of any other provision, condition or covenant in the Agreement or any provision set forth in this Mortgage, provided that the cure period shall be reduced to ten (10) days in connection with any failure to pay a debt due or make a payment due under Section 4.05(a) or Section 6.08 of the Agreement;

(ii) A default by the Shipowner in the due and punctual observance and performance of any provision in Sections 11.01 or 11.01.1 of the Agreement continuing for thirty (30) days after a Responsible Officer of the Shipowner first has actual knowledge of the same;

(4)          (i) The Shipowner or the Affiliate Guarantor becomes bankrupt or ceases paying its debts generally, or the Shipowner or the Affiliate Guarantor is dissolved or, by a court of competent jurisdiction, is adjudged as bankrupt, or makes a general assignment for the benefit of its creditors; or

(ii) a petition for reorganization of the Shipowner or the Affiliate Guarantor under the Bankruptcy Code is filed by the Shipowner or the Affiliate Guarantor, or such petition is filed by creditors and the same is approved by such a court of competent jurisdiction; or a reorganization of the Shipowner or the Affiliate Guarantor under the Bankruptcy Code is approved by a court, whether proposed by a creditor, a stockholder or any other Person whomsoever; or a receiver or receivers of any kind whatsoever, whether appointed in admiralty, bankruptcy, common law or equity proceedings, is appointed, by a decree of a court of competent jurisdiction, with respect to any Vessel, or all or substantially all of the Shipowner’s or the Affiliate Guarantor’s property, and such court approval or decree or appointment referred to in this clause (ii) shall have continued unstayed, on appeal or otherwise, and in effect for a period of sixty (60) days;

(5)          Any default in the due and punctual observance and performance of any provision set forth in any of the Transactions Documents (other than the Agreement and this Mortgage), subject to the longer of thirty (30) days or any applicable notice and cure periods with respect thereto;

(6)          Any representation or warranty made in the Agreement, this Mortgage or any other Transaction Document, or in any certificate required to be furnished pursuant thereto, that is proven to be incorrect in any material respect as of the time it was made or furnished and which has a Material Adverse Effect remains uncorrected thirty (30) days after written notice to the Shipowner from the Administrator; provided that the cure period shall be extended to sixty (60) days for any representation or warranty which cannot with due diligence be corrected within thirty (30) days;

(7)          Any event constituting a default under any security agreement or preferred mortgage under Chapter 313, relating to any other vessel or vessels owned by the Shipowner or Affiliate Guarantor, or guaranteed by the Affiliate Guarantor and financed under Chapter 537, subject to applicable notice and cure periods with respect thereto;

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(8)          Any event constituting a default in payment by the Shipowner or the Affiliate Guarantor under any non-Chapter 537 debt of the Shipowner or the Affiliate Guarantor in an amount greater than $40 million and which remains uncured for more than ten (10) days, and any event constituting a default (other than a default by reason of nonpayment) by the Shipowner or the Affiliate Guarantor under any such non-Chapter 537 debt of the Shipowner or the Affiliate Guarantor in an amount greater than $40 million if such default results in the acceleration of such non-Chapter 537 debt;

(9)          Any Special Security Default; and

(10)        Any event constituting a default under any bareboat or time charter or contract of affreightment of the Vessel, subject to applicable notice and cure periods with respect thereto.

 (c)          Notwithstanding anything to the contrary set forth in the Agreement, the failure or omission of the Shipowner or the Affiliate Guarantor to satisfy any Supplemental Financial Test of Shipowner or any Supplemental Financial Test of Affiliate Guarantor, respectively, shall not, by itself, constitute a Default hereunder.

(d)          The Shipowner hereby irrevocably appoints the Administrator the true and lawful attorney of the Shipowner so long as a Default shall have occurred and be continuing and shall not have been waived by the Administrator, in the name of the Shipowner, to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all hires, earnings, issues, revenues, income, and profits of the Vessels and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, any right of action against the designer, builder, surveyor, or other material party for any fault, negligence or deficiency in design, construction or survey of the Vessels and all other sums, due or to become due, at or after the time of the happening of any Default in respect of the Vessels or in respect of any insurance thereon from any person whomsoever, and to make, give and execute in the name of the Shipowner, acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Shipowner all checks, notes, drafts, warrants, agreements, and all other instruments in writing with respect to the foregoing.

SECTION 5.02. Remedies Upon Default. (a) At any time following the occurrence of a Security Default, the Administrator may give the Holder an Administrator’s Notice, after which the Holder shall have the right to make demand for payment of the Guarantee in accordance with Chapter 537, unless the Administrator shall have assumed the Shipowner’s rights and duties under the Note Purchase Agreement and Note, and made any payments in default under Chapter 537.

(b) Upon the occurrence of a Default, the Administrator shall have the right at its discretion to:

(1)          Declare the principal of the Administrator's Note, interest accrued thereon, premiums and all other monetary obligations due under the Administrator’s Note, the Agreement, this Mortgage or any of the other Transaction Documents to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Shipowner, at any time after a Default has occurred and is continuing under the terms of the Agreement or any of the other

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Transaction Documents and, thereupon, the principal of and interest on the Administrator's Note shall become immediately due and payable, together with interest at the Approved Interest Rate applicable to each Advance under the Administrator’s Note; provided, however, that if any Default specified in Section 14.01(b)(4) of the Agreement shall occur, the principal of, all interest on, premiums and all other monetary obligations due under the Administrator’s Note, the Agreement, this Mortgage or any of the other Transaction Documents shall thereupon become due and payable concurrently therewith, without any further action by the Administrator, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which the Shipowner hereby expressly waives;

(2)          Take the Vessels without legal process wherever the same may be (and the Shipowner or other Person in possession shall forthwith surrender possession of the Vessels to the Administrator upon demand) and hold, layup, lease, charter, operate, or otherwise use the Vessels for such time and upon such terms as the Administrator may reasonably deem to be in the Administrator’s best interest, accounting only for the net profits, if any, arising from the use of the Vessels, and charging against all receipts from the use of the Vessels, all reasonable charges and expenses relating to such Vessel’s use. IT IS EXPRESSLY UNDERSTOOD AND AGREED TO BY THE SHIPOWNER THAT SURRENDER OF ANY VESSEL UNDER THIS SECTION MUST BE AND WILL BE IMMEDIATE AND IN ACCORDANCE WITH THE DIRECTIONS OF THE ADMINISTRATOR. FAILURE OF THE SHIPOWNER TO IMMEDIATELY COMPLY WITH THE ADMINISTRATOR’S DEMAND FOR SURRENDER OF ANY VESSEL WILL CAUSE THE POSSESSION OF THE VESSEL BY THE SHIPOWNER (INCLUDING, BUT NOT LIMITED TO, POSSESSION AND CONTROL OF THE VESSEL BY A MASTER OR CREW MEMBER ON BOARD THE VESSEL) TO BE UNLAWFUL, THEREBY SUBJECTING THE SHIPOWNER TO ALL FINES, PENALTIES AND ACTIONS WHICH THE ADMINISTRATOR DEEMS APPLICABLE AND APPROPRIATE. SHOULD THE SHIPOWNER CONTINUE TO OPERATE, POSSESS OR CONTROL THE VESSEL CONTRARY TO THE ADMINISTRATOR’S DIRECTIONS AND THE PROVISIONS HEREIN, THEN THE ADMINISTRATOR SHALL, IN ADDITION TO ANY OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, BE ENTITLED TO A TEMPORARY RESTRAINING ORDER AND/OR ORDER FOR INJUNCTIVE RELIEF NECESSARY TO GAIN COMPLIANCE HEREWITH. IN ADDITION TO EXPRESSLY CONSENTING THAT THE INJURY AND DAMAGE RESULTING FROM BREACH HEREOF WOULD BE IMPOSSIBLE TO MEASURE MONETARILY, SHIPOWNER EXPRESSLY WAIVES ANY DEFENSE BASED UPON AN ALLEGED EXISTENCE OF AN ADEQUATE REMEDY AT LAW;

(3)          Exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by Chapter 313;

(4)          Bring suit at law, in equity or in admiralty to recover judgment for any and all amounts due or to enforce any rights under the Administrator's Note, the Agreement, this Mortgage, and the other Transaction Documents to collect the same out of any and all property  of the Shipowner and/or the Affiliate Guarantor, whether or not the same is subject to the Lien of this Mortgage or the Agreement, and in connection therewith, obtain

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a decree ordering the sale of any Vessel in accordance with Subsection (b)(6) of this Section;

(5)          Have a receiver of the Vessels appointed as a matter of right in any suit under this Section (and any such receiver may have the rights of the Administrator under Subsection (b)(6) of this Section) and any receiver so appointed shall have full right and power to use and operate the Vessels;

(6)          Sell any Vessel, free from any claim of the Shipowner, in addition to any and all other rights, powers, and remedies elsewhere in the Agreement or by law granted to and conferred upon the Administrator, upon such terms and conditions as it may deem to be for its best advantage, including the right to sell and dispose of any Vessel free from any claim of or by the Shipowner, at public sale, by sealed bids or otherwise, after twice publishing notice of the time and place of such sale prior to the proposed sale in the Authorized Newspaper, and by mailing notice of such sale to the Shipowner at its last known address; such publication and mailing is to be made at least ten (10) Business Days prior to the date fixed for such sale; such sale may be held at such place and at such time as the Administrator in such notice may have specified, or may be adjourned by the Administrator from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice of publication and the Administrator may make any such sale at the time and place to which the same shall be so adjourned; and any such sale may be conducted without bringing any Vessel to the place designated for such sale and in such manner as the Administrator may deem to be for its best advantage, and the Administrator may become the purchaser at any such sale, and shall have the right to credit on the purchase price any or all sums of money due to the Administrator under the Administrator’s Note, the Agreement, this Mortgage, the other Transaction Documents or otherwise hereunder. THE SHIPOWNER EXPRESSLY AGREES AND ACKNOWLEDGES THAT SALE OF THE VESSEL PURSUANT TO THIS SECTION WILL NOT IMPAIR OR LIMIT THE ADMINISTRATOR’S LEGAL RIGHT TO COLLECT FROM THE SHIPOWNER ANY DEFICIENCY REMAINING AFTER THE SALE. IF ANY APPLICABLE LEGAL AUTHORITIES MAY BE CONSTRUED TO LIMIT THE ADMINISTRATOR’S RIGHTS TO COLLECTION OF SAID DEFICIENCY FROM THE SHIPOWNER, THEN SHIPOWNER HEREBY EXPRESSLY WAIVES, RELINQUISHES AND FOREVER GIVES UP THE RIGHT TO AVAIL ITSELF OF SUCH LEGAL AUTHORITIES;

(7)          Accept a conveyance of title to, and to take without legal process (and the Shipowner or other Person in possession shall forthwith surrender possession to the Administrator), the whole or any part of any Vessel and the Vessel Collateral wherever the same may be, and to take possession of and to hold the same;

(8)          In the Administrator’s discretion, take any and all action authorized by Sections 53715(c), 53724, and 53725 of Chapter 537 and any and all action provided for, or authorized, or permitted by, or with respect to the Vessel Collateral;

(9)          Receive, in the event of an actual or constructive total loss, or an agreed or compromised total loss, or a requisition of title to or use of any Vessel, all insurance or other payments therefor to which the Shipowner would otherwise be entitled, such

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 18

insurance moneys to be applied by the Administrator in accordance with Section 14.04 of the Agreement; and

(10)        Pursue to final collection of all the claims arising under this Mortgage and to collect such claims from, the Vessel Collateral.

(c)          The Shipowner hereby irrevocably appoints the Administrator the true and lawful attorney of the Shipowner, in its name and stead, to make all necessary transfers of the whole or any part of the Vessel Collateral in connection with a sale, use or other disposition pursuant to Section 14.02(b) of the Agreement, and for that purpose to execute all necessary instruments of assignment and transfer, the Shipowner hereby ratifying and confirming all that its said attorney shall lawfully do by virtue hereof. Nevertheless, the Shipowner shall, if so requested by the Administrator, ratify and confirm such sale by executing and delivering to any purchaser of the whole or any part of the Vessel Collateral, such proper bill of sale, conveyance, instrument of transfer, or release as may be designated in such request.

(d)          The Shipowner hereby irrevocably appoints the Administrator the true and lawful attorney of the Shipowner so long as a Default shall have occurred and be continuing and shall not have been waived by the Administrator, in the name of the Shipowner, to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all hires, earnings, issues, revenues, income, and profits of the Vessels and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, any right of action against the designer, builder, surveyor, or other material party for any fault, negligence or deficiency in design, construction or survey of the Vessels and all other sums, due or to become due, at or after the time of the happening of any Default in respect of the Vessels or in respect of any insurance thereon from any person whomsoever, and to make, give and execute in the name of the Shipowner, acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Shipowner all checks, notes, drafts, warrants, agreements, and all other instruments in writing with respect to the foregoing.

(e)          No remedy shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy.

(f)           No delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Default.

(g)          The exercise of any right or remedy shall not constitute an election of remedies by the Administrator.

(h)          If the Administrator discontinues any proceeding, the rights and remedies of the Administrator and of the Shipowner shall be as though no such proceeding had been taken.

SECTION 5.03. Waivers of Default. (a) If the Administrator shall not have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, and if the Administrator determines that an event which, with the passage of time, would become a Payment Default, has been remedied within thirty (30) days after the occurrence of such event, upon a Request by the Shipowner, the Administrator shall waive the consequences of such event.

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 19

(b)          If the Administrator shall not have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, and if the Administrator shall have determined prior to payment of the Guarantee that a Payment Default has been remedied within thirty (30) days after the occurrence of such event, but prior to the date of demand by the Holder for payment under the Guarantee, upon a Request by the Shipowner, the Administrator shall waive such Default.

(c)          If the Administrator shall have determined prior to the expiration of the period required for payment of the Guarantee that a Payment Default had not occurred or has been subsequently remedied by the Shipowner (and if the Administrator shall not have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537 and prior to any payment of the Guarantee), the Administrator shall notify the Holder and the Shipowner of such determination, and, the Administrator shall waive such Default.

(d)          The Administrator, in its sole discretion, may waive any Security Default or any event which by itself, or with the passage of time or the giving of notice, or both, would give rise to a Security Default; provided however, that if the Administrator (i) shall not have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, and if the Administrator determines that an event which, with the passage of time, would become a Security Default, has been remedied within the time provided herein, upon a Request by the Shipowner, the Administrator shall waive the consequences of such event; and (ii) If the Administrator shall have determined that a Security Default had not occurred or has been subsequently remedied by the Shipowner and if the Administrator shall not have given an Administrator’s Notice and assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537 and has not made any payment on the Guarantee, the Administrator shall waive such Default.

(e)          The Administrator shall notify the Shipowner in writing of any determinations made under Subsections (a), (b), (c) and (d) of this Section, and the Administrator shall waive the consequences of any such Default, and annul any declaration under Section 14.02 of the Agreement, and the consequences thereof.

(f)           No waiver under this Section shall extend to or affect any subsequent or other Default, nor impair any rights or remedies consequent thereon.

(g)  No waiver under this Section shall be deemed to have occurred because the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537.

SECTION 5.04. Application of Proceeds.  During the existence and the continuation of a Default, (a) the proceeds (from sale or otherwise) of the whole or any part of the Vessel Collateral (including the Chapter 537 Reserve Fund and all Income Realized on the Chapter 537 Reserve Fund) and use thereof by the Administrator under any of the foregoing powers, (b) the proceeds of any judgment collected by the Administrator for any Default hereunder, (c) the proceeds of any insurance and of any claim for damages to the whole or any part of the Vessel Collateral received by the Administrator while exercising any such power, and (d) all other amounts received by the

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 20

Administrator, including amounts which are required by Sections 11.10 and 11.12 of the Agreement shall be applied by the Administrator in the following order:

(1)          To the payment of all advances and all reasonable charges by the Mortgagee pursuant to this Mortgage, the Agreement, the Administrator’s Note or any other Transaction Document, including the expenses of any sale, counsel fees, the expenses of any taking of possession of any Vessel, costs and expenses of collection, and any other expenses or advances made or incurred by the Mortgagee in the protection and preservation of the Vessels or of its rights or in the pursuance of its remedies hereunder and to the payment of any damages sustained by the Mortgagee from the Default or Defaults of the Mortgagor; any debt owed by the Mortgagor to the Mortgagee which this Mortgage, the Administrator’s Note, the Agreement or any other Transaction Document states is entitled to be paid prior to the Administrator’s Note, and any payment due under this Mortgage, the Agreement or any of the other Transaction Documents, and at the option of the Mortgagee, to provide a fund adequate in the opinion of the Mortgagee to furnish suitable indemnity against liens claiming priority over this Mortgage;

(2)          To the payment of Late Charges payable under Paragraphs 11 and 16 of the Note;

(3)          To the payment of premiums payable under Paragraphs 14 and 15 of the Note;

(4)          To the payment of the whole amount of interest then due and unpaid upon the Administrator’s Note; provided, however, that such application of funds shall not cure or be deemed to cure a Default;

(5)          To the payment of the whole amount of the principal then due and unpaid upon the Administrator’s Note; provided,  however, that such application of funds shall not cure or be deemed to cure a Default;

(6)          To the Mortgagee for application to any other debt of the Mortgagor due to the Mortgagee under any other financing guaranteed by the Mortgagee under Chapter 537; and

(7)          Any surplus then remaining shall belong and be paid or returned to the Mortgagor or to whomever shall be lawfully entitled to receive the same.

SECTION 5.05. Shipowner’s Rights in Absence of Default.  Except during the existence of a Default, the Shipowner (a) shall be permitted to retain actual possession and use of the Vessel, and (b) shall have the right, from time to time, in its discretion and without the consent of or release by the Administrator, to dispose of, free from the Lien granted to the Administrator pursuant to Article IV of the Agreement and of this Mortgage, any and all engines, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit, tools, pumps, pumping and other equipment, and all other appurtenances to the Vessels, and also any and all additions, improvements and replacements in or to the Vessels or said appurtenances, after first or simultaneously replacing the same with items of at least substantially equal value.

SECTION 5.06.  Divesture of Rights, Title and Interest.  Subject to Section 14.07 of the Agreement, any sale of any Vessel pursuant to this Mortgage shall operate to divest and forever bar the Mortgagor from any and all right, title and interest of any nature whatsoever of the

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 21

Mortgagor therein and thereto. No purchaser shall be bound to inquire whether notice has been given, or whether any Default has occurred, or as to the propriety of the sale, or as to the application of proceeds thereof.

SECTION 5.07. General Powers of the Administrator.  (a) In the event that any Vessel shall be arrested or detained by a marshal or other officer of any court of law, equity or admiralty jurisdiction in any country or nation of the world or by any government or other authority, and shall not be released from arrest or detention within fifteen (15) days or such longer period of time from the date of arrest or detention as may be required under the circumstances and during which the Shipowner shall exercise due diligence to seek such release, the Shipowner hereby authorizes and empowers the Administrator, in the name of the Shipowner and hereby irrevocably appoints the Administrator and its successors and assigns the true and lawful attorney of the Shipowner, in its name and stead, to apply for and receive possession of and to take possession of such Vessel with all the rights and powers that the Shipowner might have, possess and exercise in any such event. This power of attorney shall be irrevocable and may be exercised not only by the Administrator but also by an appointee or appointees, with full power of substitution, to the same extent as if said appointee or appointees had been named as one of the attorneys above named by express designation.

(b)          The Shipowner also authorizes and empowers the Administrator or the Administrator’s appointee or appointees, as the true and lawful attorney of the Shipowner, to appear in the name of the Shipowner, or its successors or assigns, in any court of any country or nation in the world where a suit is pending against any Vessel because or on account of any alleged Lien against the Vessel (other than any Permitted Lien) from which the Vessel has not been released within the time provided in Section 5.07 (a) above and to take such proceedings as to them or any of them as may seem proper towards the defense of such suit and the discharge of such Lien, and all reasonable and necessary expenditures made or incurred by them or any of them for the purpose of such defense or discharge shall be deemed to be an indebtedness of the Shipowner and shall be secured by the Agreement and this Mortgage and shall be immediately due and payable and, until paid, shall bear interest at the Expended Funds Rate plus two percent (2%).

SECTION 5.08. Additional Debts of Shipowner to Administrator. (a) If the Shipowner shall fail to perform any covenant, condition or agreement set forth in the Transaction Documents, the Administrator may, in its discretion, after giving the Shipowner notice of its intent to avail itself of its right under this Section 5.08 with respect to such failure to perform and thereafter at any time during the continuance of an event which by itself, with the passage of time, or the giving of notice, would constitute a Default, perform all acts and make all reasonable expenditures reasonably necessary to remedy such failure. Notwithstanding the foregoing, the Administrator shall not be obligated to (and shall not be liable for the failure to) perform such acts and make such expenditures.  All funds so advanced and expenses reasonably incurred by the Administrator relating to such compliance shall constitute a debt due from the Shipowner to the Administrator and shall be secured hereunder and under this Mortgage prior to the Administrator's Note and shall be repaid by the Shipowner upon demand, together with interest at the Expended Funds Rate plus two percent (2%).

(b) (1) All funds advanced and expenses incurred by the Administrator pursuant to Section 4.05(a) of the Agreement and the Transaction Documents; (2) all other expenses incurred incident to the exercise by the Administrator of any rights and remedies pursuant to Section 4.04(a), Section 4.04(b), Article XIV or any other provisions of the Agreement, the other Transaction Documents

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 22

and the Note Purchase Documents or in connection with the assumption by the Administrator of the rights and duties of the Shipowner under the Note Purchase Agreement and the Note; and (3) all payments made to the Holder as a result of the default of the Shipowner under Chapter 537 (including, but not limited to, fees paid to the Holder for expenses incident to the assumption of the Note Purchase Agreement by the Administrator), shall constitute a debt due from the Shipowner to the Administrator and shall also be secured hereunder and under this Mortgage and the other Transaction Documents prior to the payment of the Administrator's Note and shall be repaid by the Shipowner upon demand together with interest at the Expended Funds Rate plus two percent (2%).

6.            In Article VI of this Mortgage, Sections 6.01 through 6.08 and Sections 6.11 and 6.12 are hereby deleted in their entirety and the following is substituted in its place:

ARTICLE VI

Miscellaneous

SECTION 6.01.  Notices.  Except as otherwise provided in the Agreement or by Chapter 537, all notices, requests, demands, directions, consents, waivers, approvals or other communications hereunder must be in writing and may be made or delivered in person or by registered or certified mail, postage prepaid, or by electronic or facsimile transmission with confirmation, addressed to the party at the address of such party set forth on Appendix 2 of this Mortgage, or at such other address as such party shall advise each other party by notice in accordance with this Section, and shall be effective upon receipt by the addressee thereof. Each party shall provide a United States address for purposes of this Section.

SECTION 6.02.  Waivers of Notice.  In any case where notice by publication, mail or otherwise is provided for by this Mortgage, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be deemed the equivalent of such notice.

SECTION 6.03. Officer’s Certificates. To satisfy a covenant or condition provided for in this Mortgage, the Responsible Officer of the Person making such Officer’s Certificate shall certify that the officer (a) has read such covenant or condition; (b) has made or caused to be made such examination or investigation as is necessary to enable the Officer to express an informed opinion with respect to such covenant or condition; and (c) believes to the best of the Officer’s knowledge that such condition or covenant has been met.  An Officer’s Certificate shall set forth the pertinent supporting information and shall be subject to the Administrator’s review of its adequacy and accuracy.

SECTION 6.04. Successors and Assigns.  All the covenants, promises, stipulations and agreements of the Administrator and Shipowner, to the extent applicable, in this Mortgage shall bind the Administrator and Shipowner, to the extent applicable, and their respective successors and assigns. This Mortgage is for the sole benefit of the Shipowner and the Administrator, and their respective successors and assigns, and no other Person shall have any right hereunder.

SECTION 6.05.  Table of Contents, Titles and Headings. The table of contents, and titles of the Articles and the headings of the Sections are not a part of this Mortgage and shall not be deemed to affect the meaning or construction of any of its provisions.

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 23

SECTION 6.06.  Applicable Regulations.  To the extent federal regulations apply, only the provisions of the regulations issued under Chapter 537 and Chapter 313, as amended, modified or supplemented from time to time, shall control the provisions of this Mortgage.

SECTION 6.07.  Surrender of Vessel Documents. The Administrator shall consent to the surrender of each Vessel's documents in connection with any re-documentation of such Vessel required on account of alterations to such Vessel or any other circumstance requiring re-documentation of a Vessel under applicable law which are not prohibited by the Agreement or this Mortgage.

SECTION 6.08.  Amendments and Supplements to Transaction Documents.   This Mortgage and the other Transaction Documents may not be amended or supplemented orally, but may be amended or supplemented from time to time only by an instrument in writing executed by the Shipowner and the Administrator, to the extent applicable.

SECTION 6.11.  Discharge of this Mortgage. Except as set forth in Section 5.03 of the Agreement with respect to a release of the Administrator’s Lien on the Interest Escrow Fund, if the Note and the related Administrator's Note shall have been satisfied and discharged, and if the Shipowner shall pay or cause to be paid all other sums that may have become secured under the Agreement and the other Transaction Documents, then this Mortgage, the other Transaction Documents, and the Liens, estate and rights and interests hereby and thereby granted, shall cease, terminate, and become null and void, and the Administrator, on the Shipowner’s Request and at the Shipowner's cost and expense, shall forthwith cause satisfaction and discharge and duly acknowledge such satisfaction and discharge of this Mortgage and the other Transaction Documents (including this Mortgage) to be entered upon its and other appropriate records, and shall execute and deliver to the Shipowner such instruments as may be necessary, and forthwith the estate, right, title and interest of the Administrator in and to the Vessel Collateral, and any other securities, cash, and any other property held by it under the Agreement, shall thereupon cease, terminate and become null and void, and the Administrator shall transfer, deliver and pay the same to the Shipowner.

SECTION 6.12.  Release of Liens.  If the Guarantee on the Outstanding Note shall have been terminated pursuant to Section 2.04(b)(1), (2), or (4) of the Agreement, the Administrator shall release the Liens, estate, rights and interests in the Vessel Collateral granted to it by the Shipowner pursuant to this Mortgage.

(End of Appendix 3)

First Preferred Fleet Mortgage, Contract No. MA-14455, Appendix 3	Page 24

ANNEX G

FORM OF ASSIGNMENT OF CONSTRUCTION CONTRACT

ASSIGNMENT OF CONSTRUCTION CONTRACT

THIS ASSIGNMENT OF CONSTRUCTION CONTRACT (this “Assignment”) is made as of April 27, 2020, by Matson Navigation Company, Inc., a Hawaii corporation (the “Shipowner”), to and in favor of THE UNITED STATES OF AMERICA (the “United States”), represented by the Maritime Administrator of the Maritime Administration (the “Administrator”), pursuant to Chapter 537 of Title 46 of the United States Code (“Chapter 537”).

For value received, the Shipowner, as of April 27, 2020, pursuant to the Consolidated Agreement, Contract No. MA-14454, between the Shipowner and the Administrator, dated as of even date herewith (as the same may be amended, supplemented, or modified, the “Agreement”) in which the Administrator has agreed to guarantee, subject to the terms and conditions thereof, a loan to Shipowner up to the Amount of Administrator’s Guarantee, hereby sells, grants, assigns, transfers and sets over to the United States, represented by the Administrator, all of its rights, title and interest in and to that certain Construction Contract between Shipowner and Philly Shipyard, Inc. (f/k/a Aker Philadelphia Shipyard, Inc., the “Shipyard”) dated November 6, 2013 (the “Construction Contract”), annexed hereto as Exhibit A, and as may be amended, in connection with the construction of the DANIEL K. INOUYE, Official Number: 1274136.  Capitalized terms not defined herein, unless otherwise defined herein, shall have the respective meanings set forth in the Agreement.

This Assignment is made to aid the Administrator in appropriate circumstances to better protect its security for the obligations of the Shipowner under the Agreement and the other Transaction Documents.  The Shipowner represents and warrants to the Administrator that it has not made any previous assignment of its interest in the Construction Contract, that to the knowledge of the Responsible Officers of the Shipowner, the Construction Contract has not been terminated and that all covenants, conditions and agreements have been performed as required therein, except those not due to be performed until after the date hereof.  No change in the terms of the Construction Contract shall be valid without the written approval of Administrator provided that the Administrator’s prior written consent shall not be necessary, but prior written notice to the Administrator shall be given, for any mandatory changes to the Construction Contract as a result of any requirements of any governmental agency.  The Shipowner agrees not to assign, sell, pledge, mortgage or otherwise transfer or encumber its interest in the Construction Contract so long as this Assignment is in effect.

The Shipowner agrees that the Administrator shall not be under any obligation or liability with respect to the Construction Contract.  No request by the Administrator to the Shipyard shall be honored unless in writing.

This Assignment shall be binding upon and inure to the benefit of the heirs, legal representatives, assigns, and successors in interest of the Shipowner, the Administrator and the Shipyard.

Annex G (Assignment of Construction Contract) – Relating to Contract No. MA - 14454	Page 1

This Assignment shall be governed by, and construed and interpreted in accordance with the laws of the United States of America, including federal common law, and absent applicable federal law, the laws of the Governing Law State, notwithstanding its conflict of laws rules.

The term of this Assignment shall expire at such time as the Shipowner’s obligations under the Transaction Documents are paid in full and performed in full.

This Assignment may be executed in counterparts, each of which shall be deemed an original but all of which when taken together shall constitute but one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Annex G (Assignment of Construction Contract) – Relating to Contract No. MA - 14454	Page 2

IN WITNESS WHEREOF, the Shipowner has executed this Assignment as of the date first written above.

(SEAL) Attest:	SHIPOWNER
By:	By:
Name:	Name:
Title:	Title:

Annex G (Assignment of Construction Contract) - Contract No. MA-______	Page 3

EXHIBIT A

EXECUTED COPY OF CONSTRUCTION CONTRACT

(End of Annex G)

Annex G (Assignment of Construction Contract) - Contract No. MA-______	Page 4

ANNEX H-1

FORM CONSENT OF SHIPYARD

CONSENT OF SHIPYARD

THIS CONSENT OF SHIPYARD (this “Consent”) is made as of April 27, 2020, by Philly Shipyard, Inc. (f/k/a Aker Philadelphia Shipyard, Inc.), a Pennsylvania corporation (the “Shipyard”), to and in favor of THE UNITED STATES OF AMERICA (the “United States”), represented by the Maritime Administrator of the Maritime Administration (the “Administrator”), pursuant to Chapter 537 of Title 46 of the United States Code (“Chapter 537”).

RECITALS:

A.           Matson Navigation Company, Inc., a Hawaii corporation (the “Shipowner”) and the Administrator are parties to the Consolidated Agreement, Contract No. MA-14454, dated as of April 27, 2020 (the “Agreement”);

B.           It is a condition of the Agreement that the Shipyard consents, acknowledges and agrees to the assignment by the Shipowner of all of the right, title and interest of the Shipowner in and to the certain Shipbuilding Contract dated as of November 6, 2013, as amended, between the Shipyard and the Shipowner (the “Construction Contract”), for the construction of Hull 29, now known as the DANIEL K. INOUYE, Official Number 1274136 (the “Vessel”).

NOW, THEREFORE, in consideration of the premises herein contained, to induce the Administrator to issue a guarantee of the Note dated April 27, 2020, issued by the Shipowner to the Federal Financing Bank, a body corporate and instrumentality of the United States (“FFB”), pursuant to the Note Purchase Agreement, dated April 27, 2020, by and among FFB, the Shipowner and the Administrator pursuant to Chapter 537 (the “Administrator’s Guarantee”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            As used herein, (a) capitalized terms defined above have the respective meanings given such terms above; and (b) unless otherwise defined herein, with respect to Uniform Commercial Code (“UCC”) terms, all other capitalized terms contained in this Consent shall have the meanings provided for by the UCC, as adopted in the State of California.

2.            The Shipyard acknowledges that it has received a true copy of the form of the Assignment of Construction Contract, dated April 27, 2020 (the “Assignment”), executed by the Shipowner.

3.            The Shipyard hereby acknowledges receipt of notice of, and hereby consents and agrees to the assignment and grant by the Shipowner to the Administrator pursuant to the Assignment of a continuing security interest, lien and right of setoff in of all of the Shipowner’s right, title and interest in the Construction Contract and the proceeds thereof, if any such exist, or shall exist in the future.  Such proceeds include any amounts that may be due to be refunded to the Shipowner by the Shipyard or by any subcontractor or supplier to the Shipyard arising out of the Construction Contract and any subcontracts or supply contracts into which the Shipyard has

Annex H (Consent of Shipyard) – Related to Contract No. MA-14454	Page 1

entered into.  In the event of a default of the Shipyard under the Construction Contract, the Administrator may enforce the Shipowner’s rights thereunder.

4.            The Shipyard hereby acknowledges, understands and agrees that:

(a)          The Administrator shall, by virtue of the Agreement, have no obligation or duty under the Construction Contract and shall not be required to make any payment due and owing by the Shipowner under the Construction Contract (it being understood that nothing in the Assignment diminishes the Shipowner’s obligations or duties to perform under the Construction Contract);

(b)          The Shipyard shall promptly pay any amount coming due to the Shipowner under the Construction Contract to the Shipowner, except that during any period after the Shipyard shall have received written notice from the Administrator indicating the existence of a Default as defined in the Agreement and until the Administrator shall have notified the Shipyard in writing that such Default has been cured or waived, the Shipyard shall pay any amount coming due to the Shipowner under the Construction Contract promptly to the Administrator for application pursuant to the Agreement;

(c)          Except during any period after the Shipyard shall have received written notice from the Administrator indicating the existence of a Default under the Agreement and until the Administrator shall have notified the Shipyard in writing that such Default has been cured or waived, the Shipowner shall be entitled to exercise all of its rights under the Construction Contract with respect to the Vessels and to receive all of the benefits thereunder, subject to Paragraph 4(b) hereof, to the same extent as if the Construction Contract had not in any way been subjected to a continuing security interest, lien and right of setoff under the Agreement.

5.            The title of this Consent and the headings of the sections are not a part of this Consent and shall not be deemed to affect the meaning or construction of any of its provisions.

6.            Any and all notices to the Shipyard in connection with this Consent shall be given in accordance with the notice provisions of the Construction Contract.

 (REMAINDER OF PAGE INTENTIONALLY BLANK)

(SIGNATURE PAGE ON FOLLOWING PAGE)

Annex H (Consent of Shipyard) – Related to Contract No. MA-14454	Page 2

IN WITNESS WHEREOF, the undersigned has caused this Consent to be duly executed as of the day and year first above written.

(SEAL) Attest:	PHILLY SHIPYARD, INC.
By:	By:
Name:	Name:
Title:	Title:

(END OF ANNEX H-1)

Annex H (Consent of Shipyard) – Related to Contract No. MA-14454	Page 3

ANNEX I

FORM OF ASSIGNMENT OF EARNINGS

ASSIGNMENT OF EARNINGS

THIS ASSIGNMENT OF EARNINGS (this “Assignment”) is made as of April 27, 2020, by Matson Navigation Company, Inc., a Hawaii corporation (the "Shipowner"), to and in favor of THE UNITED STATES OF AMERICA (the "United States"), represented by the Maritime Administrator of the Maritime Administration (the "Administrator"), pursuant to Chapter 537 of Title 46 of the United States Code (“Chapter 537”).

RECITALS:

A.           The Shipowner and the Administrator are parties to that certain Consolidated Agreement, Contract No. MA-14454, dated as of the date hereof (the “Agreement”);

B.           The Shipowner intends to issue the Administrator’s Note pursuant to the Agreement;

C.           The Agreement requires the Shipowner to secure the payment of the Administrator’s Notes by Liens on, among other things, the Collateral (as defined in the Agreement), including the Earnings (as herein defined); and

D.           This Assignment sets forth the terms on which the Shipowner grants an assignment of and a Lien on Earnings (as hereinafter defined) in favor of the Administrator as collateral security for the Obligations.

NOW, THEREFORE, in consideration of the premises herein and to induce the Administrator to issue the Guarantee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used herein:

(a)          Unless otherwise defined herein, capitalized terms used herein have the respective meanings set forth in the Agreement;

(b)          Unless otherwise defined herein, with respect to Uniform Commercial Code (“UCC”) terms, all other capitalized terms contained in this Assignment and not otherwise defined herein shall have, when the context so indicates, the meanings provided for by the UCC, as adopted in the UCC State, to the extent the same are used or defined therein; and

(c)          Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Assignment:

Annex I (Assignment of Earnings) - relating to Contract No. MA-14454	Page 1

“Contract” means each rental agreement, lease, charter (excluding all slot charters), exchange, transfer or sale agreement relating to any Vessel to which the Shipowner is a party from time to time.

“Earnings” means: (a) all the Shipowner’s right, title and interest to and in whatever is received (whether voluntary or involuntary, whether cash or non-cash, including proceeds of insurance and condemnation awards, rental or lease payments, accounts, chattel paper, instruments, documents, contract rights, general intangibles, equipment and/or inventory) upon the lease, sale, charter (excluding all slot charters), exchange, transfer, or other disposition of any of the Earnings Collateral; (b) all claims for damages for any breach by any charterer or other party thereto of any bareboat or time charter, or lease of any Vessel; and (c) all remuneration payable by or on behalf of a governmental authority in respect of any detention of any Vessel.

“Obligations” means all of the obligations and liabilities of the Shipowner under the Agreement, the Administrator's Note, the Mortgage and the other Transaction Documents and with respect to the Guarantee whether now made or hereafter entered into.

“Proceeds" means (A) whatever is acquired upon the sale, lease, license, exchange, or other disposition of Earnings; (B) whatever is collected on, or distributed on account of, Earnings; (C) rights arising out of Earnings; (D) to the extent of the value of Earnings, claims arising out of the loss, nonconformity, or interference with the use of, defects or infringement of rights in, or damage to, the Earnings; or (E) to the extent of the value of Earnings and to the extent payable to the Shipowner or the Administrator, insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, the Earnings.

“Vessel” means the DANIEL K. INOUYE, Official Number 1274136.

ARTICLE II

ASSIGNMENT

SECTION 2.01. Assignment. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, the Shipowner does hereby assign, transfer and convey to the Administrator, its successors and assigns, and does hereby grant to the Administrator, its successors and assigns, a first priority continuing security interest in, lien on and right of setoff against, all of the following, wherever located, whether now owned or at any time hereafter acquired by the Shipowner or in which the Shipowner now has or at any time in the future may acquire any right, title or interest in (collectively, the “Earnings Collateral”):

(a)          the Earnings of the Vessel from any source;

(b)          all moneys or other compensation payable by reason of requisition of title or for hire or other compulsory acquisition of any Vessel or any Vessel’s capture, seizure, arrest, detention or confiscation by any governmental authority or Persons acting on behalf of any governmental authority; and

(c)          all Proceeds and products of the foregoing.

Annex I (Assignment of Earnings) - relating to Contract No. MA-14454	Page 2

Upon the occurrence and continuation of a Default, the Shipowner hereby authorizes and directs any party to a Contract and their respective successors and assigns to treat and regard the Administrator as the party entitled, in the Shipowner’s place and stead, to receive said Proceeds and amounts and to exercise all rights of the Shipowner with respect thereto; and said parties shall be fully protected in so treating and regarding the Administrator and shall be under no obligation to see to the application by the Administrator of any such Proceeds received by it. In addition to the rights granted to the Administrator hereunder, the Shipowner hereby further transfers and assigns to the Administrator by way of security any and all such Liens, financing statements or similar interests of the Shipowner attributable to its interest in the Earnings Collateral arising under or created by any statutory provision, judicial decision or otherwise.

SECTION 2.02. Account Debtors. No Person making payments to the Administrator at its request under the assignment contained herein shall have any responsibility to see to the application of any of such funds, and any party paying or delivering Proceeds or amounts to the Administrator under such assignment shall be released thereby from any and all liability to the Administrator and the Shipowner to the full extent and amount of all payments or Proceeds so delivered. Should the Administrator bring suit against any third party for collection of any amount or sums included within this Assignment (and the Administrator shall have the right to bring any such suit), it may sue either in its own name or in the name of the Shipowner, or both.

SECTION 2.03. Performance under Charters; No Duty of Inquiry. The Shipowner hereby undertakes that it shall punctually perform all of its obligations under all Contracts to which it is a party. It is hereby expressly agreed that, anything contained herein to the contrary notwithstanding, the Shipowner shall remain liable under all Contracts to perform the obligations assumed by it thereunder, and the Administrator shall have no obligation or liability of any nature whatsoever under any Contract by reason of, or arising out of, this Assignment, nor shall the Administrator be required to assume or be obligated in any manner to perform or fulfill any obligation of the Shipowner under or pursuant to any Contract. Nothing in this Assignment shall be deemed or construed to create a delegation to or assumption by the Administrator, of the duties and obligations of the Shipowner under any Contract. All of the parties to any Contract shall continue to look to the Shipowner for performance of all covenants and other obligations and the satisfaction of all representations and warranties of the Shipowner thereunder, notwithstanding the rights granted to the Administrator hereunder and the assignment herein made or the exercise by the Administrator of any such rights hereunder or under applicable law. The Administrator shall not be required to make any payment or make any inquiry as to the nature or sufficiency of any payment received by the Administrator, or, unless and until indemnified to its satisfaction, to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder or pursuant hereto at any time or times.

SECTION 2.04. No Modification of Obligations. Nothing herein contained shall modify or otherwise alter the obligation of the Shipowner to make prompt payment of all Obligations, including principal and interest owing thereon, when and as the same become due regardless of whether the Earnings Collateral is sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Obligations.

Annex I (Assignment of Earnings) - relating to Contract No. MA-14454	Page 3

Nothing in this Assignment is intended to be an acceptance of collateral in satisfaction of or in discharge of the Obligations.

SECTION 2.05. Affirmative Covenants. Until all of the Obligations have been fully and finally paid and the Agreement and the other Transactions Documents have been terminated, the Shipowner hereby covenants and agrees with the Administrator to:

(a)          promptly notify the Administrator in writing of the commencement and termination of any period during which any Vessel is requisitioned; and

(b)          during the continuance of a Default, use its best efforts to cause any counterparty to any Contract to execute a Consent and Agreement to this Assignment in substantially the form attached hereto as Exhibit B and deliver such Consent and Agreement to the Administrator.

SECTION 2.06. Negative Pledge. The Shipowner does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the Earnings Collateral hereby assigned to anyone other than the Administrator, and it will not take or omit to take any action, the taking or omission of which might result in an alteration or impairment of the rights hereby assigned or any of the rights created in this Assignment.

SECTION 2.07. Attorney-in-Fact. The Administrator shall not be liable for any delay, neglect, or failure to effect collection of any Proceeds or to take any other action in connection therewith or hereunder; but the Administrator shall have the right, at its election, in the name of the Shipowner or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by the Administrator in order to collect such Proceeds and to protect the interests of the Administrator, and/or the Shipowner, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by the Shipowner. The Shipowner does hereby irrevocably appoint and constitute the Administrator as the Shipowner’s true and lawful attorney-in-fact with full power (in the name of the Shipowner or otherwise), to ask, require, demand, receive, compound, and give acquittance for any and all Proceeds, to endorse any checks or other instruments or orders in connection therewith, to file any claims or take any action or institute any proceedings which the Administrator may deem to be necessary or advisable in the premises, and to file, without the signature of the Shipowner, any and all financing statements or similar documents, other instruments, documents or agreements or renewals thereof arising from this Assignment which the Administrator may deem to be reasonably necessary or advisable in order to perfect or maintain the security interest granted hereby; provided, however, the Administrator shall not take any action pursuant to the power granted by this Section unless a Default shall have occurred and be continuing. Such appointment of the Administrator as attorney-in-fact is irrevocable and is coupled with an interest. The parties agree that the grant of the power of attorney set forth in this Section shall not be deemed to create any obligation on the part of the Administrator to take any one or more of the actions described herein.

SECTION 2.08. Application of Proceeds. All Proceeds collected or received by the Administrator pursuant to this Assignment during the existence and continuance of a Default shall be applied as provided in Section 14.04 of Annex C of the Agreement and, in the absence

Annex I (Assignment of Earnings) - relating to Contract No. MA-14454	Page 4

of the existence and continuance of a Default, shall be paid by the Administrator to Shipowner promptly following receipt thereof.

SECTION 2.09. Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy given herein, in the Agreement and the other Transaction Documents to the Administrator shall be cumulative and shall be in addition to every other right, power and remedy of the Administrator now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Administrator, and the exercise or the commencement of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. Without limitation of the foregoing, during the continuation of a Default, the Administrator shall have the rights and remedies of a secured party under the UCC.  No delay or omission by the Administrator in the exercise of any right or power in the pursuance of any remedy accruing upon any breach or default by the Shipowner shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Administrator of any security or of any payment of or on account of any of the amounts due from the Shipowner to the Administrator and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

SECTION 2.10. Invalidity. If any provision of this Assignment shall at any time for any reason be declared or decided to be invalid, void or otherwise inoperative by a court of competent jurisdiction, such declaration or decision shall not affect the validity of any other provision or provisions of this Assignment, or the validity of this Assignment as a whole. In the event that by reason of any law or regulation in force or to become in force, or by reason of a ruling of any court of competent jurisdiction, or by any other reason whatsoever, this Assignment is rendered either wholly or partly defective, the Shipowner shall furnish the Administrator with an alternative assignment or security and do all such other acts as are reasonably required in order to ensure and give effect to the full intent of this Assignment.

SECTION 2.11. Continued Security. It is declared and agreed that the security created by this Assignment shall be held by the Administrator as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Shipowner in connection with the Obligations and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Administrator for all or any part of the moneys hereby secured.

SECTION 2.12. Termination. The Administrator shall terminate this Assignment and release the Earnings Collateral subject to the provisions of Article XVI of Annex C of the Agreement and the relevant provisions of this Assignment. Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Administrator shall be deemed to constitute a retention of the Earnings Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until the Administrator and the Holder(s) shall have applied

Annex I (Assignment of Earnings) - relating to Contract No. MA-14454	Page 5

payments (including, without limitation, collections from any Earnings Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is provided in the Agreement. If this Assignment has terminated and any payment actually received by the Administrator is subsequently invalidated, rescinded, declared to be fraudulent or preferential or set aside and is required to be repaid under any bankruptcy or other similar law, then this Assignment shall be reinstated and its provisions will continue in effect for the benefit of the Administrator and the holder(s) of the Administrator’s Note until such amounts are fully and finally paid in cash.

SECTION 2.13. Notices. Any notices or communications hereunder shall be made in accordance with Section 18.03 of Annex C of the Agreement.

SECTION 2.14. Waiver; Amendment. No amendment, modification, or waiver of any provision of this Assignment, and no consent with respect to any departure of the Shipowner therefrom, shall be effective unless the same is in writing executed by the Shipowner and the Administrator.

SECTION 2.15. Further Assurances. The Shipowner agrees that at any time and from time to time, upon the written request of the Administrator, the Shipowner will promptly and duly execute and deliver any and all such further instruments and documents as the Administrator may deem desirable in obtaining the full benefits of this Assignment (including, without limitation, in connection with the perfection of the security interest created hereby) and of the rights and powers herein granted.

SECTION 2.16. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the United States of America, including federal common law, and, absent applicable federal law, the laws of the Governing Law State, notwithstanding its conflict of laws rules.

(REMAINDER OF PAGE INTENTIONALLY BLANK)

(SIGNATURE PAGE ON FOLLOWING PAGE)

Annex I (Assignment of Earnings) - relating to Contract No. MA-14454	Page 6

IN WITNESS WHEREOF, the Shipowner has caused this Assignment to be executed as of the day and year first above written.

(SEAL) Attest:	Matson Navigation Company, Inc.
By:	By:
Name:	Name:
Title:	Title:

Annex I (Assignment of Earnings) - relating to Contract No. MA-14454	Page 7

EXHIBIT A

[RESERVED]

Annex I (Assignment of Earnings) - relating to Contract No. MA-14454	Page 8

EXHIBIT B

TO ASSIGNMENT OF EARNINGS

CONSENT AND AGREEMENT

The undersigned, ________________, a counterparty to a contract (“Contract”) with Matson Navigation Company, Inc. (“Shipowner”) to which the Notice of Assignment delivered pursuant to the foregoing Assignment refers (terms defined in the Assignment are used herein with the same meaning), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby acknowledges notice of and consents and agrees to the Assignment and to all of the terms thereof, and agrees that: (1) it will make payment directly to the account of the Administrator, at [                                ], of all moneys due and to become due from it under the Contract until receipt of written notice from the Administrator that all obligations to it secured by said Assignment have been paid in full; and (2) any such payment shall be final and the undersigned will not seek to recover from the Administrator for any reason whatsoever any moneys paid by the undersigned to the Administrator by virtue of the foregoing Assignment and this Consent and Agreement but this shall not prevent the set off or credit against or deduction from any moneys payable to the Administrator by virtue of said Assignment of amounts owing to the undersigned by the Shipowner under the Contract.

The undersigned, as a counterparty to the Contract, confirms and agrees that the Contract is in full force and effect and is enforceable in accordance with its terms and the Shipowner is not in default thereunder.

This Consent and Agreement shall be governed by and construed in accordance with the laws of the Governing Law State.

Dated: ________________, 20___	[NAME]

By:

Name:

Title:

(End of Annex I)

Annex I (Assignment of Earnings) - relating to Contract No. MA-14454	Page 9

ANNEX J

FORM OF ASSIGNMENT OF INSURANCES

ASSIGNMENT OF INSURANCES

THIS ASSIGNMENT OF INSURANCES (this “Assignment”) is made as of April 27, 2020, by Matson Navigation Company, Inc., a Hawaii corporation (the "Shipowner"), to and in favor of THE UNITED STATES OF AMERICA (the "United States"), represented by the Maritime Administrator of the Maritime Administration (the "Administrator"), pursuant to Chapter 537 of Title 46 of the United States Code (“Chapter 537”).

RECITALS:

A.           The Shipowner and the Administrator are parties to the Consolidated Agreement, Contract No. MA-14454, dated as of the date hereof (the “Agreement”);

B.           The Shipowner intends to issue the Administrator’s Note in the Amount of Administrator’s Note pursuant to the Agreement;

C.           The Agreement requires the Shipowner to secure the payment of the Administrator’s Notes by Liens on, among other things, the Collateral (as herein defined), including the Insurances (as herein defined); and

D.           This Assignment sets forth the terms on which the Shipowner grants an assignment of, and a Lien on, the Collateral in favor of the Administrator as collateral security for the Obligations.

NOW, THEREFORE, in consideration of the premises herein and to induce the Administrator to issue the Guarantee and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used herein:

(a)               Unless otherwise defined herein, capitalized terms used herein have the respective meanings set forth in the Agreement;

(b)               Unless otherwise defined herein, with respect to Uniform Commercial Code (“UCC”) terms, all other capitalized terms contained in this Assignment and not otherwise defined herein shall have, when the context so indicates, the meanings provided for by the UCC, as adopted in the UCC State, to the extent the same are used or defined therein; and

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 1

(c)          Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Assignment:

“Collateral” has the meaning set forth in Section 2.01 of this Assignment.

“Insurances” has the meaning set forth in Section 2.01 of this Assignment.

“Obligations” means all of the obligations and liabilities of the Shipowner under the Agreement, the Administrator's Note, the Mortgage and the other Transaction Documents and as collateral security for and with respect to the Guarantee whether now made or hereafter entered into.

“Vessel” means the DANIEL K. INOUYE, Official Number 1274136.

ARTICLE II

ASSIGNMENT

SECTION 2.01. Assignment. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, the Shipowner does hereby assign, transfer and convey to the Administrator, its successors and assigns, and does hereby grant to the Administrator, its successors and assigns, a first priority continuing security interest in, lien on, and right of setoff against, all policies and contracts of insurance, including, without limitation, the Shipowner’s rights under all entries in any protection and indemnity or war risks associations or clubs, which are from time to time taken out by or for the Shipowner in respect of the Vessel, its hull, machinery, freights, disbursements, profits or otherwise, and all the benefits thereof and all other rights of the Shipowner in respect thereof, including, without limitation, all claims of whatsoever nature, as well as return premiums (all of which are herein collectively called the “Insurances”), and in and to all moneys and claims for moneys in connection therewith and all proceeds and products of all of the foregoing, wherever located, whether now owned or at any time hereafter acquired by the Shipowner or in which the Shipowner now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”).

In addition to the rights granted to the Administrator, the Shipowner hereby further transfers and assigns to the Administrator by way of security any and all such Liens, financing statements or similar interests of the Shipowner attributable to its interest in the Collateral arising under or created by any statutory provision, judicial decision or otherwise.

SECTION 2.02. Payments. During the continuance of a Default, the Administrator shall be entitled to receive all payments of Insurances in respect of the Vessel payable to the Shipowner and assigned hereby. The Shipowner shall cause all sums so payable to the Shipowner and assigned hereby to be paid directly to the Administrator to an account designated by the Administrator for such purpose. THE SHIPOWNER AGREES TO INDEMNIFY AND HOLD HARMLESS ANY AND ALL PARTIES (INCLUDING FOR SUCH PERSONS’ OWN ORDINARY NEGLIGENCE) MAKING PAYMENTS TO THE ADMINISTRATOR UNDER THE

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 2

ASSIGNMENT CONTAINED HEREIN, AGAINST ANY AND ALL LIABILITIES, ACTIONS, CLAIMS, JUDGMENTS, COSTS, CHARGES AND ATTORNEYS’ FEES RESULTING FROM THE DELIVERY OF SUCH PAYMENTS TO THE ADMINISTRATOR, AND ALL SUCH AMOUNTS TOGETHER WITH SUCH INTEREST THEREON SHALL BE PART OF THE OBLIGATIONS. THE INDEMNITY AGREEMENT CONTAINED IN THE PREVIOUS SENTENCE IS MADE FOR THE DIRECT BENEFIT OF AND SHALL BE ENFORCEABLE BY ALL SUCH PERSONS. Should the Administrator bring suit against any third party for collection of any amount or sums included within this Assignment (and the Administrator shall have the right to bring any such suit), it may sue either in its own name or in the name of the Shipowner, or both.

SECTION 2.03. Performance under Insurances; No Duty of Inquiry. The Shipowner hereby undertakes that it shall punctually perform all of its obligations under all Insurances pertaining to the Vessel to which it is a party. It is hereby expressly agreed that, anything contained herein to the contrary notwithstanding, the Shipowner shall remain liable under all Insurances pertaining to the Vessel to perform the obligations assumed by it thereunder, and the Administrator shall have no obligation or liability of any nature whatsoever under any such Insurances (including, without limitation, any obligation or liability with respect to the payment of premiums, calls or assessments) by reason of, or arising out of, this Assignment, nor shall the Administrator be required to assume or be obligated in any manner to perform or fulfill any obligation of the Shipowner under or pursuant to any such Insurances. Nothing in this Assignment shall be deemed or construed to create a delegation to or assumption by the Administrator, of the duties and obligations of the Shipowner under any agreement or contract relating to the Vessel or the Insurances. All of the parties to any such Insurances or contracts shall continue to look to the Shipowner for performance of all covenants and other obligations and the satisfaction of all representations and warranties of the Shipowner thereunder, notwithstanding the rights granted to the Administrator hereunder or the exercise by the Administrator of any such rights hereunder or under applicable law. The Administrator shall not be required to make any payment or make any inquiry as to the nature or sufficiency of any payment received by the Administrator, or, unless and until indemnified to its satisfaction, to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder or pursuant hereto at any time or times.

SECTION 2.04. No Modification of Obligations. Nothing herein contained shall modify or otherwise alter the obligation of the Shipowner to make prompt payment of all Obligations, including principal and interest owing thereon, when and as the same become due regardless of whether the Collateral is sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Obligations. Nothing in this Assignment is intended to be an acceptance of collateral in satisfaction of or in discharge of the Obligations.

SECTION 2.05. Affirmative Covenants. Until all of the Obligations have been fully and finally paid and the Agreement and the other Transaction Documents have been terminated, the Shipowner hereby covenants and agrees with the Administrator to:

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 3

(a)     do, cause to be done or permit to be done each and every act or thing which the Administrator may from time to time reasonably require to be done for the purpose of enforcing the Administrator’s rights under this Assignment and the Shipowner will allow its name to be used as and when required by the Administrator for that purpose; and

(b)     forthwith give notice in the form attached to this Assignment as Exhibit D of this Assignment, or cause its insurance brokers to give notice, of this Assignment to all insurers, underwriters, clubs and associations providing insurance in connection with the Vessel and procure that such notice is endorsed on all the policies and entries of insurances in respect of the Vessel and are endorsed to provide that the Administrator shall be named in a manner such that it is afforded the stature of additional insureds, as its interest may appear, and the Administrator shall be named loss payee.

SECTION 2.06. Negative Pledge. The Shipowner does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the Collateral hereby assigned to anyone other than the Administrator, and it will not take or omit to take any action, the taking or omission of which might result in an alteration or impairment of the rights hereby assigned or any of the rights created in this Assignment.

SECTION 2.07. Notices; Loss Payable Clauses.

(a)     All Insurances, except entries in protection and indemnity associations or clubs or insurances effected in lieu of such entries, relating to the Vessel shall contain a loss payable and notice of cancellation clause in the form attached to this Assignment as Exhibit B or in such other form as the Administrator may agree; and

(b)     All entries in protection and indemnity associations or clubs or insurances effected in lieu of such entries relating to the Vessel shall contain a loss payable and notice of cancellation clause in the form attached to this Assignment as Exhibit C or in such other form as the Administrator may agree.

SECTION 2.08. Attorney-in-Fact. The Administrator shall not be liable for any delay, neglect, or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but the Administrator shall have the right, at its election, in the name of the Shipowner or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by the Administrator in order to enforce this Assignment and to protect the interests of the Administrator and the holder(s) of the Administrator’s Note, and/or the Shipowner, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by the Shipowner. The Shipowner does hereby irrevocably appoint and constitute the Administrator as the Shipowner’s true and lawful attorney-in-fact with full power (in the name of the Shipowner or otherwise), to ask, require, demand, receive, compound, and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith, to file any claims or take any action or institute any proceedings which the Administrator may deem to be necessary or advisable in the premises, and to file,

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 4

without the signature of the Shipowner, any and all financing statements or similar documents, other instruments, documents or agreements or renewals thereof arising from this Assignment which the Administrator may deem to be reasonably necessary or advisable in order to perfect or maintain the security interest granted hereby; provided,  however, the Administrator shall not take any action pursuant to the power granted by this Section 2.08 unless a Default shall have occurred and be continuing. Such appointment of the Administrator as attorney-in-fact is irrevocable and is coupled with an interest. Nothing contained in this Section 2.08 shall be deemed or considered as creating any obligation on the part of the Administrator to take any of the actions described herein.

SECTION 2.09. Application of Proceeds. All moneys collected or received by the Administrator pursuant to this Assignment during the existence and continuance of a default shall be applied as provided in Section 14.04 of Annex C of the Agreement and, in the absence of the existence and continuance of a Default, shall be paid by the Administrator to Shipowner promptly following receipt thereof.

SECTION 2.10. Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy given herein, in the Agreement and the other Transaction Documents to the Administrator shall be cumulative and shall be in addition to every other right, power and remedy of the Administrator now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed necessary by the Administrator, and the exercise or the commencement of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. Without limitation of the foregoing, during the continuation of a Default, the Administrator shall have the rights and remedies of a secured party under the UCC. No delay or omission by the Administrator in the exercise of any right or power in the pursuance of any remedy accruing upon any breach or default by the Shipowner shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Administrator of any security or of any payment of or on account of any of the amounts due from the Shipowner to the Administrator and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

SECTION 2.11. Invalidity. If any provision of this Assignment shall at any time for any reason be declared or decided to be invalid, void or otherwise inoperative by a court of competent jurisdiction, such declaration or decision shall not affect the validity of any other provision or provisions of this Assignment, or the validity of this Assignment as a whole. In the event that by reason of any law or regulation in force or to become in force, or by reason of a ruling of any court of competent jurisdiction, or by any other reason whatsoever, this Assignment is rendered either wholly or partly defective, the Shipowner shall furnish the Administrator with an alternative assignment or security and do all such other acts as are reasonably required in order to ensure and give effect to the full intent of this Assignment.

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 5

SECTION 2.12. Continued Security. It is declared and agreed that the security created by this Assignment shall be held by the Administrator as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Shipowner in connection with the Obligations and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Administrator for all or any part of the moneys hereby secured.

SECTION 2.13. Termination. The Administrator shall terminate this Assignment and release the Collateral subject to the provisions of Article XVI of Annex C of the Agreement and the relevant provisions of this Assignment. Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Administrator shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until the Administrator and the Holder(s) shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is provided in the Agreement. If this Assignment has terminated and any payment actually received by the Administrator is subsequently invalidated, rescinded, declared to be fraudulent or preferential or set aside and is required to be repaid under any bankruptcy or other similar law, then this Assignment shall be reinstated and its provisions will continue in effect for the benefit of the Administrator until such amounts are fully and finally paid in cash.

SECTION 2.14. Notices. Any notices or communications hereunder shall be made in accordance with Section 18.03 of Annex C of the Agreement.

SECTION 2.15. Waiver; Amendment. No amendment, modification, or waiver of any provision of this Assignment, and no consent with respect to any departure of the Shipowner therefrom, shall be effective unless the same is in writing executed by the Shipowner and the Administrator.

SECTION 2.16. Further Assurances. The Shipowner agrees that at any time and from time to time, upon the written request of the Administrator, the Shipowner will promptly and duly execute and deliver any and all such further instruments and documents as the Administrator may deem desirable in obtaining the full benefits of this Assignment (including, without limitation, in connection with the perfection of the security interest created hereby) and of the rights and powers herein granted.

SECTION 2.17. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the United States of America, including federal common law, and, absent applicable federal law, the laws of the Governing Law State, notwithstanding its conflict of laws rules.

(SIGNATURE PAGE ON FOLLOWING PAGE)

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 6

IN WITNESS WHEREOF, the Shipowner has caused this Assignment to be executed as of the day and year first above written.

(SEAL) Attest:	Matson Navigation Company, Inc.
By:	By:
Name:	Name:
Title:	Title:

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 7

EXHIBIT A

TO ASSIGNMENT OF INSURANCE

VESSEL

[Reserved]

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 8

EXHIBIT B

TO ASSIGNMENT OF INSURANCES

LOSS PAYABLE CLAUSE

Hull and Machinery (War Risks)

For any loss in excess of $500,000, underwriters shall make all payments hereunder directly to THE UNITED STATES OF AMERICA, represented by the Maritime Administrator of the Maritime Administration (the “Administrator”) pursuant to its instructions. Notwithstanding the preceding sentence, unless otherwise required by the Administrator by notice to the underwriters stating that a default is continuing, although losses hereunder are payable to the Administrator, any loss (other than an actual or constructive total loss) with respect to a Vessel involving any damage to a Vessel, may be paid directly for the repair, salvage or other charges involved or, if Matson Navigation Company, Inc. (the “Shipowner”) shall have first fully repaired the damage or paid all of the salvage or other charges, may pay Shipowner as reimbursement therefor; provided,  however, that if such damage involves a loss in excess of $500,000, the underwriters shall not make such payment without first obtaining the written consent thereto of the Administrator.

In the event of the actual total loss or agreed, compromised or constructive total loss of a Vessel, payment shall be made to the Administrator, for deposit into an account designated for such purpose by the Administrator.

The Administrator shall be advised:

1.            at least 10 days before cancellation of this insurance may take effect;

2.            of any failure to renew any such insurance at least 10 days prior to the date of renewal thereof;

3.            of any act or omission or of any event of which the insurer has knowledge and which might invalidate or render unenforceable in whole or in part any such insurance; and

4.            of any default in the payment of any premium with respect to, or the material alteration of, any such insurances.

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 9

EXHIBIT C

TO ASSIGNMENT OF INSURANCES

LOSS PAYABLE CLAUSE

Protection and Indemnity

Payment of any recovery in excess of $500,000 that Matson Navigation Company, Inc. (the “Shipowner”) is entitled to make out of the funds of the Insurer in respect of any liability, costs or expenses incurred by it shall be made to THE UNITED STATES OF AMERICA, represented by the Maritime Administrator of the Maritime Administration (the “Administrator”), and all recoveries shall thereafter be paid directly to the Administrator. Notwithstanding the preceding sentence, unless otherwise required by the Administrator by notice to the underwriters stating that a default is continuing, although losses hereunder are payable to the Administrator, any loss under any insurance on a Vessel with respect to protection and indemnity risks may be paid directly to Shipowner to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or to the person to whom any liability covered by such insurance has been incurred; provided,  however, that if any such payment is in excess of $500,000, the underwriters shall not make such payment without first obtaining the written consent thereto of the Administrator.

The Administrator shall be advised:

1.            at least 10 days before cancellation of this insurance may take effect;

2.            of any failure to renew any such insurance at least 10 days prior to the date of renewal thereof;

3.            of any act or omission or of any event of which the insurer has knowledge and which might invalidate or render unenforceable in whole or in part any such insurance; and

4.            of any default in the payment of any premium with respect to, or the material alteration of, any such insurances.

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 10

EXHIBIT D

TO ASSIGNMENT OF INSURANCES

NOTICE OF ASSIGNMENT OF INSURANCES

TO:

TAKE NOTICE:

1.            that by an Assignment of Insurances (the “Assignment”) dated April 27, 2020 (“Effective Date”) made by us to THE UNITED STATES OF AMERICA, represented by the Maritime Administrator of the Maritime Administration (the “Administrator”), a copy of which is attached hereto, we have collaterally assigned to the Administrator as of the Effective Date, inter alia, all our right, title and interest in, to and under all policies and contracts of insurance, including our rights under all entries in any protection and indemnity or war risk association or club, which are from time to time taken out by us in respect of the US flag Vessel the DANIEL K. INOUYE, Official Number 1274136 (the “Vessel”), and all the benefits and earnings of such insurances thereof including all claims of whatsoever nature (all of which together are hereinafter called the “Insurances”).

2.            that you are hereby irrevocably authorized and instructed to pay as from the Effective Date hereof all payments under all Insurances, except entries in protection and indemnity associations or clubs or insurances effected in lieu of such entries, relating to the Vessel in accordance with the loss payable clause in Exhibit B of the Assignment of Insurances.

3.            all entries in protection and indemnity associations or clubs or insurances affected in lieu of such entries relating to the Vessel in accordance with the loss payable clause in Exhibit C of the Assignment of Insurances.

4.            that you are hereby instructed to endorse the Assignment, notice of which is given to you herein, on all policies or entries relating to the Vessel.

DATED AS OF THE      day of                     , 20___.

(SIGNATURE PAGE ON FOLLOWING PAGE)

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 11

Matson Navigation Company, Inc.
By:
Name:
Title:

We hereby acknowledge receipt of the foregoing Notice of

Assignment and agree to act in accordance with the terms thereof:

By:
Name:
Title:

[END OF ANNEX J]

Annex J (Assignment of Insurances) - relating to Contract No. MA-14454	Page 12

ANNEX K

FORM OF AFFILIATE GUARANTY

GUARANTY AGREEMENT OF AFFILIATE GUARANTOR IN FAVOR OF THE UNITED STATES

( “Affiliate Guaranty”)

THIS AFFILIATE GUARANTY (this “Affiliate Guaranty”) is made as of April 27, 2020, by Matson, Inc., a Hawaii corporation (the “Affiliate Guarantor”), to and in favor of THE UNITED STATES OF AMERICA (the "United States"), represented by the Maritime Administrator of the Maritime Administration (the "Administrator"), pursuant to Chapter 537 of Title 46 of the United States Code (“Chapter 537”). Capitalized terms used herein, unless otherwise noted, have the respective meanings set forth in the Agreement, as hereinafter defined.

RECITALS:

A.           Matson Navigation Company, Inc., a Hawaii corporation (the "Shipowner") and the Administrator are parties to the Consolidated Agreement, Contract No. MA-14454, dated as of April 27, 2020 (the “Agreement”) and the other Transaction Documents;

B.           The Shipowner, in connection with the financing of the Vessels, on the date hereof, borrowed certain funds and created and authorized the issuance of the Note issued pursuant to the Note Purchase Agreement and the Administrator issued the Guarantee of the Note.

C.           The Shipowner has, in consideration of the issuance of the Guarantee, issued and delivered, the Administrator’s Note to the Administrator.

D.           The Affiliate Guarantor is directly and materially interested in the financial success of the Shipowner, and maintains significant business relationships with the Shipowner, and this Affiliate Guaranty may be expected to benefit, directly or indirectly, the Affiliate Guarantor.

E.           The Administrator has required this Affiliate Guaranty from the Affiliate Guarantor as an integral part of the consideration offered by or on behalf of the Shipowner as a condition of the Administrator's decision to enter into the Agreement and to issue the Guarantee, and the Affiliate Guarantor has entered into this Affiliate Guaranty for the purpose of guaranteeing the Shipowner’s obligations to the Administrator under the Agreement, the Administrator's Note, the Assignment of Construction Contract, the Assignment of Earnings, the Assignment of Insurances, and the Mortgage (each, a “Matson Guaranteed Document” and collectively, the “Matson Guaranteed Documents”).

NOW, THEREFORE, in consideration of the premises, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Affiliate Guarantor hereby agrees as follows:

Annex K (Affiliate Guaranty) - relating to Contract No. MA-14454	Page 1

1.            Guaranty.

a)            The Affiliate Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Administrator, regardless of the validity, regularity or enforceability of the Matson Guaranteed Documents, or the obligations thereunder, and regardless of any present or future law or order of any government or any agency thereof purporting to reduce, amend or otherwise vary any obligation of the Shipowner or to vary the terms of payment, (i) that the Shipowner will promptly perform and observe every term and condition in the Matson Guaranteed Documents to be performed or observed by the Shipowner, and (ii) that all amounts stated to be payable or which become payable under the Matson Guaranteed Documents to the Administrator and other amounts which may be owing by the Shipowner to the Administrator under the Matson Guaranteed Documents now or hereafter, will be promptly paid in full when due whether at maturity or earlier by reason of acceleration or otherwise or, if now due, when payment thereof shall be demanded by the Administrator, together with interest and any and all legal and other costs and expenses paid or incurred in connection therewith by the Administrator as provided for in the Matson Guaranteed Documents, and, in the case of an extension or renewal, in whole or in part, the same will be promptly paid in cash or performed when due according to such extension or renewal. This is an irrevocable, absolute, completed, and continuing guarantee of payment and performance, and not a guarantee of collection. The Affiliate Guarantor shall be required to make said payments and/or cause the Shipowner to perform such obligations upon receipt of a written notice from the Administrator which states that the Shipowner has not promptly, completely or effectively made said payments or performed such obligations and is in Default.  The failure of the Affiliate Guarantor to receive such a written notice or the failure of the Administrator to send said notice shall not relieve the Affiliate Guarantor of its obligations under this Affiliate Guaranty.  The Affiliate Guarantor shall immediately pay to the Administrator or its designee in immediately available funds such payments guaranteed herein.

b)           The Affiliate Guarantor hereby consents and agrees that its obligations under this Affiliate Guaranty will not be discharged by any act or omission to act of any kind by the Administrator or any other person or any other circumstances whatsoever (including, but not limited to, any extension, rearrangement or renewal with respect to any indebtedness or other obligation of the Shipowner with or without notice to the Affiliate Guarantor, any waiver of any right of the Administrator under the terms of the Administrator's Note, the Agreement, the Mortgage or this Affiliate Guaranty, any release of security, any transfer or assignment of rights or obligations accruing to the Administrator under the Administrator's Note, the Agreement, the Mortgage or this Affiliate Guaranty, any corporate reorganization, dissolution, merger, acquisition of or by or other alteration of the corporate existence or structure of the Shipowner or the Affiliate Guarantor, discharge of the Shipowner in bankruptcy, the invalidity, illegality or unenforceability of the Administrator's Note, the Agreement, the Mortgage or this Affiliate Guaranty or the absence of any action to enforce the obligations of the Shipowner) which might constitute a legal or equitable discharge of the Affiliate Guarantor; it being the intention of the Affiliate Guarantor that this Affiliate Guaranty be absolute, continuing and unconditional and the guarantee hereunder shall only be discharged by the payment in full of all sums or performance of the obligations so guaranteed hereunder.

c)            The Affiliate Guarantor hereby irrevocably and unconditionally waives, in each case to the extent permitted by law:  (i) notice of any of the matters referred to in this Affiliate Guaranty and any action by the Administrator in reliance thereon; (ii) all notices which

Annex K (Affiliate Guaranty) - relating to Contract No. MA-14454	Page 2

may be required by statute, rule of law or otherwise to preserve any rights against the Affiliate Guarantor hereunder, including without limitations, any demand, protest, proof of notice of non-payment of all sums payable under the Administrator's Note or any notice of any failure on the part of the Shipowner to perform or comply with any covenant, term or obligations of any Transaction Document or other agreement to which it is a party; (iii) any requirement for the enforcement, assertion or exercise of any right, remedy, power or privilege under or with respect to the Mortgage, the Agreement or the Administrator's Note; (iv) any requirement of diligence; (v) any requirement that the Shipowner be joined as a party to any proceedings for the enforcement of any provision of this Affiliate Guaranty or that the Administrator proceed against any other guarantor executing this Affiliate Guaranty or any other guaranty agreement; (vi) any and all defenses to payment hereunder, except the defense of payment or performance already made; (vii) presentment, demand, protest, notice of protest and dishonor, notice of intent to accelerate and notice of acceptance; and (viii) the right to require the Administrator to pursue any remedy in the Administrator's power whatsoever.

d)           The Affiliate Guarantor hereby agrees that this Affiliate Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of any sum hereby guaranteed is rescinded or must be otherwise restored or returned by the Administrator, upon the insolvency, bankruptcy or reorganization of the Shipowner, or otherwise, all as though such payment had not been made. The Affiliate Guarantor further agrees that if the maturity of any obligations guaranteed herein be accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Affiliate Guaranty without demand or notice to the Affiliate Guarantor.

e)            Any amount payable hereunder shall not be subject to any reduction by reason of any counterclaim, set-off, deduction, abatement or otherwise.

f)            The Affiliate Guarantor shall pay all reasonable costs and expenses (including, without limitation, attorneys' fees and expenses) incurred in connection with the enforcement of the obligations of the Affiliate Guarantor under this Affiliate Guaranty.

g)           The Administrator's Note, the Agreement, the Mortgage and the other Matson Guaranteed Documents may not, without the consent of the Affiliate Guarantor, be amended, modified or endorsed in a way that has the effect of increasing the obligations of the Affiliate Guarantor.

h)           The Administrator may enforce the Affiliate Guarantor’s obligations hereunder without in any way first pursuing or exhausting any other rights or remedies which the Administrator may have against the Shipowner or any other person, firm or corporation or against any security the Administrator may hold.

i)            After a Default by the Shipowner under the Matson Guaranteed Documents and during the continuation thereof or until all amounts payable to the Administrator pursuant to the Administrator’s Note and the other Matson Guaranteed Documents have been paid in full, whichever occurs sooner, the Affiliate Guarantor may not enforce any right to receive payment and may not accept any payment from the Shipowner under any right of subrogation the Affiliate Guarantor may have or be entitled to claim against the Shipowner pursuant to this Guarantee.

Annex K (Affiliate Guaranty) - relating to Contract No. MA-14454	Page 3

j)            In the event any action by the Shipowner, the management of the Shipowner, or by the Affiliate Guarantor results or would result in dissolution of the Shipowner pursuant to its Organizational Documents or governing law, the Affiliate Guarantor shall forthwith take all steps necessary to reform and reestablish the Shipowner.

2.            Administrator's Rights.  The Affiliate Guarantor authorizes the Administrator, without notice or demand and without affecting the Affiliate Guarantor’s liability hereunder, to take and hold security from any third party for the payment of this Affiliate Guaranty and/or any of the obligations guaranteed herein and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Administrator in his discretion may determine; and to obtain a guarantee of any of the obligations guaranteed herein from any one or more persons, corporations or entities whomsoever and at any time or times to enforce, waive, rearrange, modify, limit or release such other persons, corporations or entities from their obligations under such guarantees.

3.            Primary Liability.  It is expressly agreed that the liability of the Affiliate Guarantor for the payment of the obligations guaranteed herein shall be primary and not secondary.  The Affiliate Guarantor acknowledges that, now or at any time in the future, one or more additional parties has or may guarantee all or any portion of the obligations guaranteed under this Affiliate Guaranty under separate instrument.  The Affiliate Guarantor agrees that the duties, covenants, conditions, obligations and warranties of the Affiliate Guarantor in this Affiliate Guaranty shall be absolute and unconditional and shall be joint and several obligations with each such other guarantor and their respective heirs, executors, administrators, personal representatives, successors and assigns.

4.            Representations and Warranties.  The Affiliate Guarantor represents and warrants as follows:

a)            The Affiliate Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii and has full power and authority (corporate, legal and other) to execute, deliver and carry out the terms of this Affiliate Guaranty;

b)           This Affiliate Guaranty has been duly authorized, executed and delivered by the Affiliate Guarantor and constitutes the legal, valid and binding obligation of the Affiliate Guarantor enforceable against the Affiliate Guarantor in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors’ rights in general and to the availability of equitable remedies; and

c)            The execution, delivery and performance by the Affiliate Guarantor of this Affiliate Guaranty does not require the approval or consent of its shareholders or members or of any governmental authority and does not contravene the Affiliate Guarantor’s formation documents or any mortgage, indenture or other agreement binding upon it, or any law, regulation, order, judgment or decree applicable to the Affiliate Guarantor.

5.            Continuing Guarantee.  This Affiliate Guaranty is a continuing guarantee of payment and collectability and shall:

a)            Remain in full force and effect so long as any obligation of the Shipowner to the Administrator referred to herein exists;

Annex K (Affiliate Guaranty) - relating to Contract No. MA-14454	Page 4

b)           Be binding upon the Affiliate Guarantor, its successors and assigns;

c)            Be executed and issued for the sole and exclusive benefit of the United States, and no other party shall be permitted to claim any benefit, direct or indirect, therefrom.

This Affiliate Guaranty is not assignable by the Affiliate Guarantor, and any assignment thereof shall be null and void and have no legal effect whatsoever; and

d)           Inure to the benefit of, and be enforceable by the Administrator, and his or her successors and assigns.

6.            Default.  A default under the terms of this Affiliate Guaranty shall be deemed to occur if the Affiliate Guarantor fails to make any payments or perform any obligations guaranteed hereunder in accordance with the terms hereof.

7.            Notices.  Except as otherwise provided in this Affiliate Guaranty or by Chapter 537, all notices, requests, demands, directions, consents, waivers, approvals or other communications hereunder must be in writing and may be made or delivered in person or by registered or certified mail, postage prepaid, or by electronic or facsimile transmission with confirmation, addressed to the party at the following United States addresses, or at such other United States address as such party shall advise each other party by notice in accordance with this Section, and shall be effective upon receipt by the addressee thereof:

Affiliate Guarantor:           Matson, Inc.

555 12th Street

Oakland, California  94607

Attention: Law Department

Email: pheilmann@matson.com

Fax number: (510) 628-7331

With a copy to:                  Matson, Inc.

555 12th Street

Oakland, California  94607

Attention: Treasurer

Email: bbowler@matson.com

Fax number:

Administrator:                    Maritime Administration

1200 New Jersey Ave, SE

Washington, D.C. 20590

Attention: Office of Marine Financing

Email Address: marinefinancing@dot.gov

Facsimile No. (202) 366-7901

8.            Amendments and Supplements.  No agreement shall be effective to change or modify, supplement, amend or discharge in whole or in part this Affiliate Guaranty unless such agreement is in writing, signed by the Affiliate Guarantor and the Administrator.

Annex K (Affiliate Guaranty) - relating to Contract No. MA-14454	Page 5

9.            Governing Law.  This Affiliate Guaranty shall be governed by the federal law of the United States of America, including federal common law, or in the absence of applicable federal law, by the laws of the Governing Law State.

10.          Counterparts.  This Affiliate Guaranty may be executed in one or more counterparts.  All such counterparts shall be deemed to be originals and shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this Affiliate Guaranty has been executed on the day and year first above written.

(SEAL) Attest:	AFFILIATE GUARANTOR
By:	By:
Name:	Name:
Title:	Title:

(End of Annex K)

Annex K (Affiliate Guaranty) - relating to Contract No. MA-14454	Page 6

ANNEX L

FORM OF ANNUAL VESSEL CONDITION, MAINTENANCE AND CLASS CERTIFICATION

Matson Navigation Company, Inc.

ANNUAL VESSEL

CONDITION, MAINTENANCE AND CLASS CERTIFICATION

OFFICER’S CERTIFICATE

Pursuant to Sections 13.08 and 13.12 of the Consolidated Agreement, dated as of April 27, 2020, MA-14454 (the “Agreement”) between Matson Navigation Company, Inc., a Hawaii corporation (the “Shipowner”), and THE UNITED STATES OF AMERICA, represented by the Maritime Administrator of the Maritime Administration (the “Administrator”), the undersigned officer of the Shipowner hereby certifies that, to the best of his or her knowledge and belief, and as of the date set forth below:

1.            The undersigned (a) has read the covenants, agreements and conditions set forth in the Agreement and (b) has made or caused to be made such examination or investigation as is necessary to enable the undersigned to express an informed opinion with respect to such covenants, agreements and conditions set forth in the Agreement.

2.            Attached hereto as (a) Exhibit A is a certificate of confirmation of class issued by the Classification Society showing that the classification and rating for each Vessel on the Delivery Date of each Vessel has been retained for each in class Vessel and (b) Exhibit B are copies of all Classification Society reports, including periodic and damage surveys for each Vessel issued since the last certificate attesting to the class and condition of the vessel was issue by the Shipowner.

3.            The condition and maintenance of each Vessel is set forth on Exhibit C.

4.            The undersigned is a the duly designated, qualified and acting officer of the Shipowner, and as such, is authorized to execute and deliver this certificate on behalf of the Shipowner.

5.            Capitalized terms used herein, unless otherwise noted, have the respective meanings set forth in the Agreement.

(SIGNATURES ON NEXT PAGE)

Annex L (Annual Vessel Condition, Maintenance and Class Certification) - relating to Contract No. MA-14454	Page 1

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed by its duly authorized officers as of ___________ __, 20__.

Matson Navigation Company, Inc.

By:
Name:
Title:

Annex L (Annual No Default and Vessel Recertification) to relating to Contract No. MA-14454	Page 1

EXHIBIT A

CERTIFICATES OF CONFIRMATION OF CLASS

Annex L (Annual No Default and Vessel Recertification) to relating to Contract No. MA-14454	Page 2

EXHIBIT B

COPIES OF ALL CLASSIFICATION SOCIETY REPORTS, INCLUDING

PERIODIC AND DAMAGE SURVEYS FOR EACH VESSEL

Annex L (Annual No Default and Vessel Recertification) to relating to Contract No. MA-14454	Page 3

EXHIBIT C

CONDITION AND MAINTENANCE OF EACH VESSEL

(End of Annex L)

Annex L (Annual No Default and Vessel Recertification) to relating to Contract No. MA-14454	Page 4

ANNEX M-1

FORM OF ANNUAL FINANCIAL STATEMENT CERTIFICATION

ANNUAL AUDITED FINANCIAL STATEMENT DELIVERY, SUPPLEMENTAL FINANCIAL COVENANT CALCULATIONS AND CERTIFICATION

[Letterhead of Matson Navigation Company, Inc.]

________________, 20___

[ANALYST NAME]

Maritime Administration

Office of Marine Financing, MAR-750

Room _______

1200 New Jersey Avenue, S.E.

Washington, DC 20590

RE:        Contract No. MA-14454

Dear [ANALYST NAME]:

Pursuant to Section 13.04 (Annual Audited Financial Statements of Shipowner and Affiliate Guarantor) of Annex C of the Consolidated Agreement, Contract No. MA-14454, dated April 27, 2020 (the “Agreement”; capitalized terms used herein, unless otherwise noted, have the respective meanings set forth in the Agreement), you will find enclosed the following covenant compliance documents:

1.        Two copies of the consolidated Audited Financial Statements of the Shipowner and its subsidiaries for the fiscal year ended ___________, 20___;

2.        Two copies of the consolidated Audited Financial Statements of the Affiliate Guarantor and its subsidiaries for such fiscal year; and

3.        Calculations of the Supplemental Financial Tests of Shipowner and the Supplemental Financial Tests of Affiliated Guarantor as of the end of such fiscal year.

Each of the undersigned officers of the Shipowner and the Affiliate Guarantor hereby certifies that, to the best of his or her knowledge and belief, the enclosed financial statements with respect to it and its subsidiaries are complete, accurate and free from any misstatements and fairly present the financial position of such entity for such fiscal year.

The undersigned officer of the Shipowner hereby certifies that, to the best of his or her knowledge and belief, and as of ____________, 20____:

Annex M-1 (Annual Financial Statement Certificate) - relating to Contract No. MA-14454	Page 1

1.            The undersigned (a) has read the covenants, agreements and conditions set forth in the Agreement and (b) has made or caused to be made such examination or investigation as is necessary to enable the undersigned to express an informed opinion with respect to such covenants, agreements and conditions set forth in the Agreement.

2.            Neither the Shipowner nor the Affiliate Guarantor is in Default in the performance of or in Default in the compliance of any covenant, agreement or condition contained in the Agreement, the Mortgage, any other Transaction Documents to which it is party or charter relating to any Vessel, except as specified in Attachment I hereto. (Please specify any defaults, if any, and the nature thereof on Attachment I hereto).

3.            The Shipowner and the Affiliate Guarantor are in compliance with all other applicable covenants, agreements, and conditions contained in the Agreement, the Mortgage, and all other Transaction Documents to which it is party or charter relating to any Vessel, except as specified in Attachment I hereto. (Please specify any non-compliance, if any, and the nature thereof on Attachment I hereto).

4.            All filings and recordings under the laws of the UCC States have been duly effected to maintain the Administrator’s security interest under the Agreement in any Collateral subject to the UCC as to which a security interest may be perfected by filing. (Any renewal statements required to be filed since the last annual audit financial statement certification are attached hereto as Exhibit A.)

Respectfully,

Matson Navigation Company, Inc.	Matson, Inc.
By:	By:
Name:	Name:
Title:	Title:

Enclosures

Annex M-1 (Annual Financial Statement Certificate) - relating to Contract No. MA-14454	Page 2

ATTACHMENT I

DEFAULTS/NON-COMPLIANCE

(Please specify any defaults or non-compliance, if any, and the nature thereof)

Annex M-1 (Annual Financial Statement Certificate) - relating to Contract No. MA-14454	Page 3

EXHIBIT A

UCC RENEWAL

(End of Annex M-1)

Annex M-1 (Annual Financial Statement Certificate) - relating to Contract No. MA-14454	Page 4

ANNEX M-2

FORM OF QUARTERLY FINANCIAL STATEMENT CERTIFICATION

QUARTERLY UNAUDITED FINANCIAL STATEMENT

DELIVERY AND CERTIFICATION

[Letterhead of Matson Navigation Company, Inc.]

________________, 20___

[ANALYST NAME]

Maritime Administration

Office of Marine Financing, MAR-750

Room ______

1200 New Jersey Avenue, S.E.

Washington, DC 20590

RE:        Contract No. MA-14454

Dear [ANALYST NAME]:

Pursuant to Section 13.05 (Quarterly Unaudited Financial Statements of Shipowner and Affiliate Guarantor) of Annex C of the Consolidated Agreement, Contract No. MA-14454, dated April 27, 2020 (the “Agreement”; capitalized terms used herein, unless otherwise noted, have the respective meanings set forth in the Agreement), you will find enclosed the following covenant compliance documents:

1.            Two copies of the consolidated Unaudited Financial Statements of the Shipowner and its subsidiaries for the fiscal quarter ending ____________, 20___; and

2.            Two copies of the consolidated Unaudited Financial Statements of the Affiliate Guarantor and its subsidiaries for such fiscal quarter.

Each of the undersigned officers of the Shipowner and the Affiliate Guarantor hereby certifies that, to the best of his or her knowledge and belief, the enclosed financial statements referenced above with respect to it and its subsidiaries are complete, accurate and free from any misstatements and fairly present the financial position of such entity for such quarter.

Each of the undersigned officers of the Shipowner and the Affiliate Guarantor hereby certifies that, to the best of his or her knowledge and belief, and as of ____________, 20____, the undersigned (a) has read the covenants, agreements and conditions set forth in the Agreement and (b) has made or caused to be made such examination or investigation as is necessary to enable the undersigned to express an informed opinion with respect to such covenants, agreements and conditions set forth in the Agreement.

Annex M-2 (Quarterly No Default and Financial Statement Certificate) - Contract No. MA-14454	Page 1

Each of the undersigned officers of the Shipowner and the Affiliate Guarantor hereby certifies that, to the best of his or her knowledge and belief:

1.            Neither the Shipowner nor the Affiliate Guarantor is in Default in the performance of or in Default in the compliance of any covenant, agreement or condition contained in the Agreement, the Mortgage, any other Transaction Documents to which it is party or charter relating to any Vessel, except as specified in Attachment I hereto. (Please specify any defaults, if any, and the nature thereof on Attachment I hereto).

2.            Each of the Shipowner and the Affiliate Guarantor is in compliance with all other applicable covenants, agreements, and conditions contained in the Agreement, the Mortgage, and all other Transaction Documents to which it is a party or in any charter relating to any Vessel, except as specified in Attachment I hereto. (Please specify any non-compliance, if any, and the nature thereof on Attachment I hereto)

Respectfully,

Matson Navigation Company, Inc.

By:
Name:
Title:

Matson, Inc.

By:
Name:
Title:

Enclosures

Annex M-2 (Quarterly No Default and Financial Statement Certificate) - Contract No. MA-14454	Page 2

ATTACHMENT I

DEFAULTS/NON-COMPLIANCE

(Please specify any defaults or non-compliance, if any, and the nature thereof)

(End of Annex M-2)

Annex M-2 (Quarterly No Default and Financial Statement Certificate) - Contract No. MA-14454	Page 3

ANNEX N

FORM OF COMPUTATION OF RESERVE FUND NET INCOME, TOTAL DEPOSITS OR NO DEPOSITS AND ACCOUNTANT’S STATEMENT

ANNUAL ACCOUNTANT’S STATEMENT OF RESERVE FUND TOTAL DEPOSITS OR NO DEPOSIT

[Letterhead of Certified Public Accountant(s)]

[DATE]

Matson Navigation Company, Inc.

555 12th Street

Oakland, CA  94607

To the Board of Directors:

We have audited, in accordance with auditing standards generally accepted in the United States of America: (i) the consolidated balance sheet of Matson Navigation Company, Inc. (the “Shipowner”) and its subsidiaries as of the fiscal year ending ____________, 20__, and (ii) the consolidated balance sheet of Matson, Inc. (the “Affiliate Guarantor”) and its subsidiaries as of the fiscal year ending ______________, 20__, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the years then ended, and have issued our reports thereon, dated _____________, 20___ and ____________, 20__, respectively.

In accordance with the requirements of Section 6.03 of Annex C of the Consolidated Agreement, dated April 27, 2020, Contract No. MA-14454 (the “Agreement”) between the Shipowner and the United States of America, represented by Maritime Administrator of the Maritime Administration (the “Administrator”), we are submitting the statements in the following two paragraphs. Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Agreement.

Our audit was not directed primarily toward obtaining knowledge of such matter; however, we have been informed by the Shipowner that the Shipowner is required to make a Reserve Fund Net Income Deposit for the fiscal year ended 20______ into the Chapter 537 Reserve Fund in accordance with Section 6.04 of Annex C of the Agreement because either the Shipowner or the Affiliate Guarantor does not satisfy the applicable Supplemental Financial Tests set forth in Annex A of the Agreement and as presented below:

Annex N (Computation of Reserve Fund Net Income Deposit – Accountant’s Statement) - relating to Contract No. MA-14454	Page 1

Description	Required	Actual
Working Capital of Shipowner	> $1.00
Net Worth of Affiliate Guarantor	> $679.8 million
Long-Term Debt to Net Worth of Shipowner	< 2:1
Maximum Consolidated Leverage Ratio Covenant of Affiliate Guarantor

We are not aware of any required adjustments to the Shipowner’s Working Capital, the Affiliate Guarantor’s Net Worth, the Shipowner’s Long-Term Debt to Net Worth, or the Affiliate Guarantor’s Maximum Consolidated Leverage Ratio Covenant previously calculated as of the prior fiscal year ended ___________, 20____.

This statement is intended solely for the information and use of the board of directors and management of the Shipowner and the Administrator and is not and should not be used by anyone other than these specified parties.

Respectfully,

[NAME OF ACCOUNTANT]
[TITLE]

Annex N (Computation of Reserve Fund Net Income Deposit – Accountant’s Statement) - relating to Contract No. MA-14454	Page 2

COMPUTATION OF SUPPLEMENTAL FINANCIAL TESTS OF SHIPOWNER OR AFFILIATE GUARANTOR

[TO BE PROVIDED BY SHIPOWNER]

As of fiscal year ended _______________, 20___

SHIPOWNER’S WORKING CAPITAL:

Current Assets net of adjustments		$
Less: Current Liabilities net of adjustments	(	$ )
Working Capital		$

SHIPOWNER’S LONG-TERM DEBT TO NET WORTH:

Long-Term Debt		$
Net Worth		$
Ratio

AFFILIATE GUARANTOR’S MINIMUM NET WORTH:

Minimum Net Worth Requirement		$679.8 million
Actual Net Worth		$

AFFILIATE GUARANTOR’S MAXIMUM CONSOLIDATED LEVERAGE RATIO COVENANT:

Requirement with respect to covenant in a Qualifying Credit Agreement
Actual Result from application of that covenant		$

Annex N (Computation of Reserve Fund Net Income Deposit – Accountant’s Statement) - relating to Contract No. MA-14454	Page 3

RESERVE FUND NET INCOME DEPOSIT COMPUTATION

[To be provided by Shipowner]

As of fiscal year ended _______________, 20___

Covenant violation(s) requiring deposit?	Yes
Percentage of net income attributable to the operation of Vessels computation:
[A] total original capitalized cost of the Vessel	$
[B] total original capitalized costs of all of the Shipowner’s fixed assets	$
[C] Percentage of net income from Vessels [A] divided by [B]	____%
Reserve Fund Net Income computation (Section 6.02 of the Agreement):
[D] Shipowner’s total net income after taxes, computed in accordance with GAAP	$
[E] depreciation expense applicable to the fiscal year	$
[F] principal amount of debt required to be paid or redeemed, and actually paid or redeemed by the Shipowner during the fiscal year, excluding payments from the Chapter 537 Reserve Fund	$

[G]  principal payments on any Advances in excess of the required payments which may be used by the Shipowner as a credit against future required payments with respect to Advances including the Late Charges Reserve Subfund and the Interest Escrow Fund

$
[H] Reserve Fund Net Income ([D] + [E] – [F] – [G]) x [C]	$
Reserve Fund Net Income Deposit computation (Section 6.04 of the Agreement):	$
[H] Reserve Fund Net Income	$
[I] 10% of Aggregate Original Equity Investment in each Vessel	$
[J] Special Reserve Fund Net Income Deposits previously made with respect to the fiscal year (Section 6.04.1 of the Agreement)	$
[K] Reserve Fund Net Income Deposit (([H] – [I]) x 50%) - [J]	$
Required Reserve Fund Net Income Deposit computation (Section 6.05(d) of the Agreement):	$
[L] amount in Chapter 537 Reserve Fund	$

Annex N (Computation of Reserve Fund Net Income Deposit – Accountant’s Statement) - relating to Contract No. MA-14454	Page 4

[M] 50% of the principal of the Advances then outstanding	$
[N] Required Reserve Fund Net Income Deposit is [K] unless [L] exceeds [M] in which case it is $0	$

(End of Annex N)

Annex N (Computation of Reserve Fund Net Income Deposit – Accountant’s Statement) - relating to Contract No. MA-14454	Page 5

ANNEX O

FORM OF OPINION OF SHIPOWNER’S [AND AFFILIATE GUARANTOR’S] COUNSEL

[LETTERHEAD OF COUNSEL]

[DATE]

Maritime Administrator

Maritime Administration

U.S. Department of Transportation

1200 New Jersey Avenue, S.E.

Washington, D.C. 20590

Re:         [NAME OF SHIPOWNER AND TRANSACTION]

Dear [Insert Maritime Administrator’s Name]:

We have acted as special counsel to _________, a __________ (the "Shipowner"), and ___________________, a _______________ (the “Affiliate Guarantor”) in connection with the execution and delivery of the Consolidated Agreement, Contract No. MA-_______, dated_____, as may be amended (the “Agreement”), by and among the Shipowner, the Affiliate Guarantor, and the United States of America, represented by Maritime Administrator of the Maritime Administration (the "Administrator"), and the other Transaction Documents.  Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and the other documents described in paragraph 6 hereof.  We have made such independent inquiry into the law and the facts as we have deemed necessary or appropriate for the purposes of this opinion. When in our professional opinion we deemed it appropriate, we have relied upon affidavits and certificates of corporate officers and government officials as to the existence of underlying facts, including, in particular, the Shipowner’s affidavit of citizenship dated the date hereof and the certificate of no liens on the Vessel of the Shipowner dated the date hereof.

In expressing this opinion, please note that we are admitted to practice only in the State of___________, and we do not purport to be experts on the law of any jurisdiction other than the law of the [GOVERNING LAW STATE], and the federal laws of the United States.

This opinion is also limited in the following respects: (a) any opinion concerning the legality, validity and binding effect of any agreement or instrument with respect to the Shipowner is based on the assumption that such agreement constitutes or will constitute a legal, valid and binding agreement of the other parties thereto; (b) with respect to any opinion pertaining to the enforceability of an agreement or instrument, no opinion is expressed as to the availability of any specific remedy in an action of an equitable nature that any court, other

Annex O (Opinion of Counsel) - Contract No. MA-14454	Page 1

governmental authority or arbitrator may grant, impose or render; (c) we have assumed the genuineness of all signatures, except that of the Shipowner, and the authenticity of all instruments submitted to us as originals and the conformity with the originals of all instruments submitted to us as copies; and (d) this opinion is limited, as to the enforceability of any agreement or instrument, by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application relating to or affecting the enforceability of creditors' rights from time to time in effect.

Based upon and subject to the foregoing, we are of the opinion that:

1.            The Shipowner is a [INSERT FORM OF ORGANIZATION] duly organized, validly existing and in good standing under the laws of the [INSERT JURISDICTION OF ORGANIZATION OF SHIPOWNER], and is "a citizen of the United States" within the meaning of 46 U.S.C. § 50501, [including, without limitation, that a citizen of the United States owns at least a 75% interest, in the case of coastwise trade] for the purpose of owning the [INSERT VESSEL NAME], Official No. _____ (“Vessel”) in the coastwise trade of the United States, The Affiliate Guarantor is a [INSERT FORM OF ORGANIZATION] duly organized, validly existing and in good standing under the laws of the [INSERT JURISDICTION OF ORGANIZATION OF AFFILIATE GUARANTOR.

2.            The Shipowner has legal power and authority to own and operate the Vessel in the trade in which it is proposed to be operated.  The Affiliate Guarantor has the legal power and authority to conduct its business as presently conducted and to issue the Affiliate Guaranty.

3.            The Shipowner is the sole owner of the whole of the Vessel, free and clear of all claims, liens, charges, rights in rem, mortgages, security interests or other encumbrances except the Mortgage and except for such claims, liens, charges, rights in rem, mortgages, security interests or other encumbrances created or expressly permitted by the Agreement. To the extent that this opinion relates to freedom and clearances of claims, liens, mortgages, or other encumbrances of any character on the Vessel, we have reasonably relied on the certificates as to such matters, dated the date hereof, from the Shipowner and the records of the United States Coast Guard.

4.            The Collateral, as defined in the Agreement, has each been duly and validly granted and assigned by the Shipowner to the Administrator under the Agreement.

5.            The Vessel has been duly documented in the name of the Shipowner under the laws of the United States of America, and the Mortgage as amended has been duly recorded with the National Vessel Documentation Center of the U.S. Coast Guard at 792 T J Jackson Drive, Falling Waters, West Virginia 25419 (the only office in which such recordation is necessary) and the Mortgage constitutes a first "Preferred Ship Mortgage" as to the Vessel under Chapter 313 of Title 46 of the United States Code having the effect and with the priority provided therein and no re-recording is presently required to maintain the preferred status of the Mortgage.

6.            The Shipowner has full corporate power and authority and full power and authority under any applicable statute, law or governmental regulation to execute and deliver the Note and the Administrator’s Note issued on the date hereof and to enter into and carry out the

Annex O (Opinion of Counsel) - Contract No. MA-14454	Page 2

terms of the Note Purchase Agreement, the Agreement, and the other Transaction Documents.  The Affiliate Guarantor has full corporate power and authority and full power and authority under any applicable statute, law or governmental regulation to execute and deliver the Agreement, the Affiliate Guaranty and the other documents executed by it in connection therewith.

7.            The execution and delivery by the Shipowner and the Affiliate Guarantor of the agreements referred to in paragraph 6 hereof, consummation by the Shipowner and the Affiliate Guarantor of the transactions contemplated thereby and compliance by the Shipowner and the Affiliate Guarantor with all the provisions of each of the agreements to which the Shipowner or the Affiliate Guarantor is a party referred to in paragraph 6 will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or (except as contemplated thereby) result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the respective assets of the Shipowner or the Affiliate Guarantor  pursuant to the terms of, any indenture, mortgage, deed or trust, loan agreement or other agreement or instrument known to us to which the Shipowner or the Affiliate Guarantor is a party or by which the Shipowner or the Affiliate Guarantor is bound or to which any of its property or assets is subject (except as intended by the agreements executed in connection with the within transaction), nor will such action result in a violation of the provisions of the organizational documents of the Shipowner or the Affiliate Guarantor or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Shipowner, the Affiliate Guarantor or any of their respective properties.

8.            Each and all of the agreements and instruments referred to in paragraph 6 to which the Shipowner or the Affiliate Guarantor is a party have been duly authorized by the Shipowner and the Affiliate Guarantor, as the case may be, and said agreements and instruments have been duly executed and delivered and constitute legal, valid and binding obligations of the Shipowner and the Affiliate Guarantor enforceable against the Shipowner and the Affiliate Guarantor according to their respective terms.

9.            The Note, including the Guarantee, constitute exempted securities under Section 3(a)(2) of the Securities Act of 1933 (15 U.S.C. § 77c(a)(2)), as amended, and, accordingly, it is not necessary to register the Note or the Guarantee under said Act.

10.          No consent, approval, authorization, order, registration or qualification of or with, or notice to, any court or any governmental agency or body, of which we have knowledge, is required for the issuance of the Note or the Administrator’s Note or the consummation by the Shipowner or the Affiliate Guarantor of the other transactions contemplated by any of the agreements or instruments referred to in paragraph 6 hereof, except such as have been duly obtained, effected, or given and such as may be required under state securities or Blue Sky laws in connection with the purchase of the Note.

11.          No taxes are or will be payable in connection with the issuance and sale of the Note to FFB, the purchase of the Note by FFB, or the execution or delivery of the Note Purchase Agreement.

Annex O (Opinion of Counsel) - Contract No. MA-14454	Page 3

12.          All filings and recordings (including, without being limited to, all filings of financing statements under the Uniform Commercial Code) under the laws of the  UCC State have been duly effected to perfect the collateral security interests granted by the Agreement in the Collateral to make such collateral security interests valid and enforceable under the laws of the UCC State and such security interests constitute first perfected security interests under the UCC entitled to the benefits thereunder and having the effect and with the priority provided therein. No periodic refiling or periodic re-recording is required to protect and preserve such security interests, except that continuation statements must be filed within six (6) months prior to the expiration of the effective periods following the respective dates of filing of the financing statements originally filed in the UCC State and subsequent continuation statements must be filed within six (6) months prior to the expiration of such subsequent effective period.

13.          The Agreement provides sufficient control to Treasury to perfect the Administrator’s security interest in the deposits credited thereto.  Upon the delivery of any deposits to Treasury, the Administrator will thereafter have security interests in said deposits credited thereto which will constitute first perfected security interests under those laws. No filing is required to protect and preserve such security interest.

The opinions expressed in paragraphs 12 and 13 are qualified to the extent that: (a) we have reasonably relied on the searches of copies of which are attached, as to the fact that there had been no prior filings, except in favor of the Administrator; (b) the Administrator's remedies under the Agreement are exercised in a commercially reasonable manner; and (c) our opinion that the Administrator's security interests as first priority is rendered in reliance on the aforesaid searches and on the assumption that all funds or other property deposited by the Shipowner with Treasury are free of any prior lien or security interest.

14.          The Note issued on the date hereof has been duly executed by the Shipowner and duly issued under the Note Purchase Agreement and constitutes the legal, valid and binding obligations of the Shipowner enforceable in accordance with its terms and is entitled to the benefit of the Guarantee.

15.          To the best of our knowledge, after due inquiry, there is no action, suit, proceeding or investigation pending or threatened before any court, administrative agency, arbitrator or governmental body against, or which directly relates to, the Shipowner or the Affiliate Guarantor which concerns the documents referred to in paragraph 6 or which, if adversely determined, could adversely affect the compliance by the Shipowner or the Affiliate Guarantor with any of the foregoing documents, agreements and instruments to which it is a party.

Respectfully,

(End of Annex O)

Annex O (Opinion of Counsel) - Contract No. MA-14454	Page 4

ANNEX X

SPECIAL PROVISIONS

In the event of any conflict or inconsistency between the provisions of Annex B (Definitions) or Annex C (General Terms and Conditions), and the provisions of Annex X of this Agreement, the provisions of Annex X of this Agreement shall control.

1)    Amendments to Annex B (Definitions)

a)    If a defined term below is listed in Annex B, such term is used in the Agreement with the meaning set forth below in lieu of the definition given to it in Annex B.  If a defined term below is not listed in Annex B, such term is hereby added to Annex B in the appropriate place in alphabetical order.  Each of the following defined terms is used in the Agreement with the following meanings.

“Additional Collateral” means a letter of credit in form and substance satisfactory to the Administrator from a United States bank acceptable to the Administrator in an amount equal to the amount, if any, by which (i) the principal amount of the Note then Outstanding exceeds (ii) the forced liquidation value of the Vessels and the Existing Vessels as reflected in the Appraisal plus amounts then in any of the Deposit Funds (and/or the Capital Construction Fund if a Dual Use Agreement is then in effect).

“Annual Financial Statement Certification” means an Officer’s Certificate of the Shipowner and the Affiliate Guarantor (a) certifying the calculations of the Supplemental Financial Tests of Shipowner and Supplemental Financial Tests of Affiliate Guarantor pursuant to Section 13.04 of Annex C of this Agreement and (b) confirming that no Defaults exist pursuant to Section 13.08(a) of Annex C of this Agreement, in the form attached to this Agreement as Annex M-1.

“Annual Vessel Condition, Maintenance and Class Certification” means an Officer’s Certificate of the Shipowner setting forth, among other things, (a) a statement of the condition and maintenance of each Vessel pursuant to Section 13.09 of Annex C of this Agreement, (b) a confirmation of class issued by the Classification Society showing that the classification and rating for each Vessel on the Delivery Date of each Vessel has been retained for each in class Vessel and (c) copies of all Classification Society reports, including periodic and damage surveys for each Vessel pursuant to Section 13.12 of Annex C of this Agreement, in the form attached to this Agreement as Annex L.

“Appraisal” mean an appraisal of the Vessels or the Existing Vessels, as applicable, commissioned by the Shipowner or the Administrator at the expense of the Shipowner conducted by an appraiser approved by the Administrator, who has followed an appraisal methodology approved by the Administrator, and which appraisal shall not have occurred more than twelve (12) months before the date that the appraisal is delivered to the Administrator.

“Assignment of Earnings” means the assignment from the Shipowner to the Administrator of all of the rights, title and interest of the Shipowner in whatever is received upon the lease, sale, charter, transfer or disposition of any Vessel, claims for damages for any breach by any charterer or other party thereto of any bareboat or time charter, or lease of any Vessel, except in each case receipts from slot charters; and all remuneration payable by or on behalf of a governmental

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 1

authority in respect of any detention of any Vessel, substantially in the form attached to this Agreement as Annex I, as the same may be amended, supplemented, restated or otherwise modified from time to time with the consent of the Administrator.

“Classification Society” means DNV-GL or either a member of the International Association of Classification Societies (“IACS”) that has been ISO 9000 series registered or an IACS member that meets the requirements of the International Maritime Organization, is qualified under a Quality Systems Certificate Scheme and recognized by the United States Coast Guard and the Administrator as meeting acceptable standards.

“Consent of Shipyard” means each, and “Consents of Shipyards” means every, in the case of Mortgage Period Financing, the consent to the Assignment of Construction Contract to the Administrator under this Agreement substantially in the form attached to this Agreement as Annex H-1, as originally executed, modified, amended or supplemented.

“Depository Agreements” means collectively, the Depository Agreement, Contract No. MA-13856, dated as of September 4, 2003, and the Depository Agreement, Contract No. MA-13899, dated as of July 29, 2004, each by and between the Shipowner and the Administrator.

“Direct Employee Compensation” means the total amount of any wage, salary, bonus, commission, or other form of direct payment to any employee of the Shipowner as reported to the Internal Revenue Service for any fiscal year.

“Disclosure Schedule”  means that certain schedule as set forth as Annex D to this Agreement delivered to the Administrator on or prior to the Closing Date, setting forth, among other things, (a) items the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in a provision hereof or to make any representation and warranty contained in this Agreement true and correct or (b) any Commercial Tort Claims of the Shipowner in excess of $10,000,000 that appertain or relate solely to a Vessel or Existing Vessel or its operation as of the Closing Date.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 29, 2017, by and among Matson, Inc., certain lenders named therein, and Bank of America, N.A., as agent, as amended to the date hereof.

“Existing Title XI Financing” means each of the financings under Chapter 537 of the Existing Vessels pursuant to the Security Agreement, Contract No. MA-13897 and related documents, and the Security Agreement, Contract No. MA-13853 and related documents.

“Existing Vessel” means each of the MANUKAI, Official Number 1141163, and the MAUNAWILI, Official Number 1153166.

“GAAP” means those generally accepted accounting principles, standards and procedures and practices in effect in the United States that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of a Person, except that any accounting principle or practice required to be changed by the Financial Accounting Standards

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 2

Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principles, standards and procedures may be so changed.

“Income Realized on the Chapter 537 Reserve Fund” means (a) the excess of the cash received from the sale of securities in the Chapter 537 Reserve Fund over their cost (less any losses from sales not already paid pursuant to Section 7.05 of Annex C of this Agreement), (b) cash received from the payment of interest on securities and (c) interest paid by Treasury on cash balances maintained in the form of uninvested funds.

“Late Charges” means the interest, default interest or late payment premiums or penalties at any time and from time to time accrued and owing under the Note and the Note Purchase Documents.

“Long-Term Debt” means, with respect to the Shipowner, as of any relevant date, on a consolidated basis with its subsidiaries and without duplication, the total notes, bonds, debentures, equipment obligations and other evidence of indebtedness that would be included in long term debt in accordance with GAAP; provided, such term shall not include any non-recourse liability of any unconsolidated entity for which the Shipowner has no legal liability.  There shall also be included any guarantee or other liability for the long term debt in accordance with GAAP of any other Person, not otherwise included on the balance sheet of the Shipowner, and without duplication funds available to the Shipowner or the Affiliate Guarantor to be drawn down under long-term borrowings under credit facilities (greater than 12 months) maintained by the Shipowner or the Affiliate Guarantor at the time to the extent that such funds are included in current assets in determining compliance with the Working Capital requirement contained in the Qualifying Financial Tests of the Shipowner or the Supplemental Financial Tests of the Shipowner.

“Loss Event” means any (a) actual, constructive, agreed or compromised total loss of a Vessel, or (b) requisition of title to, or seizure or forfeiture of a Vessel.

“Mandatory Compliance Prepayment Amount” means the amount by which the principal amount of all Outstanding Advances exceeds the amount eligible for guarantee by the United States under Section 53709(b)(2) of Chapter 537.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities, or financial condition of the Shipowner and the Affiliate Guarantor, taken as a whole; (b) a material impairment of the material rights and remedies of the Administrator under any Transaction Document, or of the ability of the Shipowner and the Affiliate Guarantor taken as a whole, to perform their obligations under any Transaction Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against either (1) the Shipowner, (2) the Affiliate Guarantor or (3) the Shipowner and the Affiliate Guarantor taken as a whole, of any Transaction Document to which any of them is a party.

“Maximum Consolidated Leverage Ratio Covenant” means the covenant in a Qualifying Credit Agreement that is the most comparable to the covenant set forth in Section 7.01(b) of the Existing Credit Agreement, as such covenant may be amended or waived from time to time.

“Net Worth” means, (1) with respect to the Shipowner, as of any date, the total of paid-in capital stock, paid-in surplus, earned surplus and appropriated surplus, and all other amounts that

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 3

would be included in net worth in accordance with GAAP, calculated on a consolidated basis with its subsidiaries, but exclusive of (a) any receivables from any Equity Interest Holder, or any director, officer, employee or Related Person of the Shipowner (other than current receivables arising out of the ordinary course of business and not outstanding for more than sixty (60) days) and (b) any increment resulting from the reappraisal of assets. and (2) with respect to the Affiliate Guarantor, as of any date, the amount shown on the most recent at the time consolidated Audited Financial Statements or quarterly Unaudited Financial Statements of the Affiliate Guarantor and its subsidiaries.

“No-Call Prepayment Amount” means the aggregate amount required to pay in full all Scheduled Debt Payments on all Prepaid No-Call Advances through and including the respective No-Call Payment Dates of each such Prepaid No-Call Advance.

“No-Call Prepayment Closing Date” means the Business Day on which the Shipowner pays the No-Call Prepayment Amount to the Administrator to be deposited into the No-Call Prepayment Fund, which may not be more than ten (10) Business Days, nor less than five (5) Business Days after the date on which the Administrator receives a No-Call Prepayment Notice.

“No-Call Prepayment Notice” means the written notification given by the Shipowner to the Administrator pursuant to Section 17.02(a)(2) of Annex C of this Agreement with respect to a Mandatory Prepayment to be made, in whole or in part, with respect to Prepaid No-Call Advances, which notice may not be rescinded.

“Outstanding” means, when used with reference to the Note or the Advances, the principal amount of such Note or the aggregate principal amount of such Advances less the principal amount thereof that has been Paid.

“Paid” means, as applied to the Note, the indebtedness evidenced thereby, any Advances, or any portion thereof, the principal amount of the same that has been paid (through installment payments of principal, by prepayment, at maturity or otherwise) and that is no longer entitled to any rights or benefits provided pursuant to the Transaction Documents.

“Permitted Liens” means:

(a)          The rights of the Shipyard under the Construction Contract, if any;

(b)          Liens on any undelivered Vessel which the Shipyard is obligated to discharge under the Construction Contract;

(c)          Special Subordinated Liens,

(d)          Liens with respect to loans, mortgages and indebtedness guaranteed by the Administrator under Chapter 537 or related to the construction of a vessel (including the Existing Vessels) approved pursuant to Chapter 537 by the Administrator;

(e)          Liens arising for damages out of tort covered by insurance, except for any deductible amounts applicable thereto, for wages of a stevedore when employed directly by the owner, operator, master, ship’s husband or agent of any Vessel, for wages of the crew of any

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 4

Vessel, for general average, for salvage, including contract salvage, provided the same are paid immediately when due;

(f)           Liens in favor of any person furnishing repairs, supplies, towage, use of dry dock or marine railway, or other necessaries to any Vessel on the order of the Shipowner, or of a person authorized by the Shipowner, provided that the same are paid immediately when due;

(g)          Liens imposed on any Vessel for taxes or governmental charges or levies, provided that the same are paid immediately when due;

(h)          Liens incurred in the ordinary course of business of any Vessel not relating to money borrowed which (1) will be paid in the ordinary course of business, and (2) which, in the aggregate, at any time are not material to the operations or financial condition of the Shipowner;

(i)           Liens arising by operation of law as a result of the modification of and repairs to any Vessel, including mechanic’s liens, provided that the same are paid in the ordinary course of business;

(j)           Liens in favor of the Administrator granted pursuant to this Agreement, the Mortgage or the other Transaction Documents; and

(k)          Liens permitted with respect to the Existing Vessels by the terms of the Existing Title XI Financing.

“Qualifying Credit Agreement” means the Existing Credit Agreement, as amended from time-to-time, or any successor or replacement credit agreement thereto with respect to which either the Shipowner or the Affiliate Guarantor is the borrower that contains market terms and conditions that are current at the time, provided any successor or replacement credit agreement shall be with one or more major financial institutions and provide for extensions of credit in an aggregate amount not less than $300 million.

“Qualifying Financial Tests of Affiliate Guarantor” means those qualifying financial covenants of the Affiliate Guarantor set forth on Annex A of this Agreement opposite such term.

“Qualifying Financial Tests of Shipowner” means those qualifying financial covenants of the Shipowner set forth on Annex A of this Agreement opposite such term.

“RFFA” means the Title XI Reserve Fund and Financial Agreement, Contract No. MA-13855, dated as of September 4, 2003, by and between the Shipowner and the Administrator, as amended by an Amendment No. 1 dated as of July 29, 2004.

“Responsible Officer” means, in the case of any business entity, the chairman of the board of directors, the president, any senior vice president, the secretary, the treasurer, the managing member or the general partner of such business entity.

“Scheduled Debt Payments” means, with respect to each Prepaid No-Call Advance, the aggregate of (a) all installment payments of the principal of each Prepaid No-Call Advance, and interest, thereon, to occur prior the No Call Payment Date occurring with respect to such Prepaid No-Call Advance after the date of the No-Call Prepayment Notice, and (b) the payment of all

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 5

Outstanding principal of the Prepaid No-Call Advance, and interest due with respect to such Prepaid No-Call Advance on the No-Call Payment Date.

“Second Closing Date” means the date, if any, on which the Shipowner and the Administrator execute an amendment to the Agreement to in connection with a Note to be issued by the Shipowner with respect to the financing of a portion of the Actual Cost or Depreciated Actual Cost of the Second Vessel.

“Second Vessel” means the KAIMANA HILA, Official Number: 1274135.

“Solvent” mean, with respect to any Person on any date of determination, that on such date on a consolidated basis (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not reasonably foresee that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Reserve Fund Net Income Deposit” has the meaning set forth in Section 6.04.1 of Annex C of this Agreement.

“Supplemental Financial Tests of Affiliate Guarantor” means the supplemental financial covenants of the Affiliate Guarantor set forth on Annex A of this Agreement opposite such term; provided, however, that with respect to the obligation of the Affiliate Guarantor to maintain a Qualifying Credit Agreement, any failure to do so shall not constitute a failure to meet the Supplemental Financial Tests of Affiliate Guarantor unless such failure shall continue for a period of more than thirty (30) consecutive Business Days.

“Supplemental Financial Tests of Shipowner” means the supplemental financial covenants of the Shipowner set forth on Annex A of this Agreement opposite such term; provided, however, that with respect to the obligation of the Shipowner to maintain a Qualifying Credit Agreement, any failure to do so shall not constitute a failure to meet the Supplemental Financial Tests of Shipowner unless such failure shall continue for a period of more than thirty (30) consecutive Business Days.

“Transaction Document” means any of this Agreement, the Administrator’s Note, the Assignment of Construction Contract, the Assignment of Earnings, the Assignment of Insurances, the Mortgage, the Affiliate Guaranty, the Note, any Note Purchase Document or any other related document, in each case as amended from time to time, and “Transaction Documents” means all of such documents.

“Vessel” or “Vessels” means from and after the Closing Date, the DANIEL K. INOUYE, Official Number 1274136, and from and after the Second Closing Date, if any, the Second Vessel,

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 6

in each case as completed in accordance with the respective Construction Contract, together with related appurtenances, additions, improvements and replacements, and which is further identified in the Granting Clauses of the Mortgage, and is more particularly described on Annex A of this Agreement opposite such term, provided that in the case of the Second Vessel, the same shall be identified in an amendment to the Mortgage and in an amendment to the Agreement.

“Working Capital” means, with respect to the Shipowner, on a consolidated basis with its subsidiaries, as of any relevant date, the excess of its current assets over its current liabilities, both determined in accordance with GAAP and adjusted as follows:

(a) in determining current assets, there shall also be added funds available to be borrowed on a long-term basis by the Shipowner or the Affiliate Guarantor under a Qualifying Credit Agreement, provided, however the maximum amount of such funds that may be added to current assets shall not exceed an amount that, when added to the long term debt amount of the Affiliate Guarantor as of the applicable quarter or year-end measurement period, would cause the Affiliate Guarantor’s long-term debt to equity ratio to exceed 1.5:1 on a proforma basis;

(b) in determining current assets, there shall also be deducted: (1) any securities, obligations or evidence of indebtedness of a Related Party or of any stockholder, director, officer or employee (or any member of his family) of the Shipowner or of such Related Party, except advances to agents required for the normal current operation of the Shipowner’s vessels and current receivables arising out of the ordinary course of business and not outstanding for more than sixty (60) days; and (2) an amount equal to any excess of unterminated voyage revenue over unterminated voyage expenses;

(c) in determining current liabilities, there shall also be deducted (1) any excess of unterminated voyage expenses over unterminated voyage revenue, and (2) one half of all annual charter hire and other lease obligations (having a term of more than six (6) months) due and payable within the succeeding fiscal year that are classified as operating leases and included and reported as a current liability on the Shipowner’s balance sheet; and

(d) in determining current liabilities, there shall also be added one half of all annual charter hire and other lease obligations (having a term of more than six (6) months) due and payable within the succeeding fiscal year, other than charter hire and such other lease obligations already included and reported as a current liability on the Shipowner’s balance sheet.

b)    Each of Section 2(d)(2) and (3) and Section 2(e) of Annex B is hereby amended to read in its entirety as follows:

(2)          Changes in GAAP.  If at any time any change in GAAP as in effect on the date hereof would affect the computation of any financial test or requirement set forth in any Transaction Document, and the Shipowner shall so request, the Administrator and the Shipowner shall negotiate in good faith to amend such test or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (A) such test or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Shipowner shall provide to the Administrator financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation

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between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(3)          Consolidation of Variable Interest Entities.  All references herein to consolidated and consolidating financial statements of the Shipowner and the Affiliate Guarantor or to the determination of any amount for the Shipowner and the Affiliate Guarantor on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Shipowner and the Affiliate Guarantor are required to consolidate pursuant to Topic 810 of the Accounting Standards Codification (ASC) maintained by the Financial Accounting Standards Board (FASB) (or any successor rule or guidance to Topic 810 that is promulgated by FASB, or if none such exist, as required by GAAP) as if such variable interest entity were an Affiliate.

(e)          Uniform Commercial Code Terms.

All other capitalized terms contained in this Agreement and not otherwise defined herein have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein. Without limiting the generality of the foregoing, the following terms have the meaning ascribed to them in the UCC: Equipment, Inventory, Accounts, Commercial Tort Claims, Deposit Accounts, Goods, and Accessions. Subject to the foregoing, the term "UCC" refers, as of any date of determination, to the UCC then in effect.

c)    The following defined terms and their definitions are deleted from Annex B:

i)     Consent and Agreement of Shipowner and Shipyard

ii)    Equity Interest Subordination Agreement

iii)   IP Rights

iv)   Liquidity

v)    Minimum Liquidity

vi)   Subordinating Equity Interest Holder

d)    The Index of Defined Terms is deleted from Annex B.

2)    Amendments to Annex C (General Terms and Conditions).  Annex C is hereby amended as follows:

a)    Section 2.02 is hereby amended to read in its entirety as follows:

SECTION 2.02.  Form of Guarantee.  The form of the Guarantee to be attached to the Note is as follows:

“The United States of America, acting through the Maritime Administrator, Maritime Administration, U.S. Department of Transportation (the “Administrator”), hereby guarantees to the Federal Financing Bank, its successors and assigns (“FFB”), all payments of principal and interest, when and as due in accordance with the terms of the note dated on or about April 27, 2020, issued by Matson Navigation Company, Inc., (the “Borrower”) payable to FFB in the maximum principal amount of $185,943,000 to which this Administrator’s Guarantee is attached (such note being the “Note”), with interest on the principal until paid, irrespective of (i) acceleration of such payments

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under the terms of the Note, or (ii) receipt by the Administrator of any sums or property from its enforcement of its remedies for the Borrower’s default.

“This Administrator’s Guarantee is issued pursuant to Chapter 537 of Title 46 of the United States Code, Section 6 of the Federal Financing Bank Act of 1973 (12 U.S.C. § 2285), and the Note Purchase Agreement dated as of April 27, 2020, among FFB, the Borrower, and the Administrator.

UNITED STATES OF AMERICA

By:
Name:
Title:
Date:	”

b)    Section 2.03 is hereby amended to read in its entirety as follows:

SECTION 2.03. Conditions to Guarantee and Execution and Delivery of the Guarantee.  The obligation of the Administrator to execute and deliver the Guarantee on the Closing Date shall be subject to receipt by the Administrator of the following items on the Closing Date, or such other date specified herein, unless waived by the Administrator:

Transaction Documents

(a)          the Shipowner shall have executed and delivered to the Administrator this Agreement, the Administrator’s Note, the Mortgage, the Assignment of Construction Contract, the Assignment of Earnings, the Assignment of Insurance, the Note, and the Note Purchase Agreement;

(b)          the Affiliate Guarantor shall have executed and delivered to the Administrator (1) this Agreement with respect to those Annexes and Sections of this Agreement set forth above the signature of the Affiliate Guarantor that are applicable to the Affiliate Guarantor and (2) the Affiliate Guaranty, which shall be in full force and effect;

(c)          the Shipowner and the Affiliate Guarantor shall have executed and delivered to the Administrator the declaration required by Section 1352 of Title 31 of the United States Code, as amended, and the Lobbying Disclosure Act of 1995, classified at 2 U.S.C. § 1601;

(d)          (1) the Shipowner and the Shipyard shall have executed and delivered to the Administrator (A) a copy of the Construction Contract and (B) the certificate described in Section 13.03(e) below; and (2) the Shipyard shall have executed and delivered to the Administrator the Consent of Shipyard;

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(e)          If the Administrator so requests, the Administrator shall have received a subordination in form and substance satisfactory to the Administrator with respect to all non-Chapter 537 debt of the Shipowner relating to the Vessels, if any, that has not been discharged, provided, however, it is agreed that any debt under the Existing Credit Agreement or under existing unsecured long term notes issued by the Affiliate Guarantor (in each case, including any guarantees thereof by Shipowner) does not constitute “debt of the Shipowner relating to the Vessels” for purposes of this Agreement;

(f)           FFB shall have executed and delivered the Note Purchase Agreement in form and substance acceptable to the Administrator;

(g)          the Shipowner and Affiliate Guarantor each shall have delivered to the Administrator one or more Opinions of Counsel, which shall include, among other things, an opinion to the effect that: (1) by the terms of this Agreement, the Shipowner has granted to the Administrator a fully perfected, first priority security interest in each of the assets which constitutes the Collateral; and (2) all filings, recordings, notices and other actions required to perfect the Administrator's interests in the Collateral and to render such security interests valid and enforceable under applicable law have been duly effected, together with copies of such filings, such opinion to be in customary form with customary exceptions, qualifications, and limitations;

(h)          the Administrator shall have received from the Shipowner: (i) two executed original counterparts of the Note Purchase Agreement; (ii) two copies of the Note; (iii) two executed originals of the legal opinions issued under Subsection (g) of this Section; (iv) two executed originals of the legal opinion delivered to FFB pursuant to the Note Purchase Agreement; and (v) two executed original counterparts of this Agreement, each of the Annexes hereto and all other documents executed and delivered by the Shipowner, the Affiliate Guarantor or FFB in connection with the closing.

Vessel Documents

(i)           at least ten (10) days prior to the Closing Date, the Shipowner shall have provided the Administrator with satisfactory evidence of marine insurance as required by Section 11.10 of this Agreement, naming the Administrator as lender loss payee for Vessel hull & machinery coverage and as a co-assured to all liability coverage;

(j)           if the Shipowner intends to operate any of the Vessels in the U.S. domestic trade, the Shipowner and any bareboat charterers of such Vessels shall have furnished to the Administrator an affidavit complying with the requirements of 46 CFR Part 355, demonstrating U.S. citizenship;

(k)          if the Vessels have been delivered to the Shipowner, the Shipowner shall have delivered to the Administrator (1) evidence that the Vessels are documented by the United States Coast Guard with a coastwise endorsement and (2) the United States Coast Guard certificates and evidence from the Classification Society that each Vessel is in class;

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Financial Conditions

(l)           the Administrator shall have received at least ten (10) Business Days prior to the Closing Date (1) a detailed consolidated pro forma balance sheet for the Shipowner and its subsidiaries, certified by a Responsible Officer, including adequate disclosures in accordance with GAAP and showing, among other things, all non-Chapter 537 debt of Shipowner to the extent required to be disclosed in accordance with GAAP; and (2) a detailed consolidated pro forma balance sheet for the Affiliate Guarantor and its subsidiaries, certified by a Responsible Officer of the Affiliate Guarantor. Each balance sheet described in this Subsection (l) shall be dated as of the Closing Date, reflect the completion of the Financing under Chapter 537, and demonstrate compliance with the Qualifying Financial Tests of Shipowner and the Qualifying Financial Tests of Affiliate Guarantor;

(m)         the Administrator shall have received the most recent annual Audited Financial Statements or quarterly Unaudited Financial Statements of Shipowner and the Affiliate Guarantor prepared in accordance with GAAP, each certified by a Responsible Officer of the Shipowner and the Affiliate Guarantor and showing, among other things, all non-Chapter 537 debt of the Shipowner and of the Affiliate Guarantor;

Closing Certifications

(n)          the Shipowner and Affiliate Guarantor, to the extent applicable, shall have executed and delivered to the Administrator an Officer’s Certificate representing and warranting that the following statements are true and correct in all material respects as of the Closing Date:

(1)          each of the representations and warranties set forth at Article X of this Agreement;

(2)          to such officer’s knowledge the Shipowner is not in violation of any Federal laws having a substantial adverse effect on the interests of the United States;

(3)          there have been no occurrences that would adversely and materially affect the condition of the Vessel, its hull or any of its component parts, or, in the event such occurrences exist, a detailed description of such occurrence, in which event the Administrator may take such action as it deems appropriate, including not issuing the Guarantee;

(4)          since December 31, 2019, there have not been any materially adverse changes in the financial or legal condition of the Shipowner or the Affiliate Guarantor or in the economic conditions in the intended trade for the Vessels;

(5)          there are no Liens on the Vessel or its component parts, except Permitted Liens;

(6)          no Default or event after any period of time or any notice, or both, would constitute, a Default has occurred;

(7)          the amount of Actual Cost Paid is true and correct;

(8)          each item in the amount of Actual Cost Paid is properly included in the Actual Cost of the Vessel;

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(9)          each of the Shipowner and the Affiliate Guarantor is in compliance with the Qualifying Financial Tests of Shipowner and the Qualifying Financial Tests of Affiliate Guarantor, respectively, in accordance with GAAP, as adjusted by 46 CFR § 298.13(d), and detailing such compliance; and

(10)        all non-Chapter 537 debt of the Shipowner relating to the Vessels has been discharged or subordinated in a manner satisfactory to the Administrator, provided, however, it is agreed that any debt under the Existing Credit Agreement or under existing unsecured long term notes issued by the Affiliate Guarantor (in each case, including any guarantees thereof by Shipowner) does not constitute “debt of the Shipowner relating to the Vessels” for purposes of this Agreement;

(o)          at least ten (10) days prior to the Closing Date, or such shorter period as the Administrator may agree, the Shipowner’s Accountant shall have provided a certification or other evidence satisfactory to the Administrator as to the amounts paid by the Shipowner with respect to Section 2.03(n) (7) and (8) of this Agreement;

Fees and Deposits

(p)          the Administrator shall have received the Guarantee Fee payable under 46 U.S.C. §53714(b) and the Investigation Fee due under 46 U.S.C. §53713(a), either (i) by wire transfer or (ii) by a check of the Shipowner payable to the Administrator to be held by the Administrator in escrow until such time as the FFB makes the Initial Advance on the Note, whereupon it shall be released to the Administrator for deposit, provided that if the Initial Advance has not been made by the date that is 10 Business Days after the Closing Date, the Guarantee Fee previously received by the Administrator referenced in clause (i) above or the check referenced in clause (ii) above shall be promptly returned to the Shipowner;

(q)          the Shipowner shall have made the Interest Escrow Fund Deposit, unless waived by the Administrator as indicated in Annex A of this Agreement;

(r)           [Deleted/Reserved];

Other Conditions

(s)           the Shipowner shall have complied in all material respects with its agreements under this Agreement and all other requirements of Chapter 537 and the applicable regulations, as determined in the sole judgment of the Administrator;

(t)           there have not been any occurrences which have or would adversely and materially affect the condition of the Vessel, its hull or any of its component parts, as determined in the sole judgment of the Administrator;

(u)          there shall not have occurred a Default or event after any period of time or any notice, or both, which would constitute a Default;

(v)          all documentation and legal opinions relating to the transactions contemplated by this Agreement and the Note Purchase Agreement shall be in form and substance satisfactory to the Administrator and all security interests in the Collateral shall be fully perfected and of first priority as of the Closing Date;

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(w)         since December 31, 2019, there have not been any materially adverse changes in the financial or legal condition of the Shipowner or the Affiliate Guarantor or in the economic conditions in the intended trade for the Vessels, each as determined in the sole judgment of the Administrator;

(x)          the Closing Date shall have occurred by June 28, 2020.

(y)          the Chairman of the Federal Maritime Commission shall have certified that, within the last five (5) years, the Shipowner has not violated: (1) part A of subtitle IV of Title 46 of the United States Code that involves unjust or unfair discriminatory treatment or undue or unreasonable prejudice or disadvantage with respect to a United States shipper, ocean transportation intermediary, ocean common carrier, or port; and/or (2) part B of subtitle IV of Title 46 of the United States Code; and

(z)          A copy certified by the Shipowner of resolutions adopted by the Shipowner authorizing the execution, delivery, and performance of the Transaction Documents, and a copy of the Shipowner’s Organizational Documents.

c)    Section 2.04 is hereby amended to read in its entirety as follows:

SECTION 2.04. Assignment; Termination of the Guarantee. (a) The Guarantee may not be assigned by the Shipowner without the prior written approval of the Administrator and any attempt to do so shall be null and void ab initio.

(b) The Guarantee shall terminate only when, one or more of the following events shall occur:

(1)          the Note shall have been Paid in full;

(2)          the Holder shall have elected to terminate the Guarantee, and the Administrator has been so notified by the Holder in writing; provided that, such termination shall not prejudice any rights accruing hereunder prior to such termination;

(3)          the Guarantee shall have been paid in full in cash by the Administrator; or

(4)          each Holder shall have failed to demand payment of the Guarantee as provided in Chapter 537.

d)    Section 3.02 is hereby amended to read in its entirety as follows:

SECTION 3.02.  Mandatory Prepayment.  (a)  [Deleted/Reserved]

(b)          Advances are subject to (1) a Mandatory Compliance Prepayment in accordance with Section 8.04 of this Agreement; (2) a Mandatory Loss Prepayment to comply with Section 11.12 of this Agreement; and (3) a Mandatory Vessel Sale Prepayment to comply with Section 15.01 of this Agreement.

(c)          Any mandatory prepayments made in accordance with Clause (b) of this Section shall result in a corresponding reduction in the outstanding amount of the Administrator’s Note in the inverse order of maturity.

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e)    Section 3.03 is hereby amended to read in its entirety as follows:

SECTION 3.03.  Elective Prepayments and Refinancings of Advances.  Advances are subject to elective prepayment and refinancing based upon the Market Value/Prepayment Refinancing Privilege and the Par Prepayment/Refinancing Privilege in accordance with Paragraphs 14 and 15 of the Note and Paragraphs 12.2 and 12.3 of the Note Purchase Agreement.  The allowance of any such refinancing of Advances shall be at the sole discretion of the Administrator, unless the Note is paid or refinanced with sources other than Title XI.  Any such elective prepayments or refinancings of Advances referred to in the first sentence of this Section 3.03 shall result in a corresponding reduction and refinancing of the outstanding amount of the Administrator’s Note, as provided in the Administrator’s Note.

f)     Section 3.04 is hereby amended to read in its entirety as follows:

SECTION 3.04. Additional Debts of Shipowner to Administrator. (a) If the Shipowner shall fail to perform any covenant, condition or agreement set forth in the Transaction Documents, the Administrator may, in its discretion, after giving the Shipowner notice of its intent to avail itself of its right under this Section 3.04 with respect to such failure to perform and thereafter at any time during the continuance of an event which by itself, with the passage of time, or the giving of notice, would constitute a Default, perform all acts and make all reasonable expenditures reasonably necessary to remedy such failure. Notwithstanding the foregoing, the Administrator shall not be obligated to (and shall not be liable for the failure to) perform such acts and make such expenditures.  All funds so advanced and expenses reasonably incurred by the Administrator relating to such compliance shall constitute a debt due from the Shipowner to the Administrator and shall be secured hereunder and under the Mortgage prior to the Administrator's Note and shall be repaid by the Shipowner upon demand, together with interest at the Expended Funds Rate plus two percent (2%).

(b) (1) All funds advanced and expenses incurred by the Administrator pursuant to Section 4.05(a) of this Agreement and the Transaction Documents; (2) all other expenses incurred incident to the exercise by the Administrator of any rights and remedies pursuant to Section 4.04(a), Section 4.04(b), Article XIV or any other provisions of this Agreement, the other Transaction Documents and the Note Purchase Documents or in connection with the assumption by the Administrator of the rights and duties of the Shipowner under the Note Purchase Agreement and the Note; and (3) all payments made to the Holder as a result of the default of the Shipowner under Chapter 537 (including, but not limited to, fees paid to the Holder for expenses incident to the assumption of the Note Purchase Agreement by the Administrator), shall constitute a debt due from the Shipowner to the Administrator and shall also be secured hereunder and under the Mortgage and the other Transaction Documents prior to the payment of the Administrator's Note and shall be repaid by the Shipowner upon demand together with interest at the Expended Funds Rate plus two percent (2%).

(c)  All payments required to be made by the Shipowner or the Affiliate Guarantor under the Transaction Documents shall be made by wire transfer in immediately available funds in accordance with payment instructions provided by the Administrator.

g)    In Article IV- Security Agreement, the text below the heading is hereby amended to read in its entirety as follows:

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SECTION 4.01.  Granting Clause.  (a) In order to secure the payment and performance of the obligations of the Shipowner under this Agreement and the other Transaction Documents to which it is a party, the Shipowner does hereby grant, sell, convey, assign, transfer, mortgage, pledge, set over and confirm unto the Administrator a first priority continuing security interest in, Lien on and right of setoff against, all of the right, title and interest of the Shipowner in and to all of the following, whether now owned or existing or hereafter arising or acquired:

(1)          each Construction Contract and the Rights Under the Construction Contracts and Related Contracts;

(2)          Moneys Due to Shipowner with Respect to the Construction of the Vessels;

(3)          each Vessel and each Existing Vessel and all Goods, including, without limitation, Accessions, fuel, Equipment, and Inventory, and all Accounts, including, without limitation, any bareboat charters, time charters, charter hire, voyage or other charters except slot charters, earnings, affreightments, and all Commercial Tort Claims described on the Disclosure Schedule or notified to the Administrator pursuant to Section 11.04 (all terms are defined as set forth in Annex B of this Agreement or in the UCC as applicable) in each case only to the extent the same appertain or relate solely to each Vessel or Existing Vessel or its operation, whether or not on board or ashore and not covered by the Mortgage, and further provided that shipping containers and Goods that are not specifically identified exclusively for use on one of the Vessels or Existing Vessels are not included in this grant;

(4)          the Late Charges Reserve Subfund and all sums, moneys, securities and proceeds of the Late Charges Reserve Subfund currently on deposit or hereafter deposited in said account, including, without limitation, Financial Assets;

(5)          the Chapter 537 Reserve Fund and all sums, moneys, securities and proceeds of the Chapter 537 Reserve Fund currently on deposit or hereafter deposited in said account, including, without limitation, Financial Assets;

(6)          the Interest Escrow Fund and all sums, moneys, securities and proceeds of the Interest Escrow Fund currently on deposit or hereafter deposited in said account, including, without limitation, Financial Assets;

(7)          the No-Call Prepayment Fund and all sums, moneys, securities and proceeds of the No-Call Prepayment Fund hereafter deposited in said fund, including, without limitation, the No-Call Prepayment Collateral;

(8)          all policies and contracts of insurance solely to the extent the same relate to each Vessel, including, without limitation, the Shipowner’s rights under all entries in any protection and indemnity or war risks associations or clubs, which are from time to time taken out by or for the Shipowner in respect of each Vessel, their hull, machinery, freights, disbursements, profits or otherwise, and all the benefits thereof and all other rights of the Shipowner in respect thereof, including, without limitation, all claims of whatsoever nature including without limitation any general  average claims or loss of hire claims, as well as return premium; and

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(9)          all cash and non-cash Products and Proceeds of the collateral described in Clauses (1) through (8) of this Section 4.01(a).

The Administrator shall have, upon execution and delivery thereof, as further security, certain right, title and interest in and to the Mortgage, to be executed and delivered by the Shipowner to the Administrator, as mortgagee, on the date hereof, covering each Vessel.

(b)          The Shipowner’s right, title and interest in each of the assets and property described in Section 4.01(a) of this Agreement are herein, collectively, called the "Collateral." The Administrator shall hold the Collateral as collateral security for all of the obligations and liabilities of the Shipowner under this Agreement, the Administrator's Note, the Mortgage and the other Transaction Documents and as collateral security, whether now made or hereafter entered into, for and with respect to the Guarantee.

(c)          Notwithstanding Subsections (a) and (b) of this Section 4.01, (1) the Shipowner shall remain liable to perform its obligations under each Construction Contract and the above-mentioned other agreements; (2) the Administrator shall not, by virtue of this Agreement, have any obligations under any of the documents referred to in Clause (1) or be required to make any payment owing by the Shipowner thereunder; and (3) if there is no existing Default, the Shipowner shall (subject to the rights of the Administrator hereunder) be entitled to exercise all of its rights under each of the documents referred to in this Section and shall be entitled to receive all of the benefits accruing to it thereunder as if Subsections (a) and (b) of this Section were not applicable.

SECTION 4.02. Uniform Commercial Code Filings. The Shipowner shall furnish evidence satisfactory to the Administrator that financing statements under the UCC shall have been filed against the Shipowner (or the Shipyard, if applicable) in all offices in which it may be necessary or advisable in the opinion of the Administrator to perfect the Administrator’s security interests in any Collateral subject to the UCC as to which a security interest is perfected by filing.

SECTION 4.03. Surrender of Vessel Documents. The Administrator shall consent to the surrender of each Vessel's documents in connection with any re-documentation of such Vessel required on account of alterations to such Vessel or any other circumstance requiring re-documentation of a Vessel under applicable law which are not prohibited by this Agreement or the Mortgage.

SECTION 4.04. General Powers of the Administrator.  (a) In the event that any Vessel shall be arrested or detained by a marshal or other officer of any court of law, equity or admiralty jurisdiction in any country or nation of the world or by any government or other authority, and shall not be released from arrest or detention within fifteen (15) days or such longer period of time from the date of arrest or detention as may be required under the circumstances and during which the Shipowner shall exercise due diligence to seek such release, the Shipowner hereby authorizes and empowers the Administrator, in the name of the Shipowner and hereby irrevocably appoints the Administrator and its successors and assigns the true and lawful attorney of the Shipowner, in its name and stead, to apply for and receive possession of and to take possession of such Vessel with all the rights and powers that the Shipowner might have, possess and exercise in any such event. This power of attorney shall be irrevocable and may be exercised not only by the Administrator but also by an appointee or appointees, with full power of substitution, to the same extent as if said appointee or appointees had been named as one of the attorneys above named by express designation.

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(b)          The Shipowner also authorizes and empowers the Administrator or the Administrator’s appointee or appointees, as the true and lawful attorney of the Shipowner, to appear in the name of the Shipowner, or its successors or assigns, in any court of any country or nation in the world where a suit is pending against any Vessel because or on account of any alleged Lien against the Vessel (other than any Permitted Lien) from which the Vessel has not been released within the time provided in Section 4.04 (a) above and to take such proceedings as to them or any of them as may seem proper towards the defense of such suit and the discharge of such Lien, and all reasonable and necessary expenditures made or incurred by them or any of them for the purpose of such defense or discharge shall be deemed to be an indebtedness of the Shipowner and shall be secured by this Agreement and the Mortgage and shall be immediately due and payable and, until paid, shall bear interest at the Expended Funds Rate plus two percent (2%).

(c)          The Shipowner irrevocably authorizes the Administrator or its appointee (with full power of substitution) to appear in the name of the Shipowner in any court of any country or nation of the world where a suit is pending against the whole or any part of the Collateral because of, or on account of, any alleged Lien or claim against the whole or any part of the Collateral (other than any Permitted Lien), from which the whole or said part of the Collateral has not been released. The Administrator shall not be obligated to (nor be liable for the failure to) take any action provided for in Subsections (a) and (b) of this Section.

SECTION 4.05.  Performance of the Shipowner’s Agreements by the Administrator; Confidentiality of Information. (a) If the Shipowner shall be in Default, including but not limited to a Default in providing the Administrator with any audited or unaudited financial statements, reports, certifications or calculations required hereunder to be provided by the Shipowner to the Administrator, the Administrator may, in its discretion, perform all acts and make all reasonable expenditures reasonably necessary to remedy such failure during the existence of a Default.  Notwithstanding the foregoing, the Administrator shall not be obligated to (and shall not be liable for the failure to) perform such acts and make such expenditures, including, but not limited to, the hiring of accounting professionals to review the books and records of the Shipowner to the satisfaction of the Administrator, and the Shipowner hereby agrees to disclose all and any pertinent information reasonably necessary for the conduct of such a review by the Administrator or its consultants; provided however, notwithstanding any other provision of this Agreement, nothing in this Agreement constitutes (i) a waiver of the attorney client privilege or (ii) an agreement to provide confidential information that is protected by a non-disclosure agreement with a third party, whether or not the Shipowner shall be in Default.  All funds so advanced and expenses reasonably incurred by the Administrator relating to such compliance shall constitute a debt due from the Shipowner to the Administrator and shall be secured hereunder and under the Mortgage prior to the Administrator's Note and shall be repaid by the Shipowner upon demand, together with interest at the Expended Funds Rate plus two percent (2%).

(b)  The Administrator agrees to treat as confidential and, except to the extent required by law, not to disclose to any third parties information provided by the Shipowner or the Affiliate Guarantor pursuant to this Agreement or to the Administrator’s request in furtherance of its obligations under this Agreement or Chapter 537.  Administrator agrees that no such information shall knowingly be provided by the Administrator to any competitor of the Shipowner or any affiliate of such competitor, unless required by law.  The Shipowner and the Affiliate Guarantor hereby (i) advise the Administrator that such information submitted by either of them is considered to be confidential commercial, financial and proprietary business information exempt from Freedom of Information Act disclosure pursuant to 5 U.S.C. §552(b)(4), and (ii) request that (x)

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such information be withheld from disclosure in response to any inquiries under the Freedom of Information Act or otherwise, and (y) the Administrator notify the Shipowner and the Affiliate Guarantor as appropriate in the event the Administrator receives any such inquiry.

h)    Section 5.03 is hereby amended to read in its entirety as follows:

SECTION 5.03. Termination Date of the Interest Escrow Fund. The Interest Escrow Fund will terminate on the latest to occur of (a) ninety (90) days after the Delivery Date of the last Vessel covered by this Agreement, (b) the date that the full amount of the aggregate Actual Cost or Depreciated Actual Cost of the last Vessel covered by this Agreement has been paid, or (c) the date that the final determination of the aggregate Actual Cost or Depreciated Actual Cost of all of the Vessels has been made by the Administrator.  Any funds remaining in the Interest Escrow Fund after the termination date of the Interest Escrow Fund shall be paid to the Shipowner except that if a Default exists at such time, the funds remaining in the Interest Escrow Fund will be deposited into the Chapter 537 Reserve Fund and applied in accordance with the terms of Section 14.04 of this Agreement.

i)     Each of Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.07, 6.08, 6.09, 6.10, and 6.11(a) is hereby amended to read in its entirety as follows, Section 6.06 is hereby deleted, and a new Section 6.04.1 is hereby added as set forth below:

SECTION 6.01.  Establishment of Chapter 537 Reserve Fund.  On the Closing Date, the Administrator shall establish the Chapter 537 Reserve Fund. In the event that the Shipowner shall, during the occurrence and continuation of a Default, receive any Moneys Due with Respect to the Construction of the Vessels, the Shipowner shall give notice thereof to the Administrator and shall promptly pay the same over to the Administrator who shall deposit the funds into the Chapter 537 Reserve Fund for application in accordance with Section 14.04 of this Agreement. When and if the Shipowner or other Person is required by Sections 6.04 and 13.07 of this Agreement to make a Reserve Fund Net Income Deposit into the Chapter 537 Reserve Fund, the Shipowner or other Person shall pay those funds to the Administrator who shall deposit the funds into the Chapter 537 Reserve Fund.

SECTION 6.02.  Computation of Reserve Fund Net Income.  Except as otherwise provided herein, within one hundred twenty (120) days after the end of each fiscal year of the Shipowner, the Shipowner shall compute its net income attributable to the operation of the Vessels for such year in accordance with this Section ("Reserve Fund Net Income").  This computation requires the multiplication of the Shipowner’s total net income after taxes by a fraction with a numerator composed of the total original capitalized cost of all Vessels and a denominator composed of the total original capitalized cost of all the Shipowner's fixed assets.  The total net income after taxes, computed in accordance with GAAP, shall be adjusted as follows:

(a)          The depreciation expense applicable to the fiscal year shall be added back; and

(b)          There shall be subtracted (1) an amount equal to the principal amount of debt required to be paid or redeemed, and actually paid or redeemed by the Shipowner during the year, excluding payments from the Chapter 537 Reserve Fund; and (2) the principal amount of any Advances that the Shipowner has Paid in excess of the required payments, which may be used by the Shipowner as a credit against future required

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 18

payments with respect to Advances including the Late Charges Reserve Subfund and the Interest Escrow Fund.

SECTION 6.03.  Delivery of Statement of Reserve Fund Net Income. Except as otherwise provided herein, within one hundred twenty (120) days after the end of each fiscal year of the Shipowner, the Shipowner shall deliver to the Administrator, the Computation of Reserve Fund Net Income, Total Deposits or Net Deposits and Accountant’s Statement stating (a) the Reserve Fund Net Income for such fiscal year and total amount of all Reserve Fund Net Income Deposits that are required to be so deposited into the Chapter 537 Reserve Fund for such fiscal year (and showing the pertinent calculations), or (b) that no Reserve Fund Net Income Deposit was required to be made for such fiscal year (and showing the pertinent calculations) and (c) that at the end of such fiscal year no adjustments were required to be made for such fiscal year (and showing the pertinent calculations) pursuant to this Section (and, if such adjustments were required to be made, stating the reasons therefor). The computation of the Reserve Fund Net Income Deposit shall be made on the basis of information available to the Shipowner at the time of each such deposit.  Each Reserve Fund Net Income Deposit shall be subject to adjustments from time to time in the event and to the extent that the same would be required or permitted by mistakes or omissions, additional information becoming available to the Shipowner, or judicial or administrative determinations made subsequent to the making of such deposits.

SECTION 6.04.  Annual Reserve Fund Net Income Deposit.  Except as otherwise provided herein, within one hundred twenty (120) days after the end of each fiscal year of the Shipowner, the Shipowner shall transmit to the Administrator for the Administrator’s prompt deposit into the Chapter 537 Reserve Fund an amount equal to (a) (1) the Reserve Fund Net Income for such fiscal year less (2) ten percent (10%) of the Shipowner's Aggregate Original Equity Investment in each Vessel then owned by the Shipowner, as specified in Annex A of this Agreement, deducted annually for each such Vessel (prorated for a period of less than a full fiscal year) multiplied by (b) fifty percent (50%), less (c) the amount of any Special Reserve Fund Net Income Deposits previously made with respect to such fiscal year (“Reserve Fund Net Income Deposit”). The Shipowner shall deliver to the Administrator at the time of each Reserve Fund Net Income Deposit pursuant to this Section and any deposits required under this Agreement, a statement of the Shipowner’s Accountant stating that such deposit has been computed as set forth in Annex N.

SECTION 6.04.1.  Special Reserve Fund Net Income Deposit.  In the event that at the end of any fiscal year or quarter, either the Shipowner fails to comply with the Supplemental Financial Tests of the Shipowner or the Affiliate Guarantor fails to comply with the Supplemental Financial Tests of the Affiliate Guarantor, each as indicated on the Annual Financial Statement Certification or Quarterly Financial Statement Certification, as applicable, provided to the Administrator pursuant to Section 13.04 or 13.05 hereof, within forty five (45) days thereafter, the Shipowner shall transmit to Administrator for the Administrator’s prompt deposit into the Chapter 537 Reserve Fund an amount equal to twenty-five percent (25%) of principal and interest due on the Note for the fiscal year in which such Supplemental Financial Tests were not met (the “Special Reserve Fund Deposit”).  The Shipowner shall deliver to the Administrator at the time of each Special Reserve Fund Deposit pursuant to this Section, a statement of the Shipowner stating that such deposit has been computed in accordance with Section 6.04.1 hereof and showing the pertinent calculations.  For the avoidance of doubt, the Special Reserve Fund Deposit is separate from and potentially in addition to the Reserve Fund Net Income Deposit provided for in Section 6.01 above.

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SECTION 6.05.  Exceptions to Annual Reserve Net Income Deposit.  Notwithstanding anything to the contrary set forth in this Agreement, the Shipowner shall not be required to make or deliver to the Administrator the computation required by Section 6.02, 6.03, 6.04, or 6.04.1 above, or make any Reserve Fund Net Income Deposit or Special Reserve Fund Deposit if (a) the Note and the related Administrator's Note with respect to the Vessels shall have been satisfied and discharged and if the Shipowner shall have paid or caused to be paid all other sums secured under this Agreement or the Mortgage, (b) the Guarantee of the Note shall have been terminated pursuant to this Agreement other than by reason of payment of the Guarantee by the Administrator, (c) the Shipowner was, at the close of its most recent fiscal year, subject to and in compliance with all of the Supplemental Financial Tests of Shipowner, the Affiliate Guarantor was, at the close of its most recent fiscal year, subject to and in compliance with all of the Supplemental Financial Tests of the Affiliate Guarantor, and there is no existing Default or (d) the amount in the Chapter 537 Reserve Fund (including any securities at current market value) is equal to or in excess of fifty percent (50%) of the principal amount of the Note then Outstanding and there is no existing Default.  As set forth in the definitions of “Supplemental Financial Tests of Affiliate Guarantor” and “Supplemental Financial Tests of Shipowner”, for all purposes of this Agreement, the failure of either the Affiliate Guarantor or of the Shipowner to maintain a Qualifying Credit Agreement shall not constitute a failure to meet the Supplemental Financial Tests of the Affiliate Guarantor or Supplemental Financial Tests of Shipowner unless such failure shall continue for a period of more than thirty consecutive (30) Business Days.

SECTION 6.06.  [Deleted/Reserved]

SECTION 6.07.  Withdrawals from Chapter 537 Reserve Fund. (a) From time to time, moneys in the Chapter 537 Reserve Fund may be subject to withdrawal upon receipt by the Administrator from the Shipowner of a Request for payment (specifying the Person or Persons to be paid, the amount of such payment, and the bank account to which the Shipowner requests that the payment be made) executed by the Shipowner, together with an Officer's Certificate of the Shipowner stating the reasons and purpose for the withdrawal. If the Administrator approves the Request, the Administrator shall promptly withdraw the moneys from the Chapter 537 Reserve Fund and make payment in accordance with the terms of the Request.  The Administrator shall have the right to disapprove any Request for withdrawal from the Chapter 537 Reserve Fund and, in the event of a Default under this Agreement, the right to apply all or part of the proceeds in the Chapter 537 Reserve Fund to all amounts due and owing the Administrator under this Agreement.  In that event, the Administrator may retain and offset any or all of the cash in the Chapter 537 Reserve Fund, and any Income Realized on the Chapter 537 Reserve Fund, as part of the Administrator’s recovery against the Shipowner.

(b)  From time to time, moneys in the Chapter 537 Reserve Fund shall be withdrawn upon receipt by the Administrator from the Shipowner of a Request for payment (specifying the Person or Persons to be paid, the amount of such payment, and the bank account to which the Shipowner requests that the payment be made) executed by the Shipowner and consented to by the Administrator; provided that, at the time of such Request, the Shipowner and the Affiliate Guarantor shall each have met the Supplemental Financial Tests of Shipowner and the Supplemental Financial Tests of Affiliate Guarantor, respectively, for four consecutive fiscal quarters.

SECTION 6.08.  Impermissible Payments. If the Shipowner makes any payment to an Equity Interest Holder during any period in which the Primary Covenants or the Supplemental Covenants, if applicable, prohibit such payments, and each Equity Interest Holder that has received

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such a payment fails to repay such amounts within fifteen (15) days of receipt of notice from the Administrator to the Shipowner requesting such repayment (or if the Shipowner shall have failed to make a timely Reserve Fund Net Income Deposit in violation of Section 6.04 of this Agreement), the Shipowner shall, upon Request from the Administrator, pay into the Chapter 537 Reserve Fund, the amount remaining due from such Equity Interest Holders plus interest at the Expended Funds Rate plus two percent (2%) from the date the monies were initially paid (or from the date the Reserve Fund Net Income Deposit should have been made).  It is understood and agreed that any payment made by the Shipowner pursuant to this Section 6.08 shall not release or extinguish the obligation of the Equity Interest Holders to repay improperly received funds; provided that such funds repaid by the Equity Interest Holders shall not be paid into the Chapter 537 Reserve Fund to the extent the Shipowner has already made payments into the Chapter 537 Reserve Fund pursuant to this Section 6.08.

SECTION 6.09.  Late Charges Reserve Subfund and Deficiency Deposits.   (a) On the date of the Initial Advance (as defined in the Note Purchase Agreement), the Administrator shall establish the Late Charges Reserve Subfund as a subfund of the Chapter 537 Reserve Fund with Treasury and the Shipowner shall deposit the Late Charges Reserve Subfund Deposit with the Administrator who shall deposit such proceeds into the Late Charges Reserve Subfund.  The Administrator shall have the sole right to make withdrawals from the Late Charges Reserve Subfund.  The Late Charges Reserve Subfund shall be held and disbursed by the Administrator to pay any Late Charges.  Provided no Default has occurred, the Administrator shall release to the Holder entitled to receive any Late Charges sufficient funds from the Late Charges Reserve Subfund to cover such Late Charges as and when the same become due and payable.  Payments on the Note received after 12:00 pm Washington, D.C. time on the due date shall incur Late Charges.

(b) At any time and from time to time that the amount in the Late Charges Reserve Subfund shall be less than an amount reasonably determined by the Administrator to be sufficient to cover thirty (30) days of hypothetical Late Charges based upon a daily rate selected by the Administrator or the FFB, then, upon notice of such deficiency by the Administrator to the Shipowner, the Shipowner shall immediately make any additional deposit of cash into the Late Charges Reserve Subfund equal to such deficiency.

SECTION 6.10.  Capital Construction Fund in Lieu of Chapter 537 Reserve Fund.   If the Shipowner has established a Capital Construction Fund, at any time when a Reserve Fund Net Income Deposit would otherwise be required to be made into the Chapter 537 Reserve Fund pursuant to this Article VI, and the Shipowner elects to make such deposits to the Capital Construction Fund, the Shipowner must enter into an agreement, satisfactory to the Administrator, providing that all such deposits of assets therein will be security (the “CCF Security Amount”) to the United States in lieu of the Chapter 537 Reserve Fund. The Reserve Fund Net Income Deposit requirements of the Chapter 537 Reserve Fund and of this Agreement will be deemed satisfied by deposits of equal amounts in the Capital Construction Fund, and withdrawal of the CCF Security Amount will be subject to the Administrator’s prior consent. If, for any reason, the Capital Construction Fund terminates prior to the payment of the Note, the Administrator's Note and all other amounts due under or secured by this Agreement or the Mortgage, the CCF Security Amount will be deposited or re-deposited in the Chapter 537 Reserve Fund to the extent of the amounts otherwise then required to be in the Chapter 537 Reserve Fund.

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SECTION 6.11.  Termination of the Chapter 537 Reserve Fund.  (a)  Upon the occurrence of (1) a Default, and (2) (A) the assumption of the Shipowner’s rights and duties under the Note and the Note Purchase Documents by the Administrator or (B) the payment by the Administrator to the Holder pursuant to a demand under the Guarantee, the Chapter 537 Reserve Fund (including the Late Payment Reserve Subfund) shall be terminated and all amounts in the Chapter 537 Reserve Fund (including Income Realized on the Chapter 537 Reserve Fund which has not yet been paid to the Shipowner), shall be applied in accordance with the terms of Section 14.04 of this Agreement. The Administrator’s rights to draw upon the Chapter 537 Reserve Fund shall not be exclusive of any other rights of the Administrator under the Transaction Documents, and each and every right shall be cumulative and concurrent, and may be enforced separately, successively or together, and may be exercised from time to time as often as the Administrator may deem necessary.

j)     Section 7.04 is hereby amended to read in its entirety as follows:

SECTION 7.04. Investment and Liquidation of the Deposit Funds.  Provided that the Shipowner is not in Default, (a) the Administrator shall within a reasonable time after the Shipowner so requests invest and reinvest any cash held in the Deposit Funds in Eligible Investments with such maturities as to ensure that the Deposit Funds will be available as required for the purposes hereof; and (b) the Administrator shall comply with a Shipowner’s Request to sell all or any designated part of the Eligible Investments in the Deposit Funds. The Administrator shall have no liability to the Shipowner for acting in accordance with such Requests.  If such sale (or any payment at maturity) produces (a) a net sum less than the cost (including accrued interest paid, as such) of the Eligible Investments so sold or paid, the Administrator shall give notice to the Shipowner, and the Shipowner shall promptly pay the deficiency to the Administrator for deposit into the applicable Deposit Fund, or (b) a net sum greater than the cost (including accrued interest paid as such) of the Eligible Investments so sold or paid, the Administrator shall promptly pay the excess to the Shipowner. The Shipowner expressly acknowledges and agrees that cash deposited in the Deposit Funds pursuant to this Agreement may suffer a loss if liquidated prior to the maturity of the Eligible Investment.

k)    Each of Sections 7.06 and 7.07 is hereby amended to read in its entirety as follows:

SECTION 7.06. Interest, Financial Assets and Taxes. So long as the Shipowner is not in Default, the Administrator shall pay the Shipowner any interest paid on cash or Eligible Investments (less an amount equal to accrued interest paid upon purchase) when credited in the Deposit Fund.  Any and all securities or other Financial Assets credited to a Deposit Fund shall be registered in the name of the Administrator, endorsed to the Administrator and in no case will any Financial Asset credited to any Deposit Fund be registered in the name of the Shipowner, be payable to the order of the Shipowner or specially endorsed to the Shipowner.  All taxes, if any, applicable to the acquisition or sale of Eligible Investments under this Section shall be paid by the Shipowner from its separate funds.

SECTION 7.07. Improper Disbursements From Deposit Funds. (a) At any time the Administrator shall have determined that there has been, for any reason, a disbursement to the Shipowner from any Deposit Fund contrary to this Section, the Administrator shall give notice to the Shipowner of the amount improperly disbursed, the amount to be deposited or re-deposited into such Deposit Fund on account thereof, and the reasons for such determination.

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 22

(b) Upon the Shipowner’s receipt of the notice referred to above, the Shipowner shall promptly deposit or re-deposit, as appropriate, such amount (with interest, if any) required by the Administrator into such Deposit Fund.

l)     Each of Section 8.02 and 8.03 is hereby amended to read in its entirety as follows:

SECTION 8.02.  Advance Requests.  Subject to the conditions precedent set forth in Section 8.03 hereof and in the Note Purchase Documents, the Administrator shall within a reasonable time after receipt of an Advance Request issue an Advance Request Approval Notice to FFB approving the payment to the Shipyard or any other Person of any amount which the Shipowner is obligated to pay, or to the Shipowner as reimbursement for any amounts it has paid, on account of the items and amounts or any other items set forth in Table A of Annex A of this Agreement or subsequently approved by the Administrator.

SECTION 8.03. Conditions Precedent to Approve Advance Requests. (a) In addition to the conditions precedent set forth in the Note Purchase Documents, the obligation of the Administrator to approve any Advance Request and issue an Advance Request Approval Notice shall be subject to the following conditions precedent:

(1)         a Responsible Officer of the Shipowner shall deliver an Officer’s Certificate of the Shipowner, in form and substance satisfactory to the Administrator, stating that (A) there is no Default under the Construction Contract or any of the Transaction Documents; (B) there have been no occurrences which have or would adversely and materially affect the condition of the Vessel, its hull or any of its component parts; (C) each amount of the Advance Request is properly included in the Administrator’s approved estimate of Actual Cost; (D) there are no Liens on the applicable Vessel, its hull or component parts for which the withdrawal is being requested except for those already approved by the Administrator; and (E) if the Vessel has already been delivered, it is in class and is being maintained in the highest and best condition.

(2)         the Administrator shall receive an Officer’s Certificate of the Shipyard, in form and substance satisfactory to the Administrator, stating that there are no Liens other than Permitted Liens on the applicable Vessel created by, through, or under the Shipyard.

(3)         no Advance Request shall be made or approved:

(A)         to any Person until the total amount paid by or for the account of the Shipowner from sources other than the Advances equals at least the Required Equity Amount;

(B)         to the Shipowner which would have the effect of reducing the amount paid by the Shipowner to an amount that is less than the Required Equity Amount; or

(C)         to any Person on account of items, amounts or increases representing changes and extras or owner furnished equipment, if any, set forth in Table A of Annex A of this Agreement, unless such items, amounts and increases shall have been previously approved by the Administrator;

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provided,  however, that when the amount guaranteed by the Administrator equals 75% or less of the Actual Cost, then after the initial 12½% of Actual Cost has been paid by or on behalf of the Shipowner for such Vessel and up to 37½% of Actual Cost has been paid by Advances, the Shipowner shall pay the remaining Required Equity Amount before any additional Advances are made for such Vessel.

(b)         Notwithstanding any other provision of this Section, the Shipowner shall not seek or receive reimbursement for any amount paid to the Shipyard or any Person that is included in Actual Cost and which has been paid or reimbursed with an Advance.

m)   Section 9.02 is hereby amended to read in its entirety as follows:

SECTION 9.02.  [Deleted/Reserved]

n)    In Article X - Representations and Warranties, the text below the heading is hereby amended to read in its entirety as follows:

The Shipowner and, to the extent applicable, the Affiliate Guarantor, represents and warrants to the Administrator that, to the actual knowledge of the Responsible Officers of the Shipowner and the Responsible Officers of the Affiliate Guarantor, except as set forth on the Disclosure Schedule, the following statements are true and correct as of the Closing Date and further represents and warrants that such statements shall remain true and correct thereafter for so long as this Agreement shall not have been discharged, unless such representation is by its terms limited to the Closing Date:

SECTION 10.01. Organization and Existence; Power and Authority. As of the Closing Date, each of the Shipowner and the Affiliate Guarantor is duly organized, validly existing and in good standing under the laws of its Jurisdiction of Organization, has full legal right, power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, to issue the Note and the Administrator’s Note or the Affiliate Guaranty, as the case may be, and to carry out and consummate all transactions contemplated by this Agreement and each of the other Transaction Documents to which it is a party, and has duly authorized the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party.

SECTION 10.02. Qualification. As of the Closing Date, neither the Shipowner nor any Affiliate Guarantor has failed to qualify to do business in any jurisdiction in the United States in which failure to do so would have a Material Adverse Effect, and the Shipowner and each Affiliate Guarantor had and has full legal right, power and authority to own its own properties and assets and conduct its business as it is presently conducted in each case except to the extent such failure would not reasonably be expected to have a Material Adverse Effect.

SECTION 10.03. Proper Execution. As of the Closing Date, the officers of the Shipowner and each Affiliate Guarantor executing this Agreement and each of the other Transaction Documents to which it is a party are duly and properly in office and fully authorized to execute the same on behalf of the Shipowner or Affiliate Guarantor, as the case may be.

SECTION 10.04. Due Execution and Delivery.  As of the Closing Date, this Agreement and each of the other Transaction Documents to which the Shipowner and each Affiliate Guarantor is a party have been duly authorized, executed and delivered by the Shipowner and the Affiliate

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Guarantor, are in full force and effect and constitute the legal, valid and binding agreements of the Shipowner and the Affiliate Guarantor enforceable in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting creditors’ rights in general and to the availability of equitable remedies.

SECTION 10.05. No Conflicts or Contravention. As of the Closing Date, the execution and delivery of this Agreement and each of the other Transaction Documents, the consummation of the transactions herein and therein described and the fulfillment of or compliance with the terms and conditions hereof and thereof, will not materially conflict with or constitute a material violation, breach of or default (with due notice or the passage of time or both) by the Shipowner or the Affiliate Guarantor of any of its Organizational Documents, any applicable law or administrative rule or regulation, or applicable court or administrative decree or order, or any indenture, mortgage, deed of trust, loan agreement, lease, contract or other agreement or instrument to which the Shipowner or any Affiliate Guarantor is a party or by which it or its properties are otherwise subject or bound, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of the Shipowner or any Affiliate Guarantor, other than Permitted Liens, except in each case such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 10.06. Governmental Authorizations; Other Consents or Approvals. As of the Closing Date, no consent or approval of any trustee or holder of any indebtedness of the Shipowner or the Affiliate Guarantor, and no consent, permission, authorization, order or license of, or filing or registration with, any governmental entity is necessary in connection with the execution and delivery of this Agreement and each of the Transaction Documents, the consummation of any transaction herein or therein described, or the fulfillment of or compliance with the terms and conditions hereof or thereof, except as have been obtained or made and as are in full force and effect, and except in each case such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 10.07. No Litigation. As of the Closing Date, there is no action, suit, proceeding, inquiry or investigation, before or by any court or Federal, state, municipal or other governmental authority, pending, or to the knowledge of the Shipowner, threatened in writing against or affecting the Shipowner, the Affiliate Guarantor or the assets, properties or operations of the Shipowner or the Affiliate Guarantor which would reasonably be expected to have, a Material Adverse Effect.  As of the Closing Date, neither Shipowner nor the Affiliate Guarantor is in default (and to the actual knowledge of the Shipowner’s Responsible Officers no event has occurred and is continuing which with the giving of notice or the passage of time or both could constitute a default) with respect to any order or decree of any court or any order, regulation or demand of any Federal, state, municipal or other governmental authority, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 10.08. Ownership of Collateral; Liens.  As of the Closing Date, the Shipowner lawfully owns its right, title, and interest in all Collateral, including each Vessel, free from any Lien except for Permitted Liens.

SECTION 10.09. Valid Pledge. As of the Closing Date, this Agreement and the Mortgage establish the valid first priority duly perfected Lien in favor of the Administrator for the benefit and security of the Administrator and the other obligations of the Shipowner under the Transaction Documents on the portion of the Collateral that is subject to the UCC and as to which a security interest is perfected by filing, subject to Permitted Liens; such Lien is in full force and effect and

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is not subordinate or junior to any other Liens in respect of such Collateral other than Permitted Liens; and as of the Closing Date the Shipowner is not in breach of any covenants set forth in this Agreement or the other Transaction Documents.

SECTION 10.10. No Debarment. As of the Closing Date, neither the Shipowner nor the Affiliate Guarantor is debarred or suspended or voluntarily excluded from participation in contracts or procurement matters with the Government or delinquent on a Government debt.

SECTION 10.11. Accuracy of Representations, Warranties and Information; Disclosure. (a)  As of the Closing Date, the representations, warranties and certifications of the Shipowner and the Affiliate Guarantor set forth in each of the other Transaction Documents to which the Shipowner or the Affiliate Guarantor is a party and all written information provided by the Shipowner and the Affiliate Guarantor to the Administrator in the Application, when taken as a whole and after giving effect to any updates provided to the Administrator in writing, remain true and accurate in all material respects as of the date such representations, warranties and certifications were made or as of the date such written information was provided.

(b) As of the Closing Date, each of the Shipowner and the Affiliate Guarantor has disclosed to the Administrator all agreements, instruments and corporate or other restrictions to which it or the Affiliate Guarantor is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Closing Date.  As of the Closing Date, to the actual knowledge of senior management of the Shipowner and to the actual knowledge of senior management of the Affiliate Guarantor no report, financial statement, certificate or other information furnished in writing by or on behalf of the Shipowner or the Affiliate Guarantor to the Administrator in connection with the transactions contemplated hereby and delivered hereunder or under any other Transaction Document (in each case as modified or supplemented by other information so furnished) contains when taken as a whole any intentional material misstatement of fact or intentionally omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Shipowner represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 10.12. No Defaults.  As of the Closing Date, no Default (or to the actual knowledge of the Shipowner’s Responsible Officers an event which with the passage of time, notice or both would constitute a Default) has occurred and is continuing under this Agreement or any of the other Transaction Documents to which the Shipowner or the Affiliate Guarantor is a party.

SECTION 10.13.  Shipowner’s United States Citizenship. As of the Closing Date, the Shipowner is a citizen of the United States within the meaning of 46 USC § 50501.

SECTION 10.14. Vessel Documentation. As of the Closing Date, the Vessel is documented under the laws of the United States.

SECTION 10.15. Insurance. As of the Closing Date, the properties of the Shipowner and the Affiliate Guarantor are insured with financially sound and reputable insurance companies not a Related Party of the Shipowner or the Affiliate Guarantor, in such amounts, with such deductibles, covering such risks, and subject to self-insurance amounts as are customarily carried

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by companies engaged in similar businesses and owning similar properties in localities where the Shipowner or the Affiliate Guarantor operates and, with respect to the Vessels, as are specified in Section 11.10 hereof.

SECTION 10.16. Taxes.  As of the Closing Date, each of  the Shipowner and the Affiliate Guarantor has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  As of the Closing Date, there is no proposed tax assessment against the Shipowner or the Affiliate Guarantor that would, if made, have a Material Adverse Effect.

SECTION 10.17. Subsidiaries; Equity Interest.  As of the Closing Date, (a) the Shipowner has no subsidiaries and has no equity investments in any Person and (b) the Affiliate Guarantor is the sole parent of the Shipowner.1

SECTION 10.18. Compliance with Laws.  As of the Closing Date, each of the Shipowner and the Affiliate Guarantor is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 10.19. [Deleted/Reserved]

SECTION 10.20. Solvency.  As of the Closing Date, the Shipowner and the Affiliate Guarantor are on a consolidated basis Solvent.

SECTION 10.21. Casualty, Etc.  As of the Closing Date, neither the businesses nor the properties of the Shipowner or the Affiliate Guarantor are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 10.22. Labor Matters.  As of the Closing Date, neither the Shipowner nor the Affiliate Guarantor has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

SECTION 10.23. Sanctioned Persons.  As of the Closing Date, to the actual knowledge of the senior management of the Shipowner and the Affiliate Guarantor, neither the Shipowner or the Affiliate Guarantor nor any director, officer, agent, employee or Affiliate of the Shipowner or the Affiliate Guarantor is currently subject to any sanctions administered by OFAC; and the Shipowner has established and maintains procedures and controls which it reasonably believes are adequate to ensure compliance in all material respects with United States sanctions administered by OFAC.

1         NTD: Add to Disclosure Schedule.

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SECTION 10.24. Foreign Corrupt Practices Act.  As of the Closing Date, none of the Shipowner, the Affiliate Guarantor nor any Affiliate has, to the actual knowledge of the senior management of the Shipowner and the Affiliate Guarantor, taken any actions in violation of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq.

o)    In Article XI - Affirmative Covenants, the text below the heading is hereby amended to read in its entirety as follows::

So long as the Administrator shall have any obligations under the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under this Agreement, the Administrator’s Note or any other Transaction Document:

SECTION 11.01.  United States Citizenship. The Shipowner shall remain a citizen of the United States within the meaning of 46 USC § 50501.  In the event the Shipowner shall cease to be a citizen of the United States within the meaning of 46 U.S.C. § 50501, the Shipowner shall notify the Administrator of such fact immediately after a Responsible Officer of the Shipowner shall have actual knowledge thereof.

SECTION 11.01.1.  Documentation of Vessels.  The Shipowner shall cause each Vessel to remain documented under the laws of the United States of America.

SECTION 11.01.2.  Organization, Existence, and Good Standing.  The Shipowner shall remain duly organized, validly existing and in good standing under the laws of the Jurisdiction of Organization.

SECTION 11.02. [Deleted/Reserved]

SECTION 11.03.  [Deleted/Reserved]

SECTION 11.04.  Commercial Tort Claims.  If the Shipowner shall at any time hold or acquire a Commercial Tort Claim in excess of $10,000,000 that appertains or relates solely to a Vessel or Existing Vessel or its operation, the Shipowner shall promptly notify the Administrator in a writing signed by the Shipowner of the brief details thereof and grant to the Administrator in such writing a security interest therein and in the proceeds thereof pursuant to Article IV hereof, with such writing to be in form and substance reasonably satisfactory to the Administrator, provided however, that the Shipowner shall remain in full control of the settlement and release of any such Commercial Tort Claims, and further provided that with respect to Commercial Tort Claims where the Shipowner seeks to recover damages that include costs and expenses previously incurred by or on behalf of the Shipowner for repairs or improvements to the Vessels, the provisions of this Section shall not apply and the Administrator shall have no security interest in such claims.

SECTION 11.05. Maintenance of Perfected Security Interest; Further Documentation. The Shipowner shall, in each case with respect to all Collateral other than the Deposit Funds:

(a)          (i) maintain the security interest created by this Agreement in such Collateral as a first priority duly perfected security interest and (ii) defend such security interest against the claims and demands of all Persons whomsoever, subject in each case to Permitted Liens;

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 28

(b)          furnish to the Administrator from time to time statements and schedules further identifying and describing such Collateral and such other reports in connection with the Collateral as the Administrator may reasonably request, all in reasonable detail;

(c)          take all steps necessary from time to time, including the filing of any required UCC continuation statements with respect to any such Collateral that is subject to the UCC and as to which a security interest is perfected by filing, in order to maintain the Administrator’s first priority Lien in such Collateral, subject to Permitted Liens; and

(d)          promptly, at any time and from time to time, and at the sole expense of the Shipowner, duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrator may reasonably deem necessary for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted with respect to such Collateral that is subject to the UCC but in any event excluding the Deposit Funds, including, without limitation, the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created in this Agreement with respect to such Collateral other than Deposit Funds.  The Shipowner shall provide to the Administrator timely notice of such execution, delivery, or recordation of such instruments and documents, and copies thereof.

SECTION 11.06. Notice of Mortgage. The Shipowner shall, within a reasonable time after the Closing Date:

(a)          cause a properly certified copy of the Mortgage to be carried on board each self-propelled Vessel with that Vessel's documents and shall be exhibited on demand to any Person having business with such Vessel or to any Administrator’s representative; and

(b)          cause a notice printed in plain type of such size that the paragraph of reading matter covers a space not less than six inches wide by nine inches high, and framed, to be placed and kept prominently exhibited in the chart room and in the master's cabin of a self-propelled Vessel.

(c)          The Shipowner shall cause the notice referred to in Subsection (b) of this Section to read as follows:

“NOTICE OF FIRST PREFERRED FLEET MORTGAGE

This Vessel is owned by MATSON NAVIGATION COMPANY, INC., a Hawaii corporation (the “Shipowner”), and is covered by a First Preferred Fleet Mortgage in favor of the United States of America, under authority of Chapter 313 of Title 46 of the United States Code. Under the terms of said Mortgage neither the Shipowner, any charterer, the master or agent of this Vessel nor any other person has any right, power or authority to create, incur or permit to be placed or imposed upon this Vessel any lien other than statutory liens incident to current operations that are subordinate to the Mortgage.”

SECTION 11.07.  Compliance with 46 U.S.C. Chapter 313. The Shipowner shall comply with and satisfy all of the provisions of Chapter 313, to the extent necessary in order to establish and thereafter to maintain the Mortgage as a preferred mortgage upon each Vessel.

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SECTION 11.08.  Maintenance of Construction Contract.  The Shipowner shall not take any action to terminate the Construction Contract prior to the time the Shipyard and the Shipowner shall have performed all their respective obligations thereunder.

SECTION 11.09.  [Deleted/Reserved]

SECTION 11.10. Insurance. (a) [Deleted/Reserved]

(b)          Insurance Amounts. From and after the Closing Date and at all times thereafter, the Shipowner shall, without cost to the Administrator, keep such Vessel insured as indicated below and with such additional insurance as may be specified by the Administrator in an amount in U.S. dollars equal to one hundred ten percent (110%) of the unpaid principal amount of the Proportionate Part of the Administrator's Note, or such greater sum, up to and including the full commercial value of such Vessel as may be required by the Administrator.  The Shipowner shall provide to the Administrator complete confirmation of insurance in the form of certificates of insurance prior to expiration of existing coverage.

(1)          Hull & Machinery, and War Risk Insurance. Marine and war risk hull insurance under the latest (at the time of issue of the policies in question) forms of American Institute of Marine Underwriters' policies approved by the Administrator and/or policy forms which provide materially equivalent coverage afforded under latest American Institute of Marine Underwriter policies and/or policies issued by or for the Maritime Administration (or under such other forms of policies as the Administrator may approve in writing) insuring such Vessel against the usual risks covered by such forms (including, at the Shipowner’s option, such amounts of increased value and other forms of "total loss only" insurance as are permitted by said hull insurance policies).

(2)          Port Risk Insurance. While any Vessel is laid up, at the Shipowner’s option and in lieu of the above-mentioned marine and war risk hull insurance or marine and war risk hull and increased value insurance, port risk insurance with war risk endorsement under the latest (at the time of issue of the policies in question) forms of American Institute of Marine Underwriters' policies approved by the Administrator and/or policy forms which provide materially equivalent coverage afforded under latest American Institute of Marine Underwriter policies and/or policies issued by or for the Maritime Administration (or under such other forms of policies as the Administrator may approve in writing) insuring such Vessel against the usual risks covered by such forms.

(3)          [Deleted/Reserved]

(4)          Self Insurance. Notwithstanding the foregoing, the Shipowner, with the Administrator’s prior consent, shall have the right to self-insure up to the Maximum Self-Insurance Amount for any loss resulting from any one accident or occurrence (other than an actual or constructive total loss of any Vessel).

(c)          Loss Payee. All policies of insurance under this Section shall provide, so long as this Agreement is in effect and the Collateral has not been discharged, that payment of all losses shall be made payable to the Administrator for distribution by him to himself, the Shipowner and (in the case of the insurance required by Subsection (a) of this Section) the Shipyard, except that (1) as provided in Subsection (e) of this Section and (2) under the policies required by Subsection (b) of this Section, payment of all losses up to the Maximum Payment Amount of Losses Directly

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to Shipowner by all insurance underwriters with respect to any one accident, occurrence or event may be made directly to the Shipowner unless there is an existing Default, or if the Administrator shall have assumed the Shipowner’s rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, in which event payment of all losses shall be made payable to the Administrator as aforesaid. Any such insurance recoveries to which the Administrator shall be so entitled shall be applied as follows:

(1) Non-Constructive Total Loss Insurance Recoveries. In the event that insurance becomes payable under said policies on account of an accident, occurrence or event not resulting in an actual or constructive total loss or an agreed or compromised total loss of any Vessel, the Administrator (A) shall, if there is no existing Default that has occurred and is continuing and if none of the events described in Section 11.12 hereof has occurred, in accordance with a Shipowner’s Request, pay, or consent that the underwriters pay, direct for repairs, liabilities, salvage claims or other charges and expenses (including use and labor charges due or paid by the Shipowner) covered by the policies, or (to the extent that, as stated in an Officer's Certificate delivered to the Administrator, accompanied by written confirmation by the underwriter or a surveyor or adjuster, the damage shall have been repaired and the cost thereof paid of such liabilities, salvage claims, or other charges and expenses discharged or paid) reimburse, or consent that the underwriters reimburse, the Shipowner therefor and (after all known damage with respect to the particular loss shall have been repaired, except to the extent the Shipowner, with the Administrator’s consent, deems the said repair inadvisable, and all known costs, liabilities, salvage claims, charges and expenses, covered by the policies, with respect to such loss shall have been discharged or paid, as stated in an Officer's Certificate delivered to the Administrator, accompanied by written confirmation by the underwriters or a surveyor or adjuster) pay, or consent that the underwriters pay, any balance to the Shipowner; or (B) if there is an existing Default, shall direct the underwriters to pay to the Administrator all insurance proceeds due and owing, and the Administrator shall apply such proceeds to the Shipowner’s defaulted debt, or, in the Administrator’s sole discretion, to repairs to the Vessel; or (C) if the Guarantee shall have terminated pursuant to Section 2.04(b)(3) hereof or if the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537 and none of the events described in Section 11.12 hereof has occurred, apply the insurance as provided in Section 14.04 hereof; or (D) if the Guarantee shall have terminated pursuant to Section 2.04(b)(1), (2) or (4) hereof, pay the insurance to the Shipowner; and

(2) [Deleted/Reserved]

(d)          Claim for Constructive Total Loss. In the event of an accident, occurrence or event resulting in a constructive total loss of any Vessel, the Administrator shall have the right (with the prior consent of the Shipowner, unless there is an existing Default, and at any time prior to the Delivery Date of such Vessel also with the prior consent of the Shipyard) to claim for a constructive total loss of such Vessel.  If (1) such claim is accepted by all underwriters under all policies then in force as to such Vessel under which payment is due for total loss and (2) payment in full is made in cash under such policies to the Administrator, then the Administrator shall have the right to abandon such Vessel to the underwriters of such policies, free from the Lien of this Agreement and the Mortgage.

(e)          Protection and Indemnity Insurance. Commencing on the Closing Date of each Vessel, the Shipowner shall, without cost to the Administrator, keep each such Vessel insured

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against marine and war risk protection and indemnity risks and liabilities by insurance approved by the Administrator as to form and in the amount of the Insurance Requirements; provided that, (1) the Shipowner shall, as soon as possible before such Closing Date, present any such certificate of entry to the Administrator (who shall promptly approve or disapprove the same), (2) any approval of a policy under this Subsection shall be effective until the end of the policy period or until sixty (60) days after the Administrator shall notify the Shipowner of a desired change in the form and/or amount thereof, whichever shall first occur, and (3) war risk protection and indemnity insurance shall be required unless the Administrator gives notice to the Shipowner stating that such insurance is not required.

Such policies may provide that (1) if the Shipowner shall not have incurred the loss, damage, or expense in question, any loss under such insurance may be paid directly to the Person to whom any liability covered by such policies has been incurred (whether or not a Default then exists), and (2) if the Shipowner shall have incurred the loss, damage or expense in question, any such loss shall be paid to the Shipowner in reimbursement if there is no existing Default of which the underwriter has written notice from the Shipowner or the Administrator, or, if there is such an existing Default, to the Administrator to be held and applied as follows:  (A) applied as provided in Section 14.04 hereof in the event the Guarantee shall have terminated pursuant to Section 2.04(b)(3) hereof or if the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, or (B) to the extent not theretofore applied pursuant to Section 14.04 hereof, paid forthwith to the Shipowner upon its Request in the event there is no existing Default or the Guarantee shall have terminated pursuant to Section 2.04(b)(1), (2) or (4) hereof at the date of delivery of such Request; provided that, irrespective of the foregoing, with the Administrator’s prior consent, the Shipowner shall have the right to self-insure in an amount up to the Maximum Self-Insurance Amount hereof with respect to each accident, occurrence or event, except that, with respect to cargo or property carried, the Shipowner, with the Administrator’s prior consent, shall have the right to self-insure in an amount up to the Maximum Self-Insurance Amount set forth on Annex A of this Agreement with respect to each cargo or property carried.

(f)           Insurance Underwriters. All insurance required under this Section shall be placed and kept with the Government or with United States domiciled and state regulated or United States domiciled mutual assurance association to the maximum extent possible subject to market capacity (and/or other foreign, if permitted by the Administrator as set forth in 46 CFR Part 249), insurance companies, underwriters' association or underwriting funds approved by the Administrator.  The Administrator shall notify Shipowner at least thirty (30) days in advance of any update to or revision of the Administrator’s List of “MARAD Approved Foreign Underwriters.”  All insurance required under this Subsection shall be arranged through United States licensed marine insurance brokers and/or underwriting agents domiciled in the United States (and/or other foreign, if permitted by the Administrator in writing) as chosen by the Shipowner and approved by the Administrator.

(g)          Providing Compromised Total Loss. The Administrator shall not have the right to enter into an agreement or compromise providing for an agreed or compromised total loss of any Vessel without prior consent of the Shipowner unless there is an existing Default.  If (1) the Shipowner shall have given prior consent thereto or (2) there is an existing Default, the Administrator shall have the right in his discretion, and with the prior consent of the Shipyard prior to the Delivery Date of such Vessel, to enter into an agreement or compromise providing for an agreed or compromised total loss of such Vessel; provided that, if the aggregate amount payable

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to the Shipowner and/or the Administrator under such agreement or compromise, together with funds held by the Administrator and available for the prepayment of the Note, is not sufficient to pay the Proportionate Part of the Note then Outstanding pursuant to Section 11.12 hereof, the Administrator shall not enter into such agreement or compromise without the Shipowner’s prior consent.

(h)          Vessel Requisition. During the continuance of (1) a taking or requisition of the use of any Vessel by any government or governmental body, or (2) a charter, with the Administrator’s prior consent, of the use of any Vessel by the Government, the provisions of this Section shall be deemed to have been complied with in all respects if such government or governmental body shall have agreed to reimburse, in a manner approved by the Administrator in writing, the Shipowner for loss or damage covered by the insurance required hereunder or resulting from the risks under Subsections (a), (b), and (e) of this Section or if the Shipowner shall be entitled to just compensation therefor. In addition, the provisions of this Section shall be deemed to have been complied with in all respects during any period after (A) title to any Vessel shall have been taken or requisitioned by any government or governmental body or (B) there shall have been an actual or constructive total loss or an agreed or compromised total loss of any Vessel.  In the event of any taking, requisition, charter or loss contemplated by this Subsection, the Shipowner shall promptly furnish to the Administrator an Officer's Certificate stating that such taking, requisition, charter or loss has occurred and, if there shall have been a taking, requisition or charter of the use of any Vessel, that the government or governmental body in question has agreed to reimburse the Shipowner, in a manner approved by the Administrator, for loss or damage resulting from the risks under Subsections (a), (b), and (e) of this Section or that the Shipowner is entitled to just compensation therefor.

(i)           Required Assured and No Recourse. All insurance required under Subsections (b) and (e) of this Section shall be taken out in the names of the Shipowner and the United States as additional insured or co-assureds.  All policies for such insurance so taken out shall, unless otherwise consented to by the Administrator, provide that (1) there shall be no recourse against the United States for the payment of premiums or commissions, (2) if such policies provide for the payment of club calls, assessments or advances, there shall be no recourse against the United States for the payment thereof, and (3) at least ten (10) days' prior written notice of any cancellation for the nonpayment of premiums, commissions, club calls, assessments or advances shall be given to the Administrator by the lead insurance underwriters.

(j)           Surety Agreement. In the event that any claim or Lien is asserted against any Vessel for loss, damage or expense which is covered by insurance hereunder and it is necessary for the Shipowner to obtain a bond or supply other security to prevent arrest of such Vessel or to release such Vessel from arrest on account of said claim or Lien, the Administrator, on the Shipowner’s Request, may, at the Administrator’s sole option, assign to any Person executing a surety or guaranty bond or other agreement to save or release such Vessel from such arrest, all right, title and interest of the Administrator in and to said insurance covering such loss, damage or expense as collateral security to indemnify against liability under said bond or other agreement.

(k)          Insurance Certificates. Except as the Administrator shall otherwise direct by notice in writing to the Shipowner, the Shipowner shall deliver to the Administrator the certificate of entry evidencing protection & indemnity and a certificate of insurance evidencing hull & machinery insurance maintained under this Section; provided that, if any such certificate of insurance shall have been delivered previously to the Administrator or to a mortgagee by the Shipowner under another ship mortgage of the Shipowner, the Shipowner shall deliver a duplicate

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 33

or pro forma copy of such policy to the Administrator. Upon request by the Administrator, Shipowner shall provide a copy of the hull & machinery proforma policy.  The Administrator or any agent thereof (who may also be an agent of the issuer) shall at all times hold the certificates delivered as aforesaid; provided that, if one or more of said certificates are held by an agent of the Administrator, the Shipowner shall, upon the Administrator’s Request, deliver a duplicate or pro forma hull & machinery policy  thereof to the Administrator, and provided further, that if the Shipowner shall deliver to the Administrator a Request (1) stating that delivery of such policy to the insurer is necessary in connection with the collection, enforcement or settlement of any claim thereunder (including claims for return premiums and any other amounts payable by the insurer) and (2) setting forth the name and address of the Person to whom such policy is to be delivered or mailed for such purpose, and if the Administrator approves such Request, the Administrator shall, at the Shipowner’s expense, deliver or mail (by registered or certified mail, postage prepaid) such policy in accordance with such Request, accompanied by a written direction to the recipient to redeliver such policy directly to the Administrator or an agent thereof when it has served the purpose for which so delivered.  The Shipowner agrees that, in case it shall at any time so cause the delivery or mailing of any policy to any Person as aforesaid, the Shipowner will cause such policy to be promptly redelivered to the Administrator or an agent thereof as aforesaid.  The Administrator shall have no duty to see to the redelivery of such policy, but shall have the duty to request the redelivery thereof at intervals of sixty (60) days thereafter.

(l)           Trade Restrictions. Unless requested by the Shipowner in writing and approved the Administrator in writing, the Vessel shall not call, operate, or transit territorial waters of any country who is not a party to (1) a bilateral investment treaty with the United States, (2) a multilateral or regional trade treaty which the United States also is a party to, or (3) the United Nations Convention on Transparency in Treaty-Based Investor-State Arbitration (Convention), done at New York on December 10, 1958, as amended or modified, provided however, no such request and approval shall be required in the event of an emergency.

(m)         Office of Foreign Asset Control (OFAC). The Shipowner shall not be members of any P&I Clubs which, to the actual knowledge of the Responsible Officers of the Shipowner, contribute or obligate to third party liabilities to countries or organizations, or individuals that OFAC designates as prohibited for United States domiciled organizations.

(n)          No Limits to Additional Insurance as Required. Nothing in this Section shall limit the insurance coverage which the Administrator may require under any contract or agreement to which the Administrator and the Shipowner are parties other than the Transaction Documents.

(o)          When Required Insurance is not Commercially Available.  If at any time the insurance required by this Section 11.10 is not commercially available or is available at a cost the Shipowner considers uneconomical, the Shipowner shall submit to the Administrator for the Administrator’s approval a proposal for insurance coverage on terms the Shipowner considers acceptable and that provides coverages that are as close as commercially available to the requirements of this Section 11.10.  During the time the insurance required by this Section 11.10 is not commercially available or is available at a cost the Shipowner considers uneconomical, the failure to maintain such insurance required by this Section 11.10 shall not constitute a Security Default provided that the Shipowner continues to keep the Vessels insured on terms that are commercially available and with coverages the Shipowner considers to be as close as commercially available to the requirements of this Section 11.10.  If at any time after availing itself of the provisions of this Section 11.10(o) the insurance required by this Section 11.10 again

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becomes commercially available or available at a cost the Shipowner considers economical, the Shipowner shall as soon as practicable thereafter reinstate the insurance required by this Section 11.10.

SECTION 11.11.  Surveys and Inspection of the Vessels; Examination of Shipowner's Records.  The Shipowner shall: (a) afford the Administrator, upon reasonable notice, access to the Vessels, their cargoes, logs and papers for the purpose of inspecting the same; (b) maintain all business and financial records relating to the Vessels for the period of time required by applicable law, provided that the Shipowner shall maintain records of all amounts paid or obligated to be paid by or for the account of the Shipowner for each Vessel’s Construction for a period of at least six (6) years after the Closing Date; and (c) at reasonable times permit the Administrator, upon request, to (1) make reasonable, material and pertinent inspection, examination and audit of any books, accounts, records, and papers in the custody and control of the Shipowner or others relating to the Vessels, including taking information therefrom and making copies thereof and transcripts or extracts therefrom and (2) make inspections and appraisals of the Collateral.

SECTION 11.12.  Mandatory Loss Prepayment.  Subject to Article XVII hereof, upon the occurrence of any Loss Event, then all of the following shall apply:

(a)          The Shipowner shall promptly give notice thereof to the Administrator.

(b)          The Shipowner shall pay all amounts it receives by reason of such Loss Event up to the amount of the principal amount of the Note then Outstanding to the Administrator within three (3) Business Days after receipt by the Shipowner.

(c)          Within three (3) Business Days after receipt by the Administrator of the amounts referred to in Subsection (b) above, the Shipowner shall calculate the estimated Mandatory Loss Prepayment Amount which shall be reviewed and verified by the Administrator, and, within three (3) Business Days of such verification by the Administrator, the Shipowner shall deposit with the Administrator an amount equal to (1) the verified Mandatory Loss Prepayment Amount minus (2) the amount received by the Administrator pursuant to Subsection (b) above.

(d)          After the Administrator has received sufficient funds to pay the Mandatory Loss Prepayment Amount pursuant to Subsections (b) and (c) above:

(1)         if there is no existing Default (A) within five (5) Business Days after receipt by the Administrator of the funds referred to in Subsections (b) and (c) above, the Shipowner shall make a Mandatory Prepayment Election of the prepayment of Advances in an amount equal to the Mandatory Loss Prepayment Amount (which may not be rescinded) and shall send a Mandatory Prepayment Election Notice to the Holder with a copy to the Administrator, which shall specify an Intended Payment Date of not less than five (5) Business Days or more than ten (10) Business Days after the receipt of such notice by the Holder; (B) one (1) Business Day prior to the Intended Payment Date, the Shipowner shall pay to the Administrator for payment to the Holder any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election; (C) on the Intended Payment Date, the Administrator shall pay to the Holder the amounts held by it pursuant to Subsections (b) and (c) and Clause (B) above in accordance with terms of the Mandatory Prepayment Election Notice; and (D) the balance, if any, shall be promptly paid by the Administrator to the Shipowner including any interest

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earned on the proceeds which are in excess of the amount required to prepay such Advances;

(2)          if there is an existing Default and the Guarantee shall not have terminated pursuant to Section 2.04 hereof, such amounts shall be held until the same may be applied or paid under Paragraph (1) of this Subsection; provided that, in lieu of Clause (D) of Paragraph (1) of this Subsection (d), the balance, if any, including any interest earned on the proceeds which are in excess of the amount required to prepay the Mandatory Loss Prepayment Amount and any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election, shall be held in the Chapter 537 Reserve Fund by the Administrator;

(3)          if the Guarantee shall have terminated pursuant to Section 2.04(b)(3) hereof or if the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, such amounts shall be applied as provided in Section 14.04 hereof; or

(4)          if the Guarantee shall have terminated pursuant to Section 2.04(b)(1), (2), or (4) hereof, such amounts shall be paid by the Administrator to the Shipowner.

Provided that, notwithstanding the foregoing, the Shipowner shall not be required to pay the Administrator any amount which the Administrator agrees is in excess of the amount needed for prepayment of the Proportionate Part of the Outstanding Advances affected by the Loss Event plus any additional amounts due to the Holder pursuant to the Note Purchase Documents as a result of such Mandatory Prepayment Election.

SECTION 11.13.  [Deleted/Reserved]

SECTION 11.14.  Authorization to Access Reports, Records, Etc.  In the event the Affiliate Guarantor shall cease to be a publicly traded company, the Shipowner shall, and hereby does, authorize all federal, state, and municipal authorities (a) to furnish reports of examination, records, and other information relating to the conditions and affairs of the Shipowner, any desired information from reports, files, and records of such authorities upon request therefor by the Administrator and (b) to permit the Administrator to have full access from time to time, to make copies of and extracts from, any and all reports, files, and records by, or with respect to the Shipowner, and all reports of the examiner or other information concerning the Shipowner contained in the files and records of such authorities; provided however, that (i) the Administrator shall have first given the Shipowner fifteen (15) days prior written notice of the Administrator’s intent to access the materials referred to in this paragraph, and (ii) the Shipowner is agreeing to provide the Administrator with the access described in this Section 11.14 solely for the purpose of enabling the Administrator to verify compliance with the provisions of this Agreement and the Administrator agrees to limit its access accordingly.

SECTION 11.15.  Delivery of Closing Documentation Sets.  Within thirty (30) days after the Closing Date the Shipowner shall deliver to the Administrator: (a) six bound copies of this Agreement, together with the Annexes, and all other documents executed and delivered by the Shipowner, the Affiliate Guarantor or FFB in connection with the closing of the transactions contemplated hereby, and (b) three (3) separate CD-ROMs with a copy of the foregoing documents thereon in a searchable format.

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 36

SECTION 11.16.  Compliance Plan.  If the Shipowner or the Affiliate Guarantor have failed to meet the Supplemental Financial Tests of Shipowner and the Supplemental Financial Tests of Affiliate Guarantor, respectively, for three consecutive fiscal quarters, the Shipowner or the Affiliate Guarantor, as applicable, shall adopt a plan reasonably acceptable to the Administrator to return to compliance with such tests.  As set forth in the definitions of “Supplemental Financial Tests of Affiliate Guarantor” and “Supplemental Financial Tests of Shipowner”, for all purposes of this Agreement, the failure of either the Affiliate Guarantor or of the Shipowner to maintain a Qualifying Credit Agreement shall not constitute a failure to meet the Supplemental Financial Tests of the Affiliate Guarantor or Supplemental Financial Tests of Shipowner unless such failure shall continue for a period of more than thirty consecutive (30) Business Days.

SECTION 11.17. Compliance with Laws.  Each of the Shipowner and the Affiliate Guarantor shall comply in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

p)    In Article XII - Negative Covenants, the text below the heading is hereby amended to read in its entirety as follows:

SECTION 12.01 Primary Covenants. So long as the Administrator shall have any obligations under this Agreement or the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under this Agreement, the Administrator’s Note or any other Transaction Document, without the Administrator’s prior consent:

(a)          Distribution of Earnings. Subject to Section 12.01(i) and except as hereinafter provided, the Shipowner shall not make any distribution of earnings, except as may be permitted by Subsections (1) or (2) below:

(1)          From retained earnings in an amount specified in Subsection (3) below, provided that, in the fiscal year in which the distribution of earnings is made there is no operating loss to the date of such payment of such distribution of earnings, and (A) there was no operating loss in the immediately preceding three (3) fiscal years, or (B) there was a one (1) year operating loss during the immediately preceding three (3) fiscal years, but (i) such loss was not in the immediately preceding fiscal year, and (ii) there was positive net income for the three (3) year period.

(2)          If distributions of earnings may not be made under Subsection (1) above, a distribution can be made in an amount equal to the total operating net income for the immediately preceding three (3) fiscal year period, provided that, (A) there were no two (2) successive years of operating losses, (B) in the fiscal year in which such distribution is made, there is no operating loss to the date of such distribution, and (C) the distribution or earnings made would not exceed an amount specified in Section 12.01(a)(3) hereof.

(3)          Distributions of earnings may be made from earnings of prior years in an aggregate amount equal to (A) 40 percent of the Shipowner's total net income after tax for each of the prior years, less any distributions that were made in such years; or (B) the aggregate of the Shipowner's total net income after tax for such prior years, provided that,

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after making such distribution, the Shipowner's Long-Term Debt does not exceed its Net Worth. In computing net income for purposes of this Section, extraordinary gains, such as gains from the sale of assets, shall be excluded.

(b)          Service, Management and Operating Agreement. The Shipowner shall not enter into any service, management or operating agreement for the operation of the Vessel (excluding husbanding type agreements), or appoint or designate a managing or operating agent for the operation of the Vessel (excluding husbanding agents) unless approved by the Administrator.

(c)          Sell, Mortgage, Transfer, Charter of Vessel; Liens.  Subject to Section 12.01(i), (1) The Shipowner shall not sell, mortgage, transfer or demise charter the Vessel to any non-Related Party except as permitted in Section 12.01(h) and 14.05 of this Agreement, or (2) sell, mortgage, transfer, or demise charter the Vessel to a Related Party unless such transaction is (A) at a fair market value as determined by an independent appraiser acceptable to the Administrator, and (B) a total cash transaction or, in the case of a demise charter, the charter payments are cash payments.

(d)          Time Charters; Liens.  The Shipowner shall not:

(1)(A) Enter into any time charter of the Vessels in excess of six (6) months unless the time charter contains the following provision, “This time charter is subject to each of the rights and remedies of the Maritime Administrator of the Maritime Administration, an agency of the United States of America, and has been assigned to the Administrator under a Consolidated Agreement and a First Preferred [Fleet/Ship] Mortgage, each executed by the Shipowner in favor of the Administrator with respect to the Vessels being chartered.” and (B) shall, within ten (10) calendar days of entering into any time charter in excess of six (6) months, transmit a copy of the time charter to the Administrator; or

(2)          Create, incur or permit to be placed or imposed on any Vessel, or permit any charterer, master of any Vessel or other Person to create, incur or permit to be placed or imposed on any Vessel, any Lien except Permitted Liens.

(e)          Sales; Leasebacks.  The Shipowner shall not enter into any agreement for both sale and leaseback of the same assets so sold unless the proceeds from such sale are at least equal to the fair market value of the property sold.

(f)           Guarantees. Subject to Section 12.01(i), the Shipowner shall not guarantee, or otherwise become liable for the obligations of any Person, except (1) with respect to any undertakings as to the fees and expenses of the Holder, (2) endorsement for deposit of checks and other negotiable instruments acquired in the ordinary course of business, (3) as otherwise permitted in Section 12.02 of this Agreement, and (4) obligations pursuant to binding agreements entered into prior to the time this covenant becomes effective.

(g)          New Enterprise; Business Activity. Subject to Section 12.01 (i), the Shipowner shall not directly or indirectly embark on any new enterprise or business activity not directly connected with the business of shipping, logistics, or other activity in which the Shipowner is actively engaged presently.

(h)          Merger, Consolidation, Etc. Subject to Section 12.01 (i), the Shipowner shall not enter into any merger or consolidation (other than any merger or consolidation in which the

Annex X (Special Provisions) relating to Contract No. MA-14454	Page 38

Shipowner is the sole survivor) or convey, sell, demise charter, or otherwise transfer, or dispose of any portion of its properties or assets (any and all of which acts are encompassed within the words "sale" or "sold" as used herein), provided that the Shipowner shall not be deemed to have sold such properties or assets and the consent of the Administrator shall not be required if: (1) the Net Book Value of the aggregate of all the assets sold by the Shipowner during the prior twelve (12) month period does not exceed ten percent (10%) of the total Net Book Value of all of the Shipowner's assets (the assets which are the basis for the calculation of the ten percent (10%) of the Net Book Value are those indicated on the most recent annual Audited Financial Statement required to be submitted pursuant to Article 13 hereof prior to the date of the sale); (2) the Shipowner retains or uses the proceeds of the sale of assets for use in accordance with the Shipowner's regular business activities; and (3) the sale is not otherwise prohibited by Subsection 12.01(c) above. Notwithstanding any other provision of this Subsection, the Shipowner may not consummate such sale without the Administrator’s prior consent if the Shipowner has not, prior to the time of such sale, submitted to the Administrator its most recent annual Audited Financial Statement referred to above, and any attempt to consummate a sale absent such approval shall to the extent provided by law be null and void ab initio.

(i) Certain Primary Covenants Not Applicable When There is No Default.  Notwithstanding anything to the contrary herein, the Primary Covenants set forth above in paragraphs (a) “Distribution of Earnings”, (c) “Sell, Mortgage, Transfer, Charter of Vessel; Liens”, (f) “Guarantees”, (g) “New Enterprise; Business Activity”, and (h) “Merger, Consolidation, Etc.” shall apply to the Shipowner only upon the occurrence and during the continuation of a Default under this Agreement.

SECTION 12.02.  Supplemental Covenants.  So long as the Administrator shall have any obligations under this Agreement or the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under the Administrator’s Note or any other Transaction Document and (a) if there is an existing Default or (b) if, as of the end of any fiscal quarter of the Shipowner or the Affiliate Guarantor after giving effect to any Primary Covenant transaction or transactions occurring during such fiscal quarter of the Shipowner or the Affiliate Guarantor, (1) the Shipowner does not satisfy one or more of the Supplemental Financial Tests of Shipowner, or (2) the Affiliate Guarantor does not satisfy one or more of the Supplemental Financial Tests of Affiliate Guarantor, then, during any period in which (x) a Default continues or (y) the Shipowner does not satisfy each of the Supplemental Financial Tests of Shipowner, or (z) the Affiliate Guarantor does not satisfy each of the Supplemental Financial Tests of Affiliate Guarantor, the Shipowner shall not, without the Administrator’s prior consent, except as otherwise provided in Section 12.02(n) below:

(a)          Withdrawals. Subject to Section 12.02(n), withdraw any capital;

(b)          Redemptions and Conversion. Redeem any share capital or convert any of the same into debt;

(c)          Dividends. Subject to Section 12.02(n), pay any dividend except that (1) the Shipowner may pay dividends payable in capital stock of the Shipowner; and (2) the Shipowner may pay dividends in cash to the extent necessary to permit the Affiliate Guarantor to meet its obligations, it being understood that for purposes of this clause (2) the Affiliate Guarantor’s payment of dividends to its shareholders will not be considered necessary to meet the Affiliate Guarantor’s obligations;

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(d)          Loans and Advances. Make any material loan or advance (except advances for travel advances and advances to cover current expenses of the Shipowner), either directly or indirectly, to any Equity Interest Holder, director, officer, or employee of the Shipowner, or to any Related Party;

(e)          Related Party Investments. Make any material investments in the securities of any Related Party, except to the extent required by binding agreements in effect prior to the time this covenant becomes effective;

(f)           Prepayment of Indebtedness.  Prepay in whole or in part any indebtedness to any Equity Interest Holder, director, officer or employee of the Shipowner, or to any Related Party;

(g)          Compensation.  Subject to Section 12.02(n) and the requirements of any collective bargaining agreements, increase any Direct Employee Compensation paid to any employee in excess of $148,835 per annum; nor increase any Direct Employee Compensation which is already in excess of $148,835 per annum; nor initially employ or re-employ any person at a Direct Employee Compensation rate in excess of $148,835 per annum; provided, however, the $148,835 limit may be increased annually based on the previous year’s closing CPI-U (Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics);

(h)          Acquisitions of Assets. Acquire any fixed assets other than those required for the maintenance of the Shipowner's existing assets or otherwise in the ordinary course of business, including the normal maintenance and operation of any vessel or vessels owned or chartered by the Shipowner;

(i)           Charters and Leases. Either enter into or become liable (directly or indirectly) under charters and leases (having a term of six (6) months or more) for the payment of charter hire and rent on all such charters and leases which have annual payments aggregating in excess of the Charter Hire and Rent Limitation, except for the renewals of charters and leases entered into prior to the time this covenant becomes effective;

(j)           Payment of Subordinated Indebtedness. Pay, in whole or in part, any indebtedness subordinated to the Note or to any other Chapter 537 obligations except payment obligations pursuant to binding agreements entered into prior to the time this covenant becomes effective; provided, however, it is agreed that any debt (including in each case any guarantee thereof) under a Qualifying Credit Agreement or under unsecured long term notes either incurred pursuant to agreements in effect as of the date hereof and/or outstanding at the time this covenant becomes effective are not considered subordinated for purposes of this covenant and thus the prepayment thereof will not be prohibited by this covenant;

(k)          Indebtedness. Create, assume, incur, or in any manner become liable for any indebtedness, except current liabilities, or short-term loans scheduled to be repaid within twelve (12) months, incurred or assumed in the ordinary course of business as such business presently exists, except for extensions of credit under or permitted by a Qualifying Credit Agreement;

(l)           Investments. Make any investment, whether by acquisition of equity or indebtedness, or by loan, advance, transfer of property, capital contribution, guarantee of indebtedness or otherwise, in any Person, other than obligations of the United States, bank deposits or investments in securities of the character permitted for moneys in the Deposit Funds and except

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as otherwise permitted under this Section 12.02 except pursuant to binding agreements entered into prior to the time this covenant becomes effective;

(m)         Liens. Create, assume, permit or suffer to exist any Lien upon, or pledge of, or subject to the prior payment of any indebtedness, any of its property or assets, real or personal, tangible or intangible, whether now owned or hereafter acquired, or own or acquire, or agree to acquire, title to any property of any kind subject to or upon a chattel mortgage or conditional sales agreement or other title retention agreement, except liens incurred in the ordinary course of business as such business presently exists and Permitted Liens.

(n)          Exceptions.  Notwithstanding anything to the contrary set forth in this Agreement, the covenants set forth in Section 12.02(a) (“Withdrawals”), (c) (“Dividends”), and (g) (“Compensation”) shall not apply if there is no Default that has occurred and is continuing under this Agreement regardless of whether the Shipowner does not satisfy the Supplemental Financial Tests of Shipowner, or the Affiliate Guarantor does not satisfy the Supplemental Financial Tests of Affiliate Guarantor.  As set forth in the definitions of “Supplemental Financial Tests of Affiliate Guarantor” and “Supplemental Financial Tests of Shipowner”, for all purposes of this Agreement, the failure of either the Affiliate Guarantor or of the Shipowner to maintain a Qualifying Credit Agreement shall not constitute a failure to meet the Supplemental Financial Tests of the Affiliate Guarantor or Supplemental Financial Tests of Shipowner unless such failure shall continue for a period of more than thirty (30) consecutive Business Days.

SECTION 12.03 Other Covenants.  So long as the Administrator shall have any obligations under this Agreement or the Guarantees, or any obligations remain outstanding, unpaid or unsatisfied under the Administrator’s Note or any other Transaction Document, the Shipowner shall not, without the Administrator’s prior consent:

(a)          Changes in Locations, Name, Etc.  Change (1) its corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (2) the location of its chief executive office or principal place of business, (3) its identity or corporate structure or its Organizational Form, (4) its Jurisdiction of Organization or its organizational identification number in such Jurisdiction of Organization or (5) its federal taxpayer identification number, unless, in each case of clauses (1) through (5), the Shipowner shall have first (A) notified the Administrator of such change at least five (5) days prior to the effective date of such change, and (B) taken all action reasonably requested by the Administrator to the extent necessary to maintain the perfection and priority of the Administrator’s security interests under this Agreement and the other Transaction Documents in the Collateral other than the Deposit Funds. In any notice furnished pursuant to this Section, the Shipowner will expressly state in a conspicuous manner that the notice is required by this Agreement and, if applicable, indicate that additional filings of financing statements or other notices are necessary for the purposes of continuing the perfection and maintaining the priority of the Administrator’s security interest in the Collateral and any other collateral granted pursuant to the Transaction Documents, in each case other than the Deposit Funds;

(b)          Modification of Organizational Documents. Amend, modify or voluntarily terminate any of its Organizational Documents in a manner materially adverse to the Administrator;

(c)          Modification of Construction Contract. Consent, amend, modify, assign or terminate the Construction Contract or consent to any change in the Construction Contract which

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releases the Shipyard from its obligations to comply with the provisions of the Construction Contract or any applicable laws, treaties, conventions, rules and regulations, except for the settlement of warranty claims and outstanding deficiencies; provided that, the Administrator’s prior consent shall not be necessary, but prompt notice to the Administrator shall be given for (1) any mandatory or regulatory change to the Construction Contract as a result of any requirements of  any governmental agency, or (2) any non-mandatory changes that Shipyard and Shipowner desire to make which do not exceed, with respect to any item of the Vessel’s Construction, one percent (1%) of the Vessel’s contract price and which do not, in the aggregate, cause the Vessels Contract Price to be increased more than five (5%) percent or the delivery and completion date of the Vessel to be extended more than ten (10) days. Notwithstanding the foregoing, no change shall be made in the general dimensions and/or characteristics of the Vessels which changes the capacity of each of the Vessels to perform as originally intended by the Construction Contract without the Administrator’s prior consent.  The Administrator will nonetheless retain its authority to review work done under a change order to ascertain whether the work should be included in Actual Cost and whether the price charged is fair and reasonable.  Notwithstanding anything to the contrary contained in the Construction Contract or herein, no changes to the payment milestones and disbursement schedules shall be made without the Administrator’s prior consent, except to the extent reasonably required to reflect the change orders under this Section;

(d)          Modification of Note Purchase Documents. Amend, modify, assign or terminate or consent to the amendment, modification, assignment or termination of any of the Note Purchase Documents;

(e)          Material Changes in the Vessels.  After the Delivery Date of any undelivered Vessel or the Closing Date of any already delivered Vessel, make, or permit to be made, any material change in the structure, means of propulsion, type or speed of such Vessel or in its rig, without the Administrator's prior consent; provided however, it is understood that nothing herein prohibits the installation of scrubbers, the conversion to LNG operation, any change that does not diminish the value, utility or useful life of the Vessel, or the installation of machinery or equipment required by any applicable law, any governmental authority having jurisdiction over the Vessel, or by the Vessel’s classification society;

(f)           Vessels Operation. Except when the Vessel is in Government Use, (1) cause or permit the Vessels to be operated in any manner contrary to law or to any lawful rules or regulations of the United States, (2) remove or attempt to remove the Vessels beyond the limits of the United States without the Administrator’s prior consent except on voyages with the intention of returning to the United States, (3) abandon such Vessels in any foreign port unless there has been an actual or constructive total loss or an agreed or compromised total loss of any of the Vessels, (4) engage in any unlawful trade or violate any law or carry any cargo that will expose any Vessel to penalty, forfeiture, or capture, or (5) do, or suffer or permit to be done, anything which can or may negatively affect the documentation of the Vessel under the laws and regulations of the United States;

(g)          Insurance.  Knowingly (1) do any act, nor voluntarily suffer or permit any act to be done, whereby any insurance required by Section 11.10 hereof shall or may be suspended, impaired or defeated or (2) suffer or permit any Vessel to engage in any voyage or to carry any cargo not permitted under the policies of insurance then in effect without first covering such Vessel with insurance satisfactory in all respects for such voyage or the carriage of such cargo; provided that, this Subsection shall be subject to the requirements of any military authority of the United States and shall not apply in the case of such Vessel if and so long as the title or use of such Vessel

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shall have been taken, requisitioned or chartered by any government or governmental body as contemplated by Section 11.12 of this Agreement;

(h)          Related Party Transactions. Enter into, or be a party to, any transaction with a Related Party of the Shipowner or the Affiliate Guarantor or any of the Equity Interest Holders of the Shipowner or the Affiliate Guarantor except either (1) in the ordinary course of business or (2) on terms which are fully disclosed to the Administrator in advance and are no less favorable to Shipowner, the Affiliate Guarantor, such Related Party or any of the Equity Interest Holders of the Shipowner or the Affiliate Guarantor than would be obtained in a comparable arms’-length transaction with an unrelated third party, in which cases the consent of the Administrator shall not be required.  For purposes of clause (2) this subsection (h), any transaction that is disclosed in a public document, such as an SEC filing or a press release, shall be deemed to have been timely disclosed to the Administrator.

(i)           [Deleted/Reserved]

q)    In Article XIII - Financial and Delivery Covenants, the text below the heading is hereby amended to read in its entirety as follows:

So long as the Administrator shall have any obligations under this Agreement or the Guarantee, or any obligations remain outstanding, unpaid or unsatisfied under this Agreement, the Administrator’s Note or any other Transaction Document, provided that those items below limited to the Closing Date shall only be required to be satisfied as of the Closing Date:

SECTION 13.01. Qualifying Financial Tests of the Shipowner.  On the Closing Date, the Shipowner shall satisfy the Qualifying Financial Tests of Shipowner.

SECTION 13.02. Qualifying Financial Tests of the Affiliate Guarantor.  On the Closing Date, the Affiliate Guarantor shall satisfy the Qualifying Financial Tests of Affiliate Guarantor.

SECTION 13.03.  Delivery Date Requirements.  Prior to the Closing Date, the Shipowner shall:

(a)          at least three (3) days prior to the Closing Date, furnish to the Administrator a certificate of class with respect to the Vessel issued by the Classification Society;

(b)          document the Vessel under the laws of the United States with the United States Coast Guard;

(c)          execute and deliver to the Administrator the Mortgage or, if appropriate, a mortgage supplement;

(d)          record the Mortgage or, if appropriate, a mortgage supplement with the National Vessel Documentation Center of the United States Coast Guard, or its successor;

(e)          deliver to the Administrator an Officer’s Certificate from (1) the Shipowner certifying that (a) the Vessel is free of any Lien of any character except Permitted Liens; (b) there has not occurred and is not then continuing any event which constitutes (or after any period of time or any notice, or both, would constitute) a Default under this Agreement;

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(c) the marine insurance as required under Sections 2.03(i) and 11.10 hereof will be in full force and effect on the Closing Date; (d) the Vessel was constructed substantially in accordance with the plans and specifications of the Construction Contract as modified by any change orders previously provided to the Administrator; and (e) there have been no unusual occurrences (or a full description of such occurrences, if any) which would adversely affect the condition of the delivered Vessel, and (2) the Shipyard certifying that (a) the Vessel is free of any Lien of any character created by, through or under the Shipyard; and (b) the Vessel was constructed substantially in accordance with the plans and specifications of the Construction Contract as modified by any change orders previously provided to the Administrator;

(f)           deliver to the Administrator a certificate of insurance complying with Section 11.10 of this Agreement; and

(g)          deliver to the Administrator (1) an Opinion of Counsel; and (2) a certificate of delivery and acceptance from the Shipyard and the Shipowner to the Administrator with respect to the delivered Vessel.

SECTION 13.04.  Annual Audited Financial Statements of Shipowner and Affiliate Guarantor.  The Shipowner shall deliver to the Administrator, in duplicate, within one hundred twenty (120) days after the end of each fiscal year of the Shipowner commencing with the first fiscal year ending after the date of this Agreement, (a) the consolidated Audited Financial Statements of the Shipowner and its subsidiaries for such fiscal year, (b) the consolidated Audited Financial Statements of the Affiliate Guarantor and its subsidiaries for such fiscal year, and (c) an Annual Financial Statement Certification as of the end of such fiscal year.

SECTION 13.05.  Quarterly Unaudited Financial Statements of Shipowner and Affiliate Guarantor.  The Shipowner shall deliver to the Administrator, in duplicate, within sixty (60) days after the expiration of each fiscal quarter commencing with the first full quarter ending after the date of this Agreement, (a) the consolidated Unaudited Financial Statements of the Shipowner and its subsidiaries for such fiscal quarter, (b) the consolidated Unaudited Financial Statements of the Affiliate Guarantor and its subsidiaries for such fiscal quarter, and (c) a Quarterly Financial Statement Certification as of the end of such fiscal quarter.

SECTION 13.06.  Annual Accountant’s Statement of Reserve Fund Net Income. If required by Article VI of this Agreement, within one hundred twenty (120) days after the end of each fiscal year of the Shipowner, the Shipowner shall deliver to the Administrator the statement of the Shipowner’s Accountant as set forth in Annex N.

SECTION 13.07. Annual Reserve Fund Net Income Deposit.  If required by Article VI of this Agreement, within one hundred twenty (120) days after the end of each fiscal year of the Shipowner, the Shipowner shall deliver to the Administrator the Reserve Fund Net Income Deposit, if one is required to be made, together with a statement of the Shipowner’s Accountant as set forth in Annex N.

SECTION 13.08.  No Default Certificate.  (a) Within one hundred twenty (120) days after the end of each fiscal year of the Shipowner, the Shipowner shall furnish to the Administrator an Annual Financial Statement Certification dated as of the close of such fiscal year stating whether or not the Shipowner and the Affiliate Guarantor are in default in the performance of or in default in the compliance with any covenant, agreement or condition contained in this

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Agreement, the Mortgage, any other Transaction Document to which it is a party or charter relating to any Vessel, and if so, specifying each such default and stating the nature thereof.

(b)  The Shipowner shall deliver to the Administrator, in duplicate, within forty-five (45) days after the expiration of each fiscal quarter commencing with the first full quarter ending after the date of this Agreement, a Quarterly Financial Statement Certification dated as of the end of such fiscal quarter stating whether or not the Shipowner and the Affiliate Guarantor are in default in the performance of or in default in the compliance with any covenant, agreement or condition contained in this Agreement, the Mortgage, any other Transaction Document to which it is a party or charter relating to any Vessel, and if so, specifying each such default and stating the nature thereof.

(c)  Within at least 30 days or such shorter period as may be practical under the circumstance, the Shipowner or the Affiliate Guarantor, as applicable, shall notify the Administrator in writing before it executes an amendment to or obtains a waiver of the Maximum Consolidated Leverage Ratio Covenant in the Existing Credit Agreement or a Qualifying Credit Agreement, whichever is applicable at the time, and provide the Administrator with the opportunity to provide comments to the Shipowner or the Affiliate Guarantor, as applicable, on any such amendment or waiver.  Such notice shall include information on any modification to such covenant or, in the case of a waiver, the circumstances necessitating the waiver, the length of the waiver period, expected actions correcting the noncompliance, and any other material information reasonably requested by the Administrator for its evaluation of the matter.  The Shipowner or the Affiliate Guarantor, as applicable, shall have the right to enter into any such amendment or waiver notwithstanding any comments received from the Administrator and without any requirement to obtain the consent or approval of the Administrator for such amendment or waiver, and the Maximum Consolidated Leverage Ratio Covenant as so amended shall apply for all purposes of this Agreement, including without limitation, to determine compliance with the Supplemental Financial Tests of Shipowner and the Supplemental Financial Tests of Affiliate Guarantor, as applicable.

SECTION 13.09.  Annual Vessel Condition and Maintenance Officer’s Certificate.  Within one hundred twenty (120) days after the end of each fiscal year of the Shipowner, the Shipowner shall deliver to the Administrator an Annual Vessel Condition, Maintenance and Class Certification stating the condition and maintenance of each Vessel; provided however, that this Section shall not apply when the Vessel is in Government Use.

SECTION 13.10.  Annual Insurance Broker’s Certificate.  Within one hundred twenty (120) days after the end of each fiscal year of the Shipowner, the Shipowner shall deliver to the Administrator a certificate from its insurance broker certifying that all insurance coverage required by Section 11.10 of this Agreement is in full force and effect and that no premiums are past due.

SECTION 13.11.  Classification Certificates. As and when they are renewed and received, the Shipowner shall deliver to the Administrator copies of all Classification Society classification certificates relating to the Vessels.

SECTION 13.12.  Annual In-Class Vessel Confirmation Survey and Inspections. Within one hundred twenty (120) days after the end of each fiscal year of the Shipowner, the Shipowner shall furnish to the Administrator an Annual Vessel Condition, Maintenance and Class Certification; provided that, the foregoing shall not apply if either (i) the Vessel is in Government Use and the governmental body does not permit classification and rating of the

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Vessel, or (ii) the Shipowner is in compliance with the Supplemental Financial Tests of the Shipowner and the Affiliate Guarantor is in compliance with the Supplemental Financial Tests of the Affiliate Guarantor.  As set forth in the definitions of “Supplemental Financial Tests of Affiliate Guarantor” and “Supplemental Financial Tests of Shipowner”, for all purposes of this Agreement, the failure of either the Affiliate Guarantor or of the Shipowner to maintain a Qualifying Credit Agreement shall not constitute a failure to meet the Supplemental Financial Tests of the Affiliate Guarantor or Supplemental Financial Tests of Shipowner unless such failure shall continue for a period of more than thirty (30) consecutive Business Days.

SECTION 13.13.  [Deleted/Reserved]

SECTION 13.14.  Quinquennial Appraisals of Vessels.  Within one hundred twenty (120) days after the end of every five (5) fiscal years of the Shipowner commencing the fifth full fiscal year after the date of this Agreement, the Shipowner shall obtain, at its own expense, an appraisal of the fair market value, replacement value, orderly liquidation value and forced liquidation value of the Vessels from an appraiser approved by the Administrator and shall furnish two copies of such report and appraisal to the Administrator within one hundred twenty-five (125) days after the end of every five (5) fiscal years of the Shipowner. This requirement may be met by the Shipowner by providing copies of the latest annual class surveys and desktop appraisals of the Vessels to the Administrator to the extent available.

SECTION 13.15.  Appraisal; Additional Collateral.  If (a) the annual Audited Financial Statements submitted by the Shipowner in accordance with Section 13.04 of this Agreement indicate that (1) the Shipowner is not in compliance with the Supplemental Financial Tests of Shipowner or (2) the Affiliate Guarantor is not in compliance with the Supplemental Financial Tests of Affiliate Guarantor or (b) the quarterly Unaudited Financial Statements submitted by the Shipowner in accordance with Section 13.05 of this Agreement indicate that (1) either the Shipowner is not in compliance with the Supplemental Financial Tests of Shipowner or (2) the Affiliate Guarantor is not in compliance with any of the Supplemental Financial Tests of Affiliate Guarantor and (c) at the time, the aggregate value of the sum of (1) any funds on deposit in the Chapter 537 Reserve Fund (and/or the Capital Construction Fund if a Dual Use Agreement is then in effect), and (2) the appraised forced liquidation value of the Vessels and the Existing Vessels, as indicated by the Appraisal, is less than the principal amount of the Note then Outstanding, then the Shipowner shall, within ten (10) Business Days after demand from the Administrator, furnish to the Administrator the Additional Collateral.  The Administrator shall immediately release the Additional Collateral upon satisfaction by (a) the Shipowner of the Supplemental Financial Tests of Shipowner and (b) the Affiliate Guarantor of the Supplemental Financial Tests of Affiliate Guarantor for four consecutive fiscal quarters, as evidenced by the Audited Financial Statements or Unaudited Financial Statements submitted by the Shipowner and the Affiliate Guarantor in accordance with Sections 13.04 and 13.05 of this Agreement.  As set forth in the definitions of “Supplemental Financial Tests of Affiliate Guarantor” and “Supplemental Financial Tests of Shipowner”, for all purposes of this Agreement, the failure of either the Affiliate Guarantor or of the Shipowner to maintain a Qualifying Credit Agreement shall not constitute a failure to meet the Supplemental Financial Tests of the Affiliate Guarantor or Supplemental Financial Tests of Shipowner unless such failure shall continue for a period of more than thirty (30) consecutive Business Days.

SECTION 13.16.  Independent Survey or Inspection.  At any time or times during which any of the following has occurred and is continuing: (a) the annual Audited Financial Statements submitted by the Shipowner in accordance with Section 13.04 of this Agreement indicate that (1)

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the Shipowner is not in compliance with the Supplemental Financial Tests of Shipowner or (2) the Affiliate Guarantor is not in compliance with the Supplemental Financial Tests of Affiliate Guarantor or (b) the quarterly Unaudited Financial Statements submitted by the Shipowner in accordance with Section 13.05 of this Agreement indicate that (1) either the Shipowner is not in compliance with the Supplemental Financial Tests of Shipowner or (2) the Affiliate Guarantor is not in compliance with any of the Supplemental Financial Tests of Affiliate Guarantor, the Shipowner shall permit the Administrator to commission, at the expense of the Shipowner, an independent survey or inspection of the Vessel.

r)     Section 14.01 is hereby amended to read in its entirety as follows:

SECTION 14.01.  What Constitutes "Defaults;" Continuance of Defaults.  Each of the following events shall constitute a "Default":

(a)          A default in the payment of the whole or any part of the interest on any of the principal amount of the Note then Outstanding when the same shall become due and payable; a default in the payment of the whole or any part of the Late Charges, prepayment amounts, premiums or penalties when the same shall become due and payable; or a default in the payment of the whole or any part of the principal amount of the Note then Outstanding when the same shall become due and payable, whether by reason of mandatory prepayment, maturity, acceleration, or otherwise; and continuation of such any such default for a period of thirty (30) days shall constitute and is herein called a "Payment Default";

(b)          The following shall constitute and each is herein called a "Security Default":

(1)          A default by the Shipowner in the due and punctual observance and performance of any provision in Sections 11.07, 12.01 12.02, 12.03, and 15.01(a) of this Agreement;

(2)          A default continuing for five (5) Business Days, unless otherwise stated herein, after written notice to Shipowner from the Administrator specifying such failure by the Shipowner in the due and punctual observance and performance of any provision in Sections 6.04, 6.09(b), 7.07(b), 9.02, 10.08, 11.05, and

(3)          (i) A default by the Shipowner continuing for thirty (30) days after written notice to the Shipowner from the Administrator in the due and punctual observance of any other provision, condition or covenant in this Agreement or any provision set forth in the Mortgage, provided that the cure period shall be reduced to ten (10) days in connection with any failure to pay a debt due or make a payment due under Section 4.05(a) or Section 6.08 hereof;

(ii) A default by the Shipowner in the due and punctual observance and performance of any provision in Sections 11.01 or 11.01.1 continuing for thirty (30) days after a Responsible Officer of the Shipowner first has actual knowledge of the same;

(4)          (i) The Shipowner or the Affiliate Guarantor becomes bankrupt or ceases paying its debts generally, or the Shipowner or the Affiliate Guarantor is dissolved or, by a court of competent jurisdiction, is adjudged as bankrupt, or makes a general assignment for the benefit of its creditors; or

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(ii) a petition for reorganization of the Shipowner or the Affiliate Guarantor under the Bankruptcy Code is filed by the Shipowner or the Affiliate Guarantor, or such petition is filed by creditors and the same is approved by such a court of competent jurisdiction; or a reorganization of the Shipowner or the Affiliate Guarantor under the Bankruptcy Code is approved by a court, whether proposed by a creditor, a stockholder or any other Person whomsoever; or a receiver or receivers of any kind whatsoever, whether appointed in admiralty, bankruptcy, common law or equity proceedings, is appointed, by a decree of a court of competent jurisdiction, with respect to any Vessel, or all or substantially all of the Shipowner’s or the Affiliate Guarantor’s property, and such court approval or decree or appointment referred to in this clause (ii) shall have continued unstayed, on appeal or otherwise, and in effect for a period of sixty (60) days;

(5)          Any default in the due and punctual observance and performance of any provision set forth in any of the Transactions Documents (other than this Agreement and the Mortgage), subject to the longer of thirty (30) days or any applicable notice and cure periods with respect thereto;

(6)          Any representation or warranty made in this Agreement, the Mortgage or any other Transaction Document, or in any certificate required to be furnished pursuant thereto, that is proven to be incorrect in any material respect as of the time it was made or furnished and which has a Material Adverse Effect remains uncorrected thirty (30) days after written notice to the Shipowner from the Administrator; provided that the cure period shall be extended to sixty (60) days for any representation or warranty which cannot with due diligence be corrected within thirty (30) days;

(7)          Any event constituting a default under any security agreement or preferred mortgage under Chapter 313, relating to any other vessel or vessels owned by the Shipowner or Affiliate Guarantor, or guaranteed by the Affiliate Guarantor and financed under Chapter 537, subject to applicable notice and cure periods with respect thereto;

(8)          Any event constituting a default in payment by the Shipowner or the Affiliate Guarantor under any non-Chapter 537 debt of the Shipowner or the Affiliate Guarantor in an amount greater than $40 million and which remains uncured for more than ten (10) days, and any event constituting a default (other than a default by reason of nonpayment) by the Shipowner or the Affiliate Guarantor under any such non-Chapter 537 debt of the Shipowner or the Affiliate Guarantor in an amount greater than $40 million if such default results in the acceleration of such non-Chapter 537 debt;

(9)          Any Special Security Default; and

(10)        Any event constituting a default under any bareboat or time charter or contract of affreightment of the Vessel, subject to applicable notice and cure periods with respect thereto.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, the failure or omission of the Shipowner or the Affiliate Guarantor to satisfy any Supplemental Financial Test of Shipowner or any Supplemental Financial Test of Affiliate Guarantor, respectively, shall not, by itself, constitute a Default hereunder.

s)     Section 14.02(d) is hereby amended to read in its entirety as follows:

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(d)          The Shipowner hereby irrevocably appoints the Administrator the true and lawful attorney of the Shipowner so long as a Default shall have occurred and be continuing and shall not have been waived by the Administrator, in the name of the Shipowner, to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all hires, earnings, issues, revenues, income, and profits of the Vessels and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, any right of action against the designer, builder, surveyor, or other material party for any fault, negligence or deficiency in design, construction or survey of the Vessels and all other sums, due or to become due, at or after the time of the happening of any Default in respect of the Vessels or in respect of any insurance thereon from any person whomsoever, and to make, give and execute in the name of the Shipowner, acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Shipowner all checks, notes, drafts, warrants, agreements, and all other instruments in writing with respect to the foregoing.

t)     Section 14.03 is hereby amended to read in its entirety as follows:

SECTION 14.03. Waivers of Default. (a) If the Administrator shall not have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, and if the Administrator determines that an event which, with the passage of time, would become a Payment Default, has been remedied within thirty (30) days after the occurrence of such event, upon a Request by the Shipowner, the Administrator shall waive the consequences of such event.

(b)          If the Administrator shall not have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, and if the Administrator shall have determined prior to payment of the Guarantee that a Payment Default has been remedied within thirty (30) days after the occurrence of such event, but prior to the date of demand by the Holder for payment under the Guarantee, upon a Request by the Shipowner, the Administrator shall waive such Default.

(c)          If the Administrator shall have determined prior to the expiration of the period required for payment of the Guarantee that a Payment Default had not occurred or has been subsequently remedied by the Shipowner (and if the Administrator shall not have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537 and prior to any payment of the Guarantee), the Administrator shall notify the Holder and the Shipowner of such determination, and, the Administrator shall waive such Default.

(d)          The Administrator, in its sole discretion, may waive any Security Default or any event which by itself, or with the passage of time or the giving of notice, or both, would give rise to a Security Default; provided however, that if the Administrator (i) shall not have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537, and if the Administrator determines that an event which, with the passage of time, would become a Security Default, has been remedied within the time provided herein, upon a Request by the Shipowner, the Administrator shall waive the consequences of such event; and (ii) If the Administrator shall have determined that a Security Default had not occurred or has been subsequently remedied by the Shipowner and if the Administrator shall not have given an Administrator’s Notice and assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default

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under Chapter 537 and has not made any payment on the Guarantee, the Administrator shall waive such Default.

(e)          The Administrator shall notify the Shipowner in writing of any determinations made under Subsections (a), (b), (c) and (d) of this Section, and the Administrator shall waive the consequences of any such Default, and annul any declaration under Section 14.02 of this Agreement, and the consequences thereof.

(f)           No waiver under this Section shall extend to or affect any subsequent or other Default, nor impair any rights or remedies consequent thereon.

(g)  No waiver under this Section shall be deemed to have occurred because the Administrator shall have assumed the Shipowner's rights and duties under the Note Purchase Agreement and the Note and made any payments in default under Chapter 537.

u)    The lead in paragraph in Section 14.04 is hereby amended to read in its entirety as follows:

SECTION 14.04. Application of Proceeds.  During the existence and the continuation of a Default, (a) the proceeds (from sale or otherwise) of the whole or any part of the Collateral (including the Chapter 537 Reserve Fund and all Income Realized on the Chapter 537 Reserve Fund) and use thereof by the Administrator under any of the foregoing powers, (b) the proceeds of any judgment collected by the Administrator for any Default hereunder, (c) the proceeds of any insurance and of any claim for damages to the whole or any part of the Collateral received by the Administrator while exercising any such power, and (d) all other amounts received by the Administrator, including amounts which are required by Sections 11.10 and 11.12 hereof shall be applied by the Administrator in the following order:

v)    Each of Sections 14.05, 14.06, is hereby amended and Section 14.07 is hereby added in each case to read in its entirety as follows:

SECTION 14.05. Shipowner’s Rights in Absence of Default.  Except during the existence of a Default, the Shipowner (a) shall be permitted to retain actual possession and use of the Vessel, and (b) shall have the right, from time to time, in its discretion and without the consent of or release by the Administrator, to dispose of, free from the Lien granted to the Administrator pursuant to Article IV of this Agreement and of the Mortgage, any and all engines, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit, tools, pumps, pumping and other equipment, and all other appurtenances to the Vessels, and also any and all additions, improvements and replacements in or to the Vessels or said appurtenances, after first or simultaneously replacing the same with items of at least substantially equal value.

SECTION 14.06.  [Deleted/Reserved]

SECTION 14.07.  Shipowner’s Right to Prepay the Note Upon a Security Default.  Upon the occurrence of a Security Default, or of an event that with the passage of time, the giving of notice or both would constitute a Security Default, the Shipowner shall have the right to prepay the Note in whole as provided in the Note by giving the Administrator written notice of the exercise of such right; provided however, that if the Security Default occurs during a No-Call Period, the Shipowner shall effect such prepayment (and the Administrator shall accept the same) by depositing the No-Call Prepayment Amount into the No-Call Prepayment Fund subject to the provisions set forth in Article XVII for other prepayments during No-Call Periods; provided,

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further, that the Shipowner shall make the prepayment referred to in this Section 14.07 not more than thirty (30) days after the Shipowner gives the notice of exercise referred to herein; provided, further, that notwithstanding any other provision hereof or of any other Transaction Document, neither the Administrator nor the Holder shall exercise any remedies with respect to the Shipowner, the Affiliate Guarantor or the Collateral hereunder or under any other Transaction Document prior to the expiration of such thirty (30) day period.

w)   Each of Sections 15.01(a), (b), and (d)(1) is hereby amended to read in its entirety as follows:

SECTION 15.01. Consolidation, Merger or Sale; Mandatory Vessel Sale Prepayments. (a) Nothing in this Agreement shall prevent any lawful consolidation or merger of the Shipowner with or into any other Person, or any sale of a Vessel or Vessels by the Shipowner to any other Person lawfully entitled to acquire and operate such Vessel or Vessels, or any sale of all or substantially all of its assets by the Shipowner to any other Person; provided that, the Administrator shall have given its prior written consent to such succession, merger, consolidation or sale or such succession, merger, consolidation or sale is permitted by this Agreement.

(b) If there will be Outstanding Advances after such succession, merger, consolidation or sale, any successor shall (by instrument amending or supplementing this Agreement, and the Mortgage, as may be necessary), (1) expressly assume, in accordance with the terms of the Note, the payment of the principal of (and premium, if any) and interest on the Outstanding Advances or the Proportionate Part of such Outstanding Advances, as determined by the Administrator, and the Shipowner’s duties under the Note, (2) execute and deliver to the Administrator, an endorsement to the Administrator's Note in form and substance satisfactory to the Administrator, (3) expressly assume the payment of the principal of and interest on the Administrator's Note or the Proportionate Part of the Administrator’s Note, as applicable, and (4) expressly assume the performance of the agreements of the Shipowner in this Agreement, the Mortgage, the Note Purchase Agreement, and any related document.  When a Person so assumes the Note and such Proportionate Part of such Outstanding Advances, the Person and the Administrator shall execute an assumption agreement of the Note Purchase Agreement and the Note and the Shipowner shall be discharged and released from any and all obligations thereunder relating to such Proportionate Part of the Outstanding Advances or the Proportionate Part of the Administrator’s Note.

(d)(1) the Shipowner shall make a Mandatory Prepayment Election (which shall not be rescinded) and shall send a Mandatory Prepayment Election Notice to the Holder with a copy to the Administrator (which may not be rescinded) to prepay the principal amount of the Note then Outstanding in an amount equal to the Mandatory Vessel Sale Prepayment Amount and the Shipowner shall pay the Mandatory Vessel Sale Prepayment Amount on the Intended Payment Date set forth in such Mandatory Prepayment Election Notice (which shall not be less than five (5) or more than ten (10) Business Days after receipt of such notice by the Administrator), in accordance with the provisions of Paragraphs 14 and 15 of the Note and Sections 12.2 and 12.3 of the Note Purchase Agreement; or

x)    In Article XVI, - Termination and Discharge, the text below the heading is hereby amended to read in its entirety as follows:

SECTION 16.01.  Discharge of Agreement.  Except as set forth in Section 5.03 of this Agreement with respect to a release of the Administrator’s Lien on the Interest Escrow Fund, if the Note and the related Administrator's Note shall have been satisfied and discharged, and if the

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Shipowner shall pay or cause to be paid all other sums that may have become secured under this Agreement and the other Transaction Documents, then this Agreement, the other Transaction Documents, and the Liens, estate and rights and interests hereby and thereby granted, shall cease, terminate, and become null and void, and the Administrator, on the Shipowner’s Request and at the Shipowner's cost and expense, shall forthwith cause satisfaction and discharge and duly acknowledge such satisfaction and discharge of this Agreement and the other Transaction Documents to be entered upon its and other appropriate records, and shall execute and deliver to the Shipowner such instruments as may be necessary, and forthwith the estate, right, title and interest of the Administrator in and to the Collateral, and any other securities, cash, and any other property held by it under this Agreement, shall thereupon cease, terminate and become null and void, and the Administrator shall transfer, deliver and pay the same to the Shipowner.

SECTION 16.02.  Release of Liens.  (a) If the Guarantee on the Outstanding Note shall have been terminated pursuant to Section 2.04(b)(1), (2), or (4) hereof, the Administrator shall release the Liens, estate, rights and interests in the Collateral granted to it by the Shipowner pursuant to this Agreement and the Mortgage.

(b)          Whenever the Shipowner is entitled under the provisions of the Existing Title XI Financing to a release from the Administrator of the Administrator’s liens created under the Existing Title XI, including without limitation, the lien of the first preferred ship mortgages on either of the Existing Vessels, the Administrator shall also release such Existing Vessel from the liens securing the Note, provided however, no such release of the Existing Vessels pursuant to this Section 16.02(b) shall take place prior to the fourth anniversary of the Closing Date, and further provided, if at the time the Shipowner would be entitled to such release pursuant to this Section 16.02(b), either the Shipowner is not in compliance with the Supplemental Financial Tests of Shipowner or the Affiliate Guarantor is not in compliance with the Supplemental Financial Tests of Affiliate Guarantor, the liens on the Existing Vessels shall remain until the Supplemental Financial Tests of Shipowner and the Supplemental Financial Tests of Affiliate Guarantor shall have satisfied for four (4) consecutive fiscal quarters.

y)    Section 17.01 is hereby amended to read in its entirety as follows:

SECTION 17.01. Mandatory Prepayment Deposits During No-Call Periods. If a Mandatory Prepayment pursuant to Sections 11.12 or 15.01 herein is required to be made by the Shipowner and (a) No-Call Advances are then outstanding under the related note, and (b) the Holder has not accelerated the maturity of the unpaid principal balance of, accrued interest on, and other amounts payable under, the Note, as the case may be, then, the Shipowner shall: (1) with respect to then outstanding No-Call Advances, irrevocably deposit pursuant to Sections 17.02 and 17.03 herein the No-Call Prepayment Amount into the No-Call Prepayment Fund; and (2) with respect to all other related outstanding Unrestricted Advances, if any, pay pursuant to Sections 11.12 or 15.01 hereof, as the case may be, all of the principal amount then outstanding of such Unrestricted Advances to the extent of the Mandatory Prepayment Amount, and interest, premiums and Late Charges, if any, thereon.

z)    Each of Section 17.02(b) and (c) is hereby amended to read in its entirety as follows:

(b)          [Deleted/Reserved]

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(c)          The Shipowner shall have delivered each of the following documents to the Administrator, in form and substance satisfactory to the Administrator, on or prior to the No-Call Prepayment Closing Date, unless the Administrator has issued a written waiver of its right to receive any such document:

(1)          An Officer’s Certificate from the Shipowner certifying the following:

(A)         The No-Call Prepayment Amount is in an amount sufficient to provide for the payment of all Scheduled Debt Payments on all Prepaid No-Call Advances specified in the No-Call Prepayment Notice; and

(B)         The Administrator is irrevocably authorized to pay the Scheduled Debt Payments to FFB on behalf of the Shipowner from the No-Call Prepayment Fund.

(2)          An Officer’s Certificate from the Shipowner, calculating and certifying to the Administrator that the No-Call Prepayment Amount is sufficient to make all Scheduled Debt Payments as they fall due on the Prepaid No-Call Advances, including the full payment due on the Prepaid No-Call Advances on each No-Call Payment Date.

(3)          [Deleted/Reserved]

(4)          Any other opinions, certificates, documents or instruments that the Administrator may reasonably request.

aa)   Section 17.03(b) is hereby amended and a new Section 17.03(c) is hereby added, in each case, to read in its entirety as follows:

(b)          Any amount remaining in the No-Call Prepayment Fund after the final payment of all Scheduled Debt Payments relating to the No-Call Advances shall be the property of the Shipowner and shall be returned to the Shipowner by the Administrator upon the request of the Shipowner.  Upon the occurrence of a Default, the amounts in the No-Call Prepayment Fund shall be retained by the Administrator and applied to the obligations of the Shipowner in the manner set forth in Section 14.04 hereof.

(c)          When the Shipowner pays a No-Call Prepayment Amount sufficient to liquidate the amount of Outstanding Advances and pays all other amounts required to be paid together with such No-Call Prepayment Amount and all other sums that may have become secured under this Agreement and the other Transaction Documents, the Administrator shall upon the Shipowner’s Request cause satisfaction and discharge and duly acknowledge such satisfaction and discharge of this Agreement and the other Transaction Documents in accordance with the provisions of Article XVI hereof to the same extent as if the Note and the related Administrator's Note shall have been satisfied and discharged in full.

bb)  Section 18.08 is hereby amended to read in its entirety as follows:

SECTION 18.08.  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Transaction Document or other document delivered

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pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and the issuance of the Guarantee.  Such representations and warranties have been or will be relied upon by the Administrator, regardless of any investigation made by the Administrator or on its behalf and notwithstanding that the Administrator may have had notice or knowledge of any Default, and shall continue in full force and effect as long as the Guarantee or any other obligation of the Shipowner or the Affiliate Guarantor hereunder or under any Transaction Document shall remain outstanding, unpaid or unsatisfied; provided, that any such representations and warranties made solely as of the Closing Date shall only be required to be accurate as of the Closing Date.

cc)   Each of Sections 18.13 and 118.14 is hereby amended to read in its entirety as follows:

SECTION 18.13.  Amendments and Supplements to Transaction Documents.   This Agreement and the other Transaction Documents may not be amended or supplemented orally, but may be amended or supplemented from time to time only by an instrument in writing executed by the Shipowner, the Administrator and the Affiliate Guarantor.

SECTION 18.14.  Further Assurances.  In the event that this Agreement, the Mortgage, the Administrator’s Note or any other Transaction Documents, or any provisions hereof or thereof, including amendments or substitutions with respect to either, shall be deemed invalid in whole or in part by reason of any present or future law of the United States or any decision of any authoritative court, or if the documents at any time held by the Shipowner be deemed by the Administrator for any reason insufficient to carry out the true intent and spirit of this Agreement, the Administrator’s Note, the Mortgage and the other Transaction Documents, then, from time to time the Shipowner will execute on its own behalf such other and further assurances and documents as in the reasonable opinion of counsel for the Administrator may be required to carry out the terms, conditions and intent of this Agreement, the Administrator’s Note, the Mortgage and the other Transaction Documents and any other agreement or document executed by the Shipowner in connection therewith.  Any expenses of the Administrator in connection with the foregoing shall be a debt due from the Shipowner to the Administrator in payment thereof and shall be secured by the lien of this Agreement and the Mortgage.

dd)  A new Section 18.16 and a new Section 18.17 are hereby added each to read in its entirety as follows:

SECTION 18.16.  Termination of RFFA and Depository Agreements.  Upon the execution and delivery of this Agreement by the Shipowner and the Administrator, (i) the Shipowner’s RFFA and the Depository Agreements shall each terminate and its terms shall have no further application to the Shipowner thereafter, and (ii) the Shipowner shall be subject to the terms of this Agreement in lieu of the terms of the RFFA and the Depository Agreements.  The Shipowner and the Administrator are executing simultaneously herewith an instrument reflecting the termination of the RFFA and the Depository Agreements for inclusion in the file of the Existing Vessels.

SECTION 18.17.  Concerning the Note and the Administrator’s Note.  Notwithstanding anything to the contrary contained in the Administrator’s Note, the Note, the Agreement or any other Transaction Document, (i) the obligations of the Shipowner under the Administrator’s Note to make any payment thereunder shall come into effect solely following (x) a Default by the Shipowner and (y) in the event that the Administrator shall have made payment to the FFB under the Administrator’s Guarantee or in the event that the Administrator shall have

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expressly assumed the Shipowner’s rights and duties under the Note (such assumption referred to herein as an “Administrator Assumption”), (ii) any liability of Shipowner under the Administrator’s Note shall not be in addition to the Shipowner’s obligations under the Note and shall be reduced by any payments made by Shipowner or Affiliate Guarantor under the Note, (iii) the Administrator’s Note shall evidence solely the Shipowner’s obligation to pay the Administrator any amount that the Administrator may be required to pay to the Holder of the Note under said Guarantee, (iv) the amounts due and owing by Shipowner under the Note and the Administrator’s Note shall constitute a single indebtedness in a maximum collective principal amount not in excess of the face amount of the Administrator’s Note, (v) the Administrator waives any rights of subrogation, contribution, agreement, or otherwise arising under the Note, it being the intent of the parties that the Administrator’s right to recover from the Shipowner any payments it makes under the Guarantee shall be solely as set forth in the Administrator’s Note (it being acknowledged and agreed that the obligations of the Shipowner under the Administrator’s Note are secured by the Collateral), (vi) the maximum liability of Shipowner and Affiliate Guarantor, collectively, under the Transaction Documents with respect to principal payments on the Note and the Administrator’s Note, collectively, shall in no event be in excess of the face amount of the Administrator’s Note and (vii) in the event of an Administrator Assumption, then the Shipowner shall be automatically and by operation of law discharged from any further liability under the Note.  In the event the Administrator becomes the “Holder” of the Note, the Note shall be deemed amended to become consistent with the terms of this Section 18.17.  Upon any Administrator Assumption or any payment by the Administrator under its Guarantee of the Note, (i) the Administrator shall provide prompt written notice of such assumption and/or payment to the Shipowner and (ii) regardless of when such notice is provided, the Administrator shall upon the written request of the Shipowner confirm payment of any such obligations assumed or paid by the Administrator under the Note.

END OF ANNEX X

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